As filed with the Securities and Exchange Commission on August 3, 2004
Registration No. 333-115164

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-effective

Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

U.S. Premium Beef, Inc.

(Exact name of registrant as specified in its charter)

Delaware	311611	20-1057414
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12200 North Ambassador Drive, Suite 501

Kansas City, Missouri 64163
(816) 713-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

U.S. Premium Beef, Inc.

12200 North Ambassador Drive, Suite 501
Kansas City, Missouri 64163
(816) 713-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark J. Hanson, Esq.

Ronald D. McFall, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, Minnesota 55402

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the restructuring pursuant to the agreement and plan of merger and the plan of conversion described herein have been satisfied or waived.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROPOSED RESTRUCTURING
of U.S. Premium Beef, Ltd., a Kansas cooperative
into a Delaware limited liability company

Dear Shareholder:

      Over the past several years, and particularly in recent months, the board of directors of U.S. Premium Beef, Ltd., a Kansas cooperative, and its senior management have carefully analyzed the cooperative’s business and structure. As a result of that analysis, it became apparent that significant structural changes were appropriate. The cooperative structure has been beneficial in terms of some tax advantages and initial capitalization. However, we have reached a point where we need to consider a different operating structure in order to gain the flexibility necessary to pursue new opportunities. After carefully exploring a number of alternatives, including conversion to a corporation or a “Wyoming” cooperative, or remaining a Kansas cooperative, the board of directors and senior management have determined that it is in the best interests of the cooperative and its shareholders to restructure our business to operate as a limited liability company. (Please see “The Restructuring — Reasons for the Restructuring” beginning on page 26 for more information regarding the various alternatives and the benefits and detriments of those alternatives.) The restructuring will be effected by merging the cooperative into a newly-formed Delaware corporate subsidiary, with the Delaware corporation surviving the merger and then engaging in a statutory conversion under which the Delaware corporation will be converted into a Delaware limited liability company. We believe that the proposed restructuring may create opportunities to enhance the value of and improve the liquidity of shareholders’ equity interests.

      We cannot begin the steps to effect the restructuring without our shareholders’ approval. As described in the attached notice of special meeting, we will be holding a special meeting of shareholders at 2:00 p.m. on Wednesday, August 18, 2004 at the Highland Hotel in Great Bend, Kansas for the purpose of approving the restructuring. To vote, you are invited to attend the special meeting and submit your ballot at that time. Your vote is very important. Our board of directors has unanimously approved the restructuring and recommends that you vote “FOR” approval of the conversion. The affirmative vote of a majority of the votes cast, in person, at the special meeting is required to approve the restructuring. No proxy voting is permitted under the cooperative’s bylaws.

      In the restructuring, each shareholder would obtain limited liability company “units” issued by the newly-formed Delaware limited liability company (“LLC”). Specifically, each current shareholder of the cooperative will receive one Class A unit and one Class B unit for each share of the cooperative’s common stock currently held by such shareholder. The payment obligation of the cooperative represented by its outstanding patronage equities will automatically become a payment obligation of the LLC in a face amount equal to the face amount of the patronage equities or retains outstanding in the cooperative; such payment obligations of the LLC are referred to as “patronage notices”. The transaction will result in a public offering of the LLC’s Class A units and Class B units to the cooperative’s common stockholders and of the patronage notices to the holders of the cooperative’s patronage equities. No public market currently exists for these securities and no public market is expected to develop for these securities.

      Attached are voting materials of the cooperative and a prospectus of the LLC which provides detailed information about the proposed restructuring and the new limited liability company. We encourage you to carefully review the entire voting materials — prospectus. Please see “Risk Factors” beginning on page 12 to read about important factors you should consider before voting. Neither the cooperative, the Delaware corporation nor the LLC into which the Delaware corporation will be converted has authorized anyone to provide you with information that is different from the information contained in the voting materials — prospectus. Information on our web site is not part of this document.

      We look forward to seeing you at the special meeting.

Terry Ryan Chairman	Steven D. Hunt Chief Executive Officer

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR THE CONVERSION OR DETERMINED IF THIS VOTING MATERIALS — PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The voting materials — prospectus is dated August 5, 2004, and is first being mailed to shareholders on or about August 5, 2004.

P.O. Box 20103

Kansas City, Missouri 64195

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 18, 2004

To the Shareholders:

      This is a notice of a special meeting of the shareholders of U.S. Premium Beef, Ltd., a Kansas cooperative, to be held on Wednesday, August 18, 2004 at 2:00 p.m., local time, at the Highland Hotel in Great Bend, Kansas, for the following purpose:

      To vote upon a proposal to approve and ratify an agreement and plan of merger by and between U.S. Premium Beef, Ltd., a Kansas cooperative, and U.S. Premium Beef, Inc., a newly-formed Delaware corporation, pursuant to which the cooperative will be merged with and into the corporation. The corporation will then, through a statutory conversion permitted under Delaware law, convert into a limited liability company which will be the surviving entity. The shareholders of the cooperative will become unitholders of the LLC and receive one Class A unit and one Class B unit of the LLC for each share of the cooperative’s common stock they hold as of the effective date of the merger. The payment obligation of the cooperative represented by its outstanding patronage equities will automatically become a payment obligation of the LLC, referred to as a “patronage notice”, in an amount equal to the cooperative’s patronage equities. If the proposal is approved, closing is expected to take place as soon as practicable following the shareholder vote.

      The close of business on July 20, 2004 has been fixed as the record date for determining those shareholders of the cooperative entitled to vote at the special meeting and any adjournments or postponements of the meeting. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the restructuring.

      You may vote only by attending the special meeting (and any adjournments or postponements of the meeting) and submitting your vote on the ballot that will be available at the special meeting. No shareholder may vote by proxy or by mail ballot.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN FAIRLEIGH,
Secretary of the board of directors

August 5, 2004

Kansas City, Missouri

      The board of directors of the cooperative recommends that shareholders vote for approval of the proposed restructuring. As of the July 20, 2004 record date for the determination of shareholders of the cooperative eligible to vote, there were 412 voting shareholders.

VOTING MATERIALS — PROSPECTUS

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

      Below are answers to questions that we anticipate will be frequently asked by shareholders in connection with making a decision on whether to approve the restructuring. We encourage you to read this entire document to obtain a more complete answer to these questions.

Q1:	What is the transaction being proposed and what will I receive?

A:	The cooperative is proposing to restructure to become a limited liability company. The cooperative will change from a Kansas cooperative to a Delaware limited liability company in a two-step process that begins by merging the cooperative into a newly-formed and wholly-owned Delaware corporation. The Delaware corporation will be the surviving entity in the merger and the cooperative will cease to exist when the merger becomes effective. Immediately after the merger, the Delaware corporation will file the necessary documents to convert to an LLC under Delaware law. In that part of the process, the Delaware corporation will convert into a Delaware limited liability company. When restructured, you will receive one Class A unit and one Class B unit issued by the newly-formed Delaware limited liability company (“LLC”) for each share of common stock of the cooperative you hold as of the effective date of the restructuring. The payment obligation of the cooperative represented by its outstanding patronage equities will automatically become a payment obligation of the LLC, referred to as a patronage notice, in a face amount equal to the face amounts of the patronage equities in the cooperative. The patronage notices in the LLC will carry rights that are substantially similar to the patronage equities in the cooperative.

Q2:	Why is the cooperative proposing to restructure to a limited liability company?

A:	As part of its on-going analysis of the cooperative’s business, the board of directors and senior management have identified several primary factors which led the board and senior management to recommend the proposed restructuring to the cooperative’s shareholders. First, given the competitive nature of the cattle and beef industries, we believe that the business could require significant capital resources to fund on-going activities. If the business were to remain organized as a cooperative, it may need to look to its shareholders for a significant portion of its capital requirements. We expect that restructuring to become a limited liability company will afford the business greater access to capital markets, which we believe is necessary to allow the business to keep pace with the growth, consolidation and cost structure within the industry. Second, for the reasons discussed below, we also believe that the conversion from a cooperative to a limited liability company could improve the liquidity of your investment. We considered a number of other factors which support the proposed restructuring, including possible future adverse tax consequences to the cooperative and its shareholders if the restructuring is not completed. Those reasons are discussed in greater detail in “The Restructuring — Reasons for the Restructuring.”

Q3:	Why is the new limited liability company formed under Delaware law, instead of Kansas law?

A:	The cooperative has been advised by its legal counsel that many corporations and limited liability companies are formed under Delaware law due to the “business-friendly” nature of the statutes in that state. Given the number of entities that are formed in Delaware, many sophisticated investors are familiar with the Delaware statutes. Based on discussions with the cooperative’s advisors, we believe that it may be easier to attract additional capital investment if the LLC is formed under Delaware law than under the law of another state.

Q4:	In analyzing the proposed restructuring, did the board and senior management consider alternative ways for the business to raise capital?

A:	The board and senior management analyzed a variety of alternative methods for obtaining capital investment. Under the cooperative structure, we are generally limited to obtaining equity capital for use in our business from current shareholders or other agricultural producers who must execute a uniform delivery and marketing agreement that requires delivery of one head of cattle to the cooperative each delivery year for each share of cooperative stock owned. Such patron investment can be obtained through either the cooperative’s sale of shares of its delivery stock to cattle producers or through the retention of patronage by the cooperative. (The cooperative’s bylaws provide that all patrons will, through their patronage, furnish capital to the cooperative. Such patronage may be furnished by per-unit retains or through the distribution of less than 100% of the cooperative’s patronage.) If the restructuring is completed, only the Class A units of the LLC will have an associated delivery right and obligation, parallel to the delivery rights and obligations currently associated with ownership of shares in the cooperative. The LLC will also issue Class B units which will not have any associated delivery right and obligation. However, for a period of time to be determined by the board of directors, the Class A and Class B units will be “linked”, in that it will not be possible to transfer either Class A or Class B units of the LLC without transferring an equal number of units of the other class. See “Description of LLC Units — Linkage of Class A and Class B Units.” In the future, when and if decided by the board of directors, the LLC will be able to offer its Class A units for sale to cattle producers interested in delivering cattle for processing, and to also offer its Class B units for sale to any potential investor, including those seeking a “passive” investment, not just to agricultural producers who agree to deliver cattle to the LLC each year. As a result, we believe that there will be a broader range of potential investors who can be approached for capital investment into the business following the restructuring. If the restructuring is not completed, the cooperative may need to modify its practices in regard to per-unit retains and cash distributions to meet capital requirements.

Q5:	How might my liquidity be improved by the restructuring?

A:	We believe that the restructuring from a cooperative to a limited liability company could improve the liquidity of your investment because the limited liability company form, unlike the cooperative form, permits a broader range of potential parties to sell your units to. The cooperative form currently requires the business to limit its equity shareholders to producers of agricultural products and associations of agricultural producers. These limitations make it difficult for shareholders to sell their equity interests in the cooperative. We believe that liquidity may be enhanced if equity interests could be owned by non-producers. We believe it may be easier to sell your equity interests in the LLC if the potential buyers can be either agricultural producers seeking to buy the Class A units with the associated cattle delivery right and obligation, or non-producer investors seeking to buy Class B units for passive investment purposes. However, we do not expect that there will be a significant improvement in liquidity immediately following the restructuring to an LLC, and we cannot assure you that the restructuring to an LLC will ever improve your liquidity. Under the LLC operating agreement, your units will still be subject to various restrictions on transfer, including the need to obtain the consent of the board of directors.

Q6:	Will I continue to get distributions?

A:	All distributions will continue to be at the discretion of the board of directors. Subject to that discretion, the LLC expects to make cash distributions sufficient to pay your anticipated combined federal, state and local income tax liabilities attributable to allocations to you of taxable income by the LLC. As discussed below, the ability of the LLC to make distributions may be restricted by applicable legal or contractual restrictions, or a cash shortfall. The board of directors of the LLC may also declare further distributions from time to time. In either case, you will be entitled to share in these distributions in proportion to the number of Class A units and Class B units held.

Q7:	What factors will likely affect the amount of distributions the cooperative or the LLC may make in the future?

A:	Every business, whether organized as a corporation, partnership, cooperative or limited liability company, must decide what to do with excess capital. A business can reinvest its earnings in its business activities, undertake capital improvement, expand or distribute earnings to owners, reduce debt or do a combination of those things. If we do not restructure, the board of directors and senior management will be required to make such decisions in the cooperative context, while similar decisions will need to be made by the board of directors and senior management of the LLC if the restructuring is completed. While the proposed restructuring will not, by itself, impact those decisions, there are a number of factors that could influence them. Either the cooperative or the LLC might limit the amount of distributions it makes for various reasons. For example, the cooperative is party to a number of loan agreements at the current time that will become the obligations of the LLC upon completion of the restructuring. The LLC also may become subject to additional or different loan agreements in the future. Both the current agreements and any future loan agreements can be expected to contain provisions restricting the ability of the business to distribute earnings and profits to its owners unless certain financial criteria are satisfied. Consequently, the business may have contractual restrictions on its ability to make distributions to its owners.

In addition, the board of directors may determine that either the cooperative or the LLC simply does not have sufficient cash to make distributions at a given time. One of the primary ways to grow a business is by reinvesting the earnings of the enterprise, rather than distributing any cash generated by the business. Retained earnings may be used to fund debt repayments, strategic acquisitions, market expansions, working capital requirements, equipment acquisitions, cost-saving measures and efficiencies. The reinvestment of earnings in the business is not unique to the LLC. If the restructuring is not consummated, the cooperative still may reinvest a significant portion of its future earnings for the same business reasons that would apply to the LLC. The cooperative currently is required to allocate patronage earnings, but is not obligated to distribute all of the allocations in cash. The cooperative is not obligated to distribute non-patronage earnings. Patronage distributions or dividends from non-patronage sources are made based on the business judgment of the board of directors and what is believed to be in the best interests of the cooperative and all of its shareholders. Finally, section 18-607 of the Delaware Limited Liability Company Act prohibits the LLC from making distributions to the unitholders which exceed the fair market value of the assets of the LLC (net of its liabilities).

Q8:	How will the cooperative and I be taxed on the restructuring?

A:	The restructuring of the cooperative to become an LLC will be a taxable event for both the cooperative and its shareholders. Even though the restructuring will be effected by a merger of the cooperative into the corporation followed by a statutory conversion of the Delaware corporation into a limited liability company, under the Internal Revenue Code and the associated regulations, the proposed restructuring will be taxed on the basis of a hypothetical liquidation of the cooperative and a hypothetical contribution of the assets of the cooperative to the new limited liability company. Under the applicable tax laws, any liquidation of a cooperative or other corporation results in either gain or loss for tax purposes to the entity based on the difference between the fair market value of the assets at that time of the liquidation and the tax basis of those assets. The cooperative expects a capital loss on the transaction of approximately $18 million based on the difference between the cooperative’s tax basis in its assets and the fair market value of those assets as determined by an appraisal received by the board of directors as of December 31, 2003. That amount is subject to adjustment on the effective date of the restructuring to reflect changes in asset values that will be based on an update of the appraisal that will be obtained by the cooperative prior to completing the restructuring, and changes in the tax basis of its assets. The indicated capital loss may appear to provide an ample cushion against possible taxable gain to the cooperative. However, senior management estimates that changes in National Beef’s book value between those two dates and in the cooperative’s adjusted tax basis in its National Beef LLC interest could reduce the cooperative’s capital loss to approximately $6.6 million, and this figure does not consider possible changes in the appraisal as of the restructuring date that might be based on factors other than changes in book value. See “Federal Income Tax Considerations — Tax Consequences of the Restructuring to the Cooperative” for a detailed discussion of the cooperative’s expected capital loss.

The cooperative also must account for its current operating earnings through the date of the restructuring, and the amount of those earnings and the extent to which they are allocated as patronage dividends will bear on the taxation of both you and the cooperative. Current planning anticipates that approximately $12.5 million of current earnings will be allocated to the patrons as a patronage dividend, of which 40% will be paid in cash and the balance will be issued in the form of qualified written notices of allocation as in past years. This means that the cooperative would deduct the full amount of the patronage dividends and that you will pay the tax on your share of the patronage dividend at ordinary income rates with self-employment tax if applicable. See “Federal Income Tax Considerations — Tax Treatment of Holders of the Cooperative’s Patronage Notices” for an explanation of patronage notices.

The taxable gain or loss that you will recognize on your shares will depend on whether the aggregate value of your Class A units and Class B units received in the restructuring is greater or less than the aggregate tax basis in your common stock of the cooperative. If you purchased your shares in any of the cooperative’s stock offerings, you are expected to have a capital gain on this portion of the restructuring. Other shareholders will have capital gain or loss depending on whether the tax basis in their shares is greater or less than the value of the LLC units they receive.

This summary is subject to effective date adjustments to asset values and basis and the possibility of future challenges by the Internal Revenue Service. To review tax consequences in more detail, please see “Federal Income Tax Considerations.” The actual tax consequences to you of the restructuring will depend on your own tax situation. You are encouraged to consult your own tax advisor to determine those tax consequences.

Q9:	What are some of the other tax consequences to me of holding Class A and Class B units in the LLC post-transaction?

A:	Because we expect the LLC to be treated as a partnership for federal income tax purposes, the LLC will pay no federal income tax on its taxable income and will instead pass its taxable income or loss on to its unitholders in proportion to their relative ownership interests. When the LLC allocates income or loss to you, you will be taxed on that income or, subject to substantial restrictions, you may deduct that loss. This tax will be imposed regardless of whether the LLC actually distributes cash or property to you.

The cooperative typically allocates its income to its patrons on the basis of patronage in the form of patronage dividends which generally are taxed to the patrons when received, which for many patrons is in the next taxable year. In contrast, the LLC’s taxable income (or loss) will be allocated among the classes of units and within those classes to unitholders in proportion to units held. The taxable income for calendar year LLC unitholders will be reportable by them in the same calendar year in which the LLC recognizes the taxable income. You will have a tax basis in your LLC units and in your share of the LLC’s assets that is based in part on the fair market value of those assets. Because asset values are expected to be substantially less than the cooperative’s current tax basis, the LLC’s post-restructuring cost recovery deductions such as depreciation and amortization will be substantially less than the cooperative’s cost recovery deductions. Accordingly, your share of the LLC’s cost recovery deductions is expected to be substantially lower than a comparable proportionate interest in the cooperative’s tax recovery deductions, which means that your share of taxable income from LLC operations is likely to be higher than your proportionate share of the cooperative’s taxable income would have been. See “Federal Income Tax Considerations — LLC’s Basis in its Assets.”

Another significant change is caused by the LLC’s expected treatment of payments it makes to holders of the cooperative’s patronage notices. When cumulative payments by the LLC to the holders of patronage notices exceeds their estimated $12.5 million restructuring date negative present value, the excess is likely to result in a capital loss deduction that will be allocated among the unitholders. See “Federal Income Tax Considerations — LLC’s Deduction When Patronage Notices are Paid.”

As is the case with respect to the common stock you now hold in the cooperative, the actual tax consequences to you of transferring Class A and Class B units will depend on your own tax situation. You are encouraged to consult your own tax advisor to determine those tax consequences.

Q10:	How will voting rights change as a result of the restructuring?

A:	Following the restructuring, members of the LLC will vote in classes on certain matters, such as the election or removal of directors, mergers, sales of all or substantially all of the assets of the LLC, dissolution of the LLC and certain amendments to the LLC operating agreement. On such class voting matters, voting by the Class A units will continue to be based on a “one unitholder, one vote” model. In order to have any voting rights, a Class A unitholder must hold a minimum of 100 Class A units. That is, each holder of Class A units who holds 100 Class A units will have one vote on all matters submitted to the holders of Class A units, but a Class A unitholder who holds less than 100 Class A units will not be entitled to any vote. On matters submitted for class voting, Class B units will be voted on the basis of the number of Class B units held. That is, each Class B unitholder who holds at least 100 Class B units will be entitled to one vote for each Class B unit upon each matter submitted to a vote of the Class B unitholders. On procedural matters (and any other matters for which class voting is not specified), the members of the LLC shall take action by affirmative vote of the members, unless such a voting procedure is objected to by a majority of the voting power of any class of members present at the meeting at which such vote is to be conducted.

Q11:	How will the change to an LLC affect the composition of the board of directors?

A:	Initially, the board of directors of the LLC will consist of the same seven individuals who are currently on the board of directors of the cooperative. However, going forward, the board of directors has the option, at its discretion, to increase the number of directors to serve on the board of directors by up to 5 additional members. In any circumstance, however, members holding Class A units will be entitled to elect 7 of the directors serving on the board of directors. As a result, although Class B units can be represented on the board of directors, the members holding Class A units will be entitled to elect the majority of the board of directors of the LLC.

Q12:	What interests do directors, senior management and other affiliates have in the restructuring?

A:	Members of the board of directors of the cooperative (and executives who are cooperative shareholders) will have their shares of common stock converted to Class A and Class B units on the same basis as all of the other shareholders of the cooperative. The individuals serving on the board of directors and senior management are expected to continue to serve in substantially the same capacities for the LLC following the restructuring. These persons will also receive certain indemnification rights. See “Interests of Certain Persons in the Restructuring.”

Q13:	What vote is required to approve the restructuring?

A:	A quorum of shareholders must exist at the special meeting to approve the merger. If at least 10% of the cooperative’s shareholders, or 41 shareholders, are present at the special meeting, a quorum will exist. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the merger. Abstentions will be counted as present for the purposes of determining the presence of a quorum at the special meeting. Abstentions will not be counted as votes cast. The post-merger conversion to an LLC has already been approved by the corporation and does not require a vote by the shareholders of the cooperative.

Q14:	How will the change to an LLC affect my cattle delivery rights and obligations?

A:	Shareholders will receive one Class A unit and one Class B unit of the LLC for each share of the cooperative’s common stock they hold as of the effective date of the merger. In the LLC, cattle delivery rights and obligations will be tied to the Class A units. Therefore, converting to an LLC will not affect a current shareholder’s delivery rights and obligations. As in the cooperative, the board of directors will continue to have significant discretion with respect to operation and implementation of the cattle delivery system. See “Cooperative Cattle Delivery Arrangements.”

Q15:	Will my personal liability as a shareholder for debts and claims against the business change if the business is operated as an LLC?

A:	No. In both a cooperative and a limited liability company, the liability of the shareholders and unitholders, respectively, is limited to the amounts invested, subject to very limited legal exceptions in which a claimant may pierce the corporate veil shielding unitholders from the LLC. However, both the current cooperative structure and the proposed LLC structure continue to involve the obligation to deliver cattle to the business for processing. That delivery obligation and any other rights and obligations under the uniform delivery and marketing agreement and any liabilities that may arise to the LLC or to third parties are separate from, and in addition to the limited liability of a shareholder or unitholder, respectively.

Q16:	Will LLC unitholders be able to lease their delivery rights to other cattle producers to meet their delivery obligations?

A:	Yes. It is anticipated that since the distributions under the LLC structure can only be allocated to the unitholder, lease rates may be lower than historically has been the case. The lessor and lessee will negotiate terms that represent the value of the cattle delivery right including market access, data and the value-based grid payment without the LLC distributions being paid to the lessee who delivers cattle. Notwithstanding any lease agreement between a lessor and a lessee, the lessor/ Class A unitholder will continue to be responsible to the LLC under the terms of the uniform delivery and marketing agreement.

Q17:	Will producers who do not own Class A units in the LLC be required to be members of the LLC in order to market cattle through the LLC?

A:	Non-unitholders will need to become “associates” of the LLC in order to lease delivery rights to deliver cattle. Non-unitholders applying for associate status will need to be approved by the board of directors of the LLC. After approval, an associate will be entitled to deliver cattle under the uniform delivery and marketing agreement in place of the Class A unitholder. Associates will not have voting rights in the LLC or the right to distributions from the LLC. Fees for associates have been fixed at $100 for annual “associate” status and $250 for lifetime “associate” status. In addition, the board of directors of the LLC has indicated that it will give associate status for persons that have previously paid for lifetime associate membership in the cooperative. That is, an associate member of the cooperative who has previously paid a lifetime membership will become a lifetime associate of the LLC.

Q18:	Have any of the directors or senior management of the cooperative indicated whether they will vote for or against the transaction?

A:	The board of directors of the cooperative voted in favor of recommending the restructuring and submitting the merger to a vote by the shareholders. As of the July 20, 2004 record date for the determination of shareholders of the cooperative eligible to vote, there were 412 voting shareholders, of which eight are directors, senior management and their affiliates, representing approximately 2.0% of the total number of shareholders and votes entitled to be cast. All of the directors and senior management have indicated that, in their role as shareholders, they will vote in favor of the merger.

Q19:	Assuming the cooperative’s shareholders approve the merger, what else needs to happen in order to allow the restructuring to take place?

A:	Pursuant to the merger agreement and the plan of conversion, the cooperative will merge with and into the corporation, which will then convert to a newly formed Delaware LLC. The merger agreement contains a number of conditions to each party’s obligation to complete the merger, in addition to the need to obtain the approval of the cooperative’s shareholders. In particular, the cooperative’s senior lender must consent. Based on verbal discussions between senior management and this lender and a letter received from that lender, we believe that the cooperative will be able to obtain that consent. However, the senior lender will not provide its final consent until immediately before the restructuring is to become effective; the lender could then, in its discretion, elect to withhold its consent.

Q20:	How do I vote?

A:	To vote, you must attend the special meeting, which will be held at 2:00 p.m. local time on Wednesday, August 18, 2004 in Great Bend, Kansas. You must vote in person by submitting the ballot that will be provided at the special meeting (and any adjournments or postponements of the meeting).

Q21:	Should I send in my stock certificates?

A:	You do not need to send in your stock certificates. The Class A and Class B units you will receive in the restructuring will be uncertificated and will be represented by book entries on the books and records of the LLC. After the restructuring has become effective, the LLC or a transfer agent engaged by the LLC will contact you regarding your return of the certificates representing shares issued by the cooperative and will provide you with a letter of transmittal and other necessary documentation. Certificates for shares issued by the cooperative will be canceled as of the effective date of the restructuring.

Q22:	Whom should I contact with any further questions?

A:	Please contact the cooperative at its offices in Kansas City. The cooperative’s phone number is (816) 713-8800.

SUMMARY

      The following summary highlights selected information from this document and, in conjunction with the preceding “Questions and Answers about the Restructuring”, is intended to provide an overview of the proposed restructuring. To understand the transaction fully and for a complete description of the legal terms of the restructuring, we encourage you to read this entire document, including the section entitled “Risk Factors,” the appendices and the financial statements and related notes to those statements included in this document.

      U.S. Premium Beef, Ltd. is a Kansas producer-owned cooperative incorporated in 1996 for the purpose of processing and marketing the cattle produced by its shareholders and members. The cooperative is exempt from federal income taxation under Section 521 of the Internal Revenue Code of 1986, as amended, to the extent permitted under the Internal Revenue Code.

      U.S. Premium Beef, Inc. is a corporation incorporated under Delaware law. U.S. Premium Beef, LLC will be the Delaware limited liability company created through the conversion of U.S. Premium Beef, Inc. following the merger of U.S. Premium Beef, Ltd. into U.S. Premium Beef, Inc. U.S. Premium Beef, Inc. is a wholly owned subsidiary of the cooperative and was formed for the specific purpose of consummating the cooperative’s restructuring to a limited liability company. The restructuring will be effected by merging the cooperative into the corporation, with the corporation then immediately converting into a Delaware limited liability company. Following the restructuring, the LLC will operate as the cooperative’s successor. As such, the LLC’s operations will continue the operations of the cooperative.

      The cooperative’s and the corporation’s principal offices are located, and the LLC’s offices will be located, at 12200 North Ambassador Drive, Suite 501, Kansas City, Missouri 64163, and their telephone number is (816) 713-8800. The mailing address for the cooperative and the corporation is P.O. Box 20103, Kansas City, Missouri 64195.

The restructuring	The securities being registered by this document are being issued in connection with the restructuring of the cooperative to become a limited liability company.

How the restructuring will be completed	The cooperative has formed the corporation as a wholly-owned subsidiary. The cooperative has already approved the merger and the subsequent statutory conversion in its capacity as the sole shareholder of the corporation. The following diagram shows the structure of the proposed restructuring.

To effect the restructuring, the cooperative will be merged into the corporation. The corporation will survive that merger and the cooperative will cease to exist.

The corporation will then, pursuant to Delaware law, convert into a limited liability company. In that process, the corporation will cease to exist and, as the surviving entity, the LLC will continue the business of the cooperative.

Please see “The Merger Agreement” and “The Plan of Conversion”, beginning on page 36, for a discussion of the provisions of the merger agreement and the plan of conversion. In addition, we have attached the agreement and plan of merger and the plan of conversion as Appendices A and B to this document. We encourage you to read those documents.

Who can vote	You can vote if you owned a minimum of 100 shares of the cooperative’s common stock as of the close of business on July 20, 2004. Each voting shareholder will have one vote, regardless of the number of shares of common stock owned.

Accounting treatment	For financial statement purposes, the restructuring will be accounted for as a merger between entities under common control. Accordingly, the LLC will record the book value of the assets and the liabilities transferred at their carrying amounts on the records of the cooperative, and will recognize no goodwill or intangible assets in connection with the transaction. The financial statements for the cooperative are included on pages F-1 to F-38 at the end of this document.

Regulatory approval	Other than as necessary to comply with federal and state securities laws, no regulatory approvals must be obtained in connection with the proposed restructuring.

No dissenters’ rights	Under Kansas cooperative law, given the particular circumstances of the merger, shareholders of the cooperative who oppose the merger and subsequent statutory conversion do not have the right to dissent from the merger and to demand a cash payment of the fair value of their shares in the transaction.

Therefore, if the restructuring is completed, you will be required to accept Class A and Class B units issued by the LLC rather than seek an appraisal of your common stock of the cooperative.

Appraisal	For purposes of evaluating the potential gain or loss for tax reporting to the cooperative and its shareholders arising in the restructuring, the board of directors and senior management requested and considered the appraisal of American Appraisal Associates, that as of December 31, 2003, (a) the value of the cooperative’s gross assets as a going concern was estimated to be $103,600,000 and (b) after applying minority and lack of marketability discounts as appropriate, the fair market value, immediately following the restructuring, of the combination of the Class A unit and the Class B unit in the LLC to be issued for each share of the cooperative’s common stock currently held by a member was estimated to be $60, assuming the issuance of 691,845 Class A units and 691,845 Class B units. See “The Restructuring — Appraisal Opinion.”

Differences in the rights of shareholders and unitholders	If the restructuring is completed, you will become a unitholder in the LLC, holding Class A and Class B units of the LLC, and your rights will be governed by Delaware law and by the certificate of formation and LLC operating agreement. In many respects, the rights of unitholders of the LLC under these provisions are similar to your current rights as a shareholder of the cooperative. However, there are some significant differences, including:

• Distributions of cash, if any, paid by the LLC on its Class A and Class B units will be based on number of units or amounts invested (equity), rather than patronage, and generally will not be subject to self-employment taxes.

• In order to have any voting rights, a unitholder must hold a minimum of 100 units. That is, each holder of Class A units who holds 100 Class A units will have one vote on all matters submitted to the holders of Class A units. In contrast, each holder of Class B units who holds 100 Class B units will have one vote for each Class B unit held on all matters submitted to the holders of Class B units.

• The LLC will be subject to the requirements of the Securities Exchange Act of 1934, will file annual, quarterly and current reports with the SEC, and will also eventually become subject to the proxy rules, management reporting of insider ownership and other requirements of a company registered pursuant to Section 12(g) of the Act.

• Subject to approval by the board of directors, there are no restrictions placed upon the type of investor who may hold Class B units issued by the LLC, or the amount of units any one investor may own. However, as with shares of the cooperative’s common stock, the units in the LLC will be subject to significant transfer restrictions.

See “Comparison of Rights of Shareholders and Unitholders” for a comparison of the material differences between the cooperative’s shares and the LLC’s units.

We have attached the LLC operating agreement of the proposed LLC as Appendix D to this document. We encourage you to read that document. It is the legal document that will govern the purpose, powers and internal affairs of the LLC.

RISK FACTORS

      You should carefully consider the risks described below, which are related to the restructuring, before making a decision on whether or not to approve the restructuring.

Tax Risks Relating to the Restructuring

The restructuring of the cooperative will be a taxable event for both the cooperative and its shareholders

      The restructuring of the cooperative to become an LLC will be a taxable event for both the cooperative and its shareholders. The tax consequences to the cooperative depend on the value of its assets and apportionment of the value among specific assets, both of which involve risks described in the following risk factors.

      The shareholders will recognize gain or loss in the restructuring depending on when and how their shares in the cooperative were acquired. The amount will depend on the value of the cooperative’s assets, net of liabilities, and customary discounts allowed, both of which involve valuation risks described in the following risk factors. The taxable gain or loss that you will recognize on your shares will depend on whether the value of your Class A and Class B units received in the restructuring for those shares is greater or less than the tax basis in your common stock of the cooperative. If you purchased your shares in the cooperative’s initial stock offerings, you are expected to have a gain on this portion of the restructuring. Values are subject to closing date adjustments and the possibility of future challenges by the Internal Revenue Service. To review tax consequences in more detail, please see “Federal Income Tax Considerations.”

      The intended tax treatment of the restructuring is subject to the possibility of future challenges by the Internal Revenue Service that could have adverse consequences for the LLC, as the successor to the cooperative’s obligations, and to the shareholders. To review tax consequences in more detail, please see “Federal Income Tax Considerations.”

The board of directors and senior management of the cooperative have relied on an appraisal that is not binding on the Internal Revenue Service

      In evaluating the tax consequences of the restructuring, we have relied, in part, on the appraisal prepared by American Appraisal Associates. Their appraisal is not binding on the Internal Revenue Service. There is a risk that the Internal Revenue Service might determine that the cooperative or its shareholders must recognize additional taxable income or gain for federal income tax purposes. Furthermore, changes occurring between the appraisal date and the closing date may cause the values described in this document not to be an accurate determination of value as of the restructuring date. To reduce that risk, if the shareholders of the cooperative vote to approve the restructuring, the cooperative will obtain an update of the valuation prior to completing the restructuring. If there is a material change in the appraisal and the resulting tax consequences, the cooperative will take appropriate steps to notify the shareholders of the cooperative of that change in valuation.

The Internal Revenue Service could also challenge other aspects of the transaction that could materially adversely affect the LLC and its unitholders

      In addition to challenging the overall valuation of the cooperative and the LLC units received in the restructuring, the Internal Revenue Service might also challenge:

•	the cooperative’s apportionment of values to specific assets and the treatment of the resulting gains or losses as capital gain or loss or ordinary income or loss;

•	the treatment of the restructuring as a constructive distribution of specific assets rather than as a distribution of interests in the LLC. There are anti-netting rules that may become operative if these challenges are mounted by the IRS. Specifically, the cooperative’s capital losses cannot be offset against any income other than capital gains and, likewise, patronage losses cannot be offset against nonpatronage income or gain. Please see “Federal Income Tax Considerations-Potential Challenges by the Internal Revenue Service” for a discussion of this issue; and

•	the tax treatment of the cooperative’s patronage notices that will become obligations of the LLC is uncertain and the IRS could challenge the intended treatment of the patronage notices in calculating the shareholders’ gain or loss on the restructuring. Please see “Federal Income Tax Considerations — Shareholders’ Capital Gain or Loss on the Restructuring.”

      If the Internal Revenue Service challenges the transaction on any of these grounds, it could materially adversely affect the LLC and subject the unitholders and the LLC, as successor to the cooperative’s obligations, to additional tax liability.

The Internal Revenue Service could also challenge post-restructuring tax reporting positions to be taken by the LLC that could materially adversely affect the LLC unitholders

      We expect and intend that the LLC will be treated as a partnership for federal income tax purposes. This means that the LLC will pay no federal or state income tax and unitholders will pay tax on their share of the LLC’s net income. However, the LLC would become taxable as a corporation if it elects corporate tax status or if it is treated as a publicly traded partnership because of the manner in which units are transferred.

      The LLC’s taxable income each year will depend in part on the depreciation, amortization and other cost recovery of the tax basis of its assets. The LLC’s initial aggregate basis will be based on the fair market value of assets deemed to be received by the members in the restructuring. However, the method of apportioning basis to specific LLC assets is uncertain, and the IRS could challenge the apportionment of basis to specific assets so as to increase the allocation to longer lived assets or assets that cannot be depreciated or amortized. This generally would defer the timing of some of the LLC’s depreciation, amortization or other cost recovery deductions. See “Federal Income Tax Considerations — Summary of Tax Treatment of Members” and “Federal Income Tax Considerations — the LLC’s Basis in Assets.”

      The patronage notices for which the LLC will become obligated in the restructuring are expected to have a face value substantially in excess of their negative present value that will be used in valuing the liquidating distribution deemed to be received by the shareholders. It is expected that capital loss deduction will be available to the LLC, and therefore to its unitholders, when cumulative payments made by the LLC to the holders of the patronage notices exceed their restructuring date negative present value. Because of the lack of controlling legal authority on this issue, the IRS could challenge the capital loss deduction. Also, limitations on the deductibility of capital losses could reduce or eliminate the benefit of the deduction. See “Federal Income Tax Considerations — LLC’s Deduction When Patronage Notices are Paid,” and “Federal Income Tax Considerations — Tax Treatment of Capital Gains and Losses by Non-Corporate Taxpayers, and — Tax Treatment of Capital Gains and Losses by C Corporations.”

Your tax liability from your share of the LLC’s taxable income may exceed any cash distributions you receive, which means that you may have to satisfy this tax liability using your personal funds

      All of the LLC’s profits and losses will “pass through” to its unitholders. You must pay tax on your allocated share of the LLC’s taxable income every year. You may not receive cash distributions from the LLC sufficient to satisfy these tax liabilities. This may occur because of various factors, including performance of the business, capital expenditures, salaries, expansion, acquisitions, accounting methodology, lending covenants that restrict the LLC’s ability to pay cash distributions, or if the LLC decides to retain cash generated by the business to fund its activities or other obligations. Accordingly, you may be required to satisfy these tax liabilities out of your personal funds.

You may not be able to fully deduct your share of the LLC’s losses or your interest expense

      It is likely that a unitholder’s interest in the LLC will be treated as a “passive activity” for most unitholders. In the case of unitholders who are individuals or personal services corporations, this means that a unitholder’s share of any loss incurred by the LLC will be deductible only against the unitholder’s income or gains from other passive activities, e.g. S corporations and partnerships that conduct a business in which the unitholder is not a material participant. Some closely held C corporations have more favorable passive loss limitations. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. Upon disposition of a taxpayer’s entire interest in a passive activity to an unrelated person in a taxable transaction, suspended losses with respect to that activity may then be deducted.

      Many shareholders have borrowed to purchase their equity interest in the cooperative and have been deducting the interest expense. After the restructuring, part or all of their interest expense may not be deductible in the same manner because it must be aggregated with other items of income and loss that the unitholder has independently experienced from passive activities and subjected to the passive activity loss limitation.

Any audit of the LLC’s tax returns could cause the Internal Revenue Service to audit your tax returns, which could result in additional tax liability to you

      The Internal Revenue Service may audit the tax returns of the LLC or its affiliates and may disagree with the positions taken on those returns. The rules regarding partnership taxation are complex. If challenged by the Internal Revenue Service, the courts may not sustain the tax positions taken by the LLC or its affiliates. An audit of those tax returns could lead to separate audits of your tax returns, especially if adjustments are required. This could result in adjustments on your tax returns and in additional tax liabilities, penalties and interest to you.

Other Risks Relating to the Restructuring

The units to be issued by the LLC have no public market and no public market is expected to develop

      There is no established public trading market for the Class A or Class B units that will be issued in the restructuring in the LLC, and we do not expect one to develop in the foreseeable future. To maintain its partnership tax status, the LLC cannot list the units on any stock exchange or automatic quotation system such as the NASDAQ Stock Market. As a result, you may have to hold your units for an indefinite period of time because you may not be able to readily resell your units.

The units to be issued by the LLC are subject to significant restrictions on transfer

      The ability to transfer Class A and Class B units in the LLC is restricted by the LLC operating agreement and by the transfer policies pursuant to the LLC operating agreement. You will be required to obtain the prior consent of the board of directors of the LLC before you can transfer any unit, with restrictions placed upon certain transfers that would violate federal or state securities laws or that would have an adverse tax impact on the LLC. As a result, you may have to hold your units for an indefinite period of time because you may not be able to readily resell your units.

The ability of the LLC to issue additional Class A units, Class B units or other classes of units may dilute or otherwise limit your voting or economic rights in the LLC or have the effect of preventing a change in control

      The board of directors of the LLC can issue additional Class A or Class B units or units of other classes. The board of directors also can establish the designations, powers, preferences, rights, qualifications, limitations or restrictions of any additional class of units. Such rights, powers, preferences and privileges may be greater in voting power, liquidation and dividend rights than those associated with the Class A or Class B units. These new units could be issued at a lower price than the value of the Class A or Class B units. Issuances of additional units may have the effect of diluting or otherwise limiting your voting or economic rights in the LLC, particularly if the new units are issued on more favorable terms than the Class A units or Class B units. Issuance of additional classes of units may also have the effect of preventing changes in control of the LLC, even if a change in control should be beneficial to holders of Class A or Class B units.

The Internal Revenue Service may successfully challenge the cooperative’s tax status

      Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies both to cooperatives exempt from tax under Section 521 of the Internal Revenue Code and to nonexempt cooperatives. The cooperative operates as an exempt cooperative. As an exempt cooperative, it is not taxed on amounts of patronage and nonpatronage sourced income withheld from its patrons in the form of qualified per-unit retains or on amounts distributed to its patrons in the form of Qualified Written Notices of Allocation. Such amounts are instead taxed directly to the patrons. If the cooperative was not entitled to be taxed under Subchapter T, its revenues would be taxed to the cooperative similar to a corporation and the patrons would be taxed when and if dividends are distributed. The resulting double taxation of earnings and profits could cause a reduction in the value of the cooperative’s shares and, subsequent to the restructuring, the LLC’s units. Also, no income, gains, losses or deductions could flow through to holders of shares in the cooperative.

      From time to time, the Internal Revenue Service challenges the tax status of various cooperatives, taking the position that the challenged entities are not operating on a cooperative basis and are therefore not entitled to the tax treatment available to cooperatives. Those challenges can be based on a variety of factors, including the nature of the cooperative’s business, its interaction with its patrons and the portion of its business done for or with its members. The effect of a successful challenge is that the cooperative would be taxed as a corporation, with taxation of income at the entity level and the shareholder level. The Internal Revenue Service has not challenged the cooperative’s tax status, and the cooperative would vigorously defend any such challenge. However, if the Internal Revenue Service successfully challenged the cooperative’s tax status, taxation at the entity level, both retroactively and going forward, could have a material, adverse impact on the cooperative and its shareholders. If the proposed restructuring is not completed and the business instead continues as a cooperative, in addition to any risk of the Internal Revenue Service seeking to retroactively impose entity-level taxation for the operations of the business to date, the cooperative might be subject to the additional risk of being subjected to entity-level taxation for its operations going forward.

Procedural Risks Relating to the Vote

You will not be entitled to assert dissenters’ rights, regardless of how you vote on the proposed merger

      Under Kansas cooperative law, given the circumstances of the merger, shareholders of the cooperative who oppose the merger and subsequent statutory conversion do not have the right to dissent from the merger and to demand the cash payment of the fair value of their shares in the transaction. Under Kansas law, dissenters’ rights are not available because shareholders of the cooperative have the right to become shareholders of the corporation on the same terms and conditions as the existing shareholder of the corporation, i.e. the cooperative. Therefore, if the restructuring is completed, you will be required to accept Class A and Class B units issued by the LLC rather than seek an appraisal of your common stock of the cooperative.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This document contains forward-looking statements based on assumptions by the cooperative and its successor, the LLC, as of the date of this document, including assumptions about risks and uncertainties faced by the cooperative and the LLC. When used in this document, the words “believe,” “expect,” “anticipate,” “intend,” “will” and similar verbs or expressions are intended to identify such forward-looking statements.

      If the cooperative’s assumptions prove incorrect or should unanticipated circumstances arise, our actual results could differ materially from those anticipated. These differences could be caused by a number of factors or combination of factors including, but not limited to, those factors described under the heading “Risk Factors.” Readers are strongly urged to consider such factors when evaluating any forward-looking statement, and the cooperative and the LLC caution you not to put undue reliance on any forward-looking statements.

COMPARISON OF RIGHTS OF SHAREHOLDERS AND UNITHOLDERS

      The rights of shareholders of the cooperative are currently governed by Kansas law, the articles of incorporation and bylaws of the cooperative, and the uniform delivery and marketing agreement entered into between the cooperative and each of its shareholders. Upon completion of the restructuring, the rights of unitholders in the LLC will be governed by Delaware law, the certificate of formation, the LLC operating agreement and the uniform delivery and marketing agreement existing between the LLC and each of the Class A unitholders. The rights of holders of Class A and Class B units in the LLC will be different in several respects from the rights of holders of common stock of the cooperative.

      The following is a summary of the material differences between the LLC’s units and the cooperative’s shares and other membership interests. It is qualified in its entirety by reference to, Kansas laws governing cooperatives and Delaware laws governing limited liability companies, and the articles of incorporation, bylaws and uniform delivery and marketing agreement of the cooperative and the certificate of formation, the LLC operating agreement and the uniform delivery and marketing agreement. A copy of the LLC operating agreement is attached as Appendix D to this document. The articles of incorporation, bylaws and uniform delivery and marketing agreement of the cooperative have been previously provided to all of its shareholders. You may obtain additional copies of these documents from the cooperative, without charge, by contacting the cooperative at its offices.

Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

Taxation	The LLC is expected to be treated as a partnership for federal income tax purposes. The LLC will pay no tax on its net income. Rather, each unitholder is subject to income tax based on the unitholder’s allocable share of income, gain, loss, deduction and credits, whether or not any cash is actually distributed to the unitholder. With respect to state income taxes, the LLC unitholders will generally be subject to taxation in their state of residence as well as in those other states in which the LLC does business. Since the LLC will potentially be doing business in several states, unitholders could become subjected to a substantial reporting burden. However, most states allow ‘composite reporting’ in which the entity pays income taxes to the various states on behalf of the various unitholders; that system would generally relieve unitholders of reporting responsibility in states other than their state of residence. See “Federal Income Tax Considerations — Other Tax Matters — State Income Taxes”.	Under Subchapter T of the tax code, the cooperative may deduct, and thus not pay tax at the entity level on, patronage earnings which are qualified to the patrons so long as the cooperative distributes at least 20% of such qualified patronage earnings to its patrons in cash. Any portion of the cooperative’s annual profit that is not distributed to patrons and deducted by the cooperative is retained in an unallocated reserve at the cooperative.

Each shareholder who is also a patron of the cooperative is subject to income tax and, in the case of individuals, self-employment taxes, based on their share of the amount of qualified patronage deducted by the cooperative. Each shareholder is also subject to income tax on any dividends declared and paid, in the case of individuals, on stock owned by that person.

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

Limited Liability	Under Delaware law and the LLC operating agreement, unitholders will not generally be personally liable for the debts, obligations and liabilities of the LLC. However, as the cattle delivery arrangements under the uniform delivery and marketing agreement between each cooperative shareholder and the cooperative will continue following the restructuring, each holder of Class A units will continue to be obligated with regard to such cattle delivery.	Shareholders are generally not personally liable for the debts, obligations and liabilities of the cooperative, but are obligated to deliver cattle under the uniform delivery and marketing agreement.

Distributions	All distributions will be at the discretion of the board of directors. Subject to that discretion, the LLC expects to make cash distributions sufficient to discharge its unitholders’ anticipated combined federal, state and local income tax liabilities arising from allocations to them of taxable income by the LLC. The board of directors may also declare further distributions from time to time. Holders of Class A units and Class B units are entitled to per unit distributions based on the portion of the LLC’s net cash flow allotted to the Class A units and the Class B units, respectively, which is subject to change if additional units are issued. The Class A units, in the aggregate, initially will be allotted 33% of the LLC’s net cash flow, and the Class B units, in the aggregate, initially will be allotted 67% of net cash flow. Each pool will then be allocated among the Class A and Class B units, respectively, based on the number of units outstanding within each class.	The board of directors is required to allocate its taxable annual net income to its patrons based on patronage, in accordance with the cooperative’s bylaws. Qualifications of patronage earnings and cash distributions of qualified patronage earnings are at the discretion of the board of directors of the cooperative.

Cattle Delivery Obligations	The existing uniform delivery and marketing agreements will continue in place with respect to each Class A unit, such that each holder of a Class A unit will have the right and obligation to annually deliver one head of cattle to the LLC for processing for each Class A unit held, subject to certain adjustments more fully described under “Cooperative Cattle Delivery Arrangements.”	For each share of common stock owned by a shareholder, the shareholder is obligated to deliver one head of cattle to the cooperative, subject to certain adjustments more fully described under “Cooperative Cattle Delivery Arrangements.”

Capitalization	The board of directors will have the authority to issue additional Class A or Class B units or units of one or	The cooperative has the authority to issue 5,000,000 shares of common stock, $.01 par value per share, and

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

	more additional classes. The board of directors has the authority to establish the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such additional class. Following the restructuring, based on the number of shares of common stock of the cooperative outstanding as of the record date, the LLC will have 691,845 Class A units issued and outstanding and 691,845 Class B units issued and outstanding, all of which will be held by former shareholders of the cooperative.	5,000,000 shares of preferred stock, $.01 par value per share. As of the record date, there were 691,845 shares of common stock and no shares of preferred stock issued and outstanding.

Voting Rights	Members of the LLC will vote in classes on certain matters, such as the election or removal of directors, mergers, sales of all or substantially all of the assets of the LLC, dissolution of the LLC and certain amendments to the LLC operating agreement. On such class voting matters, each unitholder holding a minimum of 100 Class A units will have one vote on matters submitted to the Class A unitholders for approval, and each Class B unitholder holding a minimum of 100 Class B units will have one vote for each unit on matters submitted to the Class B unitholders for approval. (A unitholder who holds less than 100 units of a class will not be a member of the LLC and will therefore not be entitled to any vote.) On procedural matters (and any other matters for which class voting is not specified), the members of the LLC shall take action by affirmative vote of a majority of the members, unless such a voting procedure is objected to by a majority of the voting power of any class of members present at a meeting at which such vote is to be conducted. Units of additional classes created by the board of directors will have the voting rights as are established for each class by the board. Cumulative voting for directors is not allowed, unless specifically authorized by the board of directors.	By virtue of holding a minimum of 100 shares of common stock, each individual shareholder is entitled to one vote upon each matter submitted to a vote at a meeting of the shareholders. Cumulative voting for directors is not allowed.

	Voting at a meeting of unitholders will be either in person or, if authorized by the board of directors, by mail ballot or by proxy.	Voting at a meeting of the shareholders is either in person or, if authorized by the board of directors, by a mail ballot. Voting by proxy is

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

not allowed. Shares of preferred stock issued by the cooperative do not entitle the holder to any voting rights. Currently, there are no shares of preferred stock outstanding.

Quorum Requirements	The board of directors has the discretion to approve the use of mail ballots or proxies in connection with matters submitted to the unitholders for their approval. If the board of directors authorizes the use of a mail ballot or proxy with respect to a particular meeting of the unitholders, a quorum of Class A unitholders necessary to conduct business will be present if at least 20% of the Class A unitholders holding voting rights are present for the meeting in person or through the use of a mail ballot or proxy. If the board of directors does not authorize use of a mail ballot or proxy for a particular meeting, the quorum of Class A unitholders necessary to conduct business will constitute 10% of the unitholders holding voting rights. With respect to the Class B units, if the board of directors authorizes the use of a mail ballot or proxy with respect to a particular meeting, a quorum of the Class B units will be present if at least 20% of the Class B units carrying voting rights are represented in person or through the use of a mail ballot or proxy. If the board of directors does not authorize use of a mail ballot or proxy for a particular meeting, the quorum of Class B units necessary to conduct business will constitute 10% of the Class B units carrying voting rights.	A quorum of shareholders necessary to conduct business at a meeting will be present if 10% or more of the total number of shareholders is present (in person or, if authorized by the board of directors, by mail ballot).

Annual Meetings	The annual meeting of the unitholders of the LLC will be held on a date and at a time and place fixed by the board of directors.	The annual meeting of the shareholders is held on a date and at a time and place fixed by the cooperative.

Termination of Membership	A unitholder’s membership interest may be terminated by the board of directors if:
• a member does not meet the requirements to be a member (as described in “Description of Units in the LLC — Qualifications to Hold	Membership may be terminated by the board of directors if:
• the shareholder is ineligible for membership;
• the shareholder has failed to patronize the cooperative for a year;
• the shareholder breaches the uniform

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

Units and Membership Requirements”) with regard to all classes of units held by the member;
• a member transfers all of the member’s units;
• a Class A member ceases to have a uniform delivery and marketing agreement in force or breaches such an agreement;
• death of an individual member;
• a non-individual member ceases to exist;
• a member resigns from the LLC;
• the member violates the LLC operating agreement, breaches a contract with the LLC, takes (or proposes to take) actions that compete with the LLC or an affiliate of the LLC, takes actions that impede the purposes of the LLC, takes or threatens actions that adversely affect the LLC’s interests or willfully obstructs any lawful purpose or activity of the LLC.

Upon membership termination due to i) a member’s failure to meet the requirements to be a member with respect to all classes of units held by the member; ii) a member’s resignation from the LLC; iii) a Class A member’s failure to have a uniform delivery and marketing agreement in effect; or iv) a member’s violation of the LLC operating agreement, breach of a contract with the LLC, competition with the LLC or its affiliates, actions to impede the purposes of the LLC or adversely affect the LLC’s interests or to willfully obstruct the lawful purposes or activities of the LLC, the LLC may, at its option, purchase the terminated member’s units at a price equal to 80% of the trailing sale price of the units as reasonably determined by the board of directors and measured over the six (6) month period immediately preceding the date of the member’s membership termination.	delivery and marketing agreement;
• a non-individual shareholder ceases to exist;
• death of an individual shareholder; or
• the shareholder violates the cooperative’s articles or bylaws, breaches a contract with the cooperative, takes actions that impede the purposes of the cooperative, takes or threatens actions that adversely affect the cooperative’s interests, or willfully obstructs any lawful purpose or activity of the cooperative.

Upon membership termination, the cooperative has the option of purchasing the shareholder’s shares at the lower of par value or book value or converting the shares into a nonvoting interest in the cooperative.

Amendment of Governing Documents	Except as described below, the LLC operating agreement may be amended solely upon the proposal of the board of directors, with the approval of each class of units entitled to vote on the	The articles of incorporation and bylaws may be altered, amended or repealed by vote of a majority of the shareholders present at a meeting at which a quorum is present (in person

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

	amendment being required to approve the amendment. However, the board of directors has the authority to adopt a limited range of amendments to the LLC operating agreement without the approval of the LLC’s members. Such amendments include procedural matters (such as designating a new agent for service of process, modifying the principal office of the LLC and modifying the unit transfer policy) and adopting amendments to the LLC operating agreement to designate the terms and conditions of any new classes of units and to make any necessary conforming changes to the LLC operating agreement.	or, if authorized by the board of directors, by mail ballot).

Dissenters’ Rights	Unitholders will not have appraisal rights as a dissenting member.	In certain circumstances under Kansas law shareholders have appraisal rights as a dissenting shareholder. The restructuring described in this document is not one of those circumstances.

Financial Reporting	The LLC will be subject to the requirements of the Securities Exchange Act of 1934, will file annual, quarterly and current reports with the SEC, and will also eventually become subject to the proxy rules, management reporting of insider ownership and other requirements of a company registered pursuant to Section 12(g) of the Act.	The cooperative is not subject to the reporting requirements of the Securities Exchange Act of 1934.

Transferability	Units in the LLC may be transferred only with the consent of the board of directors in accordance with the transfer policy. That policy will restrict certain transfers that would violate federal or state securities laws or that would have an adverse tax impact on the LLC.

	For a period following the effective date of the restructuring to be determined by the board of directors in its discretion, each Class A unit issued in the restructuring will be linked to its corresponding Class B unit issued in the restructuring, and each pair of linked units must, if transferred, be transferred together.	Common stock may be transferred only with the consent of the board of directors. In addition, common stock may be transferred only to persons eligible for membership, that is, producers of agricultural products and associations of agricultural producers.

Governance	The LLC is governed by a board of directors, all of whom are elected on an at-large basis, and managed by the	The cooperative is governed by a board of directors. Under the bylaws, the number of directors is currently

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

	CEO. The initial board of directors of the LLC will consist of the same seven individuals who are currently serving as members of the board of directors of the cooperative, with three members representing parties to “Even Slot” delivery agreements, three members representing parties to “Odd Slot” delivery agreements and one member representing “Seedstock” producers. Under the LLC operating agreement, the number of directors is to be set by the board of directors, but may not be less than seven. In the discretion of the board of directors, the number of directors may be increased by up to an additional 5 directors. Depending on the decisions made and the actions taken by the board of directors, those additional directors may be elected or appointed by either the board of directors or by the holders of Class B units, although the majority of the members of the board of directors will continue to be elected by the members holding Class A units. Other classes of units may have governance rights designated by the board of directors that may be greater than the existing governance rights. The LLC will continue to be managed by a chief executive officer, who is the chief executive officer of the cooperative.	set at seven. A director must either be a shareholder or a duly elected or appointed representative of a shareholder. Three members of the board of directors are elected to represent parties to “Odd Slot” delivery agreements, three members of the board of directors are elected to represent parties to “Even Slot” delivery agreements and one member is elected to represent “Seedstock” producers.

Indemnification of Directors and Officers	The LLC will indemnify, and has the power to purchase and maintain insurance to indemnify, each director and officer of the LLC, and any person serving at the request of the LLC as a director, officer or manager of another entity, against various expenses to the extent to which such person may be indemnified under Delaware law, both in connection with service for the LLC and in connection with service of any other entity at the request of the LLC.	The cooperative indemnifies, and has the power to purchase and maintain insurance to indemnify, each director and officer of the cooperative, and any person serving at the request of the cooperative as a director, officer, governor or manager of another entity, against various expenses to the extent to which such person may be indemnified under Kansas law.

Distribution of Assets Upon Liquidation	On winding up of the LLC, subject to any priority distribution rights of any classes of units, the assets will be distributed as follows:
• first, to cover debts, obligations and liabilities other than patronage notices;
• second, to the holders of patronage	On liquidation, dissolution or winding up of the cooperative, the assets are to be distributed as follows:
• first, in payment of debts or liabilities;
• second, in payment of the issuance price for outstanding shares on capital

	Unitholders’ Interests in the LLC	Shares Issued by the Cooperative

notices, to the extent of and in proportion to the excess of the face amount of such patronage notices over the amounts previously paid with respect thereto; and
	• finally, to unitholders in proportion to their capital account balances in the LLC.	stock; • third, for the retirement of patronage equities; and • fourth, to patrons in proportion to their historical patronage of the cooperative.

Patronage Notices	As described elsewhere in this document, in the restructuring, the payment obligation of the cooperative represented by its outstanding patronage equities will automatically become a payment obligation of the LLC, referred to as a “patronage notice”, in a face amount equal to the face amount of the patronage equities or retains outstanding in the cooperative. As a result, only patrons of the cooperative who hold patronage equities in the cooperative will hold patronage notices in the LLC. During the continuation of the LLC, patronage notices will be paid by the LLC at such time and in such amounts as may be determined by the board of directors in its sole and absolute discretion. In addition, upon liquidation, dissolution or other winding up of the LLC, patronage notices will be paid in the priority described above in “Distribution of Assets Upon Liquidation.” Each holder of patronage notices issued by the LLC will be entitled to receive aggregate payments equal to the face amount of such patronage notices, without interest or other appreciation or increase.	When the cooperative determines that it has sufficient working capital, it may call capital stock, certificates of interest, equity credits, or unit retains for payment at the lesser of par value or book value. Such interests may be called for payment in chronological order with reference to the date of issuance or may be called for payment on the basis of a percentage of all outstanding equity interests. The board of directors of the cooperative also has the authority to pay or redeem equity held in the name of deceased persons or when patrons of the cooperative reach a specified age. Upon liquidation of the cooperative, patronage equities will be paid in the priority described above in “Distribution of Assets Upon Liquidation”.

THE SPECIAL MEETING

Date, Time, Place and Purpose

      This document is being furnished to shareholders of the cooperative in connection with the special meeting of the shareholders to be held on Wednesday, August 18, 2004 at 2:00 p.m., local time, at the Highland Hotel in Great Bend, Kansas, and any adjournments or postponements of the special meeting. At the special meeting, shareholders who owned at least 100 shares of stock of the cooperative as of the close of business on July 20, 2004 will be eligible to vote on a proposal to approve the merger, which is the first step in the restructuring. In the restructuring, each shareholder would obtain limited liability company “units” issued by the newly-formed Delaware limited liability company, or “LLC.” Specifically, each share of common stock of the cooperative held by a shareholder would be converted into one Class A unit and one Class B unit in the LLC. This will result in an initial offering of the LLC’s Class A and Class B units. No public market currently exists for these securities.

      This document is first being mailed to shareholders on or about August 5, 2004.

Matter to be Considered

      The sole purpose of the special meeting will be to consider and vote upon a proposal to approve and ratify an agreement and plan of merger between the cooperative and the corporation, pursuant to which the cooperative will be merged with and into the corporation, leaving the corporation as the surviving entity. The corporation will then convert into a limited liability company under the statutory conversion process allowed under Delaware law. That limited liability company will be the surviving entity and the shareholders of the cooperative will become unitholders of the LLC and receive one Class A and one Class B unit of the LLC for each share owned in the cooperative. The payment obligation of the cooperative represented by its outstanding patronage equities will automatically become a payment obligation of the LLC in a face amount equal to the face amount of the patronage equities or retains in the cooperative. The transaction will result in a public offering of the LLC’s Class A units, Class B units and patronage notices. No public market currently exists for these instruments and no public market is expected to develop for these instruments. A copy of the agreement and plan of merger between the cooperative and the corporation is attached as Appendix A.

Record Date

      The cooperative has fixed July 20, 2004 as the record date for determining the cooperative shareholders entitled to receive notice of and to vote at the special meeting. As of that date, there were 691,845 shares of cooperative stock issued and outstanding. Only holders of record of 100 shares of the cooperative’s common stock on the record date are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement of the special meeting. Each eligible shareholder is entitled to one vote.

How You Can Vote

      You can vote on the proposed merger by attending the special meeting, which will be held on Wednesday, August 18, 2004 at 2:00 p.m. local time in Great Bend, Kansas. You may vote by attending the special meeting and submitting your vote on the ballot provided at that time.

Quorum; Vote Required

      A quorum of shareholders eligible to vote must exist at the special meeting to approve the restructuring. If at least 10% of the cooperative’s shareholders, or 41 shareholders, are present at the special meeting, a quorum will exist. The affirmative vote of a majority of the votes cast at the special meeting is required to approve the restructuring. Abstentions will be counted as present for the purposes of determining the presence of a quorum at the special meeting. Abstentions will not be counted as votes cast.

Directors and Officers

      As of the record date, the seven directors and one officer who is a member represented approximately 2.0% of the total number of shareholders and votes entitled to be cast.

No Other Business; Adjournments

      Under Kansas law and the cooperative’s bylaws, the business to be conducted at the special meeting will be limited to the purpose stated in the notice to cooperative shareholders provided with this document. Adjournments may be made for the purpose of, among other things, soliciting additional shareholders to attend the meeting.

THE RESTRUCTURING

General

      The cooperative has established a Delaware corporation to facilitate the restructuring. Subject to the terms and conditions of the merger agreement, the cooperative will merge with and into the corporation, which will then convert pursuant to a Delaware statutory process into an LLC. The LLC will be the surviving entity. After the merger and the conversion, the separate corporate existence of the cooperative will cease. All shares of common stock of the cooperative will be automatically canceled. Upon completion of the restructuring, the directors and senior management of the cooperative will be the directors and senior management of the LLC. The proposed restructuring has been structured as a two-step process as a result of the provisions of the Kansas Cooperative Marketing Act. That statute does not grant authority for a Kansas cooperative to merge directly with an LLC. However, the Kansas Cooperative Marketing Act does expressly allow a Kansas cooperative to merge with cooperatives or corporations, whether organized in Kansas or elsewhere. In addition, the Delaware corporate statutes provide a process for a Delaware corporation to convert into a Delaware limited liability company. As a result, the appropriate mechanism for achieving the proposed restructuring is the two-step process of i) the merger of the cooperative into the Delaware corporation followed by ii) the statutory conversion of the Delaware corporation into a limited liability company.

Exchange and Conversion of Common Stock and Post-Restructuring Status of Patronage Notices

      Upon completion of the merger of the cooperative with and into the corporation and the subsequent conversion of the corporation into the LLC, each shareholder of the cooperative will become a unitholder of the LLC, and will cease to be a shareholder of the cooperative. All outstanding shares of the cooperative’s common stock will be converted automatically into one Class A unit and one Class B unit in the LLC. The cooperative has issued the non-cash portion of its patronage dividends in the form of qualified written notices of allocation. These patronage notices are variously referred to as equity credits in the cooperative’s articles of incorporation, as equity credits and patronage equities in its bylaws, and as patronage refunds for reinvestment in its financial statements. The stated amount of the patronage notices currently outstanding is approximately $49.5 million, which will be increased by the face amount of any patronage notices that are issued by the cooperative with respect to patronage in the current fiscal year. The payment obligation of the cooperative represented by its outstanding patronage notices will automatically become a payment obligation of the LLC to the holder in the same stated amount.

Reasons for the Restructuring

      The structure and terms of the restructuring to become a Delaware limited liability company were determined by the cooperative’s board of directors and senior management after extensive investigation of the anticipated business, tax and other effects on the cooperative and its shareholders of converting to another form of entity or remaining a cooperative. As discussed below, the decision to effect the restructuring is a result of extensive internal discussion among the members of the board of directors and senior management of the cooperative.

      Over the past several years, and particularly in recent months, the board of directors of the cooperative and senior management have carefully analyzed the cooperative’s business and structure. In addition to numerous discussions between and among members of the board of directors and senior management regarding the cooperative, its business and its structure, the board of directors and senior management considered those issues at a series of eleven meetings (including several conference call meetings) held between August, 2003 and April, 2004. One such meeting was held in August, 2003, during which meeting the focus was long-range planning. At that meeting, the board of directors received an introductory presentation from senior management and the cooperative’s legal counsel regarding alternative business structures. Three meetings were held in October, 2003. At the first of the October meetings, the board of directors, senior management and the cooperative’s legal counsel continued the discussion of alternative business structures, with an emphasis on a comparison of the advantages and disadvantages of each structure. At the second meeting in October, 2003, senior management discussed the business implications of the various alternative business structures. At the third October, 2003 meeting, the discussion focused on the tax consequences associated with a possible restructuring. In November, 2003, a meeting was held at which the board of directors received an update from senior management and the cooperative’s legal counsel regarding the continuation of the analysis. In December, 2003, the board, senior management and the cooperative’s legal counsel met for an extensive discussion of the various alternatives and a comparison of the benefits and detriments of each of the alternatives. In 2004, one board of directors’ meeting was held in each of January, February and March. The January, 2004 meeting (held in conjunction with the cooperative’s annual meeting of shareholders) focused on continued analysis of the various alternatives. In February, 2004, the board of directors and senior management reviewed the respective roles to be performed during the possible restructuring process by legal counsel, the independent auditors and the appraisal firm. In March, 2004, the board of directors held a conference call meeting to receive an update from senior management on the status of the restructuring analysis and to prepare for a final decision in April, 2004. The analysis process culminated in two meetings in April, 2004. The first meeting during the month constituted an extensive review of the possibility of restructuring into a limited liability company. At that meeting, the board of directors adopted resolutions approving the preparation of a draft registration statement. Finally, in late April, the board of directors met again and engaged in an extensive discussion of the limited liability company operating agreement and the proposed restructuring. At that meeting, board of directors unanimously approved the proposed restructuring and directed that the proposed restructuring be submitted to the cooperative’s shareholders. Each of the meetings involved the board of directors and senior management of the cooperative, while representatives from the cooperative’s legal counsel, Lindquist & Vennum, P.L.L.P., participated in nine of the eleven board of directors’ meetings.

      During the course of analyzing the structural alternatives available to the cooperative, five primary alternatives were considered. Those alternatives included (i) remaining a cooperative, (ii) converting to a corporation, (iii) remaining a cooperative, but transferring the additional ownership interest in National Beef acquired in the Acquisition into a newly-formed limited liability company; (iv) converting to a new form of partnership-based cooperative permitted under new cooperative statutes adopted in recent years in Wyoming and Minnesota; and (v) restructuring to become a limited liability company.

      In considering the possibility of remaining a cooperative, the board of directors and management noted that the expense of a restructuring would not be incurred and the entity would continue to enjoy the various benefits afforded to cooperatives under applicable federal and state laws. However, the cooperative would continue to suffer from (i) restrictions on access to capital and limitations on liquidity arising from the entity’s status as a cooperative and (ii) the potential difficulties (discussed below) arising from ownership of patronage equities in the cooperative by persons other than the shareholders of the cooperative. In addition, the cooperative’s tax advisors had advised the board of directors that, following the Acquisition, as the majority owner of National Beef, the cooperative might experience an increased tax burden with respect to any income classified as “non-patronage” income under the Internal Revenue Code.

      In considering the possibility of converting to a corporation, the board of directors and management considered the benefits of being able to access capital sources not available to cooperatives and the possibility of greater liquidity for shareholders. However, as a corporation, income generated by the business would be taxed both at the entity level and again when distributed to shareholders in the form of dividends. With respect to the possibility of remaining a cooperative (which would continue to own the cooperative’s original ownership interest in National Beef), but transferring the newly acquired additional ownership interest in National Beef into a newly formed limited liability company, very few benefits were identified. Any such plan would, however, be subject to a number of negative factors, including continued restrictions on liquidity, complexity and the administrative burden of two entities rather than one. The analysis also indicated that conversion to a cooperative under the new Wyoming or Minnesota statutes would provide benefits, and be subject to detriments, that were very similar to those afforded by conversion to a limited liability company. However, it appeared that a limited liability company form of organization would provide more flexibility on a number of issues, including governance matters, than would be available under the new Wyoming or Minnesota statutes.

      The analysis also focused on the possibility of conversion of the cooperative into a limited liability company. The perceived benefits included (i) great flexibility, (ii) the possibility of accessing capital from a broader array of sources than that available to the cooperative, (iii) the ability to transfer ownership interests to parties other than cattle producers, (which might have the effect of improving liquidity for holders of ownership interests in the entity), and (iv) income taxation at only the owner level, rather than at both the entity level and the owner level. In addition, upon conversion to a limited liability company, the cooperative’s payment obligation represented by existing patronage equities would automatically become a payment obligation of the LLC in the form of patronage notices carrying comparable rights. Going forward, the limited liability company form of business enterprise, in contrast to the cooperative form of organization, does not contemplate the creation of additional patronage equities and the complexities (discussed below) associated with such patronage equities. The negative factors of possible conversion to a limited liability company included (i) the possibility of taxable gain to the cooperative and its shareholders upon the restructuring from a cooperative into a limited liability company, (ii) the administrative burdens of operating an entity taxed as a partnership when there are several hundred owners and of securities law compliance following any necessary securities registration, and (iii) the loss of the various benefits afforded to cooperatives under applicable federal and state laws.

      As a result of the analysis, it became apparent that significant structural changes were appropriate. After carefully exploring the alternatives described above, the board of directors and senior management have determined that it is in the best interests of the cooperative and its shareholders to restructure the cooperative into a limited liability company. Given the competitive nature of the beef industry, the board of directors and senior management believe that the business will require significant capital resources to fund on-going activities. If the business were to remain organized as a cooperative, it may need to look to its shareholders for a portion of its capital requirements. We expect that restructuring to a limited liability company will afford the business greater access to capital, which we believe is necessary to allow the business to keep pace with the growth, consolidation and cost structure within the beef industry. We also believe that the restructuring from a cooperative to a limited liability company could improve the liquidity of your investment.

      Ultimately, the cooperative’s board of directors and senior management based its final decision as to whether to convert to an LLC on a number of factors, including those summarized below.

•	If the restructuring is completed, the LLC will be able to offer its units for sale to any potential investor, not just to agricultural producers who agree to deliver cattle to the cooperative each year. As a result, we believe that there will be a broader range of potential investors who can be approached for capital investment into the business. As a value-added cooperative, the cooperative has two primary methods of obtaining equity capital for use in its business. First, the cooperative can issue shares of its common stock. However, those shares can only be offered to, and held by, agricultural producers who are willing to enter into a uniform delivery and marketing agreement to deliver cattle to the cooperative each year. Those shares cannot be sold to investors who fall outside the classification as an agricultural producer. Second, the cooperative’s bylaws provide that all patrons will, through their patronage, furnish capital to the cooperative. Such patronage may be furnished by per-unit retains or through the distribution of less than 100% of the cooperative’s patronage. If the restructuring is not completed, the cooperative may need to modify its practices in regard to per-unit retains and cash distributions to meet capital requirements.

•	We believe that the restructuring from a cooperative to a limited liability company could improve the liquidity of your investment because the limited liability company form, unlike the cooperative form, permits a broader range of investors and potential purchasers of LLC units. The current cooperative form requires the business to limit its common stock shareholders to producers of agricultural products and associations of agricultural producers. This restriction limits shareholders to sell their equity interests in the cooperative only to other producers. The board of directors and senior management believe that the liquidity of shareholders’ equity interests may be enhanced if ownership of the business is opened up to a broader range of investors, that is, non-producers. We believe it may be easier to sell your equity interests if the potential buyers can be either agricultural producers or non-producer investors. However, there are also limitations on the transfer of units in a limited liability company. Even though those limitations are generally less challenging than the limitations imposed on the transfer of shares in the cooperative, we do not expect that there will be an immediate significant improvement in liquidity following the restructuring into an LLC, and we cannot assure you that the restructuring to an LLC will ever improve your liquidity.

•	Under the applicable governing documents of the cooperative, the holders of patronage equities have a contingent right that would spring into existence in the event of a liquidation of the cooperative. That right, in the unlikely event of a current liquidation of the cooperative, would be for the patrons’ priority in payment of residual liquidating distributions. Given the practice of shareholders and the cooperative granting limited term delivery rights (share leasing) that has developed over time, some patrons are not individuals or entities who own the cooperative’s stock. As a result, it is challenging to accurately value the shares and any associated patronage equities issued by the cooperative. Upon completion of the restructuring, the patronage notices will carry rights comparable to the patronage equities issued by the cooperative, in that during the continued existence of the LLC, the patronage notices will be paid at the discretion of the board of directors. In the event of a liquidation of the business following the proposed restructuring, the patronage notices will actually hold a higher priority upon liquidation than that held by patronage equities in the cooperative. (Please see “Comparison of Rights of Shareholders and Unitholders — Distribution of Assets Upon Liquidation”.) Once those patronage notices have been satisfied, any assets remaining for distribution upon liquidation of the business will be distributed on the basis of the unit ownership in the LLC.

•	The cooperative is currently subject to taxation under Section 521 and Subchapter T of the Internal Revenue Code. Under those provisions, the cooperative can generally deduct from its taxable income any portion of the cooperative’s net income allocated to its shareholders on the basis of the shareholders’ patronage business with the cooperative. Subject to the technical provisions of Section 521 of the Internal Revenue Code, to the extent that the cooperative receives income from non-patronage sources, it may not be able to claim a deduction in an amount sufficient to eliminate entity-level taxation. As there are possible situations that could result in the cooperative being required to pay entity-level tax, the board of directors and senior management have focused on the restructuring as a way to reduce or eliminate the risk that the business will be subject to entity-level taxation.

•	The board of directors and senior management determined that the likely tax impact of the restructuring upon the cooperative and its shareholders is acceptable, given the expected benefits to both the business enterprise and the cooperative’s shareholders. In evaluating the tax consequences of the restructuring, the board of directors and senior management have relied, in part, on the appraisal prepared by American Appraisal.

      This discussion of factors considered by the cooperative’s board of directors and senior management is not intended to be exhaustive, but is believed to include the material factors considered by them. In reaching its determination to approve and recommend the restructuring, the board of directors considered the above issues and factors collectively without quantifying or assigning a greater weight to any one factor.

Recommendation of the Cooperative’s Board of Directors

      The board of directors and senior management believe that it is in the best interests of the cooperative and its shareholders to restructure from a Kansas cooperative into a Delaware limited liability company. Accordingly, the board of directors has approved the merger agreement and the plan of conversion. The board of directors recommends that shareholders of the cooperative vote “FOR” adoption of the merger agreement. If the restructuring is not consummated for any reason, the board of directors intends to continue to operate the business in a cooperative form.

Regulatory Approval

      Other than as necessary to comply with federal and state securities laws, no regulatory approvals must be obtained in connection with the proposed restructuring.

Dissenters’ Rights

      Under Kansas cooperative law, in the circumstances presented by the proposed restructuring, shareholders of the cooperative who oppose the merger and subsequent statutory conversion do not have the right to dissent from the merger and to demand the cash payment of the fair value of their shares in the transaction. Therefore, if the restructuring is completed, you will be required to accept Class A and Class B units issued by the LLC rather than seek an appraisal of your common stock of the cooperative.

Employee Benefit Plans

      Under the merger agreement and the plan of conversion, the LLC will honor all benefits accrued by the cooperative under any benefit plan, policy or arrangement in accordance with the respective terms of those benefit plans and to the extent required by law. All such benefit plans, policies or arrangements will continue to be in effect under the LLC.

Federal Securities Law Consequences

      Under the federal securities laws, units in the LLC received in the restructuring by persons who are not affiliates of the LLC, as defined by the Securities Act of 1933, as amended (the “Securities Act”), may be resold immediately in transactions not involving an issuer, underwriter or dealer. Units received in the restructuring by “affiliates” of the LLC may be resold only in compliance with Rule 144 under the Securities Act, in transactions that are exempt from registration under the Securities Act, or pursuant to further registration under the Securities Act. The restrictions under Rule 144 are expected to apply to the directors and senior management of the LLC. Any transfers of LLC units are subject to the prior approval of the board of directors of the LLC.

      This document cannot be used in connection with subsequent sales of Class A or Class B units in the LLC received in the restructuring by a shareholder who may be deemed to be an affiliate of the cooperative or the LLC under the Securities Act. The LLC will be subject to the requirements of the Securities Exchange Act of 1934, will file annual, quarterly and current reports with the SEC, and, will also become subject to the proxy rules, management reporting of insider ownership and other requirements of a company registered pursuant to Section 12(g) of the Act.

Appraisal Opinion

      Because of the importance of fair market value in evaluating the tax consequences of the proposed restructuring, the cooperative retained American Appraisal Associates (“American Appraisal”), a

nationally recognized appraisal firm, to appraise the value of U.S. Premium Beef, Ltd. and the value of the assets that will be deemed constructively distributed to each of its unitholders.

      As estimated by American Appraisal, the value of the cooperative’s gross assets as a going concern, was $103,600,000 as of December 31, 2003. On that date, the fair market value under the premise of continued use of a minority interest in the common equity of the LLC immediately following the consummation of the restructuring is $60 for the combination of a Class A unit and a Class B unit. The appraisal relied upon in analyzing the proposed restructuring and preparing this document was dated December 31, 2003. (That final appraisal was preceded by draft appraisal information that was discussed between the cooperative and American Appraisal.) The cooperative and the LLC will receive an updated appraisal from American Appraisal in connection with the closing of the restructuring. As there may have been changes in the business or industry prior to the time of that updated appraisal, there can be no assurance that the updated appraisal will reflect the same value as that on December 31, 2003. If the updated appraisal provides a materially different result than the December 31, 2003 appraisal, resulting in significantly different tax consequences, the cooperative will take appropriate steps to notify the shareholders of the cooperative of that change.

      The following table provides a summary of the valuation information contained in the appraisal. The summary material contained in the table is discussed in greater detail in the following pages.

	Guideline		Guideline
	Company		Transaction
	Method		Method

Valuation of Investment in National Beef:
Four Year Average EBITDA	$105,700,000		$105,700,000
EBITDA Multiple	4.1		4.5
Weighting	75%		75%

Weighted Conclusion		$327,900,000		$356,737,500
Latest Fiscal Year	118,700,000		118,700,000
EBITDA Multiple	4.2		4.5
Weighting	25%		25%

Weighted Conclusion		124,900,000		133,537,500

				490,275,000
Less 10% Premium for Control				(44,570,500)

FMV of Invested Capital		$452,800,000		$445,704,500

Rounded		$453,000,000		$446,000,000

Concluded Enterprise Value of National Beef			$450,000,000

Estimate of FMV of National Beef Issued Units:
Concluded Enterprise Value of National Beef from above		$450,000,000
Less Interest Bearing Debt (from National Beef’s November 29, 2003 balance sheet)		328,193,000

FMV of Members’ Capital in National Beef		121,807,000
Allocated as follows:
FMV of All Class ‘A’ Units (based on outstanding Class ‘A’ face value of $130,935,340 and an assumed yield of 9.0%)		72,700,000

FMV of All Class ‘B’ Units		$49,107,000

Units held by USPB:
Proportionate FMV of Class ‘A’ Units	67.81%	$49,294,611

Proportionate FMV of Class ‘B’ Units Before Discount	53.16%	26,105,281
Less Discount for Lack of Marketability	10.00%	(2,610,528)
Proportionate FMV of Class ‘B’ Units After Discount		23,494,753

FMV of USPB’s Investment in National Beef		$72,789,364

Rounded		$72,800,000

Calculation of USPB Business Enterprise Value:
(from USPB December 27, 2003 balance sheet unless noted otherwise)
Current Assets
Cash & Cash Equivalents	$14,353,352
Accounts Receivable	16,533,476

Total Current Assets	30,886,928
Equipment	77,055
Investment in National Beef (from above)	72,800,000
Other assets	323,498

Total Assets	104,087,481
Adjustments:
Less NPV of future expenditures for S, G & A (calculated based on the after tax cost of $2.1 million, capitalized using a WACC for USPB of 12.0%, less 3% inflationary growth)	(23,333,333)
Add Present Value of Delivery Rights (based on estimated future delivery rentals discounted at USPB’s cost of equity of 15%)	22,885,867

Business Enterprise Value of USPB	$103,640,015

Rounded	$103,600,000

      American Appraisal, as part of its appraisal business, is continually engaged in the appraisal of businesses in connection with mergers, acquisitions and divestitures, purchases of businesses, acquisition due diligence, determining insurable values for risk management, securities valuations, solvency opinions and for tax and business planning. American Appraisal was founded in 1896 and is a leading appraisal firm with over 60 offices on 5 continents.

      The board of directors sought the appraisal in connection with its consideration of the proposed restructuring of the cooperative into a limited liability company. The cooperative did not provide any valuation figure to the appraisal firm. As described below, the cooperative provided American Appraisal with financial and other information about its business and its industry.

      American Appraisal subsequently conducted an appraisal of the fair market value under the premise of continued use of: 1) a 100% interest in the outstanding common shares of the cooperative prior to the contemplated restructuring into a limited liability company, and 2) the minority common equity value of the LLC on a per unit basis immediately following the consummation of the restructuring.

      American Appraisal performed its appraisal in accordance with the requirements set forth by the Uniform Standards of Professional Appraisal Practice. The appraisal does not constitute a recommendation as to how any member of the cooperative should vote on the proposed restructuring.

      The following is a summary of the appraisal’s definitions, scope of investigation, limitations, assumptions, and material qualitative and quantitative analysis.

      Fair Market Value. The appraisal defined “Fair Market Value” as the price at which an interest might exchange hands between a willing buyer and a willing seller, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts. Fair Market Value as used on the premise of continued use of an asset or business does not represent a piecemeal disposition of assets in the open market or from an alternative use of those assets.

      Appraisal Process. In connection with the appraisal, American Appraisal considered a variety of factors. Given that at the appraisal date, the primary asset of the cooperative was its ownership interest in its majority owned subsidiary, National Beef Packing Company, LLC (“National Beef”), it was necessary to appraise National Beef in order to estimate the value of the cooperative. In connection with that appraisal, American Appraisal considered a number of factors effecting the operations of both the cooperative and National Beef and the ability to generate future investment returns, all as set forth in Revenue Ruling 59-60. These factors include:

•	nature of the business and the history of the enterprise from its inception;

•	economic outlook in general and the condition and outlook of the specific industry in particular;

•	book value of the stock and the financial condition of the business;

•	earning capacity of the company;

•	dividend paying capacity of the company;

•	whether or not the enterprise has goodwill or other intangible value;

•	sales of the stock and the size of the block of stock to be valued; and

•	market price of stocks of corporations engaged in the same or similar line of business having their stocks actively traded on a free and open market, either on an exchange or in other over-the-counter markets.

      Limitations and Assumptions. The appraisal relies on the accuracy and completeness of all of the financial and other information that the firm reviewed. American Appraisal relied upon information concerning the cooperative and National Beef’s business, such as pricing, industry trends and forecasts, historical results and other industry information that was provided by the cooperative and National Beef. American Appraisal assumed that the furnished data are representative of the operating history of the business of National Beef and the cooperative.

      Material Financial Analysis. The fair market value of the cooperative was estimated using an “Adjusted Balance Sheet” approach. This involved restating the balance sheet of the cooperative at the appraisal date of December 31, 2003 (exclusive of consolidating entries with National Beef) to reflect fair market values of the respective assets and liabilities. Fair Market Value of the common stock is calculated as the aggregate value of its assets minus the value of its liabilities. However, given the relationship between the cooperative and National Beef, the first step in appraising the cooperative was to estimate the value of its investment in the Class A and Class B units in National Beef.

      Appraisal of National Beef Packing Company, LLC. Indications of the Fair Market Value of National Beef’s members’ capital were developed utilizing the market approach. American Appraisal employed two forms of the market approach, the guideline company method (“GCM”) and guideline transaction method (“GTM”) to estimate National Beef’s business enterprise value. Business enterprise value is defined as the value of the Company’s total invested capital, being the sum of the market values of the Company’s interest-bearing debt and equity. American Appraisal then estimated the value of National Beef’s members’ capital by subtracting its interest bearing debt and adding any redundant assets. When using the GCM method, American Appraisal would normally apply a control premium because the market multiples used in the GCM are based on transaction prices involving minority blocks of stock. However, given the nature of the relationship between the cooperative and National Beef, American Appraisal determined that no premium was appropriate, nor was any such premium applied.

      Market Approach-Guideline Company Method. The GCM makes use of market-priced data of stocks of corporations engaged in the same or similar line of business as that of the subject company. Stocks of these corporations are actively traded on a public, free and open market, either on an exchange or over-the-counter basis. Although no two companies are entirely alike, a prudent investor could consider investment in one or all of the guideline companies as an alternative to investment in National Beef. American Appraisal identified 7 guideline companies. The guideline companies selected were: Tyson Foods, Inc.; Pilgrim’s Pride Corporation; Smithfield Foods, Inc.; Hormel Foods, Inc.; Sanderson Farms, Inc.; Archer Daniels Midland Company; and Bunge Limited.

      Market multiples for the guideline firms were then selected based on each firm’s outstanding interest-bearing debt, stock price, shares outstanding and appropriate revenues and earnings streams. Multiples were calculated for each company’s operating performance for the latest fiscal year, and an average of the last four fiscal years. These multiples were then adjusted to account for differences in the risk, growth and profitability of the comparables versus National Beef.

      Considering industry valuation practice and National Beef’s high leverage, significant consideration was given to EBITDA multiples in valuing the business enterprise of National Beef. The latest fiscal year and four-year average operating EBITDA multiples derived from the guideline companies are shown in the table below. These multiples were applied to National Beef’s operating EBITDA and then multiplied by the concluded weightings, with more weight given to four-year average in light of the mature nature of the industry and to smooth out the impact of any spikes or dips in the price of beef in any one year. The calculation of National Beef’s invested capital is illustrated in the following table:

	EBITDA
Earnings Level: EBITDA	Multiple	NBP EBITDA	Weightings	Weighted Conclusion*

4-Year Average 2000-2003	4.1	$105,700,000	75%	$327,900,000

Latest Fiscal Year 2003	4.2	$118,700.000	25%	124,900,000

FMV of Invested Capital				$452,800,000

Rounded				$453,000,000

*	The Weighted Conclusion figures shown above may not multiply exactly due to rounding of the operating EBITDA multiple for presentation purposes.

      Based on the GCM, the Fair Market Value of National Beef’s invested capital was estimated to be $453,000,000.

      Market Approach-Guideline Transaction Method. The GTM is a variation of the GCM. However, instead of deriving market multiples from the prices at which shares of publicly traded companies are exchanged, the market multiples implied in transactions for entire companies in the marketplace are used. Transactions in the period from 2001 through December 31, 2003 were reviewed for comparability, with emphasis placed on acquisitions involving businesses with beef processing operations. Four such transactions were identified and are summarized in the table below.

				Price
Date	Purchaser	Business	% Acquired	($ millions)	Price/EBITDA

05/21/02	Hicks, Muse, Tate & Furst	Con Agra’s beef & pork processing	54.0	2,555.6 *	5.0
11/01/01	Smithfield Foods Inc.	American Foods — beef packing	100.0	581.0	5.0
09/28/01	Tyson Foods Inc.	IBP Inc. — beef & pork processing	100.0	4,645.8	6.8
09/07/01	Smithfield Foods Inc.	Packerland Inc. — beef processing	100.0	100.0	5.0
Mean					5.5
Median					5.0

*	Actual transaction price has been grossed up to reflect the equivalent value of a 100% interest.

      The median multiple of 5.0 x EBITDA was selected as being most representative of industry transactions. However, the selected multiple did not reflect the likely impact of the recent case of BSE in the United States and, accordingly, American Appraisal reduced the multiple to 4.5 x EBITDA.

      The Fair Market Value of National Beef’s invested capital using the GTM was calculated as follows:

	EBITDA			Weighted
Earnings Level: EBITDA	Multiple	NBP EBITDA	Weightings	Conclusion

4-Year Average 2000-2003	4.5	$105,700,000	75%	$356,737,500
Latest Fiscal Year 2003	4.5	$118,700,000	25%	133,537,500

Sum of Weighted Streams				$490,275,000
Eliminated 10% premium for control *in comparable transactions				(44,570,500)

Indicated Invested Capital				$445,704,500

Rounded				$446,000,000

*	A 10% control premium was deducted from the sum of the weighted streams to account for the particular terms and conditions of the National Beef LLC Operating Agreement, which restricts the governance rights of the cooperative with respect to certain actions.

      Based on the GTM, the value of National Beef’s invested capital was estimated to be $446,000,000.

      Correlation and Conclusion. The GCM indicated a value of $453,000,000 for National Beef’s invested capital. The GTM indicated a value of $446,000,000 for National Beef’s invested capital. Based on American Appraisal’s analysis of the two techniques, a value of $450,000,000 was concluded to reasonably represent the value of National Beef’s invested capital as of December 31, 2003. A 100% interest in the members’ capital of National Beef was calculated by subtracting National Beef’s interest-bearing debt.

      The calculation of the members’ capital in National Beef is summarized as follows:

FMV of invested capital	$450,000,000
Less: interest-bearing debt	328,193,000

Fair Market Value of members’ capital in National Beef	$121,807,000

      The value of National Beef’s members’ capital was then allocated first to the Class A units in National Beef and then to the Class B units. The Fair Market Value of the Class A units was calculated based on an estimated market yield of 9.0% applied to the annual dividend amount from the outstanding face value of $130,935,340. Fair Market Value of the Class B units was calculated by subtracting the value of the Class A units ($72,700,000) from the estimated market value of National Beef’s members’ capital ($121,807,000). Accordingly, the Class B units were estimated to have a market value of $49,107,000. Applying the cooperative’s percentage ownership in National Beef’s Class A and Class B units indicated

that the cooperative’s total investment in National Beef had a value of $72,800,000 as of December 31, 2003.

      Appraisal of U.S. Premium Beef, Ltd. As indicated above, the Fair Market Value of the cooperative was estimated using an adjusted balance sheet approach. This involved restating the balance sheet of the cooperative at the appraisal date to reflect the Fair Market Value of the respective assets and liabilities. The Fair Market Value of the business enterprise was calculated as the aggregate value of its assets minus the value of its non-debt liabilities. Accordingly, the estimated Fair Market Value of the cooperative’s interest in National Beef ($72,800,000) was substituted for its book value of $102,712,800. Additional adjustments were made to account for the cost of future operations, the value associated with delivery rights and obligations and to subtract the market value of the patronage refunds for reinvestment. Based on that analysis, the value of the cooperative’s gross assets as a going concern was determined to be $103,600,000.

      Determination of Per Unit Value. Having determined the gross asset value of the cooperative as a going concern immediately before the restructuring to a limited liability company to be $103,600,000, the appraisal makes a number of further adjustments to reach the minority common equity value of the LLC on a per unit basis immediately after the restructuring into a limited liability company. These adjustments are described in the following paragraphs.

      Minority and Marketability Discounts. Inherent in the LLC’s units are certain prerogatives of control over which a minority unitholder has little or no influence. Such prerogatives include appointment of directors, determination of compensation and prerequisites, acquisition or liquidation of assets and declaration of distributions. Accordingly, American Appraisal determined that it was appropriate to apply a minority discount when estimating the value of a minority interest in the LLC.

      In addition, American Appraisal considered the marketability of the Class A and Class B units which will be issued as part of the restructuring of the cooperative. The degree of marketability of an investment is defined as its liquidity relative to other investments. In other words, the marketability of an investment is directly related to the relative speed and ease in which an investor may convert it to cash. Investments in closely-held or private companies or restricted interests in public companies are typically less marketable than investments in otherwise similar publicly-traded businesses. Without an active stock exchange to liquidate a closely-held or restricted interest, an investor’s ability to control the timing of capital gains, avoid capital losses and redirect financial resources in a timely fashion to exploit more promising investment opportunities is severely impaired. Accordingly, it is appropriate to apply a marketability discount when estimating the value of a minority interest in the LLC.

      Based on American Appraisal’s analysis, a combined minority interest and marketability discount of 35% was concluded as appropriate for application to a minority interest in the LLC following the restructuring. Based on the investigation and analysis completed by American Appraisal, American Appraisal determined that in its opinion, the Fair Market Value of the combination of a Class A unit and a Class B unit in the LLC resulting from ownership of each share of the cooperative’s common stock was $92. When the 35% aggregate discount for minority interest and limited marketability was applied, the Fair Market Value of the combination of a Class A unit and a Class B unit was determined to be $60.

Appraisal Relationship

      The board of directors retained American Appraisal on December 17, 2003 in connection with its consideration of the proposed restructuring of the cooperative into a limited liability company. American Appraisal had no prior relationship with the cooperative, including in relation to appraisal or advisory work. The cooperative agreed to pay American Appraisal a fee of $69,000 for its appraisal opinion. The cooperative retained American Appraisal in connection with the restructuring because of American Appraisal’s expertise and familiarity with cooperatives converting into limited liability companies.

Tax Treatment

      The restructuring will be a taxable event to the cooperative and its shareholders. Please see “Federal Income Tax Considerations” for a discussion of important tax matters.

Accounting Treatment

      For financial statement purposes, the restructuring will be accounted for as a merger between entities under common control. Accordingly, the LLC will record the book value of the assets and the liabilities transferred at their carrying amounts on the records of the cooperative, and will recognize no goodwill or intangible asset in connection with the transaction.

Effect Upon Loans Secured By Common Stock

      Upon the effective date of the restructuring to become a limited liability company, shareholders of the cooperative will receive Class A and Class B units in the LLC and will relinquish ownership of their shares of common stock of the cooperative. If a shareholder of the cooperative has secured a loan with that common stock, the effect of the restructuring upon that loan may vary depending on the terms of that loan and the nature and preference of the lender. Shareholders who have secured loans using common stock may wish to consult with their lending institutions to determine if their lenders will require new assignments of security interest in the Class A and Class B units or other new collateral to support those loans.

THE MERGER AGREEMENT

      The following summary of the merger agreement between the cooperative and the corporation is qualified in its entirety by reference to the complete text of the merger agreement, which is included in Appendix A and incorporated by reference into this document. We urge you to read the entire merger agreement.

Conditions to Consummation of the Merger

      The obligations of the cooperative and the corporation to consummate the merger are subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the consummation of the merger:

•	approval by the shareholders of the cooperative of the merger agreement;

•	the effectiveness of the registration statement of which this document constitutes a part, and no Securities and Exchange Commission proceedings to stop the effectiveness are underway;

•	receipt of all consents necessary in connection with the merger, including those from the cooperative’s lenders; and

•	all actions, proceedings and documents necessary to carry out the merger shall be reasonably satisfactory to the cooperative and the corporation.

      Based on verbal discussion with the cooperative’s senior lender and a letter received from that lender, the cooperative believes that the senior lender will consent to the proposed restructuring. However, the senior lender will not provide its final consent until immediately before the restructuring is to become effective; the lender could then, in its discretion, elect to withhold its consent. The other conditions to consummation of the merger cannot be satisfied until the cooperative’s shareholders have approved the proposed restructuring and the restructuring is about to be completed.

      Because the cooperative controls the corporation, the cooperative may waive or cause to be waived any of the conditions precedent to the merger. However, the cooperative does not intend to waive or cause to be waived any condition if the failure of the condition would have a material adverse effect on the business or operations of the LLC post-restructuring. For example, we do not intend to complete the restructuring if the cooperative has not obtained the approval of its shareholders, the registration statement has not been declared effective, or the cooperative has not obtained the consent of its senior lenders.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to its consummation by either party if:

•	shareholders of the cooperative fail to approve the merger of the cooperative with and into the corporation.

•	written notice of termination is delivered by either the cooperative or the corporation to the other; or

•	the restructuring has not been consummated on or before December 31, 2004.

Amendment

      The terms of the merger agreement may be amended or supplemented at any time by mutual agreement of the cooperative and the corporation, although consent on the part of the corporation would be a formality to the extent that the cooperative controls the corporation.

Effective Time

      The merger of the cooperative with and into the corporation will take effect on the date on which a certificate of merger is filed with the Kansas Secretary of State and a certificate of merger is filed with the Delaware Secretary of State. If the merger is approved by the shareholders and the other conditions to the merger are satisfied, we anticipate that the closing and the filing of these documents will take place as soon as practicable following the shareholder vote. Immediately following the effective date of the merger of the cooperative with and into the corporation, the corporation will implement the plan of conversion, which is described below, to become a limited liability company.

Indemnification and Insurance

      From and after the consummation of the merger, the corporation has agreed to indemnify each present and former director, officer, employee or agent of the cooperative. The corporation has also agreed to indemnify each person who, while a director or officer of the cooperative and at the request of the cooperative, serves or has served another corporation, cooperative, partnership, joint venture, or other enterprise as a director, officer or partner. This indemnification obligation covers any losses, claims, damages, liabilities, or expenses arising out of or pertaining to matters existing or occurring at or before the consummation of the merger, whether asserted or claimed before or after the consummation of the merger, to the fullest extent permitted by law. As a result of the statutory conversion, the LLC will succeed to these indemnification obligations. The LLC may purchase insurance coverage against these losses, claims or expenses, but is not obligated to do so.

THE PLAN OF CONVERSION

      The following summary of the plan of conversion adopted by the corporation is qualified in its entirety by reference to the complete text of the plan of conversion, which is included in Appendix B and incorporated by reference into this document. We urge you to read the entire plan of conversion.

      The corporation, as a wholly-owned subsidiary of the cooperative, has already taken action to adopt the plan of conversion, subject to the merger being effective. The plan of conversion provides that, immediately following the merger of the cooperative into the corporation, the corporation will take action to become a limited liability company under the laws of the State of Delaware. Under that plan, the corporation will file a certificate of conversion, memorializing the change from a corporation to a limited liability company, and a certificate of formation in the form attached as Appendix C, describing basic information about the new limited liability company.

      The plan of conversion also specifies that the LLC operating agreement in the form attached as Appendix D will become the governing agreement of the LLC. The statutory conversion of the corporation into a limited liability company will take effect on the date on which the certificate of conversion and certificate of formation are filed with the Delaware Secretary of State.

INTERESTS OF CERTAIN PERSONS IN THE RESTRUCTURING

      In considering whether to approve the restructuring, shareholders of the cooperative should be aware that the directors, officers and certain members of senior management of the cooperative have interests in the restructuring in addition to their interests solely as shareholders of the cooperative, as described below.

Indemnification

      The merger agreement provides that the cooperative’s directors and officers will have rights to indemnification for all acts or omissions occurring at or before the restructuring to the fullest extent permitted by law. The LLC may maintain insurance for such acts or omissions. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the corporation or the LLC pursuant to the foregoing provisions, the corporation and the LLC have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Treatment of Shareholder Equity

      U.S. Premium Beef, Ltd. is a cooperative with voting rights arising from owning a minimum of 100 shares, with each shareholder of the cooperative having equal voting rights of one vote per shareholder. At the time the merger and the conversion are completed, each outstanding share of common stock of the cooperative will be converted into one Class A unit and one Class B unit in the LLC. Each Class A unitholder in the LLC will have one vote, provided that the unitholder holds a minimum of 100 Class A units. Each Class B unitholder will have one vote for each Class B unit held, provided that the unitholder holds a minimum of 100 Class B units.

      As a result, upon completion of the restructuring, the board of directors and senior management will beneficially own 210,738 Class A and Class B units in the LLC, or approximately 30.4603% of the LLC’s total issued and outstanding Class A units and 30.4603% of the LLC’s total issued and outstanding Class B units. (This ownership corresponds to the 30.4603% of the cooperative’s stock owned by the board of directors and senior management prior to the proposed restructuring. Please see “Principal Equityholders” on page 72.) No director or member of senior management owns beneficially more than 14% of the cooperative’s issued and outstanding common stock.

Board Representation and Senior Management

      The individuals serving on the board of directors of the cooperative and senior management are expected to continue to serve in substantially the same capacities for the LLC following the restructuring.

PRO FORMA FINANCIAL INFORMATION OF THE LLC

      The following unaudited pro forma condensed consolidated statement of operations has been derived from the historical consolidated statements of operations of U.S. Premium Beef, Ltd. and subsidiaries, adjusted to give pro forma effect to the acquisition of a controlling interest of Farmland National Beef Packing Company, L.P., as if it occurred on September 1, 2002. There is no pro forma effect to the statement of operations as a result of the conversion from a cooperative to an LLC. Historical per share data has been omitted because, under the cooperative structure, earnings of the cooperative are distributed as patronage dividends to members and associate members based on the level of business conducted with the cooperative as opposed to a common shareholder’s proportionate share of underlying equity in the cooperative. Pro forma per unit information has been included because as an LLC, the restructured entity will make distributions to its unitholders based on their proportionate share of the underlying equity in the Class A and B units, 33% and 67%, respectively, as opposed to the level of business conducted with the LLC. The pro forma per unit information assumes that each share of common stock of the cooperative will be exchanged for one Class A and one Class B unit of the newly formed LLC. The unaudited pro forma financial information does not necessarily purport to represent what the results of operations would have been if the acquisition of a controlling interest in FNB had occurred as of the date indicated or what those results will be for future periods. We encourage you to read the financial information presented below along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included at the end of this document.

      For financial statement purposes, the restructuring will be accounted for as a merger of entities under common control. Accordingly, the LLC will record the book value of the assets and the liabilities transferred at their carrying amounts on the records of the cooperative, and will recognize no goodwill or intangible asset in connection with the transaction. The following unaudited pro forma financial information reflects related required preliminary pro forma adjustments, and is based on available information and various estimates and assumptions which senior management believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes.

U.S. PREMIUM BEEF, LLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except share and per share data)

				Pro Forma
	Year Ended			Year Ended
	August 30,	Pro Forma		August 30,
	2003	Adjustments		2003

		(Unaudited)		(Unaudited)
Net sales	$871,774	2,789,681	(1)	3,661,455
Costs and expenses:
Cost of sales	853,577	2,663,489	(2)	3,517,066
Selling, general and administrative	5,694	23,424	(3)	29,118
Depreciation and amortization	2,106	24,712	(4)	26,818

Operating Income	10,397	78,056		88,453
Other income (expense):
Minority owners’ interest in National Beef Packing Co.	(4,872)	(22,976	) (5)	(27,848)
Minority owners’ interest in net income of Kansas City Steak, LLC	(2)	(121	)(6)	(123)
Equity in loss of aLF Ventures, LLC	(41)	(1,344	)(7)	(1,385)
Equity in income from Farmland National Beef Packing Co.	22,586	(22,586	) (8)	—
Interest income	170	511	(9)	681
Interest expense	(2,397)	(25,696	) (10)	(28,093)
Other, net	(1,684)	332	(11)	(1,352)

Total other income (expense)	13,760	(71,880)		(58,120)

Income before taxes	24,157	6,176		30,333
Income tax benefit (expense)	73	(296	)(12)	(223)

Net income	$24,230	5,880		30,110

Weighted average basic		Class A -		691,845
units outstanding		Class B -		691,845
Basic earnings		Class A -		$14.36
per unit		Class B -		$29.16
Weighted average diluted		Class A -		703,761
units outstanding		Class B -		703,761
Diluted earnings		Class A -		$14.12
per unit		Class B -		$28.67

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS (unaudited)

      The unaudited pro forma condensed consolidated statement of operations include adjustments necessary to reflect the estimated effect of the acquisition of National Beef as if it had occurred on September 1, 2002.

			Year Ended
			August 30,
			2003

			(In thousands)
(1)	(a)	NBP sales	$3,378,623
	(b)	Eliminate USPB sales	(588,942)

		Total sales	2,789,681
(2)	(a)	NBP cost of sales	(3,252,431)
	(b)	Eliminate USPB cost of sales	588,942

		Total cost of sales	(2,663,489)
(3)		Selling, general and administrative expenses	(23,424)
(4)	(a)	Depreciation and amortization	(18,368)
	(b)	Additional amortization expense	(1,511)
	(c)	Additional depreciation expense	(4,833)

		Total depreciation and amortization	(24,712)
(5)		Minority interest in National Beef Packing Co	(22,976)
(6)		Minority interest in earnings in income of Kansas City Steak Company, LLC	(121)
(7)		Loss on equity investment in aLF Ventures, LLC	(1,344)
(8)		Equity in income of Farmland National Beef Packing Co	(22,586)
(9)		Interest income	511
(10)	(a)	Interest expense	(5,021)
	(b)	Incremental interest expense	(18,932)
	(c)	Debt issuance amortization	(1,743)

		Total interest expense	(25,696)
(11)		Other, net	332
(12)		Income taxes	(296)

		Total pro forma adjustment	$5,880

NOTES TO PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS (unaudited)

The unaudited pro forma condensed consolidated statement of operations include adjustments necessary to reflect the estimated effect of the acquisition of National Beef as if it had occurred on September 1, 2002.

(1)	(a)	Represents historical NBP sales for the 340 days prior to the Acquisition on August 6, 2003.
	(b)	Represents USPB sales to NBP for the 340 days prior to the Acquisition.

(2)	(a)	Represents historical NBP cost of sales for the 340 days prior to the Acquisition.
	(b)	Represents USPB cost of sales to NBP for the 340 days prior to the Acquisition.

(3)		Represents historical NBP selling, general and administrative expenses for the 340 days prior to the Acquisition.

(4)	(a)	Represents historical NBP depreciation and amortization for the 340 days prior to the Acquisition.
	(b)	Represents additional amortization of an identifiable intangible asset acquired in the purchase and amortized on a straight-line basis over its respective estimated useful life of seven years by NBP.
	(c)	Represents additional depreciation expense of tangible assets acquired in the purchase and depreciated over the average estimated useful life of ten years by NBP.

(5)		Represents the minority interest holders’ equity in the earnings of NBP for the 340-day period prior to the Acquisition.

(6)		Represents the minority interest in the earnings of the Kansas City Steak Company, LLC, a majority held subsidiary of NBP, for the 340 days prior to the Acquisition in August 6, 2003.

(7)		Represents historical NBP loss in equity investment of aLF Ventures, LLC for the 340 days prior to the Acquisition.

(8)		Represents the elimination of USPB’s equity in earnings of FNB prior to the August 6, 2003 Acquisition.

(9)		Represents historical NBP interest income for the 340 days prior to the Acquisition.

(10)	(a)	Represents historical NBP interest expense for the 340 days prior to the Acquisition.
	(b)	Represents additional interest expense on the NBP Senior Notes at 10.5%, the incremental borrowing under the amended NBP credit facility at 5% and the incremental interest expense on existing NBP borrowings under the amended credit facility at 1%. A 0.125% change in the interest rates on the term loan and revolving credit facility would result in a $0.2 million change in interest expense for the FYE 2003.
	(c)	Represents amortization of NBP debt issuance costs over the estimated terms of the respective debt instruments, which range from five to eight years.

(11)		Represents historical other income of NBP for the 340 days prior to the Acquisition.

(12)		Represents historical tax expense of NBP for the 340 days prior to the Acquisition.

SELECTED FINANCIAL DATA OF THE COOPERATIVE

      The following selected data presented under the captions “Statement of Operations Data” and “Selected Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended August 30, 2003 are derived from the consolidated financial statements of the cooperative and its subsidiaries, which financial statements have been audited by KPMG LLP, independent registered public accountants. The consolidated financial statements as of August 30, 2003 and August 31, 2002 and for each of the years in the three-year period ended August 30, 2003, and the report thereon, are included elsewhere in this document. The selected data should be read in conjunction with the consolidated financial statements for the year ended August 30, 2003, the related notes and the independent auditors’ report, which contains an explanatory paragraph that states that as discussed in note 2 to the consolidated financial statements, the cooperative adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, on September 1, 2002.

      The following selected unaudited data presented for and as of the thirty-nine week periods ended May 29, 2004 and May 31, 2003, are derived from the unaudited consolidated financial statements of the cooperative and its subsidiaries included elsewhere in this document. Interim results are not necessarily indicative of results for a full year.

      The following selected unaudited pro forma data presented for and as of the year ended August 30, 2003 gives effect to the acquisition of a controlling interest in National Beef as if it occurred on September 1, 2002. There is no pro forma effect to the Selected Financial Data, except per share data as described below, as a result of the conversion from a cooperative to an LLC. The unaudited pro forma information does not necessarily purport to represent what the results of operations would have been if the acquisition of a controlling interest in National Beef had occurred as of the date indicated or what those results will be for future periods.

      Historical per share data has been omitted because, under the cooperative structure, earnings of the cooperative are distributed as patronage dividends to members and associate members based on the level of business conducted with the cooperative as opposed to common stockholder’s proportionate share of underlying equity in the cooperative. Pro forma per unit data has been included below because as an LLC, the restructured entity will make distributions to its unitholders based on their proportionate share of the underlying equity in the Class A and B units, 33% and 67%, respectively, as opposed to the level of business conducted with the LLC. The pro forma per unit data assumes that each share of common stock of the cooperative will be exchanged for one Class A unit and one Class B unit of the newly formed LLC.

      We encourage you to read the following financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included at the end of this document.

SELECTED FINANCIAL DATA OF THE COOPERATIVE

	Fiscal Years Ended(1)					Pro Forma
						Year Ended
	August 30	August 31	August 25	August 26	August 29	August 30	39 Weeks Ended	39 Weeks Ended
	2003	2002	2001	2000	1999	2003	May 29 2004	May 31 2003

						(Unaudited)	(Unaudited)	(Unaudited)

	(Dollars in thousands)
Statement of Operations Data:
Net sales	$871,774	$697,409	$572,418	$566,136	$428,561	$3,661,455	$3,009,083	$430,149
Costs and expenses:
Cost of sales	853,577	697,409	572,418	566,136	428,561	3,517,066	2,918,517	430,149
Selling, general and administrative	5,694	3,562	2,525	2,458	1,181	29,118	26,842	2,917
Depreciation and amortization	2,106	45	38	29	27	26,818	16,745	39

Operating income	10,397	(3,607)	(2,563)	(2,487)	(1,208)	88,453	46,979	(2,956)
Other income (expense):
Minority owners’ interest in net income of National Beef Packing Co.	(4,872)	—	—	—	—	(27,848)	(14,104)	—
Minority owners’ interest in net income of Kansas City Steak, LLC	(2)	—	—	—	—	(123)	(210)	—
Equity in loss of aLF Ventures, LLC	(41)	—	—	—	—	(1,385)	(655)	—
Equity in income from Farmland National Beef Packing Co.	22,586	20,330	21,178	23,802	16,562	—	—	11,953
Interest income	170	294	914	959	558	681	506	107
Interest expense	(2,397)	(673)	(3,231)	(3,260)	(3,278)	(28,093)	(19,035)	(587)
Interest rate exchange agreement	—	(993)	(1,207)	—	—	—	—	—
Other, net	(1,684)	375	92	136	94	(1,352)	2,633	36

Total other income (expense)	13,760	19,333	17,746	21,637	13,936	(58,120)	(30,865)	11,509

Income before taxes	24,157	15,726	15,183	19,150	12,728	30,333	16,114	8,553
Income tax benefit (expense)	73	30	(30)	—	—	(223)	(2,353)	—

Net income	$24,230	$15,756	$15,153	$19,150	$12,728	$30,110	$13,761	$8,553

(1)	Our fiscal year ends on the last Saturday in August. Fiscal year-end 2002 consisted of 53 weeks. Fiscal year-ends 1999 through 2001 and 2003 consisted of 53 weeks.

SELECTED FINANCIAL DATA OF THE COOPERATIVE

		Fiscal Years Ended(1)

		August 30	August 31	August 25	August 26	August 29
		2003	2002	2001	2000	1999

		(Dollars in thousands except unit, share and per unit data)
Pro Forma Per Unit Data:
Weighted average basic	Class A Units	691,845	691,845	691,845	691,845	691,845
units outstanding	Class B Units	691,845	691,845	691,845	691,845	691,845
Basic earnings	Class A Units — 33%	$11.56	$7.52	$7.23	$9.13	$6.07
per unit	Class B Units — 67%	$23.46	$15.26	$14.67	$18.55	$12.33
Weighted average diluted	Class A Units	703,761	701,844	700,201	696,537	692,145
units outstanding	Class B Units	703,761	701,844	700,201	696,537	692,145
Diluted earnings	Class A Units — 33%	$11.36	$7.41	$7.14	$9.07	$6.07
per unit	Class B Units — 67%	$23.07	$15.04	$14.50	$18.42	$12.32
Distributions declared	Class A Units — 33%	$9.98	$5.61	$8.04	$8.94	$4.81
per unit	Class B Units — 67%	$20.26	$11.38	$16.32	$18.16	$9.76
Selected Balance Sheet Data:
Cash and Cash Equivalents		$42,228	$16,103	$14,305	$15,552	$8,669
Total assets		641,210	107,171	128,429	123,346	103,931
Long-term debt, less current maturities		312,688	8,213	28,099	30,736	33,173
Minority Interest		53,963	—	—	—	—
Capital shares and equities		98,404	82,418	76,533	68,857	55,735
Common shares outstanding		691,845	691,845	691,845	691,845	691,845
Pro Forma Per Unit Data:
Pro forma Class A Units outstanding		691,845	691,845	691,845	691,845	691,845
Pro forma Class B Units outstanding		691,845	691,845	691,845	691,845	691,845
Pro forma book value for collective Class A and B units		$142.23	$119.13	$110.62	$99.53	$80.56

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Pro Forma Year
	Ended	39 Weeks Ended	39 Weeks Ended
	August 30	May 29	May 31
	2003	2004	2003

	(unaudited)	(unaudited)	(unaudited)

	(Dollars in thousands except unit, share and per unit data)
Pro Forma Per Unit Data:
Weighted average basic	691,845	691,845	691,845
units outstanding	691,845	691,845	691,845
Basic earnings	$14.36	$6.56	$4.08
per unit	$29.16	$13.33	$8.28
Weighted average diluted	703,761	704,632	703,613
units outstanding	703,761	704,632	703,613
Diluted earnings	$14.12	$6.44	$4.01
per unit	$28.67	$13.08	$8.14
Distributions declared		$—	$—
per unit		$—	$—
Selected Balance Sheet Data:
Cash and Cash Equivalents		$36,927	$13,953
Total assets		652,565	124,474
Long-term debt, less current maturities		328,517	7,467
Minority Interest		59,995	—
Capital shares and equities		112,412	90,934
Common shares outstanding		691,845	691,845
Pro Forma Per Unit Data:
Pro forma Class A Units outstanding		691,845	691,845
Pro forma Class B Units outstanding		691,845	691,845
Pro forma book value for collective Class A and B units		$162.48	$131.44

(1)	Our fiscal year ends on the last Saturday in August. Fiscal year-end 2002 consisted of 53 weeks. Fiscal year-ends 1999 through 2001 and 2003 consisted of 53 weeks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      We encourage you to read the following discussion in conjunction with the cooperative’s financial statements, the notes thereto and the other financial data included elsewhere in this document. The following discussion contains forward-looking statements. Such statements are based on assumptions by the cooperative’s senior management as of the date of this document and are subject to risks and uncertainties, including those under the heading entitled “Risk Factors,” that could cause actual results to differ materially from those anticipated. The cooperative and the LLC caution readers not to place undue reliance on such forward-looking statements. Because the LLC will be the successor of the cooperative, the following discussion will generally be equally applicable to the LLC on a going-forward basis.

Overview

      The cooperative is a closed marketing cooperative formed on July 1, 1996. Its mission is to increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality, value added beef products responsive to consumer desires.

      On December 1, 1997, the cooperative became operational by acquiring 25.4966% of Farmland National Beef Packing Co., L.P. (“FNB”), a partnership owned by the cooperative and Farmland Industries, Inc. (“Farmland”). The cooperative acquired an additional 3.29% partnership interest in February 1998, bringing its ownership to 28.7866% of FNB. Farmland then owned the remaining 71.2134% of FNB.

      On May 31, 2002, Farmland and four of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. FNB was not a party of these filings. Provisions of FNB’s operating agreement and its financing agreement restricted partners’ access to FNB’s assets. In the fourth quarter of fiscal 2003, as a result of the acquisition of Farmland’s interest by the cooperative and others, as more fully described below, the cooperative acquired a controlling interest in the former FNB, now National Beef, and the assets, liabilities and operating results of National Beef are consolidated with those of the cooperative effective August 7, 2003. Prior to the acquisition date, the cooperative accounted for its 28.7866% non-controlling interest in FNB under the equity method.

      In connection with its acquisition of an interest in FNB, the cooperative entered into a cattle purchase agreement with FNB under which FNB would purchase cattle from the cooperative based on the cooperative’s ownership interest in FNB. The agreement remains in effect with National Beef. The price received for cattle is based upon a price grid determined by the cooperative and National Beef, which reflects current market conditions. The cattle purchase agreement is effective as long as the cooperative is an owner in National Beef. Cattle delivered by the cooperative are processed in National Beef’s two processing plants.

      The cooperative acquires all its cattle requirements from its shareholders and members under uniform delivery and marketing agreements. Shareholders are obligated to deliver a designated number of cattle to the cooperative during specified delivery periods, as defined. The agreements are for a term of ten years and provide for minimum quality standards, delivery variances, and termination provisions, as defined. Cattle acquired pursuant to the agreements are concurrently sold to National Beef pursuant to the cattle purchase agreement. Sales transactions are based upon prevailing market prices, and purchases are on terms no less favorable to National Beef than would be obtained from an unaffiliated party.

      On June 12, 2003, the cooperative entered into an agreement with Farmland to acquire all of the partnership interests in FNB held by Farmland, which approximated 71.2%. As a result of this acquisition, the cooperative gained voting control of FNB and converted it to a limited liability company, National Beef Packing Company, LLC, under Delaware law. These transactions (the “Acquisition”) closed on August 6, 2003. National Beef assumed both the uniform delivery and marketing agreements and the cattle purchase agreement. National Beef continues to hold all of the same assets its predecessor held before the consummation of the transactions, including equity in subsidiaries, except that Farmland retained a 49% interest in a National Beef subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to National Beef at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, National Beef is required to put the entire interest up for sale. Due to uncertainties in aLF Ventures, LLC’s ability to generate future revenues, no amounts were allocated to the put option in the consolidated financial statements.

      National Beef is the fourth largest beef processing company in the United States, accounting for 10.9% of United States fed cattle processed in 2003. National Beef processes, packages and delivers fresh beef for sale to customers in the United States and international markets. National Beef’s products include boxed beef and beef by-products, such as hides and offal. In addition, they sell value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. National Beef markets its products to retailers, distributors, food service providers and the United States military. The relationship between the cooperative and National Beef facilitates a vertically integrated business that provides significant competitive advantages in delivering consistent, high quality, value-added products to our customers.

      The results of operations discussed below include the historical results of FNB as an equity investment using the equity method of accounting for the periods prior to the Acquisition through August 6, 2003. For the periods subsequent to the Acquisition, the operating results of National Beef have been consolidated and intercompany transactions eliminated. This new basis of accounting was established on the date of the closing of the Acquisition (see description of the Acquisition in note 1 of our consolidated financial statements), and, therefore, the financial position and operating results after the Acquisition are not comparable with those before the Acquisition. As a result, we have provided an overview of the operations of National Beef (formerly FNB) below to provide a better understanding of the impact that our ownership in National Beef (approximately 53.2% for the 24 days ended August 30, 2003 and approximately 28.8% for the period prior to August 7, 2003) had on our operations.

      As a result of the Acquisition and resulting consolidation of National Beef, there were significant increases to the cooperative’s consolidated assets, liabilities and expenses in comparison to prior periods. The cooperative’s assets increased by 405%, with debt increasing by 3,800% and liabilities other than debt increasing by 726%. The cooperative’s revenues for the first three quarters of the current fiscal year increased by approximately 700% in comparison to the same period in the prior year.

      The following table presents the historical consolidated statements of operations data expressed in millions of dollars for National Beef (formerly FNB) for the periods indicated:

		Successor					Predecessor
						Successor

		National Beef	Predecessor
		Packing					Farmland
		Company,				National Beef	National Beef
		LLC and	Farmland National Beef Packing			Packing	Packing
		Subsidiaries	Company, L.P. and Subsidiaries			Company,	Company,
						LLC and	L.P. and
	Combined					Subsidiaries	Subsidiaries
	364 Days	24 Days	340 Days	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended	Ended	39 Weeks	39 Weeks
	August 30,	August 30,	August 6,	August 31,	August 25,	Ended	Ended
	2003(1)	2003	2003	2002	2001	May 29, 2004	May 31, 2003

Net sales	$3,661.4	$282.8	$3,378.6	$3,246.8	$3,069.5	$3,009.1	$2,643.0
Costs and expenses:
Cost of sales	3,517.0	264.6	3,252.4	3,126.3	2,945.7	2,918.6	2,566.4
Selling, general and administrative	25.7	2.3	23.4	23.0	24.3	23.3	18.8
Depreciation and amortization	20.4	2.1	18.3	18.0	16.3	16.7	14.4

Operating income	98.3	13.8	84.5	79.5	83.2	50.5	43.4

Other income (expense):
Interest income	0.5	—	0.5	0.2	0.6	0.4	0.4
Interest expense	(6.7)	(1.6)	(5.1)	(6.8)	(2.7)	(18.5)	(4.1)
Other, net	(3.1)	(1.7)	(1.4)	4.6	(0.6)	(0.4)	1.8

Total other expense, net	(9.3)	(3.3)	(6.0)	(2.0)	(2.7)	(18.5)	(1.9)

Net income	$89.0	$10.5	$78.5	$77.5	$80.5	$32.0	$41.5

(1)	The combined consolidated statement of operations data for the 364 days ended August 30, 2003 includes the results of Farmland National Beef Packing Company, L.P. for the 340 days ended August 6, 2003 and the results of National Beef Packing Company, LLC for the 24 days ended August 30, 2003. The results have been combined for the 364-day period to facilitate comparison.

      The net income for the thirty-nine weeks ended May 29, 2004 was $32.0 million compared to $41.5 million for the thirty-nine weeks ended May 31, 2003, a decrease of $9.5 million or 22.9%. The single largest factor in the decrease was the $14.4 million increase in interest expense. While sales and cost of sales were higher, principally due to the higher live cattle prices and corresponding higher selling prices of beef products, operating income increased $7.1 million or 16.4% over the prior year period, partially due to the inclusion of National Carriers, Inc. For the period as a whole, in spite of somewhat tighter cattle supplies and the corresponding higher cattle prices, market demand characteristics for beef products continued to be strong enough to more than offset the increases.

      Net income increased $11.5 million, or 14.8%, to $89.0 million in FYE 2003 compared to $77.5 million in FYE 2002. This increase was primarily driven by an $18.8 million increase in operating income, partially offset by an increase in other net expenses of $7.7 million. The operating income increase was primarily due to improved market conditions for beef products, recovering somewhat from reduced demand for beef in travel related industries as a result of the terrorist attacks on September 11, 2001. Additionally, the number of cattle slaughtered and processed increased 1.5% during the same period. The increase in other net expense was driven by a bridge loan fee of $1.7 million and a write-off of unamortized debt issuance costs of $1.6 million (both in connection with the Acquisition in FYE 2003), partially offset by the receipt of an approximate $2.3 million settlement related to an antitrust vitamin litigation during the same period compared to non-operating income recorded in FYE 2002 of $3.0 million representing the net receipt of reimbursement of previously expensed research and development costs from Campina Melkunie N.V., a Netherlands Antilles limited liability company.

      Net income decreased $3.0 million, or 3.7%, to $77.5 million in FYE 2002 compared to $80.5 million in FYE 2001. This decrease was driven by a decrease in operating income of $3.7 million and an increase of $4.1 million in interest expense, offset by a decrease in other net expenses of $5.2 million. The decrease in operating income was the result of adverse market conditions for beef products, which were impacted by reduced demand for beef in travel related industries as a result of the terrorist attacks on September 11, 2001, as well as reduced demand for beef in Japan brought on by the discovery of BSE in three Japanese cattle in late 2001. The increase in interest expense was the result of higher borrowings as well as the amortization of loan origination expense on a credit facility entered into at the beginning of FYE 2002. The decrease in net other expenses was the direct result of the reimbursement of the research and development costs in 2002, discussed above.

Financial Statement Accounts

      Net Sales. Pursuant to the cattle purchase agreement between the cooperative and FNB, all of the cooperative’s sales prior to the Acquisition were to FNB. Subsequent to the Acquisition and in consolidation, all of the cooperative’s sales are eliminated, leaving only sales of National Beef. National Beef’s net sales are generated from sales of boxed beef, case-ready beef and pork, chilled export beef, portion control beef and beef by-products. They are affected by the volume of animals processed and the value that is extracted from each animal. The value that is extracted from cattle processed (the cut-out value) is affected by beef prices and product mix, as premium products and further processed products generate higher prices and operating margins. Wholesale beef prices fluctuate seasonally because of higher demand during the summer months. Wholesale beef prices also fluctuate because of changes in supply and demand for competing proteins and other foods, as well as changes in cattle supply, which have typically followed an eight to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction. We are currently in the expansion phase of this cycle. In addition, beef and beef by-product sales are affected by the general economic environment and other factors.

      Cost of Sales. The cooperative’s cost of sales, both prior to and subsequent to, the Acquisition were accounted for in the same manner as net sales. National Beef’s cost of sales is comprised of the cost of livestock and plant costs such as labor, packaging, utilities, and other facility expenses. Livestock is the highest cost component, representing 82.4% of cost of sales in FYE 2003. Total livestock costs are a function of the volume of animals processed and the price paid for each animal. Cattle prices vary over time and are affected by production cycles, weather, feed prices and other factors that affect the supply of and demand for livestock. Historically, changes in cut-out values, a representation, normally expressed on a per hundred weight basis, of the sales value of a beef carcass, for beef products and corresponding livestock costs have been positively correlated. As a result, profitability is primarily affected by the difference between cut-out value and livestock cost, the volume of livestock processed and our processing yields, the amount of saleable product, typically expressed as a percentage of a total carcass weight. Wages and freight represented 4.3% and 3.5% of cost of sales in FYE 2003.

      Selling, General and Administrative Expenses. The cooperative’s general and administrative costs consist primarily of general management, insurance, and professional expenses. In addition to these, National Beef incurs selling expenses consisting primarily of salaries, trade promotions, advertising, commissions and other marketing costs.

Recent Developments and Market Trends

      On December 23, 2003, it was announced by the United States Department of Agriculture (“USDA”) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for Bovine Spongiform Encephalopathy (“BSE”). The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries representing a substantial share of National Beef’s export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within 3 days. In the fiscal year ending August 30, 2003, National Beef’s total export sales were approximately 17.2% of their total sales, including sales of non-food beef products such as hides.

      During the second quarter National Beef recorded charges to earnings totaling approximately $18.8 million due to the market impacts of the closure of international borders as a result of the BSE discovery in late December. These charges, recorded in sales and cost of sales in our Consolidated Statement of Operations, reflect: (1) volatility in the U.S. markets for finished goods and live cattle, with an impact noted in immediate margin erosion resulting from a rapid fall in cutout or sales values; (2) some product already destined for foreign markets re-routed for resale in the U.S., generally at prices lower than their original export value; and (3) lower value for certain inventory items which had been in the production pipeline and had not yet left the U.S. as they have no comparable domestic market. Certain by-products have been classified as Specified Risk Materials (“SRMs”), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries. The impacts of BSE were positively offset, in part, by strong domestic demand for beef products.

      In addition, the USDA and the Food Safety Inspection Service (“FSIS”) published new regulations in response to the discovery of BSE in the state of Washington. These new regulations, among other things, govern the removal of SRMs during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained. We do not anticipate that these new regulations individually or in the aggregate, will have a material adverse effect on our business.

      While exports of some boneless beef products have commenced once again to Mexico, we cannot anticipate the duration of other continuing beef import bans or whether additional countries may impose similar restrictions. Thus far, the effect of resumed export of beef products to Mexico has been marginal on the United States beef industry. Fed cattle slaughter levels in the United States for the thirteen weeks ended May 29, 2004 fell approximately 5.6% below year-ago levels, reflecting constrained cattle supplies and reduced demand for export products.

      The USDA has published a proposed rule revising its policy to keep the U.S. border closed to live animals for processing in the U.S. The comment period for this proposed rule closed on April 7, 2004 and publication of a final rule was anticipated within a reasonable time following closure of the comment period. In the interim, Ranchers Cattlemen Action Legal Fund United Stockgrowers of America (“R-CALF” — a northern states cattle producer’s organization) was successful in obtaining an injunction against the USDA allowing importation of certain beef products produced in Canada pursuant to this rule, because USDA did not follow the “Administrative Procedures Act” prior to issuing its order allowing such action. The injunction has slowed progress toward publication of any final rule, which now is not expected until late July or August at the earliest.

      A United States/Japanese Commission was formed to look at the optimal “science based” approach to resolving the issues between the U.S. and Japan. The commission is expected to hold their last meeting in mid-to-late July. Following this meeting, it is anticipated that trade representatives from the United States and Japan will continue their discussions on reopening of the Japanese market to imported beef products from the United States. However, we are not able to predict when or if those discussions will achieve that result.

      We cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef industry or on our operations. Our revenues and net income may be materially adversely affected in the event existing import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

Outlook

      Continued short supplies of live cattle available for slaughter as well as the lack of key export markets for sale of beef products have pressured industry margins for the latter part of our third quarter and the early part of our fourth quarter, compared to the same period in the prior year. These conditions lead us to believe that the results of the thirteen weeks ending August 28, 2004 may not compare favorably with the results of the thirteen weeks ended August 30, 2003.

Critical Accounting Policies and Estimates

      The following discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires senior management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, senior management evaluates and revises its estimates based on historical experience and other assumptions that we believe are reasonable under the circumstances. Actual results may differ from those estimates. Changes in our estimates could materially affect our results of operations and financial condition for any particular period. Our fiscal year ends on the last Saturday in August. We believe that our most critical accounting policies are:

      Accounting for Investment in National Beef. Prior to the Acquisition, FNB was accounted for as an equity investment under the equity method of accounting. Our share of FNB’s income was recognized as equity in earnings of FNB in a single line item in our consolidated statements of operations and recorded in the consolidated balance sheet in a single line item — investment in FNB. Distributions received from FNB would reduce the investment balance. Upon acquiring a controlling interest in the Acquisition, in accordance with accounting principles generally accepted in the United States of America, National Beef’s financial position and results of operations are consolidated into our financial statements and all transactions between the two companies are eliminated in the consolidation. A minority interest is presented which represents the earnings of National Beef attributable to those holding a minority interest in National Beef.

      Allowance for Returns and Doubtful Accounts. The allowance for returns and doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Senior management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, senior management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. Specific accounts are also reviewed for collectibility. While senior management believes these processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to the recorded allowance for doubtful accounts. Senior management uses significant judgment in estimating amounts expected to be returned. Senior management considers factors such as historical performance and customer conditions in estimating return amounts.

      Inventory Valuation. Inventories of National Beef, except supplies inventories, are determined using the first-in, first-out cost method or market. The cost of all other inventories is determined using the first-in, first-out method, specific or average cost methods. Senior management periodically reviews inventory balances and purchase commitments to estimate if inventories will be sold at amounts (net of estimated selling costs) less than their carrying amounts. If actual results differ from senior management estimates with respect to the selling of inventories at amounts less than their carrying amounts, we would adjust our inventory balances accordingly.

      Goodwill. Effective September 1, 2002, we adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and in accordance with SFAS No. 142, because of its indefinite life, we do not record amortization of the goodwill balance. Instead, on an annual basis, we assess the goodwill balance for impairment. For goodwill, this test involves comparing the fair value of each reporting unit to the unit’s book value to determine if any impairment exists. We calculate the fair value of each reporting unit, using estimates of future cash flows. Upon the adoption of SFAS No. 142, we determined that our goodwill was not impaired based on our assessment.

      In connection with the Acquisition, we recognized excess cost over the fair value of the net tangible and identifiable intangible assets acquired. This excess has been recorded as goodwill. Senior management believes that the proximity of the Acquisition to the end of FYE 2003 and the purchase price associated with the Acquisition supports the fair value assessment of goodwill and accordingly has determined that goodwill was not impaired at August 30, 2003.

      Workers’ Compensation Accrual. We incur certain expenses associated with workers’ compensation. To measure the expense associated with these costs, senior management must make a variety of estimates including employee accidents incurred but not yet reported to us. The estimates used by senior management are based on our historical experience as well as current facts and circumstances. We use third-party specialists to assist senior management in appropriately measuring the expense associated with these costs.

Results of Operations

      The following table shows the historical consolidated statements of operations data expressed in thousands of dollars for the cooperative for the periods indicated:

	Fiscal Years Ended			39 Weeks	39 Weeks
				Ended	Ended
	August 30,	August 31,	August 25,	May 29,	May 31,
	2003	2002	2001	2004	2003

Net sales	$871,774	697,409	572,418	3,009,083	430,149
Costs and expenses:
Cost of sales	853,577	697,409	572,418	2,918,517	430,149
Selling, general and administrative	5,694	3,562	2,525	26,842	2,917
Depreciation and amortization	2,106	45	38	16,745	39

Operating income (loss)	10,397	(3,607)	(2,563)	46,979	(2,956)
Other income (expense):
Minority owner’s interest in net income of National Beef Packing, Co.	(4,872)	—	—	(14,104)	—
Minority owners’ interest in net income of Kansas City Steak, LLC	(2)	—	—	(210)	—
Equity in loss of aLF Ventures, LLC	(41)	—	—	(655)	—
Equity in income from Farmland National Beef Packing Co.	22,586	20,330	21,178	—	11,953
Interest income	170	294	914	506	107
Interest expense	(2,397)	(673)	(3,231)	(19,035)	(587)
Interest rate exchange agreement	—	(993)	(1,207)	—	—
Other, net	(1,684)	375	92	2,633	36

Total other income (expense)	13,760	19,333	17,746	(30,865)	11,509

Income before taxes	24,157	15,726	15,183	16,114	8,553
Income tax benefit (expense)	73	30	(30)	(2,353)	—

Net income	$24,230	15,756	15,153	13,761	8,553

      The results of operations of National Beef for the 39 weeks ended May 29, 2004 and the 24 days ended August 30, 2003 are consolidated in the respective periods and transactions between the cooperative and National Beef have been eliminated. Accordingly, these operating results are not consistent with prior periods’ operating results. Additionally, the results for any interim period are not necessarily indicative of the results that may be expected for the full year.

Thirty-nine weeks ended May 29, 2004 compared to the thirty-nine weeks ended May 31, 2003

      General. The net income for the thirty-nine weeks ended May 29, 2004 was $13.8 million compared to $8.6 million for the thirty-nine weeks ended May 31, 2003, an increase of $5.2 million or 60.5%. This was primarily due to the Acquisition, In 2003, equity in earnings from Farmland National Beef was $12.0 million compared to $17.9 million of National Beef’s net income (net of minority interest) consolidated in 2004, an increase of $5.9 million.

      Total costs and expenses as a percent of sales fell to 98.4% for the thirty-nine weeks ended May 29, 2004 from 100.7% for the thirty-nine weeks ended May 31, 2003, generating an increase in operating income of $49.9 million. Primarily as a result of the Acquisition, interest expense increased by $18.4 million and depreciation and amortization expense increased $16.7 million for the thirty-nine weeks ended May 29, 2004 as compared to the thirty-nine weeks ended May 31, 2003.

      Net Sales. Net sales were $3,009.1 million for the thirty-nine weeks ended May 29, 2004 compared to $430.1 million for the thirty-nine weeks ended May 31, 2003, an increase of $2,579.0 million or 599.6%. The increase was the direct result of consolidating National Beef’s sales of $3,009.1 million and eliminating the intercompany sales of $386.6 million from the cooperative to National Beef. The decline in the cooperative’s sales to National Beef of $43.5 million, or 10.1%, was driven by a decrease of 22.7% in the number of cattle sold, offset by an increase in the average sales price of 18.4%.

      Cost of Sales. Cost of sales was $2,918.5 million for the thirty-nine weeks ended May 29, 2004 compared to $430.1 million for the thirty-nine weeks ended May 31, 2003, an increase of $2,488.4 million or 578.6%. The increase was the direct result of consolidating National Beef’s cost of sales of $2,918.5 million and eliminating the intercompany cost of sales of $386.6 million.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $26.8 million for the thirty-nine weeks ended May 29, 2004 compared to $2.9 million for the thirty-nine weeks ended May 31, 2003, an increase of $23.9 million or 824.1%. The increase was the direct result of consolidating National Beef’s expenses of $23.3 million that were not consolidated in the 2003 period.

      Depreciation and Amortization Expense. Depreciation and amortization expenses were $16.7 million for the thirty-nine weeks ended May 29, 2004 compared to $0.0 million for the thirty-nine weeks ended May 31, 2003, an increase of $16.7 million or 100.0%. This increase was the direct result of consolidating National Beef’s depreciation of $16.7 million which included increases that resulted from depreciation on new capital projects placed in service, from the depreciation of assets acquired in the acquisition of National Carriers, Inc., and from the allocation of purchase price under the Acquisition to property, plant and equipment. Additionally, a small increase resulted from the amortization of intangible assets identified in the purchase accounting under the Acquisition.

      Operating Income. Operations resulted in income of $47.0 million for the thirty-nine weeks ended May 29, 2004 compared to a loss of $3.0 million for the thirty-nine weeks ended May 31, 2003, a favorable increase of $50.0 million. The operating income, as a percentage of net sales, was 1.6% for the thirty-nine weeks ended May 29, 2004, and loss of 0.7% for thirty-nine weeks ended May 31, 2003. This is the direct result of consolidating National Beef’s results of operations in 2004 of $50.5 million which was 1.7% of our consolidated sales.

      Interest Income. Interest income increased approximately $0.4 million for the thirty-nine weeks ended May 29, 2004 compared to the thirty-nine weeks ended May 31, 2003. The increase resulted primarily from the consolidation of National Beef’s interest income of $0.4 partially offset by lower interest rates as well as lower cash invested during the period.

      Interest Expense. Interest expense was $19.0 million for the thirty-nine weeks ended May 29, 2004 compared to $0.6 million for the thirty-nine weeks ended May 31, 2003, an increase of $18.4 million. The increase was due primarily to the higher level of borrowings in the thirty-nine weeks ended May 29, 2004 as a result of the Acquisition.

      Equity in Earnings. In the thirty-nine weeks ended May 29, 2004 the results of National Beef were consolidated while earnings in FNB were $12.0 million for the thirty-nine weeks ended May 31, 2003. The minority interest in National Beef represents the minority owners’ equity in National Beef’s earnings. Kansas City Steak, LLC and aLF Ventures, LLC are subsidiaries of National Beef which are also consolidated herein.

      Other, net. Other, net was $2.6 million for the thirty-nine weeks ended May 29, 2004 compared to a negligible amount for the thirty-nine weeks ended May 31, 2003. In 2004, National Beef received

$1.2 million through the demutualization of a company which held annuities for National Beef employees. Additionally, in 2004, the Company made an adjustment to recognize the fair value of the its interest rate swap agreement of $0.3 million.

      Income Tax Expense. Income tax expense was $2.4 million for the thirty-nine weeks ended May 29, 2004 compared to $0.0 million for the thirty-nine weeks ended May 31, 2003, an increase of $2.4 million. The increase was primarily due to the acquisition of National Carriers, Inc. by National Beef and the associated income tax expense on income from that entity, coupled with an approximate $0.8 million reserve for the potential recharacterization of income from patronage-sourced to nonpatronage-sourced, which could be asserted by the IRS.

FYE August 30, 2003 compared to August 31, 2002

      FYE 2003, which ended August 30, 2003, consisted of 52 weeks. FYE 2002, which ended August 31, 2002, consisted of 53 weeks.

      Net Sales. Net sales were $871.8 million in FYE 2003 compared to $697.4 million in FYE 2002, an increase of $174.4 million, or 25.0%. The increase resulted primarily from the consolidation of National Beef’s sales of $282.8 million for the 24-day period from August 7 to August 30, 2003, coupled with an increase of 11.9% in the cooperative’s average sales price. This increase was reduced by the elimination of intercompany sales of $36.3 million for the same 24-day period, a decrease of 18.8% in the number of cattle delivered to the cooperative and the additional week in FYE 2002.

      Cost of Sales. Cost of sales was $853.6 million in FYE 2003 compared to $697.4 million in FYE 2002, an increase of approximately $156.2 million, or 22.4%. The increase is consistent with the increase in sales and resulted primarily from the consolidation of National Beef’s cost of sales of $264.6 million for the 24-day period from August 7 to August 30, 2003, reduced by the elimination of intercompany cost of sales of $36.3 million for the same period. This net increase was also supported by an increase of $7.98 per hundred weight (“cwt”), or 11.9%, in the cooperative’s average base purchase prices, partially offset by the additional week in FYE 2002.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $5.7 million in FYE 2003 compared to $3.6 million in FYE 2002, an increase of $2.1 million or 58.3%. The increase is attributed to the consolidation of National Beef’s selling, general and administrative expenses of $2.3 million for the 24-day period from August 7 to August 30, 2003, partially offset by a $0.2 million reduction of USPB’s direct general and administrative costs.

      Depreciation and Amortization Expense. Depreciation and amortization expense increased by $2.1 million, in FYE 2003 compared to FYE 2002. This increase was directly attributed to the consolidation of National Beef’s depreciation and amortization expense of $2.1 million for the 24-day period from August 7 to August 30, 2003.

      Operating Income. Operations resulted in income of $10.4 million for FYE 2003, compared to a loss of $3.6 million for FYE 2002, an increase of $14.0 million. The increase was primarily due to the consolidation of National Beef’s operating income of $13.8 million for the 24-day period from August 7 to August 30, 2003 coupled with improved market conditions for beef products, recovering somewhat from reduced demand for beef in travel related industries as a result of the terrorist attacks on September 11, 2001.

      Interest Income. Interest income was $0.2 million for FYE 2003 compared to $0.3 million for FYE 2002, a decrease of $0.1 million. The decrease resulted primarily from lower interest rates as well as lower cash invested during the year.

      Interest Expense. Interest expense was $2.4 million for FYE 2003 compared to $0.7 million for FYE 2002, an increase of $1.7 million, or 242.9%. The increase resulted primarily from the consolidation of National Beef’s interest expense of $1.6 million for the 24-day period from August 7 to August 30, 2003.

      Interest Rate Exchange Agreement. Expense related to the cooperative’s interest rate exchange agreement was $0.0 million in FYE 2003, compared with $1.0 million in FYE 2002. The cooperative’s interest rate swap was realigned with the underlying debt at the end of FYE 2002, generating related expenses in 2002 that were not incurred in FYE 2003.

      Equity in Earnings. FNB’s net income increased 14.8%, while earnings in FNB increased 11.3% to $22.6 million in FYE 2003 from $20.3 million for the FYE 2002. The difference is due to the consolidation of National Beef’s net income of $10.5 million for the 24-day period ended August 30, 2003 subsequent to the Acquisition. The minority equity of $4.9 million in 2003 represents the minority owners’ equity in National Beef for the same 24-day period. Kansas City Steak, LLC and aLF Ventures, LLC are subsidiaries of National Beef which are also consolidated herein for the same 24-day period of FYE 2003.

      Other, Net. Other decreased to expense of $1.7 million in FYE 2003 from income of $0.4 million in FYE 2002. This decrease is primarily due to the consolidation of National Beef’s net expense of $1.7 million for the 24-day period from August 7 to August 30, 2003. This net expense consisted of $1.7 million of bridge loan commitment fees, $1.6 million in the write-off of unamortized debt issuance costs (both associated with the Acquisition), $0.9 million of expenses associated with an investment in an electronic commerce venture, as offset by receipt of a $2.3 million award in an antitrust vitamin litigation. National Beef received approximately $2.3 million to settle its indirect purchaser vitamin antitrust claim through Farmland, which settled its own direct and indirect claims and those of all of its affiliates. The settlement arose from the Department of Justice indictments of several manufacturers of vitamins and feed additives for price fixing, which resulted in confessions, amnesty and fines from 2000 to 2003. During that time, numerous lawsuits were filed by direct and indirect purchasers, including both class-action lawsuits and individual lawsuits, to recover the antitrust overcharge. Also contributing to the decrease is the recognition of $0.3 million in revenue generated by leasing excess delivery rights in FYE 2002 that were not leased in FYE 2003.

      Income Taxes. The entire balance in 2003 is due to the consolidation of National Beef’s tax benefit generated during the 24-day period from August 7 to August 30, 2003 related to the operations of National Carriers, Inc., a C Corp subsidiary of National Beef. The 2002 balance was generated by utilizing a minimum tax credit that was generated in 2001.

FYE August 31, 2002 compared to August 25, 2001

      FYE 2002, which ended August 31, 2002, consisted of 53 weeks. FYE 2001, which ended August 25, 2001, consisted of 52 weeks.

      Net Sales. Net sales were $697.4 million in FYE 2002 compared to $572.4 million in FYE 2001, an increase of $125.0 million, or 21.8%. The increase resulted primarily from an increase of 27.1% in the number of cattle sold, a portion of which resulted from an additional week in the FYE 2002 reporting period. The volume increase was partially offset by a 9.6%, decrease in average net sales prices.

      Cost of Sales. Cost of sales was $697.4 million in FYE 2002 compared to $572.4 million in FYE 2001, an increase of $125.0 million, or 21.8%, a portion of which resulted from an additional week in the FYE 2002 reporting period. The increase was primarily due to an increase of 27.1% in the number of cattle purchased. The volume increase was partially offset by a $7.09 per cwt, or 9.6%, decrease in average base purchase prices.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses were $3.6 million in FYE 2002 compared to $2.5 million in FYE 2001, an increase of $1.1 million or 44.0%. The increase is primarily the result of an increase in bonus wages of $1.1 million in FYE 2002 coupled with a $0.1 million carcass adjustment related to new mandates by the government requiring reporting of the purchase price of cattle. The bonus wages were the result of a Management Long-Term Incentive Plan (provides incentive compensation opportunity for designated management of the cooperative based on the attainment of highly focused yearly performance goals) and a Management Full-Term Incentive Plan (provides incentive compensation opportunity for designated management of the cooperative based on the retention of employment for a three-year period) as provided for in the CEO Employment Contract. See “Executive Compensation.”

      Operating Income. Operations resulted in a loss of $3.6 million for FYE 2002, compared to a loss of $2.6 million for FYE 2001, an increase of $1.0 million, or 38.5%. This is the direct result of the SG&A variance described above.

      Interest Income. Interest income was $0.3 million in FYE 2002, compared to $0.9 million for FYE 2001, a decrease of $0.6 million. The decrease resulted primarily from lower interest rates as well as lower cash invested during the year.

      Interest Expense. Interest expense was $0.7 million for FYE 2002, compared to $3.2 million for FYE 2001, a decrease of $2.5 million, or 78.1%. The decrease resulted from a $20 million early paydown of debt during the first quarter of FYE 2002.

      Interest Rate Exchange Agreement. This expense decreased $0.2 million to $1.0 million in FYE 2002 from $1.2 million in FYE 2001 as a result of changes in the fair value of the remaining notional amount.

      Equity in Earnings. Earnings in FNB decreased to $20.3 million in FYE 2002 from $21.2 million in FYE 2001, a decrease of $0.9 million or 4.2%. This is consistent with the 3.7% decline in their net income to $77.5 million in FYE 2002 from $80.5 million in FYE 2001.

      Other, Net. Net non-operating income in FYE 2002 included the recognition of $0.3 million in revenue generated by leasing excess delivery rights.

      Income Taxes. An alternative minimum tax credit was generated in 2001 and utilized in 2002.

Liquidity and Capital Resources

      As of May 29, 2004, we had net working capital of $169.7 million, which included $2.7 million in partner and member payables, and cash and cash equivalents of $36.9 million. As of August 30, 2003, we had net working capital of $138.9 million, which included $23.0 million in partnership and member payables, and cash and cash equivalents of $42.2 million. At August 31, 2002, we had net working capital of $7.8 million, which included $4.7 million in member payables, and cash and cash equivalents of $16.1 million. The working capital increase from August 31, 2002 to August 30, 2003 of $131.1 million was largely attributed to the consolidation of National Beef’s working capital of $132.6.

      As of May 29, 2004, we had $344.7 million of long-term debt, of which $16.2 million was classified as a current liability. As of May 29, 2004, there were outstanding borrowings of $50.1 million, outstanding letters of credit of $33.0 million and available borrowings of $64.4 million under our $140.0 million amended credit facility. Borrowings under our amended credit facility have funded our working capital requirements, capital expenditures and other general corporate purposes.

      In addition to outstanding borrowings on the amended credit facility, we had outstanding borrowings under industrial revenue bonds of $13.9 million, 10 1/2% Senior Notes of $160.0 million, term loans of $120.3 million and capital lease and other obligations of $0.4 million as of May 29, 2004.

      As of August 30, 2003, we had $320.3 million of long-term debt, of which $7.6 million was classified as a current liability. As of August 30, 2003, there were outstanding borrowings of $12.3 million, outstanding letters of credit of $24.5 million and available borrowings of $103.2 million under our $140.0 million amended credit facility. Borrowings under our amended credit facility have funded our working capital requirements, capital expenditures and other general corporate purposes.

      In addition to outstanding borrowings on the amended credit facility, we had outstanding borrowings under industrial revenue bonds of $13.9 million, the senior notes of $160.0 million, term loans of $133.2 million, operating lease commitments of $21.1 million, capital lease obligations of $0.9 million and other contractual cash obligations of $13.1 million as of August 30, 2003.

Operating Activities

      Net cash provided by operating activities was $16.3 million in the thirty-nine weeks ended May 29, 2004 compared to a usage of $8.7 million in the thirty-nine weeks ended May 31, 2003, an increase of $25.0 million, which is due to the consolidation of National Beef.

      Cash provided by operating activities was $19.2 million, $40.0 million and $10.5 million in FYE 2003, FYE 2002 and FYE 2001. The $20.8 million decrease in FYE 2003 was due primarily to a $32.4 million decrease in distributions received from National Beef and its increases in accounts receivable and inventories related to higher general price levels of beef products. These decreases were largely offset by increases in net income and accrued liabilities. The $29.5 million increase in FYE 2002 was due primarily to a $27.0 increase in National Beef’s distributions coupled with a reduction in accounts receivable and an increase in cattle purchases payable.

Investing Activities

      Net cash used in investing activities was $22.6 million in the thirty-nine weeks ended May 29, 2004 compared to a negligible amount used in the thirty-nine weeks ended May 31, 2003. This increase was primarily attributable to capital expenditures of $23.8 million due to the consolidation of National Beef, offset by $1.2 million in consolidated proceeds from the sale of property, plant and equipment.

      Cash used in investing activities was $227.9 million, $0.0 million and $0.1 million for FYE 2003, FYE 2002 and FYE 2001. The $227.8 million increase in FYE 2003 was due primarily to the funding of the Acquisition. In addition, National Beef recently initiated an expansion project at the Dodge City facility to enhance the facility’s efficiency and to increase its capacity. They have spent approximately $11.0 million through August 30, 2003 and expect to spend an additional $49.0 million through FYE 2005. The negligible increase in cash used in investing activities in FYE 2002 was due solely lower capital expenditures compared to FYE 2001.

Financing Activities

      Net cash provided by financing activities was $1.0 million in the thirty-nine weeks ended May 29, 2004 compared to net cash provided of $6.5 million in the thirty-nine weeks ended May 31, 2003, a decrease of $5.5 million. The decrease was largely attributed to the consolidation of National Beef’s $19.9 million in cash distributions for member taxes coupled with a $7.4 million change in bank overdraft balances and a $3.7 million increase in payments of patronage refunds, offset by a $25.2 million increase in revolving credit borrowings.

      Cash provided in financing activities was $234.9 million for FYE 2003, and cash used in financing activities was $38.1 million and $11.7 million for FYE 2002 and FYE 2001. The $273.0 million increase in cash provided in FYE 2003 was due primarily to National Beef’s $160.0 million issuance of the senior notes, $46.0 million of member contributions and an increase in borrowings under their amended and restated senior credit facility of $34.3 million as well as a reduction of payments of notes payable of $21.7 million. The $26.4 million increase in cash used in financing activities in FYE 2002 was due primarily to an increase in payments made on notes payable of $20.2 million.

CoBank Term Debt

      CoBank term debt is payable in quarterly installments with final payment due in January 2005, bearing interest at the 90-day LIBOR index plus 2.25% through January 1, 2004 and LIBOR index plus 2.50% thereafter, adjusted quarterly (3.61% at May 29, 2004, 3.36% at August 30, 2003 and 3.11% at August 31, 2002).

      The debt agreement with CoBank contains certain covenants which require, among other things:

•	reporting requirements;

•	a minimum working capital reserve;

•	a minimum debt service coverage ratio (not required if working capital falls above the greater of one half the aggregate commitment or $4 million and NBP is in compliance with their loan covenants);

•	a cash collateral account (75% of credit exposure amount on deposit at August 30, 2003; 100% required to be on deposit at August 31, 2004);

•	restrictions on transactions with related parties; and,

•	restrictions on dividend payments;

      The cooperative was in compliance with all CoBank debt covenants as of February 28, 2004. The debt is secured by the cooperative’s interest in NBP.

      The cooperative’s rate margin is determined pursuant to a table based on the leverage ratio, as of the end of each fiscal year of NBP. Based on the table, the rate margin was 2.50% at May 29, 2004 and 2.25% at both August 30, 2003 and August 31, 2002.

Amended Senior Credit Facility

      On August 6, 2003, we amended and restated our existing senior credit facility with a consortium of banks, which consists of a $125.0 million term loan and a $140.0 million revolving credit facility that expires in August 2008. The term loan facility provides for a term loan in the principal amount of $125.0 million. The revolving credit facility provides revolving loans in an aggregate amount of up to $140.0 million. At the closing of the Acquisition, we borrowed the full amount available under the term loan facility and $16.0 million under the revolving credit facility. The borrowings under the revolving credit facility are available to fund our working capital requirements, capital expenditures and other general corporate purposes. Borrowings under the term loan are due and payable in quarterly installments. The term loan has graduated amortization with the quarterly payments amounting to 1.25% of the initial loan balance for each of the first four quarters, 1.875% for each of the second four quarters, 2.5% for each of the third four quarters, 3.125% for each of the fourth four quarters and 3.75% for each of the remaining three quarters prior to maturity. The final balance of $67,187,500 is due in August 2008. The amended revolving credit facility is also available until August 2008.

      Our amended credit facility contains covenants that limit our ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, this facility also contains financial covenants currently requiring us to:

•	not exceed a maximum funded debt to EBITDA ratio of 4.25x;

•	not exceed a maximum senior secured funded debt to EBITDA ratio of 2.50x;

•	maintain a minimum four quarter EBITDA of $90 million; and

•	not fall below a minimum fixed charge coverage ratio of 1.15x.

      As defined in our amended credit facility, EBITDA contains specified adjustments. On February 28, 2004, we were in compliance with all financial covenant ratios.

Industrial Revenue Bonds

      The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on our behalf to fund the purchase of equipment and construction of improvements at our facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. Pursuant to a lease agreement, we lease the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds. Each series of bonds is backed by a letter of credit under our amended credit facility.

      The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The average per annum interest rate for each series of bonds was 3.8% in 2001, 1.8% in 2002 and 1.5% in 2003. We have the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

10 1/2% Senior Notes

      Concurrent with the Acquisition, the cooperative issued 10 1/2% Senior Notes that will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing on February 1, 2004. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all of our other senior unsecured obligations. With limited exceptions, the Senior Notes are not redeemable before August 1, 2007. During the 12-month period commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount.

      Thereafter, the Senior Notes may be redeemed at 100% of face value. The Indenture governing the Senior Notes contains certain covenants that restrict our ability to:

•	incur additional indebtedness;

•	make restricted payments;

•	make distributions on or redeem our equity interests;

•	sell our assets;

•	create liens;

•	merge or consolidate with another entity; and

•	enter into transactions with affiliates.

Contractual Obligations

      The following table describes the cooperative’s cash payment obligations as of May 29, 2004:

		Year 1
		Remaining	Year 2	Year 3	Year 4	Year 5	After
	Total	FY04	FY05	FY06	FY07	FY08	Year 5

USPB:
Term loan facility	$7,466,591	$258,883	$7,207,708	$—	$—	$—	$—
Operating leases	64,439	9,767	39,070	15,602	—	—	—
National Beef Packing Co.:
Term loan facility	120,312,500	1,562,500	9,375,000	12,500,000	15,625,000	81,250,000	—
Revolving credit facility	42,608,353	—	—	—	—	42,608,353	—
Capital leases	124,035	49,965	74,070	—	—	—	—
Farmland note	350,000	—	—	—	—	—	350,000
Senior Notes	160,000,000	—	—	—	—	—	160,000,000
Industrial Revenue Bonds	13,850,000	—	—	—	—	—	13,850,000
Operating leases	21,643,313	2,043,376	7,713,852	4,446,009	2,824,231	1,840,271	2,775,574
Purchase commitments	2,562,465	2,562,465	—	—	—	—	—

Total	$368,981,696	$6,486,956	$24,409,700	$16,961,611	$18,449,231	$125,698,624	$176,975,574

      Based on the cooperative’s current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our amended credit facility, will be adequate to meet our future liquidity needs over the next twelve months.

Inflation

      We believe that our results of operations are not materially affected by moderate changes in the general inflation rate. Inflation did not have a material affect on our operations in the thirty-nine weeks ended May 29, 2004 and in FYE 2003, 2002 and 2001. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse affect on our business, financial condition and results of operations.

Seasonality and Fluctuations in Operating Results

      Our operating results are influenced by seasonal factors in the beef industry. These factors affect the price that we pay for livestock as well as the ultimate price at which we sell our products. The seasonal demand for beef products is highest in the summer and fall months as weather patterns permit more outdoor activities and there is an increased demand for higher value items that are grilled, such as steaks. Boxed beef prices tend to be at seasonal highs during the summer and fall. Because of higher consumption, more favorable growing conditions and the housing of animals in feedlots for the winter months, there are generally more cattle available in the summer and fall.

Market Risk Disclosures

      The principal market risks affecting our business are exposure to changes in prices for commodities, such as livestock and boxed beef, and interest rate risk.

      Commodities. We use various raw materials, many of which are commodities. Raw materials are generally available from several different sources, and we presently believe that we can obtain them as needed. Commodities are subject to price fluctuations that may create price risk. When appropriate, we may hedge commodities in order to mitigate this price risk. While this may tend to limit our ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity prices. We reflect commodity contract gains and losses as adjustments to the basis of underlying commodities purchased; gains or losses are recognized in the statement of operations as a component of costs of goods sold.

      We purchase cattle for use in our processing businesses. When appropriate, we enter into forward purchase contracts at prices determined prior to the delivery of the cattle. The commodity price risk associated with these activities can be hedged by selling (or buying) the underlying commodity, or by using an appropriate commodity derivative instrument. The particular hedging instrument we use depends on a number of factors, including availability of appropriate derivative instruments.

      We sell commodity beef products in our business. Commodity beef products are subject to price fluctuations that may create price risk. When appropriate, we enter into forward sales contracts at prices determined prior to shipment. While this may tend to limit our ability to participate in gains from commodity price fluctuations, it also tends to reduce the risk of loss from changes in commodity beef prices. We reflect commodity contract gains and losses as adjustments to the basis of underlying commodities sold; gains or losses are recognized in the statement of operations as a component of net sales.

      We may use futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at prices determined prior to delivery of the cattle as well as commitments to sell certain beef products at sales prices determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we account for futures contracts and their related firm commitments, which have not been designated as a normal sale or purchase, at fair value. SFAS No. 133 imposes extensive recordkeeping requirements in order to treat a derivative instrument as a hedge for accounting purposes. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in fair value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net effect on earnings until the hedged transaction affects earnings. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net earnings.

      While senior management believes each of these instruments help mitigate various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive recordkeeping requirements of this statement. Accordingly, the gains and losses associated with the change in fair value of the instrument and the offsetting gains and losses associated with changes in the market value of the firm commitments are recorded to income and expense in the period of change.

      The following table describes the number of positions and the fair value of those positions at August 31, 2002, August 30, 2003 and May 29, 2004. A position in live cattle consists of 40,000 pounds. Firm commitments for purchase are for live cattle and firm commitments for sales are for boxed beef.

	Positions
	Expiring
	Within 1 Year	Fair Value

August 30, 2003
Live Cattle
Futures long	808	$1,232,270
Futures short	272	(428,890)
Firm Commitments Purchase		(138,890)
Firm Commitments Sale		(1,386,060)
May 29, 2004
Live Cattle
Futures long	—	—
Futures short	1,571	(6,082,430)
Firm Commitments Purchase		2,121,160
Firm Commitments Sale

      Foreign Operations. Transactions denominated in a currency other than an entity’s functional currency may expose that entity to currency risk. Although we operate in international markets including Japan and South Korea, product sales are predominately made in United States dollars and therefore currency risks are limited.

      Interest Rates. As a result of our normal borrowing and leasing activities, our operating results are exposed to fluctuations in interest rates, which we manage primarily through our regular financing activities. We generally maintain limited investments in cash and cash equivalents.

      We have short-term and long-term debt with variable interest rates. Short-term debt is primarily comprised of the current portion of long-term debt maturing twelve months from the balance sheet date. Short-term debt also includes our revolving credit line used to finance working capital requirements, capital expenditures and general corporate purposes.

      Our variable interest expense is sensitive to changes in the general level of interest rates. As of May 29, 2004, a portion of our debt is borrowed at LIBOR plus a weighted average margin rate of 2.25%. As of May 29, 2004, the weighted average interest rate on our $167.8 million of variable interest debt was approximately 3.24%.

      We had total interest expense of approximately $2.4 million in FYE 2003 and approximately $19.0 million for the thirty-nine weeks ended May 29, 2004. The estimated increase in interest expense from a hypothetical 200 basis point adverse change in applicable variable interest rates would have been approximately $2.8 million in FYE 2003 and approximately $2.5 million for the thirty-nine weeks ended May 29, 2004.

BUSINESS OF U.S. PREMIUM BEEF, LTD.

      To the extent that the LLC will be the successor of the cooperative and will continue to operate the business of the cooperative, unless indicated otherwise, the following discussion of the business, as it applies to the cooperative, is equally applicable to the LLC, and vice versa.

Overview

      The cooperative was organized in July 1996 as a Kansas cooperative by a steering committee of cattle producers. The cooperative’s goal is to provide market access and improve the marketing and processing of beef products requiring higher quality cattle for wholesale and retail customers and consumers while providing higher returns to cattle producers. The cooperative operates an integrated cattle processing and beef marketing enterprise where consumer and processor demands and requirements are implemented through changes in genetics, feeding and management.

Cooperative Products and Production

      The cooperative provides an integrated cattle production, processing and marketing system for the benefit of its shareholders and associate members. As the basis of that system, the cooperative’s shareholders have a guaranteed right plus an obligation (on a one head per share per year basis) to deliver cattle to the cooperative, pursuant to the uniform delivery and marketing agreement (See “Cooperative Cattle Delivery Arrangements”). Cattle delivered to the cooperative are then delivered to National Beef for processing and subsequent product distribution and marketing. Shortly after the cattle are processed, patrons receive, at no extra charge, reliable carcass data previously considered proprietary by many processors. This carcass data assists producers in refining production methodologies, thereby improving the product quality and subsequently enhancing the return to the production investor.

      The primary advantage of the cooperative’s ownership in National Beef centers around cooperative patrons providing National Beef with a consistent supply of quality beef from a verified source, allowing National Beef to target higher margin value-added markets. Consumers have demonstrated their willingness and desire to buy branded products that offer better value in other consumer product markets, with the Certified Angus Beef® product line being an example in the beef industry.

Cattle Producers’ Uniform Delivery and Marketing Agreements

      The cooperative purchases all of its cattle requirements from its shareholders and associate members. Each share of common stock held by a shareholder entitles and obligates that shareholder to deliver one head of cattle per year to the cooperative. Each shareholder is required to enter into a uniform delivery and marketing agreement with the cooperative whereby the shareholder will commit to supply a designated number of cattle on an annual basis to be delivered during the delivery periods set forth in the delivery agreement. Each delivery agreement is for a term of 10 years. These arrangements are described in greater detail in “Cooperative Cattle Delivery Arrangements”.

Cooperative Background

      The cooperative’s operational activities began on December 1, 1997, when the cooperative acquired its initial interest in Farmland National Beef, now known as National Beef Packing Company, LLC. In connection with the cooperative’s purchase of its interest in Farmland National Beef, the cooperative obtained the right (and became subject to the obligation) to deliver cattle to National Beef for processing in proportion to the cooperative’s ownership interest in National Beef. Under that arrangement, the cooperative has delivered over three million head of cattle to National Beef for processing since the cooperative commenced deliveries. The cooperative is a tax exempt cooperative within the meaning of Section 521(b)(l) of the Internal Revenue Code.

Employees

      The cooperative has eight employees. The cooperative’s governance and strategic oversight responsibilities with National Beef and the complexity of the cooperative’s obligations under its various contracts with National Beef require the cooperative to retain the services of key senior management personnel with the experience, skill and expertise necessary to manage an enterprise competitive with other sophisticated participants in the beef and meat industries. Each employee is compensated through the payment of a base salary with eligibility for incentive bonuses. In addition, each senior management employee is eligible to participate in benefits programs maintained by the cooperative. These programs include group medical insurance, accidental death and dismemberment insurance and similar programs.

The cooperative’s employees are not unionized and the cooperative believes that its relationship with its employees is good.

Facilities

      The cooperative’s corporate office is located at 12200 Ambassador Drive, Suite 501, Kansas City, Missouri, in proximity to the corporate offices of National Beef. The cooperative leases its office space from HDP — Kansas City, LLC, with offices at c/o Higgins Development Partners, 101 East Erie Street, Suite 800, Chicago, Illinois 60611. The office lease is for a term of two years, commencing March 1, 2004.

Governmental Regulation and Environmental Matters

      The cooperative is subject to federal and state regulations relating to grading of animals, quality control, labeling, sanitary control and waste disposal. However, as many of the cooperative’s operational activities are conducted through its majority-owned subsidiary, National Beef, and as the cooperative does not directly operate any processing facilities itself, the significant efforts with respect to governmental and environmental regulation are conducted by National Beef. See “Business of National Beef Packing Company, LLC — Business — Government Regulation and Environmental Matters”.

Sales, Marketing and Customers

      The cooperative’s sole customer is its majority-owned subsidiary, National Beef Packing Company, LLC. The ultimate customers of and the market for the products resulting from the processing of cattle supplied by the cooperative’s members are described in “Business of National Beef Packing Company, LLC — Business — Products, Sales and Marketing.”

Beef Industry, Markets and Competition

      As indicated above, the cooperative’s business activities are focused on supplying cattle produced by its members to the cooperative’s majority-owned subsidiary, National Beef Packing Company, LLC. Information regarding the beef industry, the market for beef and beef products and competition within the beef industry are described in “Business of National Beef Packing Company, LLC — Industry Overview” and “Business of National Beef Packing Company, LLC — Business”.

Intellectual Property

      The cooperative owns little intellectual property because the majority of the cooperative’s sales are transacted through National Beef. However, the cooperative maintains a trademark on a U.S. Premium Beef logo that it uses periodically on certain, selected products.

Research and Development

      The cooperative does not conduct any research and development activities independent of the activities of National Beef.

Legal Proceedings

      On July 1, 2002, a lawsuit was filed against National Beef, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that the plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. FNB answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNB joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. The case was certified as a class action matter in June, 2004. Accordingly, the lawsuit will proceed to trial. Management believes that FNB acted properly and lawfully in their dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, National Beef has not established a loss accrual associated with this claim.

      From time to time and in the ordinary course of its business, the cooperative is named as a defendant in legal proceedings related to various issues, including worker’s compensation claims, tort claims and contractual disputes. Other than such routine litigation, the cooperative is not currently involved in any material legal proceedings. In addition, the cooperative is not aware of other potential claims that could result in the commencement of legal proceedings. The cooperative carries insurance that provides protection against certain types of claims, up to the policy limits of the cooperative’s insurance.

COOPERATIVE CATTLE DELIVERY ARRANGEMENTS

Cattle Producers’ Uniform Delivery and Marketing Agreements and Payments to Shareholders for Cattle

      The cooperative purchases all of its cattle requirements from its shareholders and associate members. Each share of common stock held by a shareholder entitles and obligates that shareholder to deliver one head of cattle per year to the cooperative. Each shareholder is required to enter into a uniform delivery and marketing agreement with the cooperative whereby the shareholder will commit to supply a designated number of cattle on an annual basis to be delivered during the delivery periods set forth in the delivery agreement. Each delivery agreement is for a term of 10 years, with the term of current delivery agreements continuing following the restructuring.

      Cattle delivered to the cooperative by its shareholders and associate members are delivered by the cooperative to National Beef for processing (with the effect that National Beef is the cooperative’s sole customer). The resulting beef and beef products are marketed by National Beef. Each shareholder or associate member is paid for the cattle delivered to the cooperative based on a market-based purchase price that is subject to the agreements between the cooperative and National Beef. However, to comply with covenants in the cooperative’s loan agreements, the cooperative reserves the right to retain a fixed portion of the purchase price for each head of cattle delivered to the cooperative. Any amounts withheld will be classified as a “unit retain” under applicable tax and cooperative laws. As a result, the amount of the unit retain may be taxed to the shareholder or associate member at the time the amount is retained, even though the shareholder or associate member may not receive the amount for an extended period of time. Under the cooperative’s loan arrangements, the cooperative may be permitted to repay the amounts at the end of each fiscal year or may be required to retain the amounts for a longer period in order to maintain compliance with the applicable loan documentation. The cooperative has no unit retains outstanding at this time.

      To the extent possible, pursuant to the delivery agreement, the cooperative will pay for cattle based on the individual carcass quality of cattle delivered to the cooperative. In addition to the payments described in this section, the cooperative may pay patronage dividends from its taxable income, in accordance with its bylaws. Such patronage dividends are based on the cooperative’s taxable income and are distributed to the cooperative’s shareholders and associate members in proportion to the number of cattle delivered to the cooperative by its shareholders and associate members. As a result, the patronage dividends received by the cooperative’s shareholders and associate members reflect the benefits and profits, if any, obtained from value-added marketing of the beef and beef products created from the cattle delivered to the cooperative for processing.

COOPERATIVE MANAGEMENT AND DIRECTORS

Board of Directors

      The cooperative’s business and affairs are governed by its board of directors. The board of directors currently consists of seven directors. The board of directors has full authority to act on behalf of the cooperative. The board of directors acts collectively through meetings, committees and senior management members it appoints. In addition, the cooperative employs a staff of executives to manage the day-to-day business of the cooperative. The members of the board of directors and the senior members of the executive team are identified below.

Senior Management and Members of the Board of Directors

			Term Expires
Name and Address	Age	Position	After FY

Terry Ryan	52	Chairman of the Board	2006
Mark Gardiner	43	Vice Chairman of the Board	2004
John Fairleigh	39	Secretary/Treasurer of the Board	2006
John Adams	43	Director	2005
Kelly K. Giles	43	Director	2005
Douglas A. Laue	52	Director	2004
N. Terry Nelson	45	Director	2004
Steven D. Hunt	45	Chief Executive Officer	—
Stan Linville	45	Chief Operating Officer	—
Danielle Imel	29	Chief Financial Officer/Controller	—

      Terry Ryan. Mr. Ryan manages HRC Feedyards, Inc., near Scott City, Kansas, and has been involved in the commercial cattle feeding industry since 1977. He is also a partner in the family farm operation in Rawlins County, Kansas. He is a member of the National Cattlemen’s Beef Association and the Kansas Livestock Association (“KLA”). Mr. Ryan is a past member of the KLA board of directors. Mr. Ryan has served as a member of the cooperative’s board of directors since 1996. He was elected to the Chairman of the cooperative’s board of directors in 2004. Mr. Ryan attended Colby Community College with an emphasis on Animal Science and Farm and Ranch Management.

      Mark Gardiner. Mr. Gardiner is President of Gardiner Angus Ranch, Inc., a family owned purebred and commercial Angus operation at Ashland, Kansas. Gardiner Angus Ranch also runs an embryo transfer program that makes more than 2,000 transfers per year, including more than 60% of the Company’s 1,200-plus head of registered Angus calves born each year. A percentage of its calves are finished at commercial feedlots to provide carcass data on all Gardiner sires. In addition to a native range program, Gardiner Angus Ranch operates a significant dryland farming enterprise. Mr. Gardiner is a member of the National Cattlemen’s Beef Association, Kansas Livestock Association, American Angus Association, Kansas Angus Association and the Beef Improvement Federation. Mr. Gardiner has served as a member of the cooperative’s board of directors since 1996. He was elected Secretary/ Treasurer of the cooperative’s board in 2003 and Vice Chairman of the board in 2004. Mr. Gardiner holds a Bachelor’s degree from Kansas State University in Animal Sciences and Industry.

      John Fairleigh. Mr. Fairleigh is President and CEO of Fairleigh Companies, a family-owned business in Scott City, Kansas, consisting of a 44,000 head commercial feedyard, Scott Pro, a protein supplement manufacturing business, Fairleigh Ranch, a 10,000 acre backgrounding and grazing operation, Fairleigh Farms and L&M Western Tire and Oil Company. He is a member of the National Cattlemen’s Beef Association and Kansas Livestock Association. Mr. Fairleigh has served as a cooperative board member since 1999 and was elected Secretary/ Treasurer of the cooperative’s board in 2004. Mr. Fairleigh holds a Bachelor’s degree in Business from Kansas State University.

      John Adams. Mr. Adams is a fourth generation partner in Adams Cattle Company and manages operations in Meade and Seward counties in Kansas and in Beaver County in Oklahoma. Mr. Adams’s family has engaged in that business for more than 100 years. Most of the calves off that ranch are backgrounded at the family’s northeast Kansas ranch, where they are grown to feeder weight. Mr. Adams also runs an extensive farming operation that includes irrigated and dryland crops and hay production, as well as a wheat grazing program. Mr. Adams is a member of the National Cattlemen’s Beef Association, Kansas Livestock Association and the Oklahoma Cattlemen’s Association. Mr. Adams has served as a member of the cooperative’s board of directors since 1999. Mr. Adams attended the University of Kansas School of Business.

      Kelly K. Giles. Mr. Giles is a third generation cow-calf, stocker/feeder and seedstock operator. Mr. Giles is the Managing Member of Giles Enterprises, LLC, a genetics, marketing and procurement company based in Ashland, Kansas, with an office in Edmond, Oklahoma. He is also a General Partner in Giles Land Co., LP of Ashland, Kansas, which is owner of the Gates Ranch, which has been in operation since 1947. Mr. Giles is a member of the National Cattlemen’s Beef Association, Kansas Livestock Association, American Angus Association and the Society of Range Management. He holds a Bachelor’s degree from Kansas State University in Animal Science and Industry and a Masters of Business Administration degree in Finance from Texas A&M University. Mr. Giles has served as a member of the cooperative’s board of directors since 1996.

      Douglas A. Laue. Mr. Laue owns and operates Black Diamond Customer Feeders, Inc. in Herington, Kansas, and runs a grazing program in the Kansas Flint Hills. He is a member of the National Cattlemen’s Beef Association and Kansas Livestock Association (“KLA”). Mr. Laue previously served as the Chairman of the KLA Feeders Council. Mr. Laue has been a member of the board of directors since 1996 and served as Vice Chairman of the cooperative’s board of directors from 1996 through 2002. Mr. Laue holds a Bachelor’s degree in Animal Sciences and Industry from Kansas State University.

      N. Terry Nelson. Mr. Nelson runs a family corporation that includes commercial cow/calf, backgrounding and cattle feeding enterprises at Long Island, Kansas. His family has been finishing cattle in commercial feedlots in Kansas and Nebraska since 1973. The corporation also operates a row-crop farming enterprise and a farrow-to-finish hog operation. He is a member of the National Cattlemen’s Beef Association, Kansas Livestock Association and Kansas Farm Bureau. Mr. Nelson is a past member of the Kansas Livestock Association board of directors. Mr. Nelson has been a member of the cooperative’s board of directors since 1996 and served as Chairman of the board of directors from 1996 to 2004. Mr. Nelson attended Kansas State University with an emphasis on Animal Sciences and Industry.

      Steven D. Hunt. Mr. Hunt was named Chief Executive Officer in July 1996 and was instrumental in the development and establishment of the cooperative and its business. Prior to his employment with the cooperative, Mr. Hunt owned and operated SDH Cattle Company at Winfield, Kansas, until 1996. As Vice President of Corporate Lending with CoBank, ACB from January 1987 to October 1988, Mr. Hunt also has experience in many areas of commercial banking, including direct agricultural lending, commercial lending, finance, business analysis, training, marketing and personnel. Mr. Hunt holds a Bachelor’s degree in Agricultural Economics from Kansas State University.

      Stan Linville. Mr. Linville is the cooperative’s Chief Operating Officer and joined the cooperative in 1997. He oversees cattle scheduling and technical operations. Before joining the cooperative, he operated a family farming operation near Holcomb, Kansas. He also worked in the cattle division of Brookover Enterprises at Garden City, Kansas, and as a grain merchandiser for Bartlett Grain Co. in Kansas City. Mr. Linville holds a Bachelor’s degree in Agricultural Economics from Kansas State University.

      Danielle Imel. Ms. Imel is the cooperative’s Controller and joined the cooperative in 1998. She oversees all financial and accounting activities. She was employed by the CPA firm of Kennedy, McKee and Co., LLC of Dodge City, Kansas, prior to joining the cooperative. Ms. Imel earned a Bachelor’s degree in Accounting and a second Bachelor’s degree in Agricultural Economics from Kansas State University.

Board of Directors

      Under the cooperative’s amended and restated bylaws, the number of directors may be established by resolution of the board of directors. The bylaws require that the board of directors be comprised of a minimum of five (5) directors. Directors must either be shareholders of the cooperative or representatives of entities that are shareholders. The cooperative’s bylaws provide that, as determined by resolution of the board of directors and to the extent possible, at least one director will represent purebred breeders and the balance of the directors will be evenly divided between directors who are shareholders who have even slot uniform delivery and marketing agreements and shareholders who have odd slot uniform delivery and marketing agreements.

      The directors are elected at the annual meeting of the shareholders and hold office for a term of three (3) years. The terms of the directors are staggered in such a manner that approximately one-third ( 1/3) of the directors will be elected each year. All directors will hold office until their successors are elected and qualified. Any vacancy in the board, other than a vacancy resulting from expiration of a term of office, will be filled by a majority vote of the remaining directors. In case a vacancy in the board of directors extends beyond the next annual meeting, the vacancy will be filled by the remaining directors until such meeting, at which meeting a director will be chosen by the shareholders for the unexpired term of such vacancy.

Compensation of Directors

      The board of directors meets from time to time at such time and place as may be fixed by resolution adopted by a majority of the whole board of directors. Members of the board of directors receive a per diem payment of $250 for each activity on behalf of the cooperative, as well as direct reimbursement of travel expenses related to service on the board of directors.

EXECUTIVE COMPENSATION

      The goal of the cooperative’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay, the cooperative’s financial performance and the creation of shareholder value, while at the same time motivating and retaining key employees. The base salaries for senior management are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the cooperative and level and scope of responsibility. Those responsibilities include, among other responsibilities, oversight of the activities of the cooperative’s partially-owned entity, National Beef, as well as analysis of and negotiations regarding the pricing grid used to establish the payments members of the cooperative receive for their cattle. The cooperative believes that the base salaries of the members of senior management as a whole are comparable with the base salaries of other persons similarly situated.

      The cooperative’s relationship with National Beef and the complexity of the cooperative’s obligations under its various contracts with National Beef require the cooperative to retain the services of key senior management personnel with the experience, skill and expertise necessary to manage an enterprise competitive with other sophisticated participants in the beef and meat industries. Each employee is compensated through the payment of a base salary with eligibility for incentive bonuses. In addition, each senior management employee is eligible to participate in benefits programs maintained by the cooperative. These programs include group medical insurance, disability and accidental death and dismemberment insurance, retirement plan and similar programs.

      Upon completion of the restructuring, the current senior management of the cooperative will hold the comparable offices in the LLC on a full-time basis. The following table shows the compensation paid by the cooperative in the years indicated to its Chief Executive Officer (to be the President and Chief

Executive Officer of the LLC following the conversion) and the two other individuals who were serving as senior executive officers of the cooperative at the end of fiscal year 2003.

Summary Compensation Table

	Annual Compensation
							Long-Term
					Other Annual		Compensation
	Fiscal	Salary	Bonus		Compensation		Payouts
Name and Principal Position	Year	($)	($)		($)		($)

Steven D. Hunt, Chief Executive Officer	2003	287,500	483,382	(1)	—	(5)	850,506	(3)
	2002	260,417	310,488	(1)	—	(5)	—
	2001	250,000	375,626	(1)	—	(5)	—
Stan Linville, Chief Operating Officer	2003	90,395	34,152	(2)	18,902		8,373	(4)
	2002	95,429	16,373	(2)	15,655		23,097	(4)
	2001	89,250	34,647	(2)	—	(5)	—
Danielle Imel, Controller	2003	79,311	34,741	(2)	17,682		7,070	(4)
	2002	81,833	21,070	(2)	14,318		18,897	(4)
	2001	77,269	33,497	(2)	—	(5)	—

(1)	Represents amounts paid under the annual salary and annual incentive provisions of the CEO Employment Contract. The CEO Employment Contract has been established to provide incentive-based compensation for the CEO of the Company. Bonuses are paid under the contract if the Company attains highly focused specified performance objectives in the applicable fiscal year. Does not include $495,235 earned, but not yet paid, under the CEO Employment Contract in fiscal year 2003 or $250,000 earned, but not yet paid in fiscal 2003, in conjunction with the successful acquisition of FNB and the termination of the existing CEO Employment Contract and the execution of a new CEO Employment Contract.

(2)	Represents amounts paid pursuant to the Management Incentive Plan. The Management Incentive Plan provides incentive compensation opportunities for designated management employees of the Company based on the attainment of certain performance goals. Participation is determined by the Chief Executive Officer for each fiscal year. Upon the attainment of the performance goals, the participant receives a cash bonus, one-half of which is payable in the current calendar year. The other one-half is paid at the end of the following calendar year if the executive is an active employee at the end of the following fiscal year and is disclosed in “Long-Term Compensation Payouts” above in the year paid (see “(4)” below). Does not include $54,806 earned by, but not yet paid to, the executives in fiscal year 2003 pursuant to the Management Incentive Plan.

(3)	Represents amounts paid under long-term and full-term provisions of the CEO Employment Contract. Provides long-term incentive-based compensation based on the attainment of highly focused long-term performance goals and full-term compensation if the executive is employed through the term of the contract. Does not include $204,765 earned, but not paid in fiscal year 2003 pursuant to the prior CEO Employment Contract.

(4)	Represents the amount of the Management Incentive Plan cash bonus that is contingent on employment at the end of the following fiscal year (see “(2)” above). Does not include $48,893 and $54,806 earned by, but not yet paid to, the executives in fiscal year 2002 and fiscal year 2003 pursuant to the Management Incentive Plan.

(5)	None of the perquisites and other benefits paid exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by the executive.

Employment Agreements

      The cooperative is party to an employment agreement with its Chief Executive Officer, Steven D. Hunt. The agreement provides for Mr. Hunt’s employment for an initial period from September 1, 2003 through August 31, 2009. Under the agreement, the cooperative is to pay Mr. Hunt an annual base salary of $550,000 for the years ending August 31, 2004, August 31, 2005, and August 31, 2006; and $700,000 for the years ending August 31, 2007, August 31, 2008, and August 31, 2009. The cooperative shall, if Mr. Hunt is employed by the cooperative as of the last day of each fiscal year during the term of the agreement, pay an annual “incentive” bonus equal to two percent (2.0%) of the sum of the total financial benefits to the cooperative (“USPB Total Benefits”) that exceed $18,000,000. USPB Total Benefits are: (1) audited fiscal year-end USPB earnings before tax; and (2) two times the fiscal year USPB grid premiums which is the net sum of all USPB member grid premiums and discounts calculated through the USPB grid, taking into account all calculators including, but not limited to, base price, dressing percent, quality grade, outlier cattle and other specific categories, less the base price calculator excluding any set base price premium. In addition to Mr. Hunt’s base salary and annual incentive bonus, if Mr. Hunt is employed by the cooperative as of August 31, 2006, and as of August 31, 2009, he will be paid a “long-term incentive” bonus based on a percentage of the amount that USPB Total Benefits exceed certain benchmarks, as of August 31, 2006, and as of August 31, 2009, respectively. Mr. Hunt is also entitled to a “full-term” bonus in the amount of $550,000 if he is employed by the cooperative through August 31, 2006, and additionally, $700,000 if he is employed through August 31, 2009. The agreement also vests phantom stock rights to 20,000 phantom shares with an exercise price of $55 per share in Mr. Hunt. Mr. Hunt is entitled to receive paid vacations, holidays and sick days; reimbursement of reasonable business expenses and other fringe benefits under the cooperative’s group benefit plans. If the cooperative terminates the agreement for cause or if Mr. Hunt terminates the agreement for any or no reason, the cooperative need only pay salary earned to the date of the termination. If the cooperative terminates the agreement for any reason other than cause, or if Mr. Hunt terminates the agreement for good reason, Mr. Hunt shall be entitled to salary and benefits through August 31, 2009; the annual incentive bonus for the year in which the termination occurs and each subsequent year through August 31, 2009; the long-term incentive bonus that would have accrued had Mr. Hunt been employed through August 31, 2009; and the payment on or before October 2, 2006 or 2009 of the full-term bonuses that would have accrued if Mr. Hunt had remained employed through August 31, 2006 or August 31, 2009, respectively.

      The cooperative has established a savings plan for certain qualifying employees. Under the plan, employees may contribute a portion of their compensation to a vested account under the savings. The employee’s contribution is eligible for a matching contribution by the cooperative for up to 4% of the employee’s qualifying compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Patronage Payments

      All of the cooperative’s directors and its chief executive officer hold common stock of the cooperative and are also agricultural producers and shareholders of the cooperative. By virtue of their shareholder status and ownership of common stock, each of these individuals is obligated to deliver cattle to the cooperative. The amount and terms of the payments received by these individuals (or the entities they represent) for the delivery of cattle are made on exactly the same basis as those received by other shareholders of the cooperative for the delivery of their cattle.

PRINCIPAL EQUITYHOLDERS

      The following table furnishes information, as of July 20, 2004 regarding actual record ownership of the cooperative’s common stock and pro forma ownership of the LLC’s Class A and Class B units post-transaction by each person known by us to beneficially own more than 5% of the cooperative’s issued and outstanding common stock, each of the cooperative’s directors and senior management (who will serve as the LLC’s directors and senior management after the restructuring), and all of the cooperative’s directors and senior management as a group.

	Beneficial Ownership of		Beneficial Ownership of
	Common Stock Prior to		Class A and Class B Units
	Restructuring		Following Restructuring

Name	Number	Percentage	Number(1)	Percentage(2)

Douglas A. Laue(3)	95,000	13.7314	95,000	13.7314
Terry Ryan(4)	49,750	7.1909	49,750	7.1909
John Fairleigh(5)	52,288	7.5578	52,288	7.5578
N. Terry Nelson(6)	9,400	1.3587	9,400	1.3587
Mark Gardiner(7)	3,000	0.4336	3,000	0.4336
John Adams(8)	1,000	0.1445	1,000	0.1445
Kelly K. Giles(9)	200	0.0289	200	0.0289
Steven D. Hunt	100	0.0145	100	0.0145
Stan Linville(10)	—	—	—	—
Danielle Imel(10)	—	—	—	—
Officers and Directors as a group (10 persons)(11)	210,738	30.4603	210,738	30.4603

(1)	Each cooperative shareholder will receive one Class A unit and one Class B unit for each share of the cooperative common stock held prior to the restructuring. The information presented in this column reflects the number of Class A units and the number of Class B units to be held by the named party following the restructuring.

(2)	Represents the percentage of Class A units and the percentage of Class B units held by the named party following the restructuring.

(3)	Includes i) 90,000 shares held by Black Diamond Cattle Co., Inc., of which Mr. Laue is the owner and ii) 5,000 shares held by Black Diamond Custom Feeders, of which Mr. Laue is the owner.

(4)	Includes i) 43,500 shares held by Crown H Cattle Co., Inc., of which Mr. Ryan is the manager, and ii) 2,250 shares held by AELA Cattle Company, of which Mr. Ryan has sole voting and investment power. In each case, Mr. Ryan holds voting power with respect to the stockholder’s cooperative membership.

(5)	Includes 52,288 shares held by Fairleigh Corporation, of which Mr. Fairleigh is an owner.

(6)	Includes 9,400 shares held by Nelson Farms, Inc., of which Mr. Nelson is an owner.

(7)	Includes 3,000 shares held by the Mark Gardiner Revocable Trust, of which Mr. Gardiner has sole voting and investment power.

(8)	Includes 1,000 shares held by Adams Cattle Co., of which Mr. Adams is an owner.

(9)	Includes 200 shares held by Giles Land Co., of which Mr. Giles is an owner.

(10)	Under the cooperative’s articles of incorporation and bylaws, only cattle producers may hold shares in the cooperative.

(11)	Reflects stock and unit ownership by all seven directors and three members of senior management of the cooperative.

BUSINESS OF NATIONAL BEEF PACKING COMPANY, LLC

      National Beef is the fourth largest beef processing firm in the United States. During fiscal 2003 it processed approximately 10.9% of the fed cattle processed in the United States. National Beef has a unique vertically integrated ownership and supply system which enables it to procure high quality beef cattle and market value-added beef products to customers in the United States and internationally.

Industry Overview

      Beef products represent the largest segment of the United States meat industry based on retail sales and the United States is the largest producer of beef in the world. In 2002, approximately 27.1 billion pounds of beef were produced in the United States and resulted in approximately $65.2 billion of domestic retail beef sales. In 2002, approximately 28.9 million fed cattle were processed in the United States.

      Beef production, from the birth of the animal to the delivery of meat products to the end distributor is comprised of two primary segments: production and processing. The production segment raises cattle for slaughter and is further divided into two primary components, the ranch operations that breed and raise the cattle and the feedlot operations that increase the size and value of cattle through an aggressive feeding regimen. The processing segment slaughters cattle and packages beef for delivery to end distributors. There are over one million farms or ranches, 700 major feedlot operators and 64 major processing plants in the United States.

Fed Cattle Production

      A cow/calf operator raises cattle for the purpose of producing calves and feeder cattle. A calf weighs approximately 75 pounds at birth and grows to approximately 425 pounds at nine months, at which point the animal is weaned. Over the next approximately four to five months, fed on a combination of grass and grain, the calf grows to a 650 pound yearling. At this point, yearlings raised for slaughter are placed into feedlots for a period of about five to six months. In the feedlot the animal is fed a mostly grain diet until it weighs approximately 1,200 pounds. At this weight, the animal is ready for slaughter. A typical 1,200 pound animal yields about 580 pounds of saleable meat in addition to by-products.

      Cattle producers continually review and revise their plans of production versus expansion. Cattle producers must decide whether to produce beef with existing cattle or use the animals to expand their supply of cattle. This decision is based on a variety of factors including the availability of pasture land, grain feed costs, harvest, forage and capital investment in livestock facilities and equipment. Cattle supply in the beef industry typically follows a ten to twelve year cycle, consisting of about six to seven years of expansion followed by one to two years of consolidation and three to four years of contraction. This cycle is unique to cattle as other animals can either generate multiple offspring or have shorter incubation periods.

Beef Processing

      Beef processors slaughter cattle and package it for delivery through numerous distribution channels.

Boxed Beef Products

      Beef carcasses are fabricated into boxed beef cuts for sale to retailers and food service operators who further process the cuts for sale to consumers. National Beef estimates that approximately 80% of beef sold in the United States is sold as boxed beef.

Case-Ready Products

      Recently, meat processors have begun slicing and repackaging cuts, thereby reducing the amount of handling by the end retailer. These case-ready products may be placed directly into the retail display case for selection by the consumer. Case-ready products allow retail stores to shift butcher shop square footage to revenue-generating activities, reduce labor costs and workplace injuries associated with slicing beef, and potentially reduce food safety liability.

USDA Grading

      The USDA currently grades more than 83% of all beef produced in the United States. There are seven grades of beef in total. However, only three grades, PRIME, CHOICE and SELECT, are used primarily for marketing. The quality grades are assigned based on the relationship between the age of the animal and its marbling, which is the specks of fat dispersed within the muscle. PRIME meat is from young animals with at least slightly abundant marbling. CHOICE meat comes from young animals with moderate, modest or small marbling. SELECT meat is from young animals with slight marbling.

Beef Pricing

      The domestic beef industry is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for beef and other proteins in the United States and abroad. In general, domestic and worldwide consumer demand for beef products determines beef processors’ long-term demand for cattle, which is filled by feedlot operators. In order to operate profitably, beef processors seek to acquire cattle at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. Cattle prices vary over time and are affected by inventory levels, the production cycle, weather, feed prices and other factors.

Growth in the Beef Industry

      According to the USDA, beef consumption in the United States increased from approximately 24.1 billion pounds in 1992 to approximately 27.9 billion pounds in 2002. Over the same time period, according to the USDA, United States beef production rose from approximately 23.0 billion pounds to approximately 27.1 billion pounds. In 2002, domestic retail beef sales were approximately $65.2 billion. In 2003, approximately 28.2 million fed cattle were processed in the United States. In addition, according to the U.S. Meat Export Federation, in 2002, approximately 13% of all beef sold by domestic processors was shipped outside of the United States, with the majority of exports to Japan, Mexico and Canada. As other countries become more affluent and westernized, beef consumption is expected to continue to grow.

Competition in the Beef Processing Industry

      The United States beef processing industry is highly concentrated, with the top four packers processing over 85% of fed cattle in 2002. Profitability in the beef processing industry is impacted by industry-wide utilization rates, which are directly affected by the level of capacity in the industry. Since July 1996, there have been seven announced plant closings in the United States, representing a 15.0% reduction in overall capacity. In addition, the high fixed costs of a beef processing operation serve as a significant barrier to entry. As a result, utilization rates and profitability within the beef processing industry have improved. As industry capacity has decreased and industry utilization levels have increased, profit margins in the beef processing industry have demonstrated an upward trend.

Business

      National Beef is the fourth largest beef processing company in the United States, accounting for 10.9% of United States fed cattle processed in 2003. National Beef processes, packages and delivers fresh beef for sale to customers in the United States and international markets. The company’s products include boxed beef and beef by-products, such as hides. In addition, the company sells value-added beef products including branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. National Beef markets its products to retailers, distributors, food service providers and the United States military.

Competitive Strengths

Vertically Integrated Business Model

      The cooperative supplies cattle to National Beef pursuant to a cattle supply agreement that specifies that the cooperative will supply a number of cattle to National Beef in accordance with a formula based on its ownership percentage of National Beef. The cooperative’s ownership of and supply relationship with National Beef enhances National Beef’s ability to deliver a consistent, high-quality, value-added product to its customers. In FYE 2003, the cooperative provided National Beef with approximately 21.6% of National Beef’s total cattle requirements. National Beef believes this supply relationship with the cooperative provides it with significant competitive advantages, including: (i) a consistent supply of high-quality cattle, (ii) an ability to consistently provide National Beef’s customers with higher quality products and (iii) an ability to sell higher margin, value-added products to National Beef’s customers.

Modern and Efficient Facilities

      National Beef has invested approximately $250 million since 1992 to modernize its facilities, expand capacity and increase the rate at which cattle are processed. These facility upgrades and expansions have enabled National Beef to more than double the number of cattle it processes. National Beef believes its beef processing facilities in Liberal, Kansas and Dodge City, Kansas, are among the largest, most modern and efficient processing facilities in the United States. At these two facilities combined, National Beef processes over 10,000 cattle per day. National Beef believes that its efficiency improvements at these facilities have allowed it to achieve higher capacity utilization rates, lower operating costs and higher operating margins than those of its major competitors. Furthermore, these efficiencies have helped National Beef capture approximately 80% of the industry growth in the United States fed cattle supply since 1997, resulting in an increase in its market share from approximately 7.5% in 1997 to approximately 10.5% in 2002. National Beef’s two case-ready facilities in Hummels Wharf, Pennsylvania, and Moultrie, Georgia, which began operating in 2001, are outfitted with state-of-the-art processing and packaging equipment that allows National Beef to serve customers, such as Wal-Mart, in this growing niche market. In addition, the company’s facilities are strategically located to enable National Beef to source cattle and beef products efficiently and to effectively serve customers.

Significant Value-Added Product Portfolio

      National Beef’s value-added product portfolio consists of branded boxed beef, case-ready beef and pork, chilled export beef and portion control beef. National Beef’s total value-added sales were approximately $942.5 million in FYE 2003, comprising approximately 25.7% of its total net sales. National Beef’s value-added products have up to three times the gross margin of its traditional boxed beef products and represent a substantial portion of the company’s profitability. National Beef’s chilled export beef products, which primarily consist of premium cuts, have been its primary export to the international beef market, particularly in Japan. Over the past ten years, National Beef has significantly increased its production of value-added beef products. For example, the company has (i) increased the sale of its value-added products to 187.0 million pounds, (ii) increased its market share of chilled beef sales in Japan to 34.0%, (iii) expanded product sales to include direct sales to both restaurants and consumers and (iv) invested in case-ready production facilities.

Focus on Food Safety

      National Beef has continually focused on food safety. The company’s processing facilities utilize National Beef’s proprietary BioLogic® Food Safety System to facilitate the production of clean and fresh beef products. Each of the processing facilities is divided into five zones that separate different stages of the production process and minimize the risk of contamination. National Beef continually tests its products and is capable of discerning the time and zone of any potential contamination.

      National Beef also believes it is an industry leader in developing new food safety technologies. aLF is a new food safety technology that has been found to eliminate 99% of harmful bacteria found on beef products in tests conducted at California Polytechnic State University. Through National Beef’s indirect interest in aLF Ventures, LLC, it is currently working to commercialize aLF. For example, they have filed for regulatory approval in Canada, filed for regulatory approval for use in poultry and pork processing, invested in research relating to use with packaging materials and worked to improve in-plant testing with three major processors. National Beef has an indirect interest in aLF Ventures, LLC, a joint venture that National Beef founded with DMV USA LP, a subsidiary of Campina Melkunie BV, the Netherlands’ largest dairy cooperative. National Beef holds its interest in aLF Ventures, LLC, through its subsidiary, National Beef aLF, LLC, which holds an aggregate 47.5% interest in aLF Ventures, LLC. As part of the Acquisition, National Beef transferred to Farmland a 49% interest in National Beef aLF, LLC, resulting in National Beef having an approximate 24% indirect interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to National Beef at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, National Beef is required to put the entire interest up for sale. Due to uncertainties in aLF Ventures, LLC’s ability to generate future revenues, no amounts were allocated to the put option in the consolidated financial statements.

      aLF Ventures, LLC has an exclusive worldwide license to use aLF for food safety purposes on meat, dairy, produce and animal feed products. aLF has been given “Generally Recognized as Safe” status by the United States Food and Drug Administration for use in processing beef carcasses. aLF represents a potential break-through in food safety. National Beef believes that the use of aLF, in conjunction with current chemical and thermal treatments, could eliminate almost all harmful bacteria on beef at the time it leaves the processing plant. However, aLF Ventures, LLC may not be able to commercially develop aLF into a product capable of achieving future revenues.

Supplier, Customer and Channel Diversification

      National Beef’s facilities are located in southwest Kansas, and its primary market area for the purchase of cattle includes Kansas, Texas and Oklahoma. According to information from the USDA, cattle on feed in the Kansas, Texas and Oklahoma area represent approximately 49% of the fed cattle marketed in the United States. The close proximity of National Beef’s facilities to large supplies of cattle gives its buyers the ability to visit feedlots on a regular basis, which enables National Beef to develop strong working relationships with its suppliers. Additionally, the close proximity of National Beef’s facilities to large supplies of cattle encourages its suppliers to tailor their production decisions to efficiently meet the demands of National Beef’s customers, reduces National Beef’s reliance on any one cattle supplier and lowers its transportation costs. In FYE 2003, excluding its supply arrangement with the cooperative, the company’s largest supplier accounted for 6.7% of total purchases and the top 25 suppliers accounted for 30.8% of National Beef’s total purchases.

      National Beef also has a diversified sales mix across distribution channels and customers. This approach provides multiple avenues of potential growth and reduces its dependence on any one market or customer. National Beef sells its products to retailers, distributors, food service providers and the United States military and through other channels. In FYE 2003, approximately 50% of its total net sales were to retailers and 40% to food service providers. Across these channels, National Beef serves over 600 customers, which represents most major retailers and food service providers in the United States. In FYE 2003, no one customer represented more than 2.9% of total net sales, other than Wal-Mart and its affiliate, Sam’s Club, which together represented 10.3% of its total net sales. National Beef’s top 10 customers represented 32.2% of total net sales in FYE 2003.

Experienced Management

      National Beef is led by an experienced management team with, on average, over 20 years of experience in the beef processing industry. John R. Miller, National Beef’s Chief Executive Officer, has over 25 years of experience in the beef processing industry. Mr. Miller has been recognized by Forbes magazine for his achievements and leadership within the industry. He has assembled a team of professionals, including National Beef’s President, Timothy M. Klein, that have worked together over the past 12 years in developing the company into a profitable supplier of beef products.

Business Strategy

Increase Supplier Alliances

      National Beef intends to continue to increase the number of high-quality cattle that National Beef purchases from supplier alliances to increase revenue and improve profitability. The cattle National Beef purchases through supplier alliances, such as the company’s relationship with the cooperative, are purchased on either a value-based formula, which sets the price for carcasses according to both quality and yield, or a secondary-market basis, whereby National Beef purchases cattle from suppliers outside of its primary supply territory. The percent of cattle National Beef purchases pursuant to each of these methods fluctuates from period to period. From FYE 1992 to FYE 2003, National Beef increased the number of cattle it purchases on either a value-based formula or a secondary-market basis to approximately 57.8% of total cattle purchases in FYE 2003. Based on its experience and on actual results, National Beef believes that these purchasing methods allow it to increase the percentage of high-quality cattle that it processes relative to the total cattle it processes. National Beef has focused on building relationships with and educating its suppliers on the mutual benefits of these purchasing methods and believes that it will be able to increase high-quality cattle purchases utilizing these methods in the future.

Continue to Improve Operating Efficiencies

      National Beef plans to continue to focus on increasing its profit margins by improving operating efficiencies and increasing its processing yields. Over the past ten years, National Beef has invested approximately $250 million and successfully expanded its processing facilities, creating an efficient and high volume business. National Beef recently initiated a $60.0 million expansion project at its Dodge City, Kansas processing facility in order to enhance the facility’s efficiency. This initiative is expected to increase the capacity of the Dodge City facility by approximately 46% and total capacity by approximately 16%. The capital expenditures for this initiative will include items such as a new material handling facility, expanded carcass cooler facilities, expanded rendering capacity, additional boiler capacity, improved and expanded water and waste water capabilities, expanded welfare areas, increased employee parking and miscellaneous related expenses.

Pursue Strategic Acquisitions

      The company’s management team has a history of executing and integrating acquisitions in core and complimentary businesses. National Beef intends to continue to evaluate and selectively pursue acquisitions, particularly of underperforming processing facilities, which National Beef believes are strategically important based on their potential to: (i) meet customers’ needs, (ii) diversify product offerings and customer base, (iii) broaden the company’s geographic production and distribution platform and (iv) increase cash flow. National Beef will pursue any such acquisitions subject to the covenants contained in its debt agreements.

Products, Sales and Marketing

      The majority of National Beef’s revenues are generated from the sale of fresh meat either as a boxed beef product or a case-ready product. These products accounted for approximately 87% of its revenues in FYE 2003. National Beef also sells beef by-products to the variety meat, feed processing, fertilizer and pet food industries. In addition, National Beef sells cattle hides primarily to the clothing and automotive industries for both domestic and international use. National Beef emphasizes the sale of higher-margin, branded beef products and markets these products under several brand names, including Certified Premium Beef, Black Angus Beef and Black Canyon® Angus Beef.

      National Beef’s focus continues to be adding further processing, specialized cutting, packaging and other value-added components to its products that generate higher profitability. In 2001, National Beef opened two state-of-the-art case-ready facilities, which enabled National Beef to expand margins by adding value to the beef National Beef processes. National Beef’s case-ready operations further process its boxed beef products, as well as third-party pork products, by trimming and cutting its products into individual portions. These portions are then packaged in a solution which is oxygenated and sealed in a plastic case to increase the shelf-life of these products by up to five times versus traditional packaging methods. National Beef also sells beef products through its portion control business, Kansas City Steak Company, LLC, in which National Beef has an approximately 77% interest. Kansas City Steak Company provides trimmed and cut individual portions both directly to consumers on a branded basis through outlets such as the QVC Channel, and directly to restaurants, such as Outback Steakhouse, on an unbranded basis.

      During FYE 2003, National Beef sold beef products to more than 600 customers located in more than 20 countries. National Beef markets its beef products through several channels, including:

•	national and regional retailers, including supermarket chains, independent grocers, club stores and wholesale distributors such as Albertson’s, Kroger, Safeway, A&P and Winn-Dixie;

•	national retailers such as Wal-Mart, who purchase a substantial portion of case-ready and branded products;

•	the food service industry, including food service distributors and hotel chains and other institutional customers such as Sysco, Topco, Sherwood Foods and Alliant Food Service;

•	restaurants such as Outback Steakhouse and customer direct channels, including television and direct mail catalogs, through its majority interest in Kansas City Steak Company;

•	other processors, including Oscar-Mayer and ConAgra; and

•	international markets, including Japan, Mexico, South Korea, Canada and China.

      As of February 28, 2004, the company’s domestic sales team consisted of 21 employees. The sales office for domestic sales is located in the headquarters building in Kansas City, Missouri. The sales team in this office is responsible for selling and coordinating the movement of approximately 30 million pounds of boxed beef products per week to National Beef’s customers nationwide. This centralized sales concept allows National Beef to respond quickly to customer requests for pricing and load information. National Beef has also integrated the satellite tracking capabilities of refrigerated carriers into its website allowing customers to track shipments in process. While providing significant customer advantages, the centralized sales concept also enables National Beef’s sales force to share key market intelligence in a manner that allows them to react to changing market conditions in an efficient manner.

      The sales office for international sales is located in Chicago, Illinois. This office coordinates all aspects of sales, pricing and shipping to all destinations outside of the United States. National Beef also has two satellite offices in Japan and South Korea that assist in the coordination of sales to two of the company’s largest international markets.

      National Beef’s marketing efforts include engaging in business-to-business programming and communications to create preferences for its products among its customers. In addition, National Beef supports its value-added, branded beef business through in-store merchandising and feature advertising support.

Raw Materials and Procurement

      National Beef’s primary raw material for its processing plants is live cattle. During FYE 2001, FYE 2002 and FYE 2003, National Beef obtained approximately 23%, 27%, and 22% of its cattle requirements from the cooperative. National Beef’s arrangement with the cooperative provides it with a consistent supply of high-quality cattle. The balance of National Beef’s cattle is purchased on a bid basis from the primary and secondary markets. National Beef also sponsors other, non-affiliated supplier alliances that provide National Beef with high-quality cattle. National Beef believes that it is a first choice processor for suppliers seeking to attain premium pricing for their high-quality cattle and that cattle suppliers view National Beef more favorably than its competitors due to its unique business model, which emphasizes building relationships and cooperating with suppliers and paying a premium for high-quality cattle. Currently, National Beef has approximately 1,200 suppliers that provide National Beef with cattle.

      All of National Beef’s cattle suppliers are required to document the quality of their feedlot operations. Each cattle supplier must verify that its use of antibiotics or other agricultural chemicals follows the manufacturer’s intended purpose. They must also confirm that they use only FDA approved pharmaceutical compounds and comply with dosage and administrative standards. Furthermore, each cattle supplier must confirm that they do not use feed containing animal-based proteins, which have been associated with outbreaks of BSE. Many of National Beef’s producers participate in state beef quality assurance training programs and have established certification and verification practices. These programs emphasize meeting and exceeding FDA, Food Safety Inspection Service, USDA, and EPA standards for food safety and further protect our nation’s beef supply utilizing hazard analysis and critical control point principles. Using guidelines established by the National Cattleman’s Beef Association, beef safety and quality assurance programs are administered and audited annually by various state beef associations. State associations certifying National Beef’s suppliers include, among others, Texas Cattle Feeders Association, Kansas Livestock Association and Nebraska Cattlemen’s Association.

Competition

      The beef processing industry is highly competitive. Competition exists both in the purchase of live cattle, as well as in the sale of beef products. The company’s products compete with a large number of other protein sources, including pork and poultry, but its principal competition comes from other beef processors, including Tyson Foods, Inc., Cargill Incorporated, Swift & Company and Smithfield Foods, Inc. Management believes that the principal competitive factors in the beef processing industry are price, quality, food safety, product distribution, technological innovations and brand loyalty. Some of National Beef’s competitors have greater financial and other resources and enjoy wider recognition for their consumer branded products.

Employees

      As of January 31, 2004, National Beef had approximately 6,100 employees. Approximately 2,800 of its employees at the Liberal, Kansas facility are represented by the United Food and Commercial Workers union under a collective bargaining agreement that expires on December 16, 2007. National Beef considers its relations with its employees and the United Food and Commercial Workers union to be good.

Processing Facilities and Operations

      National Beef operates a total of five beef processing facilities in the United States. The company’s Liberal, Kansas, and Dodge City, Kansas, facilities are geographically positioned near National Beef’s suppliers to efficiently source raw materials by reducing transportation costs. Two of National Beef’s facilities are case-ready facilities that supply beef, pork and ground beef products to customers. National Beef’s case-ready facilities are located in close proximity to key customer markets resulting in decreased delivery times. National Beef’s case-ready facilities are also located in areas with a highly skilled and cost-effective labor force. The company also has a portion control facility in Kansas City, Kansas, which processes trimmed and cut individual portions for sale through Kansas City Steak Company. The facility locations and approximate daily processing levels are shown in the table below:

Location	Daily Processing

Processing Facilities:
Liberal, Kansas	6,000 head
Dodge City, Kansas	4,500 head
Case-Ready Facilities:
Hummels Wharf, Pennsylvania	150,000 pounds
Moultrie, Georgia	300,000 pounds
Portion Control Facility:
Kansas City, Kansas	40,000 pounds

      Cattle delivered to National Beef’s facilities are generally processed into beef products within 36 hours after arrival. Approximately 70% of the cattle National Beef processes in any week are committed to sale before the cattle are delivered to its facilities. National Beef processed in excess of three million fed cattle at its facilities in FYE 2003. National Beef’s facilities utilize modern, highly automated equipment to process and package beef products. National Beef strives to maintain and enhance its facilities and has invested approximately $250 million since 1992 to expand capacity and increase efficiency at its facilities. The design of its facilities emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover. Since 1993, National Beef has spent approximately $7 million dollars on ergonomic interventions, which primarily included engineering changes and administrative changes. These changes designed the workplace to better fit their employees. Additionally, National Beef has spent over $1 million dollars to place a substantial amount of ammonia piping on the roof versus in the production areas, not in response to regulatory requirements, but in the interest of worker safety. All expansions are reviewed by internal personnel, including National Beef’s Corporate Environmental Director, Vice President of Safety, Vice President of Technical Services, Vice President of Engineering and Corporate Project Engineer, for regulatory compliance prior to construction. National Beef’s facilities are also designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards.

      National Beef distributes its beef products domestically directly from its processing facilities and case-ready facilities. National Beef utilizes National Carriers, Inc., a wholly owned subsidiary as of March 28, 2003, and third party carriers to deliver its products to its customers.

Food Safety

      National Beef has strengthened its commitment in the area of food safety by developing activated Lactoferrin through aLF Ventures, LLC, a joint venture National Beef founded with DMV USA LP, a subsidiary of Campina Melkunie BV, the Netherlands’ largest dairy cooperative. aLF is an activated form of Lactoferrin, a naturally occurring milk protein that prevents harmful bacteria from attaching and growing on the surface of beef. By tests conducted at California Polytechnic State University, it was proven that aLF protects fresh beef products from more than thirty different strains of harmful bacteria, including e.coli 0157:H7, salmonella, camphylobacter, radiation-resistant strains and other pathogens. Upon commercialization, aLF will be offered to meat processors worldwide as an additional barrier in multiple-hurdle systems to further protect consumers from harmful bacteria. aLF Ventures, LLC has an exclusive worldwide license to use aLF for food safety purposes on meat, dairy, produce and animal feed products. aLF Ventures, LLC may not be able to commercially develop aLF into a product capable of achieving future revenues. National Beef has an approximately 24% interest in aLF Ventures, LLC.

      National Beef’s food safety efforts incorporate a comprehensive network of leading technology that minimizes the risks involved in beef processing. The proprietary BioLogic® Food Safety System ensures the production of clean, high-quality beef. The BioLogic® Food Safety System is a fully integrated company philosophy that goes above and beyond industry standards and establishes new principles in food safety. The BioLogic® Food Safety System divides National Beef’s production facilities into five zones based on the potential for microbial contamination during the processing procedures that take place in each zone. Within each of the five zones, National Beef employs a “Test, Track and Treat” system, which provides on-going testing in each of the zones, effective tracking of the results of such tests and continuous treatments throughout the facilities. The Test, Track and Treat system includes preventative measures such as equipment sterilization, hygiene, temperature control and regular equipment testing to greatly reduce contamination risks.

Properties

      National Beef owns its Dodge City, Kansas, Liberal, Kansas, and Hummels Wharf, Pennsylvania, facilities. National Beef leases its headquarters facility, the Kansas City Steak Company processing facility in Kansas City, Kansas, and the case-ready facility in Moultrie, Georgia. National Beef also leases its offices in Chicago, Illinois, Salt Lake City, Utah, Tokyo, Japan and Seoul, South Korea. aLF Ventures,

LLC leases its food safety research facility in Pomona, California. National Beef pays $350,000 in rent per year, in two semi-annual installments of $175,000 each, under its lease for the case-ready facility in Moultrie, Georgia, which will terminate on June 30, 2006. The company does not consider the cost of the other leases to be material.

Subsidiaries

      National Beef’s subsidiaries include National Carriers, Inc. and Kansas City Steak Company, LLC. National Carriers, Inc. is a wholly owned refrigerated and livestock trucking company that provides transportation services to National Beef and to various other customers. National Beef acquired National Carriers, Inc. in March 2003. For additional information regarding National Beef’s acquisition of National Carriers, Inc., you should read the discussion under the heading “Acquisition of National Carriers, Inc.” in Note 12 following National Beef’s financial statements. Kansas City Steak Company, LLC is a 76.9% owned subsidiary that purchases primarily boxed beef products and that further processes National Beef’s products for foodservice, and mail order and other marketing channels.

      National Beef also owns a 51% interest in National Beef aLF, LLC which in turn owns a 47.5% interest in aLF Ventures, LLC. As such, they currently hold an approximately 24% indirect interest in aLF Ventures, LLC. National Beef Japan, Inc. and NBP Korea, Inc. are foreign subsidiaries organized to provide representation in those countries. National Beef owns NB Finance Corp., a financing subsidiary that has no business activities.

Government Regulation and Environmental Matters

      National Beef’s operations are subject to extensive regulation by the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”), the United States Environmental Protection Agency (“EPA”), the Grain Inspection Packers and Stockyards Administration (“GIPSA”), and other state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards. Recently, the food safety practices and procedures in the beef processing industry have been subject to more intense scrutiny and oversight by the USDA. For example, in November 2002, the USDA issued a directive requiring all producers of raw beef products to reassess their hazard analysis and critical control point (“HACCP”), system regulations to determine whether e.coli 0157:H7 contamination is a food safety hazard reasonably likely to occur in the production process. National Beef has historically and will continue to work closely with the USDA and any regulatory agencies to ensure that its operations comply with all applicable food safety laws and regulations.

      Wastewater, stormwater, and air discharges from National Beef’s operations are subject to extensive regulation by the EPA and other state and local authorities. The Dodge City, Kansas and Liberal, Kansas facilities are subject to Title V permitting pursuant to the federal Clean Air Act and the Kansas Air Quality Act and implementing regulations. These permits were issued on January 26, 2000 and will expire on January 25, 2005. National Beef expects that these permits will be reissued without material costs. They have an Environmental Compliance Management System that requires periodic and systematic self-auditing of compliance with all environmental requirements applicable to their operations. Through the implementation of that system, National Beef has identified violations of the Kansas Air Quality Law and implementing regulations at the Dodge City, Kansas and Liberal, Kansas facilities. National Beef has reported these violations to the Kansas Department of Health and Environment (“KDHE”), and Region VII of the EPA. The violations consist of failures to permit and perform record keeping as to particulates emissions from National Beef’s processing operations. National Beef is discussing the settlement of these violations with the KDHE and the company expects to enter into a consent agreement to effect such settlement. At this time, they cannot estimate the potential cost of these violations or any settlement.

      The Dodge City, Kansas, Liberal, Kansas, Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities are also subject to risk management planning pursuant to the federal Clean Air Act.

      All of National Beef’s facilities are indirect dischargers of wastewater to publicly-owned treatment works and are subject to requirements under the federal Clean Water Act and corresponding state laws and agreements or permits with municipal or county authorities. Agreements are in effect for the Dodge City, Kansas and Moultrie, Georgia facilities that will continue unless amended or revoked pursuant to their terms. National Beef holds a permit for its Hummels Wharf, Pennsylvania facility from the Eastern Snyder County Regional Authority that automatically renews each year unless suspended or revoked pursuant to its terms. National Beef does not expect material costs in the continuation of these agreements and permit. Stormwater discharges from the Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities are regulated pursuant to general permits issued by the states of Pennsylvania and Georgia, respectively. The Pennsylvania general permit expires on June 30, 2006. National Beef’s coverage under the Georgia general permit expired on May 31, 2003. National Beef anticipates coverage under a new general permit expected to be issued by the Georgia Environmental Protection Division in April 2004. Thereafter, the company expects these permits to be reissued by the respective states and does not expect material costs in securing coverage under such permits. The Dodge City, Kansas facility has filed a notice of intent to be subject to the Kansas General Permit for Stormwater Discharges when promulgated. The Liberal, Kansas facility discharges stormwater to the publicly owned treatment works and thus has not been required to file a notice of intent. The Dodge City, Kansas, Liberal, Kansas and Hummels Wharf, Pennsylvania facilities are supplied by water from the company’s wells. National Beef holds public water supply permits for its Dodge City, Kansas and Liberal, Kansas facilities that do not have expiration dates.

      National Beef is also subject to laws that provide for strict, and in certain circumstances, joint and several, liability for remediation of hazardous substances at contaminated sites that could include current or former facilities or other sites where wastes they generated have been disposed. The Dodge City, Kansas and Liberal, Kansas facilities are small quantity or conditionally exempt generators of hazardous waste and are subject to recordkeeping, but not permit requirements. Solid waste generated at the Dodge City, Kansas and Liberal, Kansas facilities is disposed of or composted. A special waste permit is maintained by the Dodge City, Kansas facility for the disposal of face plates and tail switches. The solid waste generated at the Hummels Wharf, Pennsylvania and Moultrie, Georgia facilities is disposed of in a municipal landfill if it is general plant trash and is taken to renderers if it is usable waste. National Beef is not aware that it has any actual or potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, or Superfund. The company’s plants are subject to community right to know reporting requirements under the Superfund Amendments and Reauthorization Act of 1986, which requires yearly filings as to the substances used on the plant premises.

      National Beef believes that it currently is in substantial compliance with all governmental laws and regulations (other than the air compliance matters for the Dodge City and Liberal, Kansas plants discussed above) and maintain all material permits (other than the stormwater permit for the Moultrie, Georgia facility discussed above) and licenses relating to the company’s operations. National Beef is not aware of any violations of environmental or other laws and regulations that are likely to result in material penalties or pending changes in such laws or regulations that are likely to result in material cost increases.

      National Beef’s domestic operations are subject to the Packers and Stockyards Act of 1921. This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires the company to make payment for its livestock purchases before the close of the next business day following the purchase and transfer of possession of the livestock it purchases, unless otherwise agreed to by their livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the Packers and Stockyards Act of 1921, National Beef must hold its cash livestock purchases in trust for its livestock suppliers until they have received full payment of the cash purchase price. The company maintains a cash reserve, bond or other security, which currently is approximately $20 million, to secure its payment obligations to its livestock suppliers. As a result of this statute, the notes will be effectively subordinated to the claims of National Beef’s livestock suppliers.

      From time to time National Beef receives notices from regulatory authorities and others asserting that they are not in compliance with some laws and regulations. In some instances, litigation ensues. The company is currently in receipt of two such notices, one from the Bureau of Immigration and Customs Enforcement (“BICE”), and another from the FSIS, that National Beef does not believe will result in material liability, if any. In May 2003, National Beef received a request for information from BICE regarding the immigration status of its employees, and they have provided BICE with all requested information. No fines or penalties have been suggested or discussed. In August 2002, the FSIS sent the company a notice alleging that National Beef and certain employees violated the Federal Meat Inspection Act (“FMIA”), by labeling a quantity of meat food products as Certified Angus Beef when in fact they were not so certified and by selling this allegedly misbranded product in interstate and foreign commerce. National Beef has responded to the FSIS notice denying that the company violated the FMIA. In July 2003, this matter was referred by the FSIS to the U.S. Attorney’s Office in Wichita, Kansas for potential criminal prosecution. No fines or penalties have been suggested or discussed. National Beef believes that they are in material compliance with all applicable laws and regulations.

Intellectual Property

      National Beef holds a number of trademarks and domain names that National Beef believes are material to its business and which are registered with the United States Patent and Trademark Office, including National Beef®, BioLogic® and Black Canyon®. National Beef has also registered the National Beef® trade name and trademark in most of the foreign countries to which National Beef sells its products. Currently, National Beef has a number of trademark registrations pending in the United States and in foreign countries. In addition to trademark protection, National Beef attempts to protect its unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection. National Beef has entered into a license agreement with Farmland Industries, Inc. and Farmland Foods, Inc. that will allow National Beef to use the Farmland name and logo until April 30, 2004 for brand transition purposes. National Beef will continue to use its own trade names and marks without the Farmland name or logo.

Legal Proceedings

      On July 1, 2002, a lawsuit was filed against National Beef, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001, through May 11, 2001, and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that the plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. National Beef answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and National Beef joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. The case was certified as a class-action matter in June, 2004. Accordingly, the lawsuit will proceed to trial. National Beef believes that it acted properly and lawfully in its dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, National Beef has not established a loss accrual associated with this claim.

      National Beef is also a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

DESCRIPTION OF UNITS IN THE LLC

      The rights of unitholders in the LLC will be governed by Delaware law, the certificate of formation and LLC operating agreement and the uniform delivery and marketing agreement existing between the LLC and each of the Class A unitholders. The rights of holders of Class A and Class B units in the LLC will be different in several respects from the rights of holders of common stock of the cooperative. The following summary of the material features of the units in the LLC provides an overview of the certificate of formation and LLC operating agreement, which are attached as Appendices C and D to this document. We urge you to read these appendices.

Capitalization

      The board of directors will have the authority to issue additional Class A and Class B units and units of one or more additional classes. The board of directors has the authority to establish the designations, powers, preferences, rights, qualifications, limitations or restrictions of each such additional class. Following the restructuring, based on the number of shares of common stock of the cooperative outstanding as of the record date, the LLC will have 691,845 Class A units issued and outstanding and 691,845 Class B units issued and outstanding, all of which will be held by former shareholders of the cooperative.

Class A and Class B Units

      Class A and Class B units represent an ownership interest in the LLC. Each person holding Class A or Class B units has the right to:

•	a pro rata share of the portion of the LLC’s profits and losses allocated to either Class A or Class B units, respectively. The LLC operating agreement provides that the profits and losses of the LLC will first be allocated into two pools, with 33% of the profits and losses allocated to the Class A pool and 67% of the profits and losses allocated to the Class B pool. The profits and loss percentage of a class are subject to increase if additional units of the class are issued and are subject to decrease in additional units of another class are issued. The aggregate amounts allocated to the Class A pool will then be apportioned among the Class A unitholders on the basis of the number of Class A units each unitholder holds in comparison to the total number of Class A units. The same process will be followed with respect to the Class B pool, which will then be apportioned among the Class B unitholders on the basis of the number of Class B units each unitholder holds in comparison to the total number of Class B units;

•	receive distributions of the LLC’s net cash flow when declared by the board of directors in proportion to units held, subject to any preferential rights of any other class of units the LLC may issue in the future;

•	participate in the distribution of the LLC’s assets if it dissolves or liquidates its business, subject to any preferential rights of any other class of units it may issue in the future and other claimants having a priority over Class A or Class B unitholders;

•	access and review certain information concerning the LLC’s business and affairs, if the unitholder is a member;

•	vote on matters submitted to a vote of the LLC’s members, if the unitholder is a member; and

•	the rights and preferences of members holding Class A and/or Class B units are subject to the rights of the holders of units of additional classes the LLC may issue in the future.

Linkage of Class A and Class B Units

      For a period to be determined by the board of directors following the effective date of the restructuring, each Class A unit issued in the restructuring will be linked to its corresponding Class B unit issued in the restructuring, and each pair of linked units must, if transferred, be transferred together.

Patronage Notices

      During the continuation of the LLC, patronage notices will be paid by the LLC at such time and in such amounts as may be determined by the board of directors in its sole and absolute discretion. In addition, upon liquidation, dissolution or other winding up of the LLC, to the extent that assets remain after the payment of the debts, obligations and liabilities of the LLC, the face amount of any outstanding patronage notices will be paid. The patronage notices carry no other or additional rights. The cooperative’s outstanding patronage notices will automatically become future payment obligations of the LLC. The patronage notices, however, will not constitute units or membership interests in the LLC, and the holders will not be unitholders or members of the LLC by virtue of holding patronage notices (although they may be unitholders and members if they also hold LLC units).

Potential Future Classes of Units

      The LLC may, by resolution of its board of directors, authorize and issue ownership interests in the LLC in the form of units of classes other than Class A or Class B units. Any other class may have voting powers, designations, preferences, limitations and special rights, including delivery or preferred return rights, conversion rights, redemption rights and liquidation rights, any of which may be different from or superior to those of the Class A or Class B units or any other class.

Qualifications to Hold Units and Membership Requirements

      The sole initial shareholder of the corporation (which will immediately following the merger convert into the LLC) is the cooperative. Following the restructuring, unitholders in the LLC will be the former shareholders of the cooperative. Participation in the LLC is not limited to agricultural producers. Unit ownership in the LLC is available to any individual, corporation or other entity which (i) acquires Class A units or Class B units and (ii) in the case of a Class A unitholder, has a uniform delivery and marketing agreement with the LLC. Ownership requirements for units of any other class may be established by the board of directors in the designations governing such class.

      Although unit ownership is available in the circumstances described in the preceding paragraph, membership in the LLC, with the voting and other rights of membership in the LLC, is available to Class A unitholders only if they hold at least 100 Class A units and have a Cattle Delivery Agreement in effect with the LLC. Membership in the LLC is available to Class B unitholders who hold at least 100 Class B units. If the LLC issues units of any other class, the Board of Directors will establish the requirements for membership when it designates the terms and conditions of any such new unit class.

Voting Rights

      Members of the LLC will vote in classes on certain matters, such as the election or removal of directors, mergers, sales of all or substantially all of the assets of the LLC, dissolution of the LLC and certain amendments to the LLC operating agreement. On such class voting matters, each unitholder holding at least 100 Class A units and having a uniform delivery and marketing agreement in effect will be a Class A member and will have one vote on matters submitted to the Class A members for approval and each Class B unitholder holding at least 100 Class B units will be a Class B member and will have one vote for each unit held on matters submitted to the Class B members for approval. A unitholder who holds less than 100 units of a class will not be a member of the LLC and will therefore not be entitled to any vote. On procedural matters (and any other matters for which class voting is not specified), the members of the LLC shall take action by affirmative vote of a majority of a majority of the members, unless such a voting procedure is objected to by a majority of the voting power of any class of members present at a meeting at which such vote is to be conducted. (An exception to the majority vote requirement exists for any vote to amend the amendment provision of the LLC operating agreement; any such vote would require a two thirds vote of the voting power of each class of members of the LLC.) If units of any other class are issued in the future, the holders of units of that class will have voting rights as are established for the class by the board of directors. Voting at a meeting of members is either in person or, if authorized by the board of directors, by mail ballot or by proxy. Cumulative voting for directors is not allowed except as specifically authorized by the board of directors.

Meetings of Members and Quorum

      Under the LLC operating agreement, the annual meeting of the members of the LLC will be held on a date and at a time and place fixed by the board of directors. Special meetings may be called by the chairman or by the board of directors or by the Secretary of the LLC upon the request of 33% of all members, regardless of the number of units held by such members. The authority of units of any other class to call special meetings may be established by the board of directors in the designations governing the class.

      Under the LLC operating agreement, the board of directors has the discretion to approve the use of mail ballots or proxies in connection with matters submitted to the members of the LLC for their approval. If the board of directors authorizes the use of a mail ballot or proxy with respect to a particular meeting of the members of the LLC, a quorum of Class A members necessary to conduct business will be present if at least 20% of the Class A members with voting rights are present for the meeting in person or through the use of a mail ballot or proxy. If the board of directors does not authorize use of a mail ballot or proxy for a particular meeting, the quorum of unitholders necessary to conduct business will constitute 10% of the members with voting rights. With respect to the Class B members, if the board of directors authorizes the use of a mail ballot or proxy with respect to a particular meeting, a quorum of the Class B members will be present if Class B members holding at least 20% of the Class B units carrying voting rights are represented in person or through the use of a mail ballot or proxy. If the board of directors does not authorize use of a mail ballot or proxy for a particular meeting, the quorum of Class B members necessary to conduct business is Class B members holding 10% of the Class B units carrying voting rights.

Distributions

      The timing of distributions is subject to the discretion of the board of directors. Subject to that discretion, the LLC expects to make cash distributions sufficient to discharge its unitholders’ anticipated combined federal, state and local income tax liabilities arising from allocations to them of taxable income by the LLC. The board of directors of the LLC may also declare further distributions from time to time. Holders of Class A units and Class B units are entitled to per unit distributions based on the portion of the LLC’s net cash flow allotted to the Class A units and the Class B units, respectively. Prior to dissolution and winding up of the LLC, the Class A units, in the aggregate, will be allotted 33% of the LLC’s net cash flow and the Class B units, in the aggregate, will be allotted 67% of the LLC’s net cash flow. Both percentages are subject to change upon issuance of additional units. Upon dissolution and winding up, distributions will be made in accordance with capital account balances. This means that the initial differences in the capital account balances of the Class A units and Class B units discussed in the following paragraph will result in the holder of each Class A unit being entitled to liquidating distributions that will exceed the liquidating entitlements of each Class B unit by the amount of the initial capital account difference. If units of any other class are issued in the future, each unit of the class will have such distribution rights as are established for the class by the board of directors.

Initial Capital Accounts and Capital Contributions

      The LLC will maintain capital accounts for each unitholder, with a separate account maintained for each class of units held. Each shareholder in the cooperative who receives Class A units and Class B units in the restructuring will be deemed to have made a capital contribution equal to the unitholder’s proportionate share of the money and the aggregate fair market value of other property received by the LLC as a result of the restructuring as determined by American Appraisal net of minority and marketability discounts. That amount will be credited entirely to the Class A capital account established for each initial unitholder. The LLC will be deemed to have assumed each unitholder’s share of the cooperative’s liabilities that it becomes obligated for in the restructuring including the obligation for patronage notices at their fair market value as determined by American Appraisal. This amount will be charged against the unitholder’s Class A capital account. Upon completion of the restructuring, each unitholder will have a Class A capital account balance equal to the value of the combination of the Class A units and the Class B units received in the restructuring. That amount is currently estimated at $60 for each share of common stock in the cooperative currently owned, as indicated in the appraisal described elsewhere in this document. As a result, subject to any changes in that valuation as of the effective date of the restructuring, each initial unitholder in the LLC will have a Class A capital account balance of $60 for each Class A unit owned and a Class B capital account balance of $0 immediately following the effective date of the restructuring.

      The LLC operating agreement does not require any unitholder to make additional capital contributions to the LLC, except to the extent that Delaware law requires the return of distributions that are made in violation of law. Interest will not accrue on capital contributions, and unitholders will have no right to be repaid any capital contribution or to have their capital accounts or units redeemed in any circumstances.

Allocation of Profits and Losses;

General Allocation Rules

      Except as otherwise provided for special allocations and changes in unit ownership that occur during a fiscal year, profits and losses realized by the LLC for each fiscal year initially will be allocated thirty-three percent (33%) to a pool consisting of all Class A units and sixty-seven percent (67%) to a separate pool consisting of all Class B units. Within the Class A pool, profits and losses will be allocated among the Class A unitholders in proportion to the number of Class A units held. Within the Class B pool, profits and losses will be allocated among the Class B unitholders in proportion to the Class B units held. However, if the board of directors exercises its authority to issue additional units of either class or to create another class or classes of units, each unit issued will have such allocation rights as are established for its class by the board of directors, and the definition of those rights will affect allocations with respect to the Class A units and Class B units.

      Profits allocated to a unitholder increase the unitholder’s capital account while allocated losses decrease the unitholder’s capital account. Because distributions of cash or property to the unitholders upon liquidation are based on capital account balances, profit and loss allocations directly affect each unitholder’s eventual entitlement to distributions.

Allocations when Additional Units are Issued and when Units are Transferred

      If additional Class A or Class B units are issued or if units of a new class are issued, the LLC and the persons acquiring the additional units are likely to agree (through the negotiations leading to the issuance of such additional units) on which of the methods and conventions permitted by the tax code and the regulations will be used to determine their interests in the profits and losses of the year of issuance. If none are specified, the board of directors will designate a permissible method and convention. If units are transferred during the fiscal year, the method and convention will be specified in the unit transfer policy that is part of the LLC operating agreement and is subject to amendment by the board of directors. The initial unit transfer policy provides that the LLC will determine its profits and loss annually and will use a monthly proration to allocate the annual amount between transferors and transferees of units. The proration calculation will recognize unit transfers as occurring at the beginning of the calendar month following the month in which the notice, documentation and information and approval requirements of the transfer have been substantially complied with. See “Federal Income Tax Considerations — Allocations and Distributions Following Unit Transfers” for a discussion of permitted methods and conventions and how they will be selected.

Special Allocation Rules

      The general rule for profit and loss allocations is subject to a number of exceptions referred to as special allocations that are generally required by Treasury regulations. One of the special allocations will apply only if the LLC issues a capital interest in consideration of services. Another special allocation rule prevents a loss allocation to a unitholder that has a zero capital account balance at a time when other unitholders have positive capital account balances. Because Class B units will initially have a zero capital account balance, this loss limitation could cause a reallocation of losses from the Class B units to the Class A units if the LLC incurs cumulative net losses. Any losses that are reallocated under this rule are reversed by a special allocation of income at the earliest opportunity. The other special allocation rules are likely to apply only if the LLC has cumulative net losses that are greater than net capital contributions (capital contributions less prior distributions).

Termination of Membership

      A unitholder’s membership interest may be terminated by the board of directors if:

•	a member does not meet the requirements to be a member with regard to all classes of units held by the member;

•	a member transfers all of the member’s units;

•	a Class A member ceases to have a uniform delivery and marketing agreement in force or breaches such an agreement;

•	death of an individual member;

•	a non-individual member ceases to exist;

•	a member resigns from the LLC; or

•	the member violates the LLC operating agreement, breaches a contract with the LLC, takes (or proposes to take) actions that compete with the LLC or an affiliate of the LLC, takes actions that impede the purposes of the LLC, takes or threatens actions that adversely affect the LLC’s interests or willfully obstructs any lawful purpose or activity of the LLC.

      Upon membership termination due to i) a member’s failure to meet the requirements to be a member with respect to all classes of units held by the member; ii) a member’s resignation from the LLC; iii) a Class A member’s failure to have a uniform delivery agreement in effect; or iv) a member’s violation of the LLC operating agreement, breach of a contract with the LLC, competition with the LLC or its affiliates, actions to impede the purposes of the LLC or adversely affect the LLC’s interests or to willfully obstruct the lawful purposes or activities of the LLC, the LLC may, at its option, purchase the terminated member’s units at a price equal to 80% of the trailing sale price of the units (as reasonably determined by the board of directors and measured over the six (6) month period immediately preceding the date of the member’s membership termination.

Restrictions on Transfer of Units

      Under the LLC operating agreement, units may not be transferred without the approval of the board of directors in accordance with the transfer policy. The board of directors has absolute discretion to approve or disapprove these transfers. In addition, as described above, Class A units and Class B units must be transferred together until such time as the board of directors elects to permit independent transfers of the two classes of units. See “Description of Units in the LLC — Linkage of Class A and Class B Units.”

      The transfer policy will restrict transfers that would violate federal or state securities laws or that would have an adverse tax impact on the LLC. Transferability of units is restricted in part to ensure that the limited liability company is not deemed a “publicly traded partnership” and thus taxed as a corporation. See “Federal Income Tax Considerations — Publicly Traded Partnership Rules.”

      The pledge of, or granting of a security interest in, lien or other encumbrance in or against a unit does not constitute a transfer of the units. However, a transfer of units as a result of foreclosure or transfer in lieu of foreclosure does constitute a transfer of units, and is subject to the restrictions on transfers of units.

The transfer of all of a unitholder’s units to a transferee terminates the transferring unitholder’s membership in the LLC.

Distribution of Assets Upon Liquidation

      Under the LLC operating agreement, on winding up of the LLC, subject to any priority distributions of any classes of units, the assets of the LLC will be distributed as follows:

•	first, to cover debts, obligations and liabilities other than patronage notices;

•	second, to holders of patronage notices to the extent of, and in proportion to, the excess of the face amount of such patronage notices over the amounts previously paid with respect thereto; and

•	third, to unitholders in proportion to their capital-account balances in the LLC.

Associates

      The board of directors has the right to approve certain persons as “associates.” After such approval, an associate will be entitled to deliver cattle in place of a Class A unitholder. Associates will not be members of the LLC and will have none of the rights of members (including the right to vote or to receive allocations and/or distributions).

Amendments to Limited Liability Company Agreement

      The LLC operating agreement may be amended solely upon the proposal of the board of directors, with the approval of each class of units entitled to vote on the proposed amendment. However, the board of directors has the authority to adopt a limited range of amendments to the LLC operating agreement without the approval of the LLC’s members. Such amendments include procedural matters (such as designating a new agent for service of process, modifying the principal office of the LLC, and modifying the unit transfer policy) and adopting amendments to the LLC operating agreement to designate the terms and conditions of any new classes of units and to make appropriate changes to the LLC operating agreement upon issuance of additional units of any class.

FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of material federal income tax considerations that may affect your decision regarding the proposed restructuring of the cooperative into a limited liability company. Except as otherwise noted, this summary and the opinion of our legal counsel described below are based on current provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither this summary nor the opinion of our legal counsel discuss all the tax considerations that may be relevant to particular shareholders in light of their personal circumstances (including their state of residence), or to certain types of shareholders that may be subject to special tax rules. Therefore, shareholders are encouraged to consult their own tax advisors regarding the tax consequences of the restructuring to them as well as the tax consequences of subsequent operations.

Legal Opinions and Advice

      Lindquist & Vennum P.L.L.P., Minneapolis, MN, legal counsel to the cooperative, has rendered an opinion that for federal income tax purposes the restructuring of the cooperative into the LLC will be a taxable liquidation with the following federal income tax consequences:

•	Although there is no legal authority directly on point, the cooperative will recognize gain or loss as if it had sold an interest in each of its assets to each shareholder for a price equal its fair market value,

•	each shareholder will recognize gain or loss measured by the difference between the adjusted basis of the shareholder’s capital stock in the cooperative and the fair market value of the deemed liquidating distribution received by the shareholder, and

•	each shareholder may apply customary discounts for lack of marketability and lack of control in determining the fair market value of the liquidating distribution.

      Our legal counsel’s opinion has been filed as an exhibit to the securities registration statement of which this document is a part.

      With respect to the formation of the LLC, our legal counsel has opined that, in general, neither gain nor loss will be recognized to either the LLC or to the shareholders on the deemed contribution to the LLC of the assets that were deemed to have been received by the shareholders in the liquidating distribution. Our legal counsel has advised the cooperative that the discussion of federal income tax consequences that will arise from the ownership and disposition of LLC units insofar as it relates to matters of law and legal conclusions is accurate in all material respects.

      A legal opinion extends only to matters of law. However, the tax consequences to the cooperative and its shareholders are highly dependent on matters of fact that are not addressed in our legal counsel’s opinion. In particular, the tax consequences of the restructuring will depend in large part on the fair market value of the cooperative’s net equity and the amount of the discount applied in valuing the liquidating distribution received by the shareholders. Both are matters of fact that are not addressed in the opinion. You should also know that if the updated appraisal that will be obtained shortly before the restructuring date changes materially from the December 31, 2003, appraisal, our legal counsel’s opinion may need to be updated as well. You should know that a legal opinion does not assure the intended tax consequences because it does not bind either the Internal Revenue Service or the courts, and the contemplated transactions are subject to certain risks of challenge by the Internal Revenue Service on both legal and factual grounds as discussed in this section and in “Risk Factors.”

Characterization of the Restructuring for Federal Income Tax Purposes

      For state business law purposes, the restructuring of the cooperative into a limited liability company will consist of two steps: a statutory merger of the cooperative into a transitory Delaware corporation, followed by a statutory conversion in which the Delaware corporation becomes subject to the Delaware limited liability company statute. The statutory merger of the cooperative into the Delaware corporation for federal income tax purposes is a reorganization that will be treated as a mere change in form as defined in Section 368(a)(1)(F) of the tax code that has no federal income tax consequences to either the cooperative or its shareholders. The statutory conversion of the Delaware corporation to a Delaware limited liability company will be treated for federal income tax purposes as (1) a complete liquidation of the Delaware corporation, as the successor in interest to the cooperative, consisting of the constructive distribution of its assets to its shareholders and the constructive assumption of its liabilities by the shareholders, followed by (2) a constructive contribution of the distributed assets by the shareholders to the LLC and the LLC’s assumption of the liabilities.

Tax Consequences of the Restructuring to the Cooperative

Taxable Liquidation

      The restructuring of the cooperative into the LLC will be treated as a taxable liquidation of the cooperative. Section 336(a) of the tax code requires a corporation to recognize gain on liquidating distributions of appreciated property as if it had sold the property to the distributees. The United States Tax Court has held that a corporation’s gain on distribution of substantially all of the interests in a partnership must be measured as if the partnership’s business was sold in its entirety, which means that certain factors that may bear on the value of the LLC units, such as minority discounts and lack of marketability, cannot be taken into account by the cooperative. POPE & TALBOT, INC. V. COMMISSIONER, 104 T.C. 574 (1995), affirmed 162 F.3d 1236 (9th Cir. 1999).

      The cooperative intends to treat the restructuring as a constructive distribution of its assets, subject to its liabilities, rather than as a constructive distribution of interests in the LLC. Accordingly, the cooperative will apportion the aggregate fair market value of its assets among the assets and determine gain or loss asset-by-asset. Based on the appraisal as of December 31, 2003, this approach would have resulted in no ordinary income or loss to the cooperative and approximately $18 million of capital loss, most of which relates to the cooperative’s interest in National Beef Packing Company, LLC. This capital loss may appear to provide a substantial cushion against possible taxable gain to the cooperative. However, the actual taxable income or loss will depend on asset values and basis as of the restructuring date, both of which could change materially between December 31, 2003, and the restructuring date. For planning purposes, senior management has estimated that changes in National Beef’s book value between those two dates and in the cooperative’s adjusted tax basis in its National Beef LLC interest could reduce the cooperative’s capital loss to approximately $6.6 million, and this amount does not consider possible changes in the updated appraisal that might be based on other factors.

The Cooperative’s Current Year Taxable Income

      The cooperative will be operating on a cooperative basis through the restructuring date, so its patronage-sourced operating earnings will be allocated among the cooperative’s patrons in proportion to their patronage and distributed as patronage dividends. A capital loss resulting from the deemed liquidation cannot be netted against operating earnings, but if material changes in asset values (and tax basis) result in a gain on the deemed liquidation, that gain constitutes patronage sourced income to the extent it relates to assets used in the conduct of the patronage business, and may be allocated to the patrons. Patronage dividends will be deducted to determine the cooperative’s taxable income for fiscal year 2004, and its resulting tax liability in its final tax return as a cooperative.

      The amount of the patronage income allocation to the patrons is within the discretion of the board of directors because of its power to credit patronage earnings to a capital reserve. The amount of the patronage allocation that is paid in cash is also within the discretion of the board of directors. For planning purposes, senior management estimates that patronage-sourced income for fiscal year 2004 will be $12.8 million. If the cooperative’s actual patronage-sourced income approximates that estimate, the board of directors presently intends to allocate all of the patronage-sourced income to the patrons as a patronage dividend, to distribute 40% in cash to the patrons (estimated at $5.1 million), and issue “qualified written notices of allocation” to the patrons for the remaining $7.7 million (60%) of allocated patronage income.

Potential Challenges by the Internal Revenue Service to the Cooperative’s Tax Liability

      The above discussion suggests that unless the updated appraisal materially increases the estimated value of the cooperative’s assets, it will have either no gain or a loss on each of its asset categories, and therefore will not recognize taxable gain as the result of the restructuring. Nevertheless, the restructuring has tax risks to the cooperative because the IRS may challenge the cooperative on one or more of the following points, and a challenge would undoubtedly occur well after the end of the period during which a cooperative may reduce or eliminate its taxable income by distributing a patronage dividend:

(1) the fair market value of the cooperative’s assets as determined by the appraisal,

(2) the cooperative’s apportionment of values to specific assets and the treatment of the resulting gains or losses as capital gain or loss or ordinary income or loss,

(3) the cooperative’s characterization of the taxable liquidation as a constructive distribution of specific assets rather than the alternative characterization as a distribution of interests in the LLC,

(4) the tax treatment of the cooperative’s patronage notices that will become obligations of the LLC.

      The IRS is not bound by the appraisal or by senior management’s apportionment of aggregate values to specific assets. The cooperative does not expect to have taxable income in the restructuring on ordinary income assets, so a successful IRS challenge to the assets identified as ordinary income assets or to their valuation or their tax basis might result in a tax liability for the cooperative. An IRS challenge to the assets identified as capital assets or to their valuation or their tax basis could result in a taxable gain that could cause the cooperative to incur a tax liability on the restructuring that is not presently contemplated.

      In addition, there are anti-netting rules that may become operative if one or more of these challenges are made by the IRS. For example, capital losses incurred by a corporation cannot be offset against any income other than capital gains. Therefore, if the IRS successfully reapportions values from capital gain/loss assets to ordinary income assets, the cooperative would have a corresponding increase in ordinary taxable income together with an increased net capital loss that it could not deduct.

      Similarly, if the IRS were to establish that the constructive liquidation was more appropriately treated as a distribution of LLC units, anti-netting rules applicable to transfers of partnership interests would apply, and these rules are more likely to create increased ordinary income together with an unusable capital loss than is the case in the cooperative’s intended asset distribution characterization, particularly if combined with a successful challenge that increases the values of the cooperative’s assets. The restructuring of a corporation to a unitholder-owned LLC via a statutory conversion is a relatively recent form of statutory transaction, and there is no precedential legal authority as to whether it should be treated as a constructive distribution of specific assets or of LLC units for federal income tax purposes. The same tax issues arise when an association that was taxed as a corporation elects to be taxed as a partnership. In that case, Treasury Regulations require the transaction to be treated as a constructive distribution of assets, not LLC units. While the Treasury Department’s rationale in issuing those Regulations is helpful in supporting the cooperative’s intended characterization, those Regulations address an analogous but distinguishable fact situation and they are not determinative of the proper tax treatment of the statutory conversion.

      The IRS may challenge the cooperative’s intended tax treatment under one or more of these grounds, or on other grounds. A successful challenge would result in additional tax liability that would be owed by the LLC as the cooperative’s successor in interest. A successful IRS valuation challenge would also have adverse consequences for the cooperative’s members because, as discussed below, their tax treatment is dependent on the value attributed to the property they are deemed to receive in the taxable liquidation.

Tax Consequences of the Restructuring to the Shareholders and Patrons

The Restructuring is a Taxable Exchange for the Shareholders

      Section 331(a) of the tax code provides that amounts received by a shareholder in complete liquidation of a corporation shall be treated as full payment in exchange for the shareholder’s stock. Accordingly, the cooperative’s shareholders will recognize any gain or loss inherent in their shares in the cooperative. The amount of the gain or loss will depend on the adjusted tax basis of the shareholders’ stock and the value of the liquidating distribution. Gain or loss will be a long-term capital gain or loss if the shareholder has held the stock for more than one year as of the restructuring date.

      The value of the liquidating distribution, as reduced by obligations deemed to be assumed, will equal the fair market value of the LLC units received by each of the cooperative’s shareholders. Based on general principles of valuation, the shareholders should be entitled to consider the depressing effect on valuation of the lack of marketability and lack of control that is inherent in a non-publicly traded LLC unit. The appraisal indicates that discounts will result in LLC unit values that are 35% less than each unit’s proportionate interest in the overall fair market value of the cooperative’s equity.

Shareholders’ Capital Gain or Loss on the Restructuring

      The appraisal concludes that the cooperative’s gross assets as a going concern was $103.6 million as of December 31, 2003. The value of the liquidating distribution received by the shareholder is determined by reducing the gross asset value by $28.9 million of liabilities and $10.8 million to reflect the negative present value of the cooperative’s obligation to redeem $49.5 million of patronage notices then outstanding. The resulting value of $63.9 million is then reduced to $41.5 million by application of a discount of 35%

that reflects the recipient’s minority interest in the LLC and the lack of marketability of LLC units. The cooperative’s senior management has estimated for planning purposes that the $41.5 million value in the appraisal might increase to as much as or more than $49.6 million as of the restructuring date. This estimate only takes into account expected earnings through August 28, 2004, but does not take into account changing conditions in the beef industry or the economy that may impact the value of the liquidating distribution that will be deemed to be received by the shareholders. Accordingly, for each share of common stock in the cooperative, a shareholder will receive one Class A unit of the LLC and one Class B unit of the LLC having a combined value of $60 using the December 31, 2003 appraisal (or as much as or more than $72 using management’s planning estimate). The value that will be reported to the IRS will be based on an updated appraisal that will be obtained shortly before the restructuring. The Class A units and the Class B units have not been separately valued because each shareholder will be deemed to have a single interest in the LLC for income tax purposes.

      The tax treatment of patronage notices and the discount warrant further discussion. As a result of the restructuring, the LLC will emerge by operation of law as the obligor on all of the cooperative’s obligations. This will consist of approximately $28.9 million of routine liabilities (subject to restructuring date adjustment) plus the obligation to pay the cooperative’s patrons the face amount of the cooperative’s outstanding patronage notices which currently are estimated to have a face amount of $57.0 million on the restructuring date (also subject to restructuring date adjustment). The routine liabilities will reduce the gross fair market value of the liquidating distribution by their face amount under general principles applicable to valuing liquidating distributions.

      It is less clear how the obligation represented by the cooperative’s patronage notices should be treated. They will continue as obligations of the LLC post-restructuring. Although the patronage notices are fixed in amount, the timing of payment is in the discretion of the LLC (unless there is a liquidation). Accordingly, the valuation opinion reduces the value of the liquidation distribution by $10.8 million to reflect the estimated negative present value of the payment obligation represented by the patronage notices rather than reducing the value by the face amount of the patronage notices. This amount currently is estimated to increase to $12.5 million by the restructuring date and is subject to further adjustment based on the updated appraisal that will be obtained.

      Obligations that are unknown or highly speculative or contingent may be properly disregarded in computing the shareholder’s gain or loss on the liquidation. In this event, a later payment of the obligation by the shareholder will be deductible in the year of payment. However, this subsequent deduction is likely to be a capital loss rather than a deduction from ordinary income, on the theory that the shareholder’s prior capital gain (or loss) on the liquidation was overstated or understated because of the circumstances existing at the time of the deemed liquidation.

      The cooperative intends to report the value of the liquidating distribution to the IRS by treating the patronage notices in a manner consistent with the treatment of unknown, highly speculative or contingent obligations. Accordingly, the patronage notices will be reported as reducing the aggregate value of the liquidating distribution by the amount of their negative present values (estimated at $12.5 million subject to restructuring date adjustment) rather than at their face amount. There is no controlling legal precedent for this position and our legal counsel has not rendered an opinion as to its propriety. Nevertheless, given the appraisal, it appears to be the most reasonable reporting position under the unusual circumstances. The IRS might challenge the intended treatment by either denying any reduction in value for the patronage notices, thereby increasing the shareholders’ liquidating gain by the amount of the negative present value, or by treating the entire face amount of the patronage notices as a reduction in the value of the liquidating distribution, thereby creating or increasing capital losses that shareholders may not be able to effectively utilize because of limitations on deduction of capital losses.

      Based on our legal counsel’s conclusion that discounts for lack of marketability and lack of control (minority interest) are appropriate, and on the determination of those discounts in the valuation, the cooperative intends to report the liquidating distribution to the shareholders and to the IRS using the 35% discount indicated in the appraisal. There is no legal authority that expressly allows minority interest and lack of marketability discounts in this form of transaction. However, the unofficial position of the IRS is that such discounts are appropriate as expressed in its litigation position in the POPE & TALBOT case discussed above and in a private letter ruling. The IRS is not bound by the appraisal, its litigating position, the private letter ruling, or the position of our legal counsel.

      Thus, the tax risk to the shareholders is that the IRS challenges the valuation of the LLC units received in the restructuring on factual grounds or by disputing the valuation methodology, the propriety of valuation discounts or the percentage discounts applied, or the intended treatment of patronage notices.

Summary of Tax Treatment of the Shareholders

      The cooperative currently has 691,845 shares outstanding that will be exchanged in the restructuring for 691,845 Class A units of the LLC and 691,845 Class B units of the LLC. The shareholders will determine gain or loss on their shares by subtracting their adjusted tax basis in those shares from the value of the LLC units received in the restructuring. Shareholders who have been issued patronage notices by the cooperative should not include the tax basis in their patronage notices (face amount) in determining their gain or loss on the exchange of their shares in the cooperative for units in the LLC because the patronage notices continue as obligations of the LLC.

      The cooperative’s analysis, which is based on estimates and which is subject to possible changes to current plans and for restructuring date adjustments, suggests that most shareholders who purchased their shares from the cooperative in its initial stock offering at $55 per share will incur a capital gain of approximately $17 per share on the restructuring. This does not include ordinary income they may be required to report upon receipt of patronage dividends for the final period of the cooperative’s operations.

      Shareholders who acquired their shares by purchase from another shareholder will have a basis equal to their purchase price. Shareholders who acquired their shares from a deceased person or an estate will have a basis equal to the value of the shares for estate tax purposes. Shareholders who acquired their shares by gift will have a basis equal to the donor’s basis for purposes of determining gain. However, if use of the donor’s basis will produce a loss, and if the fair market value at the time of the gift was less than the donor’s basis, then the donee’s basis will be the fair market value at the time of the gift. Also, any shareholders who have a loss in their shares based on restructuring date values will be affected by this rule, so caution should be exercised by any shareholder who makes gifts of shares in anticipation of the restructuring. Shareholders who acquired their shares and patronage notices in the same transaction should apportion the resulting basis between the shares and the patronage notices in proportion to their respective values when they were purchased, inherited or received by gift.

Tax Treatment of Holders of the Cooperative’s Patronage Notices

      The cooperative has issued the non-cash portion of its patronage dividends in the form of “qualified written notices of allocation.” These patronage notices are variously referred to as equity credits, patronage equities and patronage refunds for reinvestment. In general, a “written notice of allocation” is a written notice by a cooperative to its patrons that states in dollars the amount of the cooperative’s earnings that are allocated to the each patron and the portion that constitutes a patronage dividend. The notice entitles the holder to be paid the stated dollar amount at such time as the cooperative’s board of directors determines that the cooperative’s resources are sufficient to pay the stated amount, or upon liquidation of the cooperative. A “qualified written notice of allocation” is a written notice described in Section 1388(c) of the tax code. To be “qualified,” a written notice must be issued within specified time limits and accompanied by cash or check equal to 20% or more of the patronage dividend of which the written notice is a part, and the patrons must have consented to inclusion of the stated amount in their taxable income for the year in which the notice is received. Both the cash portion of a patronage dividend and the portion issued as qualified written notices may be deducted from the cooperative’s taxable income as patronage dividends under Section 1382(b)(1) of the tax code, and both must be reported by the patrons as taxable income in the year the cash and/or written notice is received.

      The board of directors presently intends to allocate all of the patronage-sourced income through the restructuring date to the patrons as a patronage dividend (currently estimated at $12.5 million), to distribute 40% in cash to the patrons (currently estimated at $5.0 million), and issue “qualified written notices of allocation” to the patrons for the balance (currently estimated at $7.5 million). As in past years, the entire amount allocated to the patrons will be taxable to the patrons in the year the qualified notices are received by them notwithstanding that less than that amount will be distributed to them in cash. The board’s present intention is subject to change based on circumstances existing at the restructuring date, including the cash resources of the cooperative.

      The stated amount of the patronage notices currently outstanding is approximately $49.5 million which will be increased by the face amount of any patronage notices that are issued by the cooperative with respect to patronage in the current fiscal year. Based on the above estimate, there will be approximately $57.0 million of patronage notices outstanding on the restructuring date. The payment obligation of the cooperative represented by its outstanding patronage notices will automatically become a payment obligation of the LLC to the holder in the same stated amount and will carry substantially the same rights as are currently associated with the cooperative’s issued and outstanding patronage notices. Accordingly, other than reporting the current year’s patronage dividend, the patrons will not have any tax consequences as the result of the restructuring of the cooperative to an LLC, nor will they have any tax consequences if and when the face amount of the patronage notices are ultimately paid by the LLC.

Tax Treatment of Capital Gains and Losses by Non-Corporate Taxpayers

      In the case of non-corporate taxpayers (such as individuals, trusts and estates), net gains from the sale of capital assets held for more than one year are taxed at preferred rates which are currently 5% and 15%. Net gains from capital assets held for one year or less are taxed at the same rate that applies to ordinary income. In addition to capital gains realized on a sale of capital assets, it also should be noted that net gains arising under Section 1231 of the Internal Revenue Code are treated as capital gains that may be offset by capital loss deductions or carry forwards.

      A non-corporate taxpayer may deduct capital losses to the extent of capital gains recognized by the taxpayer during the taxable year, plus $3,000. Unused capital losses may not be carried back but may be carried forward indefinitely until they are fully utilized or the taxpayer dies. Thus, an individual shareholder who has a capital loss on the restructuring, and has no other capital gains or losses, could deduct $3,000 per year until the loss is fully deducted or the shareholder dies.

Tax Treatment of Capital Gain and Losses by C Corporations

      In the case of a C corporation, no preferable rates apply to long-term capital gains. Capital losses are deductible only to the extent of capital gains. C corporations may not use any part of their capital losses to reduce ordinary taxable income under Section 1211(a) of the Internal Revenue Code. A C corporation deducts its capital losses against its capital gains for the taxable year. A C corporation that sustains capital losses in excess of capital gains in the taxable year has a net capital loss which, in general and subject to limitations, can be carried back three years and forward five years until it is used. The amount of net capital loss, whether long or short-term, carried back or carried forward to another year is treated as a short-term capital loss in the year to which it is carried under Section 1212(a)(1) of the Internal Revenue Code.

Importance of the Appraisal to the Cooperative and its Shareholders

      As the above discussion indicates, the cooperative’s tax treatment, the tax treatment of the cooperative shareholders and the initial asset basis in the hands of the LLC all depend in significant part on the accuracy of the appraisal which is not binding on the IRS or the courts. While we have no reason to believe that the appraisal will not be accepted by the IRS, the IRS may challenge the values used in determining gain or loss to the cooperative or its shareholders.

IRS Information Reporting Requirements

      The cooperative is required to file Form 966 notifying the IRS of the taxable liquidation within 30 days of formal adoption of the plan of conversion and to supplement the filing if the plan is later amended. The cooperative will be required to issue a Form 1099-DIV to each shareholder whose shares have a value of more than $600 not later than January 31, 2005, and transmit the information to the IRS before February 28, 2005.

Tax Treatment of the LLC and its Members

Introduction

      The remaining portion of this discussion of “Federal Income Tax Considerations” is a summary of the material federal income tax considerations relating to the tax treatment of the LLC and its unitholders. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular unitholder in view of that unitholder’s particular circumstances nor is it intended to represent a detailed description of the federal income tax consequences applicable to investors subject to special treatment under the federal income tax laws. The summary is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations, court decisions, and other administrative rulings and interpretations. All of these sources are subject to change, and these changes may be applied retroactively. Any change or future provisions of the Internal Revenue Code or other legal authorities may alter significantly the tax considerations we describe in this summary. Finally, in addition to the general discussion of taxation of limited liability companies and their unitholders, portions of the discussion that follows are specific to the LLC and its unitholders and are subject to the risk of challenge by the Internal Revenue Service. In particular, the discussion in “Tax Treatment of the LLC’s Operations” is based in part on factual matters not addressed in the opinion of our legal counsel that relate to aggregate fair market values of assets and the apportionment of those values among specific assets.

      Each unitholder is encouraged to consult his or her own tax advisor regarding the federal, state, and local tax consequences to him or her of the purchase, ownership and sale of the units and of potential changes in applicable tax laws.

Tax Status of the LLC

      The restructuring of the cooperative into the LLC will be treated for tax purposes as a constructive formation of the LLC as a partnership. The shareholders of the cooperative will be treated as having contributed to the LLC the assets they constructively received in the liquidation of the cooperative and the LLC will be deemed to have assumed each shareholder’s share of the cooperative’s liabilities and other obligations, including patronage notices. In general, neither gain nor loss is recognized to a partnership or its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership under Section 721 of the Internal Revenue Code.

      Single-tax treatment and the ability to make cash distributions to unitholders without incurring an entity level federal income tax depends on the treatment of the LLC as a partnership for income tax purposes. The cooperative expects that the LLC will be treated as a partnership for federal income tax purposes. This means that the LLC will pay no federal income tax and unitholders will pay tax on their share of the LLC’s net income.

      Under Treasury regulations known as the “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded partnership or the entity affirmatively elects to be taxed as a corporation. The LLC will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded partnership.

      If the LLC fails to qualify for partnership taxation for whatever reason, it would be treated as a C corporation for federal income tax purposes. As a C corporation, it would be taxed on its taxable income at corporate rates (currently a maximum 35% federal rate), distributions would generally be taxed again to holders of units as corporate dividends (subject to rates of 5% and 15% through 2008), and the holders of units would not be required to report their share of the LLC’s income, gains, losses or deductions on their tax returns. Because a tax would be imposed upon the LLC as an entity, the cash available for distribution to unitholders would be reduced by the amount of tax paid which could cause a reduction in the value of the units.

Publicly Traded Partnership Rules

      A partnership that constitutes a “publicly traded partnership” as defined in Section 7704(b) of the Internal Revenue Code is generally treated as a C corporation for federal tax purposes. As used in Section 7704, the term “partnership” also includes a limited liability company treated as a partnership for federal tax purposes, such as the LLC. The LLC will seek to avoid being classified as a publicly traded partnership under Section 7704 by restricting transfers of units in the manner described below.

      A partnership is classified as a publicly traded partnership if its interests are either:

•	traded on an established securities market; or

•	readily tradable on a secondary market or its substantial equivalent.

      A partnership “interest” includes any interest in capital or profits of the partnership as well as any financial instrument or contract the value of which is determined by reference to the partnership.

      Under Treasury regulations, an “established securities market” includes national, regional and local exchanges, foreign exchanges that satisfy regulatory requirements, and interdealer quotation systems that regularly disseminate firm buy and sell quotations. The LLC does not intend to list units on the New York Stock Exchange, the Nasdaq Stock Market, or on any other exchange or system which would be classified as an established securities market.

      In determining whether interests are “readily tradable on a secondary market or its substantial equivalent,” Treasury regulations provide that interests in a partnership generally are so tradable if, taking into account all of the facts and circumstances, interest holders are able to buy, sell or exchange their interests in a manner that is economically comparable to trading on an established securities market, or under any of the following four circumstances:

•	they are regularly quoted by a broker, dealer or other market maker in the interests;

•	there are regular quotes from any person who stands ready to buy or sell at a quoted price;

•	there are regular and ongoing opportunities for an interest holder to sell or exchange interests through a public means of obtaining offers or information of offers to buy, sell or exchange; or

•	the opportunity exists for prospective buyers and sellers to transact in a time frame and with the regularity and continuity comparable to the three circumstances described above.

      However, interests will not be treated as readily tradable on a secondary market or its substantial equivalent under any of these four circumstances unless the partnership participates in the establishment of the market or the inclusion of its interests in the market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner, admitting the transferee as a partner or otherwise recognizing the rights of a transferee. The LLC does not intend to so participate in the establishment of any market that would qualify under any of the four circumstances listed above or the inclusion of any of the interests on such a market. Moreover, the LLC does not intend to recognize transfers of units or other interests made under any of those four circumstances.

      Treasury regulations provide a safe harbor which shelters interests from being deemed readily tradable on a secondary market or its substantial equivalent under the general “facts and circumstances” test when there is a “lack of actual trading” of the interests. The LLC intends to allow only those transfers of interests during any taxable year that permits the LLC to qualify under this “lack of actual trading” safe harbor. This safe harbor applies where the sum of the interests in capital or profits transferred during the tax year of the partnership does not exceed 2% of the total interests in capital or profits. For purposes of testing compliance with this safe harbor, the following types of transfers, which are explained below, are disregarded:

•	“private” transfers;

•	transfers pursuant to a “qualified redemption or repurchase agreement”; and

•	transfers through a “qualified matching service”.

      A private transfer includes:

•	transfers in which the basis of the interest is determined by reference to the transferor’s basis, such as a gift, or is determined under Section 732 of the Internal Revenue Code;

•	transfers at death, including transfers from an estate or testamentary trust;

•	transfers between members of a family, as defined in Section 267(c)(4) of the Internal Revenue Code;

•	transfers involving the issuance of interests by the partnership in exchange for cash, property or services;

•	transfers involving distributions from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an individual retirement plan;

•	“block” transfers, which are defined as transfers by a unitholder and any related person as defined in Sections 267(b) and 707(b)(1) of the Internal Revenue Code in one or more transactions during any 30 calendar-day period, of interests which in the aggregate represent more than 2% of the total interests in partnership capital or profits;

•	transfers pursuant to a plan of redemption or repurchase maintained by the partnership by which the partners may tender their interests for purchase by the partnership, another partner, or a person related to a partner, but only where either the right to purchase is exercisable only upon the partner’s death, disability, retirement, or termination from active service, or the plan is “closed end” so that the partnership does not issue any interests after the initial offering and no partner or person related to a partner provides contemporaneous opportunities to acquire interests in similar or related partnerships which represent substantially identical investments;

•	transfers by one or more partners of interests representing more than 50% of the total interests in the capital and profits in one transaction or series of related transactions; and

•	transfers not recognized by the partnership.

      Transfers are pursuant to a qualified redemption or repurchase agreement only if:

•	the agreement provides that a transfer cannot occur until at least 60 days after the partnership receives written notice of the partner’s intent to exercise the redemption or repurchase right;

•	the agreement provides that the purchase price not be established until at least 60 days after receipt of notification or that the purchase price not be established more than four times during the entity’s tax year; and

•	the sum of the interests in capital or profits transferred during the entity’s taxable year, not including private transfers, does not exceed 10% of the total interests in capital or profits.

      Transfers are through a qualified matching service only if:

•	the matching service consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match prospective buyers and sellers of interests;

•	matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	the seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his or her interest is listed, which date must be confirmable by maintenance of contemporaneous records;

•	the closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	the matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, or quotes that express an interest in acquiring an interest without an accompanying price, and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	the seller’s information is removed within 120 days of its listing and is not re-entered into the system for at least 60 days after its deletion; and

•	the sum of the interests in capital or profits transferred during the entity’s tax year, not including private transfers, cannot exceed 10% of the total interests in capital or profits.

Tax Consequences of the LLC’s Operations to the Unitholders

Flow-through of Taxable Income; Use of Calendar Year

      Because the LLC will be taxed as a partnership, it will have its own taxable year separate from the taxable years of its unitholders. A partnership generally must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In the LLC’s case, the majority interest taxable year is the calendar year.

      No federal income tax will be paid by the LLC. Instead, unitholders will be required to report their allocable share of the income, gains, losses and deductions of the LLC on their income tax return for the taxable year with which or within which ends the LLC’s taxable year. To illustrate, a calendar year unitholder will include his share of the LLC’s 2004 taxable income or loss on his 2004 income tax return. A unitholder with a June 30 fiscal year will report his share of the LLC’s 2004 taxable income or loss on his income tax return for the fiscal year ending June 30, 2005. The LLC will provide each unitholder with an annual Schedule K-1 indicating the unitholder’s share of the LLC’s income, loss and their separately stated components. Items on the Schedule K-1 are reportable and taxable to the unitholders without regard to whether corresponding cash distributions are received. For a detailed description of the allocation of the LLC’s profits and losses among the unitholders, see “Description of Units in the LLC — Class A and Class B Units” and “Allocation of Profit and Losses”.

The LLC’s Basis in its Assets

      An important component of the LLC’s taxable income determination will be the amount of its depreciation and other cost recovery deductions. These, in turn, depend on the amount of the LLC’s adjusted tax basis in each of its assets. Section 723 of the Internal Revenue Code provides that the basis of any property contributed to a partnership by a partner is the adjusted basis of the property in the hands of the contributor at the time of the contribution. In this case, shareholders of the cooperative will be deemed to contribute their share of the property that they are deemed to receive in the restructuring. Pursuant to the appraisal and subject to adjustment to restructuring date amounts as estimated by the cooperative’s senior management in the calculation above, the aggregate basis of the contributed property is estimated at $91 million, which is the estimated net value of the liquidating distribution ($49.6 million, after the 35% discount for minority interest and lack of marketability) plus the cooperative’s liabilities ($29 million as of December 27, 2003, plus the payment obligations on the patronage notices at their negative present value on the restructuring date that currently is estimated at $12.5 million).

      The aggregate basis of the assets must be apportioned among the categories of assets and to assets within a category for depreciation and other cost recovery purposes. The method for apportioning basis to specific assets acquired by the LLC in a deemed liquidation of a predecessor cooperative is uncertain. The

LLC intends to apportion basis to specific assets in accordance with procedures established by the IRS for acquisition of assets that collectively constitute a trade or business. This method establishes a series of asset classes to which basis is apportioned to the extent of the fair market value of assets in each class successively until all basis has been assigned. This will be done using the fair market values of specific assets that it used in determining the cooperative’s gain on the deemed liquidation with the 35% discount applied to the cooperative’s interest in National Beef.

      Because the method of apportioning basis is uncertain and the fair market value of the LLC’s net equity is subject to challenge, the IRS might challenge the allocation of basis to specific categories of assets within the LLC so as to increase the allocation to longer lived assets or assets that cannot be depreciated or amortized such as land and investments. This would defer the timing of some of the LLC’s depreciation and other cost recovery deductions The intended treatment of the patronage notices for purposes of establishing basis is consistent with their treatment in the shareholders’ gain/loss calculation. Accordingly, the resulting asset basis for the LLC is uncertain and subject to challenge by the Internal Revenue Service for the same reasons that the shareholders’ calculation of gain or loss on the liquidating distribution is uncertain.

Taxable Income or Loss from Operations

      The LLC will compute its taxable income or loss in a manner that differs materially from the way the cooperative determines its taxable income or loss. Material changes include the fact that an LLC does not issue patronage dividends and therefore does not receive a patronage dividend deduction. The LLC also will have material differences in taxable income or loss relative to the pre-restructuring taxable income or loss of the cooperative because of changes in asset basis that result from the restructuring. Based on the LLC’s intended calculation of initial asset basis as discussed above, there will be a reduction in the LLC’s basis in the National Beef LLC interest of approximately $40 million which will result in substantially lower cost recovery deductions in the coming years and a commensurate increase in taxable income.

LLC’s Deduction When Patronage Notices are Paid

      The earlier discussion of the tax treatment of patronage notices indicated that a shareholder who pays an obligation assumed in a liquidating distribution that did not reduce the amount realized on the liquidating distribution would have a capital loss deduction when that amount is later paid. See “Federal Income Tax Considerations — Shareholders’ Capital Gain or Loss on the Restructuring” above. That amount is the difference between the estimated $57 million restructuring date face amount of the patronage notices over their estimated $12.5 million of negative present value. Because the LLC will be deemed to assume that payment obligation, a capital loss deduction should be available when the LLC later pays patronage notices in excess of the estimated $12.5 million. However, there is some uncertainty on this point because of an absence of controlling legal precedent.

Tax Treatment of Distributions

      Distributions by the LLC to unitholders generally will not be taxable to the unitholders for federal income tax purposes as long as distributions do not exceed their basis in their units immediately before the distribution. Cash distributions in excess of unit basis — which are considered unlikely — are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

      Under Section 722 of the Internal Revenue Code, a unitholder’s initial basis in his or her units in the LLC will be equal to the sum of the amount of money and the contributor’s adjusted basis of any property contributed to the LLC. This amount is increased by a unitholder’s share of the LLC’s debt and other obligations and decreased by the LLC’s deemed assumption of that debt and other obligations, which in this case will offset each other. Accordingly, the aggregate initial basis of the unitholders in their units is estimated to be $91 million determined in the same manner as the LLC’s initial basis in its assets as described above. This is $132 for one Class A and Class B unit combined.

      A unitholder’s initial basis in LLC units will be increased to reflect the unitholder’s distributive share of the LLC’s taxable income and tax-exempt income, amounts attributable to depletion that are not likely to be relevant, and any increase in a unitholder’s share of the LLC’s debt. If a unitholder makes additional capital contributions at any time, the adjusted unit basis is increased by the amount of any cash contributed or the adjusted basis in any property contributed.

      A unitholder’s unit basis will be decreased, but not below zero, by (1) the amount of any cash distributed to the unitholder; (2) the basis of any other property distributed; (3) the amount of depletion deductions; (4) the unitholder’s distributive share of losses and nondeductible expenditures of the LLC that are “not properly chargeable to capital account” and (5) any reduction in that unitholder’s share of the LLC’s debt.

      The unit basis calculations are complex. A unitholder is only required to compute unit basis if the computation is necessary to determine his or her tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which the LLC suffered a loss, for the purpose of determining the deductibility of the unitholder’s share of the loss;

•	Upon the liquidation or disposition of a unitholder’s interest, and

•	Upon the nonliquidating distribution of cash or property to a unitholder, in order to ascertain the basis of distributed property or the taxability of cash distributed.

      Except in the case of a taxable sale of a unit or liquidation of the LLC, exact computations usually are not necessary. For example, a unitholder who regularly receives cash distributions that are less than or equal to his or her share of the LLC’s taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable to the unitholder under Section 731(a) (1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a unitholder’s “tax investment” in the LLC, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Deductibility of Losses; Passive Loss Limitations

      In general, a unitholder may deduct losses allocated to him, subject to a number of restrictions. Those restrictions include a general rule that losses cannot be deducted if they exceed a unitholder’s basis in his or her units nor to the extent they exceed the unitholder’s at-risk amount. These specific restrictions are not likely to impact the unitholders of the LLC. However, if the LLC incurs a taxable loss or if taxable income is insufficient to cover interest expense on a unitholder’s LLC related borrowing, the passive activity loss deduction rules are likely to have widespread effect.

      Section 469 of the Internal Revenue Code substantially restricts the ability of taxpayers to deduct losses from passive activities. Passive activities generally include activities conducted by pass-through entities, such as the LLC and other partnerships, limited liability companies or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible because of these rules may be carried forward and deducted against future passive activity income, or they may be deducted in full upon disposition of a unitholder’s entire interest in the LLC to an unrelated party in a fully taxable transaction.

      It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature; nor do they include farming operations in which the taxpayer is a material participant. A special rule allows closely held C corporations (other than a personal service corporation) to deduct passive activity losses against both passive activity income and “net activity income.” Net activity income generally is taxable income exclusive of passive activities and portfolio income such as dividends and interest.

      Shareholders who have borrowed to purchase their equity interest in the cooperative may have been deducting the interest expense. After the restructuring, this interest expense will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unitholder’s only passive activity is the LLC, and if the LLC incurs a net loss, no interest expense on related borrowing would be deductible. If that unitholder’s share of the LLC’s taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unitholder’s entire interest in the LLC to an unrelated party in a fully taxable transaction.

Alternative Minimum Tax

      If the LLC adopts accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the unitholders. No decision has been made on accelerated depreciation, but we believe that most unitholders are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences of Disposition of Units

Recognition of Gain or Loss

      Gain or loss will be recognized on a sale of LLC units equal to the difference between the amount realized and the unitholder’s basis in the units sold. The amount realized includes cash and the fair market value of other property received plus the unitholder’s share of the LLC’s debt. Because of the inclusion of debt in basis, it is possible that a unitholder could have a tax liability on sale that exceeds the proceeds of sale. While this result is common in “tax shelters,” it is quite unlikely in the case of a typical business operation such as that of the LLC.

      Gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by the LLC. The LLC will adopt conventions to assist those unitholders that sell units in allocating unit basis between Class A and Class B units and in apportioning the gain among the various categories.

Allocations and Distributions Following Unit Transfers

      The Internal Revenue Code requires that profit and loss allocations with respect to units that are transferred during the fiscal year must take into account the varying interests of the transferor and transferee during the year. The regulations recognize several methods, including an interim closing of the books method or the daily proration method. The interim closing of the books method allocates profits and losses from the beginning of the taxable year through the transfer date to the transferor and after the transfer date through year-end to the transferee. The proration method allocates the LLC’s annual income between the transferor and transferee based on the portion of the year that has elapsed prior to the transfer, or under any other method that is reasonable. Although the rules on other reasonable methods and the use of conventions are not well defined, partnerships and limited liability companies with numerous unitholders and transfers typically adopt reasonable methods and conventions to reduce the accounting burdens associated with unit transfers.

      The proration method is essentially a rule of administrative convenience as compared with the more precise results produced by an interim closing of the books. The cost of administration is likely to be the dominant consideration of the Board of Directors in choosing the method and convention for unit transfers, and the proration method generally is less expensive to use than the interim closing of the books method, particularly if there are frequent unit transfers. The LLC’s unit transfer policy initially provides that the LLC will determine its profits and loss annually and will allocate the profit or loss for the year of transfer between transferors and transferees of units using a monthly proration. Unit transfers will be recognized as occurring at the beginning of the calendar month following the month in which the notice, documentation and information and approval requirements of the transfer have been substantially complied with. All distributions on or before the end of the calendar month in which the unit transfer requirements of the LLC operating agreement have been substantially complied with shall be made to the transferor and all distributions thereafter shall be made to the transferee.

      The LLC’s unit transfer policy and the above discussion of unit transfers applies to transfers of outstanding units and does not extend to the issuance of additional units by the LLC. However, the varying interest rule also will be applicable in determining the distributive share of the LLC’s Profits or Losses that are allocable to the purchasers in the taxable year in which additional units are issued. Additional units are likely to be issued in either a negotiated transaction with a limited number of purchasers or in an offering to a larger number of purchasers. The method used to apply the varying interest rule will probably be either negotiated with the buyer or specified in the offering. Frequency of transfers and administrative costs are not likely to be a significant factors and the LLC and/or the purchasers may prefer the more precise results produced by the interim closing of the books method when compared with a proration of the entire year’s income.

Effect of Tax Code Section 754 Election on Unit Transfers

      The adjusted basis of each unitholder in his LLC units (“outside basis”) initially will equal his or her proportionate share of the adjusted basis of the LLC in its assets (“inside basis”). Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unitholder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unitholder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unitholder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among the LLC’s various assets pursuant to Section 755 of the Internal Revenue Code.

      A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of LLC property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his or her outside basis is less than his or her proportionate share of inside basis.

      The LLC operating agreement provides that board of directors has the discretion to make a Section 754 election. The board of directors is likely to make such an election if the tax benefits made available to unitholders and their transferees are likely to justify the increased cost and administrative burden of accounting for the resulting basis adjustments. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not the LLC makes a Section 754 election. Once made, a Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation. Section 743(b) provides that a partnership or LLC is responsible for making the basis adjustments. However, the unit transferees are required to report the adjustment to income resulting from the basis adjustments. In the event the board of directors determines to make a Section 754 election, it will notify the unitholders of the manner in which to comply with applicable rules.

IRS Reporting Requirement

      The unit transfer policy in the LLC operating agreement contains the requirements for a valid transfer of units, including proper documentation and board of directors’ approval. In addition, the IRS requires a taxpayer who sells or exchanges a unit to notify the LLC in writing within thirty days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to “Section 751(a) exchanges,” it is likely that any transfer of an LLC unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. The IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Other Tax Matters

Tax Information to Unitholders; Consistent Reporting

      The LLC will be required to provide each unitholder with a Schedule K-1 (or authorized substitute therefore) on an annual basis. Harsh penalties are provided for failure to do so unless reasonable cause for the failure is established.

      Each unitholder’s Schedule K-1 will set out the holder’s distributive share of each item of income, items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request (AAR)” with the original or amended return in which the inconsistent position is taken.

IRS Audit Procedures

      Unified audit rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since the LLC will be taxed as a partnership, these rules are applicable to it and its members. These rules allow the IRS to challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement.

      IRS rules establish the “tax matters partner” as the primary representative of a partnership in dealings with the IRS. In the case of an LLC that is taxed as a partnership, the tax matters partner must be a “member-manager” as defined in treasury regulations. The LLC’s operating agreement directs the board of directors to designate a qualifying member to act as the LLC’s tax matters partner. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS. For partnerships with more than 100 partners, however, the IRS generally is not required to give notice to any partner whose profits interest is less than one percent. After the IRS makes an administrative adjustment, the tax matters partner (and, in limited circumstances, other partners) may file a petition for readjustment of partnership items in the Tax Court, the district court in which the partnership’s principal place of business is located, or the Claims Court.

Elective Procedures for Large Partnerships

      The Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting and IRS audits. This election reduces the number of items that must be separately stated on the Schedules K-1 that are issued to the partners which eases the burden on their tax preparers. If the election is made, IRS audit adjustments generally will flow through to the partners for the year in which the adjustment takes effect. However, the partnership may elect to pay an imputed underpayment that is calculated by netting the adjustments to the income and loss items of the partnership and multiplying that amount by the highest tax rate whether individual or corporate. A partner may not file a claim for credit or refund of his allocable share of the payment.

      Timing adjustments are made in the year of audit in order to avoid adjustments to multiple years where possible. In addition, the partnership, rather than the partners individually, generally is liable for any interest and penalties that result from a partnership audit adjustment. Penalties, such as the accuracy and fraud penalties, are determined on a year-by-year basis, without offsets, based on an imputed underpayment. Any payment for Federal income taxes, interest, or penalties, that an electing large partnership is required to make is non-deductible.

      Under the electing large partnership audit rules, a partner is not permitted to report any partnership items inconsistently with the partnership return, even if the partner notifies the IRS of the inconsistency. The IRS may treat a partnership item that was reported inconsistently by a partner as a mathematical or clerical error and immediately assess any additional tax against that partner. The IRS is not required to give notice to individual partners of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to the partnership itself by certified or registered mail. An administrative adjustment may be challenged in the Tax Court, the district court in which the partnership’s principal place of business is located, or the U.S. Court of Federal Claims. However, only the partnership, and not partners individually, can petition for a readjustment of partnership items.

      The board of directors of the LLC will review the large partnership procedures with its legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the new procedures. Because of the substantial cost and administrative burden involved in implementing IRS audit adjustments at the member level under the existing procedures, it is likely that the board of directors will decide to make the election.

Self-Employment Tax

      Individuals who patronize the cooperative directly or through a partnership currently are subject to self-employment tax on patronage dividends although at least one retired member of another cooperative has successfully escaped self-employment tax on such payments. The Internal Revenue Code and Treasury regulations provide that general partners are subject to self-employment tax on their distributive share of partnership income and that limited partners who do not render services to the partnership are not subject to self-employment tax. Neither the Internal Revenue Code nor Treasury regulations address the treatment of LLC members for self-employment tax purposes. Proposed regulations, however, were issued in 1997 that provide generally for imposition of the self-employment tax on limited liability company members only if they have personal liability for limited liability company obligations, have authority to contract on behalf of the limited liability company, or participate in the limited liability company’s business for more than 500 hours each year. Few, if any, of the LLC’s unitholders would be subject to self-employment tax under this test unless they are employees of the LLC. Unitholders who are employees of the LLC are subject to self-employment taxes not only on their share of the LLC’s taxable income, but also on their salary and certain fringe benefits that are not deductible in calculating taxable earnings from self-employment.

      The status of the proposed regulations is uncertain because they were subject to a Congressional moratorium that ended July 1, 1998 and the Treasury has not taken steps to finalize them. Nevertheless, because of the similarity of limited liability company members and limited partners, it is believed to be highly likely that unitholders of the LLC will be treated similar to limited partners, i.e., generally not subject to self-employment tax on their share of LLC earnings. This will represent a substantial saving relative to cooperative taxation for those LLC unitholders whose FICA wages and self-employment earnings are below the maximum FICA income base which is $87,900 for 2004.

Fringe Benefits

      Most fringe benefits available to corporate employees also are available to LLC employees, but there are some differences, particularly if the employee also is a member.

State Income Taxes

      The LLC unitholders generally are subject to tax in their state of residence as well as in those states in which the entity does business if their share of income exceeds the minimum filing requirements. Since the LLC will potentially be doing business in several states, this could create a substantial reporting burden for the unitholders. Most states, however, allow “composite reporting” by partnerships and limited liability companies which means that the entity pays income taxes to the various states and the individual unitholders are relieved of the reporting responsibility in states other than their state of residence and their state of residence generally will allow a tax credit for state income taxes paid by the entity for the benefit of the unitholder. For example, a unitholder who is a resident of Kansas will report his entire share of the LLC’s income but will receive credit on his Kansas return for taxes paid to Kansas and other states on his behalf. The Kansas resident unitholder generally will not have to file individually in other states. This result, however, may vary depending on the state of which a particular unitholder is a resident. Unitholders are encouraged to consult their own tax advisors on this matter.

LEGAL MATTERS

      The validity of the units to be issued in connection with the restructuring will be passed upon by Lindquist & Vennum P.L.L.P.

EXPERTS

      The consolidated financial statements and schedule of U.S. Premium Beef, Ltd. and subsidiaries as of August 30, 2003 and August 31, 2002 and for each of the years in the three-year period ended August 30, 2003, and the consolidated financial statements of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003 and for the 24 days ended August 30, 2003 and of Farmland National Beef Packing Company, L.P. and subsidiaries (Predecessor) as of August 31, 2002 and for the 340 days ended August 6, 2003 and for each of the fiscal years ended August 31, 2002 and August 25, 2001, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The audit reports covering U.S. Premium Beef, Ltd. and subsidiaries consolidated financial statements and schedule noted above contain an explanatory paragraph that states that as disclosed in note 2 to the consolidated financial statements, U.S. Premium Beef, Ltd. adopted Statement of Financial Standard No. 142, Goodwill and Other Intangible Assets, on September 1, 2002.

      The audit report covering the Successor and Predecessor consolidated statements noted above contains an explanatory paragraph that states that as discussed in note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the Acquisition (Successor Period) is presented on a different cost basis than that for the periods before the Acquisition (Predecessor Period) and, therefore, is not comparable.

      American Appraisal Associates, Inc. has provided the cooperative with an appraisal of the cooperative and the value of the assets that will be deemed constructively distributed to each of the unitholders in the proposed restructuring. (American Appraisal Associates, Inc. will also provide an updated appraisal prior to consummation of the proposed restructuring.) The appraisal report is included as Appendix E to this voting materials-prospectus. We have included this appraisal report and the discussion describing the appraisal report in this voting materials-prospectus in reliance upon American Appraisal Associates’ authority in appraisals and business valuations.

WHERE YOU CAN FIND MORE INFORMATION

      The cooperative does not file annual, quarterly and current reports with the SEC. The LLC has not filed any reports with the SEC, but will do so after the restructuring. You may read and copy any reports that the LLC files at the SEC’s Public Reference Room at 450 Fifth Street, N.W. in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The reports also will be available from commercial document retrieval services and at the SEC’s web site (http://www.sec.gov).

      You should rely only on the information contained in this document to vote on the restructuring. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 5, 2004.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at August 30, 2003 and August 31, 2002	F-3
Consolidated Statements of Operations for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001	F-4
Consolidated Statements of Comprehensive Income for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001	F-5
Consolidated Statements of Capital Shares and Equities for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001	F-6
Consolidated Statements of Cash Flows for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001	F-7
Notes to Consolidated Financial Statements	F-8

Unaudited Condensed Consolidated Financial Statements:
Consolidated Balance Sheets at May 29, 2004 and August 30, 2003	F-32
Consolidated Statements of Operations for the 39 week periods ended May 29, 2004 and May 31, 2003	F-33
Consolidated Statements of Cash Flows for the 39 week periods ended May 29, 2004 and May 31, 2003	F-34
Notes to Condensed Consolidated Financial Statements	F-35

National Beef Packing Company, LLC and Subsidiaries Audited Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements	F-39

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

U.S. Premium Beef, Ltd.:

      We have audited the accompanying consolidated balance sheets of U.S. Premium Beef, Ltd. and subsidiaries (the Company) as of August 30, 2003, and August 31, 2002, and the related consolidated statements of operations, comprehensive income, capital shares and equities, and cash flows for each of the years in the three-year period ended August 30, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Premium Beef, Ltd. and subsidiaries as of August 30, 2003 and August 31, 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended August 30, 2003, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on September 1, 2002.

/s/ KPMG, LLP

KPMG, LLP

Kansas City, Missouri

March 26, 2004

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
August 30, 2003 and August 31, 2002

	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$42,228,297	$16,102,910
Accounts receivable, less allowance for returns and doubtful accounts of $5,133,549 and $0 in 2003 and 2002, respectively	156,621,649	7,470,184
Other receivables	4,143,097	—
Inventory	77,586,641	—
Deposits	20,768,031	—
Other current assets	9,932,335	—

Total current assets	311,280,050	23,573,094
Property, plant and equipment, net	210,606,927	128,028
Goodwill	78,857,899	—
Other intangible assets, net of accumulated amortization of $195,956	31,565,221	—
Investment in Farmland National Beef Packing Co.	—	83,105,413
Other assets	8,899,624	364,356

Total assets	$641,209,721	$107,170,891

LIABILITIES AND CAPITAL SHARES AND EQUITIES
Current liabilities:
Accounts payable	$43,867,581	$5,707,836
Patronage refunds payable in cash	8,369,515	4,701,495
Cattle purchases payable	41,546,195	1,720,453
Accrued compensation and benefits	23,890,474	2,634,442
Accrued insurance	16,638,665	—
Current installments of long-term debt	7,613,793	928,821
Distributions payable	14,629,292	—
Other accrued expenses and liabilities	15,808,636	111,207

Total current liabilities	172,364,151	15,804,254

Long-term liabilities:
Long-term debt, excluding current installments	312,687,855	8,213,193
Interest rate exchange agreement	479,274	735,704
Other	3,310,792	—

Total long-term liabilities	316,477,921	8,948,897

Total liabilities	488,842,072	24,753,151

Minority Interest in National Beef Packing Co. and Kansas City Steak, LLC	53,963,225	—
Capital shares and equities:
Common stock, $0.01 par value; authorized 5,000,000 shares, 691,845 shares issued and outstanding	6,918	6,918
Members’ contributed capital	39,503,638	39,467,838
Nondelivery fee	—	164,653
Patronage refunds for reinvestment	49,480,090	36,925,816
Unallocated equity	9,158,584	5,852,515
Accumulated other comprehensive income:
Cash flow hedge for interest rate exchange agreement	256,430	—
Foreign currency translation adjustment	(1,236)	—

Total capital shares and equities	98,404,424	82,417,740

Total liabilities and capital shares and equities	$641,209,721	$107,170,891

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended August 30, 2003, August 31, 2002 and August 25, 2001

	2003	2002	2001

Net sales	$871,773,906	$697,409,364	$572,418,150
Costs and expenses:
Cost of sales	853,577,079	697,409,364	572,418,150
Selling, general, and administrative expenses	5,694,052	3,562,394	2,524,568
Depreciation and amortization	2,106,351	44,809	38,212

Operating income (loss)	10,396,424	(3,607,203)	(2,562,780)

Other income (expense):
Minority owners’ interest in net income of National Beef Packing Co. (net of tax benefit of $34,382)	(4,872,159)	—	—
Minority owners’ interest in net income of Kansas City Steak, LLC	(1,670)	—	—
Equity in loss of aLF Ventures, LLC	(41,045)	—	—
Equity in income from Farmland National Beef Packing Co.	22,586,254	20,329,666	21,177,936
Interest income	170,298	293,564	913,738
Interest expense	(2,397,000)	(672,619)	(3,230,778)
Interest rate exchange agreement	—	(993,150)	(1,206,543)
Other, net	(1,684,651)	375,573	91,228

Total other income	13,760,027	19,333,034	17,745,581

Income before taxes	24,156,451	15,725,831	15,182,801
Income tax benefit (expense)	73,407	29,842	(29,842)

Net income	$24,229,858	$15,755,673	$15,152,959

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended August 30, 2003, August 31, 2002 and August 25, 2001

	2003	2002	2001

Net income	$24,229,858	$15,755,673	$15,152,959
Other comprehensive income:
Change in fair value of interest rate exchange agreement	256,430	—	595,364
Termination of cash flow hedge	—	—	(595,364)
Foreign currency translation adjustments	(1,236)	—	—

Comprehensive income	$24,485,052	$15,755,673	$15,152,959

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITAL SHARES AND EQUITIES
Years ended August 30, 2003, August 31, 2002 and August 25, 2001

							Accumulated
		Members’			Patronage		Other	Total Capital
	Common	Contributed	Unit	Nondelivery	Refunds for	Unallocated	Comprehensive	Shares and
	Stock	Capital	Retainage	Fee	Reinvestment	Equity	Income	Equities

Balance at August 26, 2000	$6,918	39,671,424	5,838,636	28,043	19,761,858	3,550,480	—	68,857,359
Collection of membership fees	—	70,801	—	—	—	—	—	70,801
Repayment of membership fees	—	(362,187)	—	—	—	—	—	(362,187)
Accumulation of unit retainage	—	—	7,817,220	—	—	—	—	7,817,220
Collection of nondelivery fee	—	—	—	26,173	—	—	—	26,173
Allocation of net income for the year ended August 25, 2001	—	—	—	—	16,852,860	(1,699,901)	—	15,152,959
Unit retainage payable in cash transferred to current liabilities	—	—	(8,239,524)	—	—	—	—	(8,239,524)
Nondelivery fee payable in cash transferred to current liabilities	—	—	—	(48,691)	—	—	—	(48,691)
Patronage refunds payable in cash transferred to current liabilities	—	—	—	—	(6,741,144)	—	—	(6,741,144)

Balance at August 25, 2001	6,918	39,380,038	5,416,332	5,525	29,873,574	1,850,579	—	76,532,966
Collection of membership fees	—	87,800	—	—	—	—	—	87,800
Accumulation of unit retainage	—	—	435,144	—	—	—	—	435,144
Collection of nondelivery fee	—	—	—	164,920	—	—	—	164,920
Allocation of net income for the year ended August 31, 2002	—	—	—	—	11,753,737	4,001,936	—	15,755,673
Unit retainage payable in cash transferred to current liabilities	—	—	(5,851,476)	—	—	—	—	(5,851,476)
Nondelivery fee payable in cash transferred to current liabilities	—	—	—	(5,792)	—	—	—	(5,792)
Patronage refunds payable in cash transferred to current liabilities	—	—	—	—	(4,701,495)	—	—	(4,701,495)

Balance at August 31, 2002	6,918	39,467,838	—	164,653	36,925,816	5,852,515	—	82,417,740
Collection of membership fees	—	35,800	—	—	—	—	—	35,800
Change in fair value of cash flow hedge for interest rate exchange agreement	—	—	—	—	—	—	256,430	256,430
Foreign currency translation adjustment	—	—	—	—	—	—	(1,236)	(1,236)
Allocation of net income for the year ended August 30, 2003	—	—	—	—	20,923,789	3,306,069	—	24,229,858
Nondelivery fee payable in cash transferred to current liabilities	—	—	—	(164,653)	—	—	—	(164,653)
Patronage refunds payable in cash transferred to current liabilities	—	—	—	—	(8,369,515)	—	—	(8,369,515)

Balance August 30, 2003	$6,918	39,503,638	—	—	49,480,090	9,158,584	255,194	98,404,424

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended August 30, 2003, August 31, 2002 and August 25, 2001

	2003	2002	2001

Cash flows from operating activities:
Net Income	$24,229,858	$15,755,673	$15,152,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,106,351	44,809	38,212
Loss on disposal of property, plant and equipment	597,701	—	—
Equity in earnings of National Beef Packing Co./ Farmland National Beef	(22,586,254)	(20,329,666)	(21,177,936)
Distributions from National Beef Packing Co./ Farmland National Beef	9,257,203	41,620,652	14,637,349
Minority interest	4,873,829	—	—
Interest rate exchange agreement	—	570,379	1,206,543
Changes in assets and liabilities (net of acquisition):
Accounts receivable	(7,497,259)	1,690,231	239,787
Other receivables	1,126,427	—	—
Inventory	(3,780,726)	—	—
Other assets	(305,331)	77,956	23,240
Accounts payable	(2,276,135)	(34,493)	15,308
Accrued compensation and benefits	(1,658,722)	1,269,006	648,606
Accrued insurance	4,468,086	—	—
Other accrued liabilities	6,866,745	(475,399)	(354,673)
Cattle purchases payable	3,769,276	(212,232)	107,103

Net cash provided by operating activities	19,191,049	39,976,916	10,536,498

Cash flows used in investing activities:
Capital expenditures, including interest capitalized	(1,707,085)	(48,032)	(90,806)
Acquisition of National Beef Packing Co., net of cash acquired	(226,445,317)	—	—
Investment in Farmland National Beef	—	—	(5,757,320)
Proceeds released from escrow for investment in Farmland National Beef	—	—	5,757,320
Proceeds from sale of property, plant and equipment	226,266	—	—

Net cash used in investing activities	(227,926,136)	(48,032)	(90,806)

Cash flows from financing activities:
Proceeds from membership and registration fees	35,800	87,800	70,801
Proceeds from unit retainage	—	435,144	7,817,220
Proceeds from nondelivery fees	—	164,920	26,173
Net receipts under revolving credit lines	12,375,280	—	—
Proceeds from issuance of term note	21,875,000	—	—
Proceeds from issuance of senior notes	160,000,000	—	—
Payments of notes payable and fees	(928,821)	(22,635,480)	(2,471,878)
Payments of patronage refunds	(4,701,495)	(6,741,144)	(7,499,998)
Payments of unit retainage	—	(8,081,244)	(8,180,712)
Payments of nondelivery fees	(164,653)	(20,858)	(766,246)
Repayment of membership fee	—	—	(362,187)
Cash paid for financing costs	(10,283,427)	—	—
Change in overdraft balances	10,690,026	(1,340,228)	(325,856)
Member contributions	45,964,000	—	—

Net cash provided by (used in) financing activities	234,861,710	(38,131,090)	(11,692,683)

Effect of exchange rate changes on cash	(1,236)	—	—

Net increase (decrease) in cash	26,125,387	1,797,794	(1,246,991)
Cash and cash equivalents at beginning of period	16,102,910	14,305,116	15,552,107

Cash and cash equivalents at end of period	$42,228,297	$16,102,910	$14,305,116

Cash paid during the period for interest	$1,036,992	$962,694	$3,201,309

Cash paid (received) during the period for taxes, net of refunds	$(73,407)	$—	$29,842

See accompanying notes to consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of Business and the Acquisition

      U.S. Premium Beef, Ltd. (USPB) is a closed marketing cooperative formed on July 1, 1996. Its mission is to increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated producer-owned beef processing system that is a global supplier of high quality, value added beef products responsive to consumer desires.

      On December 1, 1997, USPB became operational by acquiring 25.4966% of Farmland National Beef Packing Co., L.P. (FNB), a partnership owned by USPB and Farmland Industries, Inc. (Farmland). USPB acquired an additional 3.29% partnership interest in February 1998, bringing its ownership to 28.7866% of FNB. Farmland then owned the remaining 71.2134% of FNB.

      On May 31, 2002, Farmland and four of its subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. FNB was not a party of these filings. Provisions of FNB’s Operating Agreement and its financing agreement restricted partners’ access to FNB’s assets. In the fourth quarter of fiscal 2003, as a result of the acquisition of Farmland’s interest by USPB and others, as more fully described below, USPB acquired a controlling interest in the former FNB, now National Beef Packing Company, LLC (NBP), and the assets, liabilities and operating results of NBP are consolidated with those of USPB effective August 7, 2003. Prior to the acquisition date, USPB accounted for its non-controlling interest in FNB under the equity method.

      NBP sells its meat products to customers in the foodservice, international, further processor and retail distribution channels. NBP also produces and sells by-products that are derived from its meat processing operations and variety meats to customers in various industries.

      NBP operates beef slaughter and fabrication facilities in Liberal and Dodge City, Kansas, case-ready beef and pork processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia, and holds a 76.9% interest in Kansas City Steak Company, LLC, a portion control processing facility in Kansas City, Kansas. NBP’s wholly-owned subsidiary, National Carriers, Inc., located in Liberal, Kansas, provides trucking services to NBP and third parties.

      In connection with its initial acquisition of an interest in FNB, USPB entered into a Cattle Purchase Agreement with FNB under which FNB would purchase cattle from USPB based on USPB’s ownership interest in FNB. This agreement remains in effect with NBP. The price received for cattle is based upon a price grid determined by USPB and NBP, which reflects current market conditions. The Cattle Purchase Agreement is effective as long as USPB is an owner in NBP. Cattle delivered by USPB, which approximated 21.6% of NBP’s total cattle processed in fiscal 2003, are processed in NBP’s two slaughter and fabrication facilities.

      USPB acquires all its cattle requirements from its members under Uniform Delivery and Marketing Agreements. Members are obligated to deliver a designated number of cattle to USPB during specified delivery periods, as defined. The agreements are for a term of ten years and provide for minimum quality standards, delivery variances, and termination provisions, as defined.

      Cattle acquired from members pursuant to the Uniform Delivery and Marketing Agreements are concurrently sold to NBP pursuant to the Cattle Purchase Agreement.

      The Acquisition — On June 12, 2003, USPB entered into an agreement with Farmland to acquire all of the interests in FNB held by Farmland, which approximated 71.2%. USPB, which held the remaining interest in FNB, formed NB Acquisition, LLC (NB Acquisition) to consummate the acquisition. USPB, NBPCo Holdings, LLC (NBPCo Holdings), and certain members of management of NBP purchased equity in NB Acquisition for $46.0 million in cash. NB Acquisition used a portion of these funds to purchase all of the membership interest of an affiliate of Farmland that held Farmland’s general partnership interest in FNB, giving NB Acquisition voting control of FNB. Immediately thereafter, to

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

finance the purchase of Farmland’s remaining interest, FNB issued $160.0 million of 10 1/2% Senior Notes due 2011 (the Senior Notes) and amended its existing credit facility. A portion of the proceeds of the Senior Notes offering and borrowings under the amended credit facility were transferred to NB Acquisition. Subsequently, NB Acquisition merged into FNB, and converted into a limited liability company, NBP, under Delaware law. These transactions closed on August 6, 2003. NBP continues to hold all of the same assets FNB held before the consummation of the transactions, including equity in subsidiaries, except that Farmland retained a 49% interest in an NBP subsidiary, National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to NBP at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, NBP is required to put the entire interest up for sale. Due to uncertainties in aLF Ventures, LLC’s ability to generate future revenues, no amounts were allocated to the put option in the consolidated financial statements. NBP’s investment in National Beef aLF, LLC is accounted for under the equity method.

      The following table sets forth the approximate sources and uses of funds (in millions) in connection with the Acquisition as it occurred on August 6, 2003.

Sources
Available cash in FNB	$3.2
Revolving credit facility(1)	16.0
Term loan	125.0
Senior Notes	160.0
NBPCo Holdings’ equity of NBP(2)	35.4
USPB’s initial interest in NBP(3)	96.4
NBP Management’s equity of NBP(4)	15.6

Total	$451.6

Uses
Purchase of Farmland’s Interest	$232.0
Refinancing of existing credit facility	103.1
USPB’s investment in FNB	91.4
Membership interests issued as deferred compensation(4)	10.0
Transaction costs(5)	15.1

Total	$451.6

(1)	NBP had total availability, including the amount presented, of $140.0 million under the amended revolving credit facility at August 6, 2003. Actual borrowings under the amended revolving credit facility at the closing of the Acquisition were $16.0 million.

(2)	Represents cash equity from NBPCo Holdings.

(3)	Includes $5.0 million in cash and the predecessor basis of the 28.8% equity interest in FNB held by USPB prior to the Acquisition.

(4)	Includes $5.6 million in cash and $10.0 million of cash incentive compensation earned as of closing that was issued as compensation on a deferred basis in the form of additional membership interests in NBP.

(5)	Includes commitment, placement, financial advisory and other transaction fees, and legal, accounting and other professional fees.

      The total purchase price (including expenses and other consideration) has been allocated to the net assets based on their estimated fair values at the date of acquisition to the extent of the approximately 71.2% change in ownership as of the date of closing. The Acquisition is within the scope of Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Emerging Issues Task Force (EITF) 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the interest of USPB, a minority owner of FNB, was carried over at its predecessor basis because a change in control has occurred in which USPB obtained unilateral control of NBP. The excess of the purchase price over USPB’s predecessor basis of net assets acquired was recognized as a reduction in members’ capital of NBP.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      USPB, NBPCo Holdings and management of NBP each hold Class A and Class B interests in NBP. In addition, members of management of NBP will be issued a fixed number of additional Class A and Class C interests in NBP in lieu of cash payments owed under existing employment arrangements.

Capital Structure of NBP

      Class A Interests — Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable quarterly in cash to the extent permitted by NBP’s senior lenders and the indenture governing the Senior Notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

      Class B Interests — Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by NBP after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions of 48% of NBP’s taxable net income to make tax payments. Certain of the Class B interests (B-2 interests) issued to management of NBP are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

      Class C Interests — Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests collectively have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

      USPB holds approximately 53.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $88.8 million; NBPCo Holdings owns approximately 20.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $31.6 million; and members of management of NBP own approximately 26.6% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $1.5 million. After a specified period following completion of the Acquisition, certain members of management of NBP will be issued a fixed number of additional Class A interests with an aggregate face amount of approximately $9.1 million and Class C interests with an aggregate face amount of approximately $0.9 million in lieu of cash payments owed under existing employment arrangements pursuant to deferred compensation agreements entered into in connection with the Acquisition. These amounts were previously expensed as compensation expense in FNB’s financial statements.

      Minority Interest represents Class A, B and C interests held by management of NBP and NBPCo Holdings, which include repurchase rights of the holders (note 12).

      Prior to the current ownership, NBP was organized as a limited partnership of which NBPCo., LLC and USPBCo., LLC were the general partners and Farmland and USPB were the limited partners. Farmland was the ultimate parent company of NBPCo., LLC and USPB was the ultimate parent company of USPBCo., LLC.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Prior to the close of the Acquisition on August 6, 2003 as well as on August 31, 2002 and August 25, 2001, the partners and their ownership interests of the Partnership were as follows:

Partner Name	Type	Ownership Interest

NBPCo., LLC	General	2.5034%
USPBCo., LLC	General	0.4966
Farmland	Limited	68.7100
USPB	Limited	28.2900

		100.0000%

      NBP continues to hold all of the same assets after the consummation of the Acquisition, including equity in its subsidiaries, with the exception of a 49% interest in its previously wholly-owned subsidiary, National Beef aLF, LLC (aLF, LLC), which holds a 47.5% interest in aLF Ventures, LLC. This 49% interest in aLF, LLC was retained by Farmland concurrent with the closing of the Acquisition. After the Acquisition, NBP continues to hold a 24.2% interest in aLF Ventures, LLC through its 51% interest retained in aLF, LLC.

(2)	Basis of Presentation and Accounting Policies

(a)	Basis of Presentation and Consolidation

      The consolidated financial statements include the accounts of USPB, its wholly-owned subsidiary, USPBCo., LLC, and, as of and for the periods after August 6, 2003, as a result of the Acquisition described in note 1, NBP and its direct and indirect subsidiaries (collectively the Company). Prior to August 7, 2003, USPB accounted for its investment in FNB under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

      The aggregate purchase price for the Acquisition described in note 1 above was $236.8 million (including approximately $4.8 million of transaction costs), of which $190.8 million was funded through various incremental debt instruments, and the remainder funded through contributed or retained equity. The Acquisition and the financial statements of the Acquired Interest provided herein have been accounted for as a purchase in accordance with SFAS No. 141 and EITF Issue 88-16.

(b)	Fiscal Year

      The Company’s fiscal year ends on the last Saturday in August. Fiscal years 2003, 2002 and 2001 consisted of fifty-two, fifty-three and fifty-two weeks, respectively. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

(c)	Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(d)	Cash and Cash Equivalents

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(e)	Allowance for Returns and Doubtful Accounts

      The allowance for returns and doubtful accounts is the Company’s best estimate of the amount of probable returns and credit losses in its existing accounts receivable. The Company determines these allowances based on historical experience and management’s judgments. Specific accounts are reviewed individually for collectibility.

(f)	Inventories

      Inventories consist primarily of meat products and supplies. Product inventories are stated at the lower of cost or market. The cost of inventories of the beef-packing operation, except supply inventories, is determined using the first-in, first-out (FIFO) method or market. The cost of all other inventories is determined using FIFO, specific, or average cost methods. The components of inventories are as follows:

	August 30, 2003	August 31, 2002

	(Dollars in thousands)
Product inventories:
Dressed and boxed meat products	$60,781	$—
Beef by-products	8,738	—
Supplies	8,068	—

	$77,587	$—

(g)	Property, Plant and Equipment

      Property, plant and equipment purchased as part of the Acquisition were recorded at estimated fair value, based on independent appraisals, to the extent of the approximately 71.2% change in ownership. All other purchases of property, plant and equipment are recorded at cost. Property, plant, and equipment are depreciated principally on a straight-line basis over the estimated useful life (based upon original acquisition date) of the individual asset by major asset class as follows:

Buildings and improvements	18 to 30 years
Machinery and equipment	3 to 10 years
Trailers and automotive equipment	2 to 5 years
Furniture and fixtures	3 to 10 years

      Upon disposition of these assets, any resulting gain or loss is included in operations. Major repairs and maintenance costs that extend the useful life of the related assets are capitalized. Normal repairs and maintenance costs are charged to operations.

      The Company capitalizes the cost of interest on borrowed funds, which are used to finance the construction of certain property, plant, and equipment. Such capitalized interest costs are charged to the property, plant, and equipment accounts and are amortized through depreciation charges over the estimated useful lives of the assets. Interest capitalized was $16,244 for the year ended August 30, 2003.

      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is assessed based on estimated undiscounted future cash flows. Impairment, if any, is

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell, and are no longer depreciated.

      On October 3, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While this Statement supersedes SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains many of the fundamental provisions of that Statement. The Company adopted SFAS No. 144 on September 1, 2002. The adoption of this Statement has not had a significant impact on the Company’s consolidated financial statements.

      A summary of cost and accumulated depreciation for property, plant and equipment as of August 30, 2003 and August 31, 2002 is as follows:

	2003	2002

Land and improvements	$6,318,674	$—
Building and improvements	52,524,176	—
Machinery and equipment	123,913,099	122,655
Furniture and fixtures	2,196,728	67,788
Trailers and automotive equipment	3,025,466	85,262
Computer equipment	36,503	—
Construction in process	24,542,363	—

Total property, plant and equipment, at cost	212,557,009	275,705
Accumulated depreciation	(1,950,082)	(147,677)

Property, plant and equipment, net	$210,606,927	$128,028

(h)	Debt Issuance Costs

      Costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method, which approximates the effective interest method, over the period the debt is outstanding. The Company had unamortized costs of $8.2 million in other noncurrent assets and $2.1 million in other current assets as of August 30, 2003. Amortization of $151,460 was charged to interest expense during the fiscal year ended August 30, 2003 related to these costs.

(i) Goodwill and Other Intangible Assets

      The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of September 1, 2002. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. Identifiable intangible assets with definite lives are amortized over their estimated useful lives. In accordance with SFAS No. 142, the Company completed its initial impairment testing of goodwill and identifiable intangible assets with indefinite lives, and determined there were no impairments. See note 3 for a discussion of the purchase accounting associated with the Acquisition and the determination of additional goodwill.

      The excess of the Company’s investment in FNB over its share of the underlying net assets of FNB prior to the Acquisition, which was classified as part of the investment in FNB, had been amortized on a straight-line basis over twenty-five years and was recognized as an adjustment to equity in earnings. At August 31, 2002, the unamortized balance of this excess amounted to $40,171,000.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Prior to the adoption of SFAS No. 142, the Company reviewed its long-lived assets, including goodwill, whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used was assessed based on estimated undiscounted future cash flows. Impairment, if any, was recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell.

      The following table reflects the impact of goodwill amortization on prior years’ net income.

	Fiscal Year Ended

	August 30,	August 31,	August 25,
	2003	2002	2001

Reported net income	$24,229,858	$15,755,673	$15,152,959
Add goodwill amortization	—	1,986,771	1,986,772

Adjusted net income	$24,229,858	$17,742,444	$17,139,731

      The Company evaluates goodwill and other indefinite life intangible assets annually for impairment and, if there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value. The Company calculates the fair value of each reporting unit, using estimates of future cash flows.

      In connection with the Acquisition, intangible assets were identified and valued by an independent third party. As a result of this valuation, to the extent of the approximately 71.2% change of ownership, Trademarks were recorded at $20,438,246 and Customer Relationships were recorded at $11,322,931. Trademarks are not scheduled for amortization due to their expected indefinite useful life. The Company will amortize the recorded fair value of the Customer Relationships over seven years on a straight-line basis. For the year ended August 30, 2003, the Company recognized $195,956 of amortization expense. The following table reflects the anticipated amortization expense relative to intangible assets recognized in the Company’s balance sheet as of August 30, 2003, for each of the next five years and thereafter (dollars in thousands):

Estimated amortization expense for fiscal years ended:
2004	$1,618
2005	1,618
2006	1,618
2007	1,618
2008	1,618
Thereafter	3,037

(j)	Overdraft Balances

      The majority of the Company’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable and cattle purchases payable balances, and the change in the related balance is reflected in financing activities on the statement of cash flows. Overdraft balances of $62.7 million and $5.7 million were included in trade accounts and cattle purchases payables at August 30, 2003 and August 31, 2002, respectively.

(k)	Self-Insurance

      NBP is self-insured for certain losses relating to worker’s compensation, auto liability, general liability and employee medical and dental benefits. NBP has purchased stop-loss coverage in order to limit its

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

exposure to any significant levels of claims. Self-insured losses are accrued based upon NBP’s estimates of the aggregate uninsured claims incurred using actuarial assumptions accepted in the insurance industry and NBP’s historical experience rates.

(l)	Environmental Expenditures and Remediation Liabilities

      Environmental expenditures that relate to current or future operations and which improve operational capabilities are capitalized at time of expenditure. Expenditures that relate to an existing or prior condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

(m)	Foreign Currency Translation

      NBP has representative offices located in Tokyo, Japan and Seoul, South Korea. The primary activity of these offices is to assist customers with product and order related issues. For foreign operations, the local currency is the functional currency. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

(n)	Income Taxes

      The Company is a farmers’ cooperative within the meaning of Section 521(b)(1) of the Internal Revenue Code and is exempt from federal income taxes. However, the Company is subject to the federal alternative minimum tax and to certain state income and franchise taxes. As an exempt farmers’ cooperative, the Company distributes all of its earnings to members. The Company uses federal taxable income for purposes of distributing earnings to members. The excess of earnings for financial reporting purposes over taxable income is reflected as deferred patronage within unallocated equity (note 9). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the non-patronage source differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

      The provision for income taxes for NBP is computed on a separate legal entity basis. Accordingly, NBP does not provide for income taxes as the results of operations are included in the taxable income of the individual members. However, to the extent that subsidiary entities provide for income taxes, deferred tax assets and liabilities are recognized based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

(o)	Fair Value of Financial Instruments

      The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments as of August 30, 2003 and August 31, 2002. The Company believes the carrying value of the Senior Notes approximates its fair value at August 30, 2003 due to the proximity of the issue date to the fiscal year end. The carrying value of other debt also approximates its fair value as substantially all such debt has a variable interest rate.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(p)	Revenue Recognition

      NBP recognizes revenue from the sale of products at the time of shipment, when NBP determines the risk of loss has transferred, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. National Carriers, Inc. recognizes revenue when shipments are complete.

(q)	Shipping Costs

      Pass-through finished goods delivery costs reimbursed by customers are reported in sales, while an offsetting expense is included in cost of sales.

(r)	Research and Development and Advertising and Promotion Expenses

      Research and development and advertising and promotion expenses are charged to operations in the period incurred. Research and development costs and advertising and promotion expenses were $540 and $153,053, respectively, in the year ended August 30, 2003.

(s)	Comprehensive Income

      Comprehensive income consists of net income, foreign currency translation adjustments, and unrealized gains or losses on interest rate exchange agreements accounted for as cash flow hedges. NBP deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars.

(t)	Derivatives and Hedging Activities

      NBP uses futures contracts to reduce exposure associated with entering into firm commitments to purchase live cattle at a price determined prior to the delivery of the cattle as well as to sell certain beef at a sales price determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, NBP accounts for these futures contracts and firm commitments at fair value. SFAS No. 133 imposes extensive record-keeping requirements to designate a derivative financial instrument as a hedge. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net impact on net income until the hedged transaction affects net income. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net income. While management believes each of these instruments manages various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive record-keeping requirements of this Statement. Accordingly, the offsetting gains and losses associated with changes in the market value of the futures contracts and the changes in market value of the firm commitments are recorded to income and expense in cost of sales in the period of change.

      USPB enters into interest rate exchange agreements which involve the exchange of fixed-rate and variable-rate interest payments over the life of the agreements and effectively results in the conversion of specifically identified, variable-rate debt into fixed-rate debt. These financial instruments are recorded in the Company’s balance sheet at fair value, and the change in fair value, to the extent effective, is recorded as a component of accumulated other comprehensive income. The ineffective portion is recorded in the statement of operations as a component of other income (expense).

      The fair value of derivative assets is recognized within other current assets, while the fair value of derivative liabilities is recognized within accrued liabilities. The net fair value of derivatives recognized within other current assets and other accrued liabilities at August 30, 2003 is not significant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(u)	Earnings Per Share

      Per share data has been omitted because, under the cooperative structure, earnings of the Company are distributed as patronage dividends to members and associate members, those who lease delivery rights from shareholders, based on the level of business conducted with the Company as opposed to a common shareholder’s proportionate share of underlying equity in the Company.

(v)	Recently Issued Accounting Standards

      In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Effective September 1, 2002, the Company adopted SFAS No. 143. The adoption of this standard did not have an effect on the Company’s consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make certain disclosures regarding guarantees. The Interpretation’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material effect on the Company’s consolidated financial statements or disclosures.

(3)	Equity Investment and Purchase Accounting

      The Company accounted for its non-controlling 28.78% investment in FNB on the equity method of accounting. The additional investment by the Company in 2001 represented additional purchase price attributable to FNB attaining specified operating results, as set forth in the original purchase agreement. The excess of the Company’s investment in FNB over its share of the underlying net assets of FNB was being amortized, prior to September 1, 2002, on a straight-line basis over a period of twenty-five years and recognized as an adjustment to equity in earnings.

      A summary of the activity in the investment account for the 340 days ended August 6, 2003 and for the years ended August 31, 2002 and August 25, 2001 follows:

	2003		2002	2001

Balance at beginning of period	$83,105,413		$104,396,399	$92,098,492
Equity in earnings	22,586,254		20,329,666	21,177,936
Distributions received	(9,257,203)		(41,620,652)	(14,637,349)
USPB basis at date of acquisition	(96,434,464	) (1)	—	—
Additional investment	—		—	5,757,320

Balance at end of period	$—		$83,105,413	$104,396,399

(1)	Includes a distribution of approximately $4,987,000 that was declared by FNB but had not been received as of August 6, 2003.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Summary financial data for FNB as of August 31, 2002 and for the 340 days ended August 6, 2003 and for the years ended August 31, 2002 and August 25, 2001 is as follows (in thousands):

	August 6, 2003	2002	2001

Current assets		$241,106
Noncurrent assets		156,610

Total assets		$397,716

Current liabilities		$144,358
Noncurrent liabilities		116,106
Partners’ equity		137,252

Total liabilities and partners’ equity		$397,716

Revenues	$3,378,623	$3,246,831	$3,069,543
Costs and expenses	3,300,162	3,169,307	2,989,073

Net income	$78,461	$77,524	$80,470

      During 2003, USPB acquired a controlling interest in FNB, as more fully described in note 1 as the Acquisition. The Acquisition has been accounted for using the purchase method of accounting as of August 6, 2003. The allocation of the purchase price to the net assets acquired has been performed in accordance with SFAS No. 141, giving consideration to EITF 88-16, and resulted in goodwill of approximately $78.9 million. The beginning equity of NBP reflects the predecessor basis of USPB’s interest in FNB plus the cash contributed by USPB and the new members of NBP, and the contribution of earned deferred compensation by certain members of management of FNB. The calculation of the allocated purchase price for the Acquisition, as presented below, reflects the net book value of the business as of August 6, 2003. In addition, the allocation of the purchase price reflects the fair value of the individual assets acquired and liabilities assumed to the extent of the approximate 71.2% change in ownership. The purchase of the controlling interest was consummated by USPB following the bankruptcy of Farmland in order to maintain its relationship with NBP.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The following details the adjustment to historical net book values based on the fair values of acquired assets and liabilities included in the Acquisition. The adjustment to historical net book values of acquired assets and liabilities of the Acquired Interest is calculated as follows (dollars in thousands):

Total purchase price and other consideration for Acquired Interest	$232,000
Fees and expenses	4,821

236,821
Net book value of Acquired Interest on August 6, 2003	(114,635)

Excess purchase price to be allocated	$122,186

Amount allocated to:
Property, plant and equipment	$51,738
Trademarks	20,438
Customer relationships	11,323
Goodwill	38,687

Excess purchase price allocated	$122,186

USPB’s predecessor basis in FNB	$91,447
Net book value of USPB’s interest on August 6, 2003	(51,276)

Excess of USPB’s basis over net book value at August 6, 2003 attributable to goodwill	$40,171

Goodwill reconciliation:
Allocated to goodwill from Acquired Interest	$38,687
Excess of USPB’s basis attributable to goodwill (previously included as a component of Investment in FNB)	40,171

Total goodwill	$78,858

      In connection with USPB’s initial investment in FNB, USPB paid an amount in excess of the proportionate underlying book value of the net assets acquired that amounted to $40,171,000. Because USPB held a minority interest in the Predecessor, this excess investment, which was attributed to goodwill, was not recorded in the FNB financial statements but was recorded as an investment in USPB’s financial statements. As a result, USPB’s predecessor basis in FNB was $40,171,000 higher than its proportionate 28.8% of the underlying net book value of FNB. In accordance with EITF 88-16, USPB carried over its predecessor basis, resulting in the recognition of the $40,171,000 of goodwill in NBP’s financial statements, and, as a result of the consolidation of NBP in 2003, the reclassification of $40,171,000 from an investment in FNB to goodwill in the Company’s consolidated financial statements.

      Pro forma results (unaudited) as if the Acquisition occurred on the first day of the periods presented below are as follows (dollars in thousands):

	Fiscal Year Ended

	August 30,	August 31,	August 25,
	2003	2002	2001

Revenue	$3,661,455	$3,246,831	$3,069,543
Net Income	30,110	22,504	22,735

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(4)	Long-Term Debt and Loan Agreements

      Long-term debt consisted of the following (dollars in thousands):

	Fiscal Year Ended

	August 30,	August 31,
	2003	2002

Short-term debt:
Current portion of long-term debt (term loan)(a)	$1,006	$929
Current portion of long-term debt (term loan)(b)	6,250	—
Current portion of capital lease obligations(e)	358	—

	7,614	929

Long-term debt:
Term loan facility, net of current portion(a)	7,208	8,213
Term loan facility, net of current portion(b)	118,750	—
Senior Notes(c)	160,000	—
Industrial Development Revenue Bonds(d)	13,850	—
Revolving credit facility(b)	12,309	—
Long-term capital lease obligations and other(e)	571	—

	312,688	8,213

Total debt	$320,302	$9,142

      The aggregate principal maturities of long-term debt at August 30, 2003 are as follows (dollars in thousands):

2004	$7,614
2005	16,804
2006	12,500
2007	15,625
2008	93,559
After 2008	174,200

$320,302

(a)	CoBank Term Debt

      CoBank term debt is payable in quarterly installments with final payment due in January 2005, bearing interest at the 90-day LIBOR index plus 2.25%, adjusted quarterly (3.36% at August 30, 2003 and approximately $8.1 million at 3.11% and approximately $1.0 million at 4.07% at August 31, 2002).

      The debt agreement with CoBank contains certain covenants which require, among other things: reporting requirements; a minimum working capital reserve; a minimum debt service coverage ratio; a cash collateral account (75% of credit exposure amount on deposit at August 30, 2003), restrictions on transactions with related parties; and restrictions on dividend payments. The Company was in compliance with all CoBank debt covenants as of August 30, 2003. The debt is secured by USPB’s interest in NBP.

      The Company’s rate margin is determined pursuant to a table based on the NBP leverage ratio, as of the end of each fiscal year of NBP. Based on the table, the rate margin was 2.25% at August 30, 2003.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(b)	Senior Credit Facilities

      On August 6, 2003, NBP amended and restated its credit agreement providing senior credit facilities which allow borrowings from time to time up to $265.0 million, and consist of a term loan of $125.0 million and a revolving credit facility of up to $140.0 million both of which terminate on August 6, 2008. Up to $40.0 million of the revolving credit facility is available for the issuance of letters of credit. At August 30, 2003, NBP had approximately $24.5 million of outstanding letters of credit. With respect to both revolving loan borrowings and term loan borrowings (a) LIBOR rate loans will initially bear interest at rates of 2.75% per annum plus the applicable LIBOR rate, or (b) base rate loans will initially bear interest at rates of 1.25% per annum plus the greater of (i) the prime rate announced by US Bank or (ii) the federal funds rate plus one-half of one percent (0.5%). The Acquisition was financed, in part, with approximately $141.0 million of advances under NBP’s senior credit facilities, consisting of $125.0 million drawn under the term loan facility and $16.0 million drawn under the revolving credit facility. The senior credit facilities are secured by a first priority lien on substantially all of NBP’s assets. A fee of 0.5% per annum is payable quarterly on the daily average unused amount of the revolving credit facility.

      Availability — Availability under the revolving credit facility is subject to a borrowing base. The borrowing base is based on NBP’s and certain of its domestic wholly-owned subsidiaries’ assets. The borrowing base consists of percentages of NBP’s eligible accounts receivable, inventory and supplies less certain eligibility and availability reserves. NBP is required to report the borrowing base on a monthly basis and, as a result, the availability under the senior credit facilities is subject to change. At August 30, 2003, $103.2 million was available under the revolving credit facility.

      Repayment and Prepayment — Loans outstanding under the term loan require 20 quarterly principal prepayments beginning on the last business day of the fiscal quarter ending November 2003 as follows: (i) $1,562,500 for quarters 1-4, (ii) $2,343,750 for quarters 5-8, (iii) $3,125,000 for quarters 9-12, (iv) $3,906,250 for quarters 13-16, (v) $4,687,500 for quarters 17-19 and (vi) $67,187,500 on August 6, 2008.

      The revolving credit facility terminates and all amounts outstanding there under must be repaid in full on the fifth anniversary of the closing date.

      Mandatory and Optional Prepayments — NBP is required to prepay borrowings under the senior credit facilities in specified circumstances and amounts, as follows:

•	100% of the net cash proceeds, including insurance and condemnation proceeds, of any sale or other disposition by NBP of any assets, other than inventory sold in the ordinary course of business, subject to exceptions if the aggregate amount of such net proceeds does not exceed a certain amount or if such proceeds are used to replace the assets;

•	100% of the net cash proceeds of any issuance of debt or equity interests or securities, including capital contributions in respect of equity interests or securities previously issued, subject to certain limited exceptions; and

•	50% of excess cash flow, as defined in the amended credit facility, for any fiscal year, until NBP’s total funded debt to EBITDA ratio has been reduced to not greater than 2.00 to 1.00.

      Prepayments will be applied to principal installments of the term loan in inverse order of maturity. Subject to certain conditions, NBP is permitted to make optional prepayments of the term loan without premium or penalty.

      Affirmative Covenants — NBP’s senior credit facilities contain customary affirmative covenants, including providing financial statements, insurance, conduct of business, maintenance of properties, etc.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Financial Covenants — NBP’s senior credit facilities contain covenants that limit its ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, these facilities also contain financial covenants currently requiring NBP to:

•	not exceed a maximum funded debt to EBITDA ratio of 4.25x;

•	not exceed a maximum senior secured funded debt to EBITDA ratio of 2.50x;

•	maintain a minimum four quarter EBITDA of $90 million; and

•	not fall below a minimum fixed charge coverage ratio of 1.15x.

      As defined in NBP’s senior credit facilities, EBITDA contains specified adjustments. NBP was in compliance with all financial covenant ratios under its senior credit facilities on August 30, 2003.

(c)	Senior Notes

      In connection with the Acquisition, on August 6, 2003, NBP issued $160.0 million of its 10 1/2% Senior Notes due in 2011. The Senior Notes will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing on February 1, 2004. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all other senior unsecured obligations of NBP. With limited exceptions, the Senior Notes are not redeemable before August 1, 2007. During the 12-month periods commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount. Thereafter, the Senior Notes may be redeemed at 100% of face value. The indenture governing the Senior Notes contains certain covenants that restrict NBP’s ability to:

•	incur additional indebtedness;

•	make restricted payments;

•	sell assets;

•	direct NBP’s restricted subsidiaries to pay dividends or make other payments;

•	create liens;

•	merge or consolidate with another entity; and

•	enter into transactions with affiliates.

      As of August 30, 2003, NBP was in compliance with all covenants associated with the Senior Notes.

      NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(d)	Industrial Development Revenue Bonds

      The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on FNB’s behalf to fund the purchase of equipment and construction improvements at NBP’s facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. These bonds were assumed by NBP in connection with the Acquisition. Pursuant to a lease agreement, NBP leases the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

After giving effect to the Acquisition, each series of bonds are backed by a letter of credit under NBP’s senior credit facilities.

      The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The per annum interest rate for each series of bonds was 1.5% in 2003, 1.8% in 2002 and 1.5% in 2003. NBP has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

      An event of default would occur under the lease agreements if NBP fails to make any lease payment or other required payment, if a petition of bankruptcy is filed by or against NBP, if a receiver is appointed on NBP’s behalf, or if NBP fails to observe and perform any covenant condition, obligation or agreement under the lease agreements.

(e)	Capital and Operating Leases

      The Company leases a variety of buildings and equipment under operating lease agreements that expire in various years. Future minimum lease payments required at August 30, 2003, under capital and non-cancelable operating leases with terms exceeding one year, are as follows:

	Capitalized	Non-Cancelable
	Lease	Operating Lease
	Obligations	Obligations

	(Dollars in thousands)
For the fiscal years ended August:
2004	$426	$7,517
2005	249	6,242
2006	—	3,026
2007	—	1,443
2008	—	1,181
Thereafter	—	1,718

Net minimum lease payments	675	$21,127

Less amount representing interest	(95)

Present value of net minimum lease payments	$580

      Rent expense associated with operating leases was:

USPB:
Fiscal year 2003	$73,711
Fiscal year 2002	69,918
Fiscal year 2001	59,717
NBP:
24-day period ended August 30, 2003	424,533

      The Company expects that it will renew lease agreements or enter into new leases as the existing leases expire.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

(5)	Interest Rate Exchange Agreement

      At August 25, 2001, the Company had an interest rate exchange agreement in place effectively fixing the interest rate on approximately $27,452,000 of variable rate debt to a fixed rate of 6.153% plus 1.25%. The Company entered into the interest rate exchange agreement concurrent with its variable rate term debt agreement to reduce its exposure to changes in interest rates. The Company initially designated the interest rate exchange agreement to be 100% effective in hedging its variable interest rate risk, as both the variable interest rate of the debt obligation and the interest rate exchange agreement were based on LIBOR, reprice on the same dates, and had the same term. Effective August 25, 2001, the Company determined that it was no longer probable that it would continue to be exposed to interest rate risk as a result of the intention of FNB to make a significant cash distribution to its partners. As the result of this determination, in accordance with SFAS No. 133, the Company recognized the fair value on August 25, 2001 of the interest rate exchange agreement recorded in accumulated other comprehensive income of $1,206,543 as a charge to operations. The difference in interest payments as a result of the interest rate exchange agreement has been recognized in interest rate exchange agreement expense in the amount of $422,771 in fiscal 2002 and as an adjustment to interest expense of $101,696 in fiscal 2001.

      On August 31, 2001, the Company received a $35,983,250 cash payment from FNB. The payment was comprised of a discretionary cash dividend of $32,304,890 and the normal quarterly distribution of $3,678,360. A portion of these proceeds were used to reduce the term loan by $20,000,000 on September 10, 2001. The Company also reduced the notional amount of its interest rate exchange agreement by $17,451,702 through September 26, 2001 at a cost of $1,041,219. Changes in the fair value of the remaining notional amount of the interest rate exchange agreement were charged to operations in 2002 and amounted to $570,379.

      On August 31, 2002, the notional amount of the interest rate exchange agreement was realigned with the principal balance of the debt obligation, effectively fixing the interest rate on approximately $9,142,000 of the variable rate debt to a fixed rate of 6.153% plus the applicable rate margin (note 4). The rate margin was 2.25% at August 30, 2003 and August 31, 2002. As a result of this development, the Company has designated the revised interest rate exchange agreement as a hedge of its forecasted variable rate interest payments and determined the hedge is and will continue to be highly effective in accordance with SFAS No. 133. Future changes in the fair value of the remaining notional amount of the exchange agreement will be recorded in accumulated other comprehensive income. The fair value of the interest rate exchange instrument at August 30, 2003 was approximately $(479,000).

(6)	Employee Compensations and Benefits

      The Company has established a phantom stock option plan which provides for the issuance of 20,000 phantom stock options with an exercise price of $55 per share, all of which have been issued and are exercisable upon election. The Company recognized $509,585, $255,800 and $424,200 in compensation expense under this plan for the years ended August 30, 2003, August 31, 2002 and August 25, 2001, respectively.

      The Company maintains tax-qualified employee savings and retirement plans (the 401(k) Plans) covering its non-union employees. Pursuant to the 401(k) Plans, eligible employees may elect to reduce their current compensation by up to the lesser of a percentage of their annual compensation (prescribed by the 401(k) Plans) or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plans. The 401(k) Plans provide for additional matching contributions by the Company, based on specific terms contained in the 401(k) Plans. The trustee of the 401(k) Plans, at the direction of each participant, invests the assets of the 401(k) Plans in designated investment options. The 401(k) Plans are intended to qualify under Section 401 of the Internal Revenue Code. Expenses related to

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

the 401(k) Plans totaled approximately $70,000, $26,400 and $20,400 for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001.

      The Company has agreed to make contributions to the United Food & Commercial Workers International Union-Industry Pension Fund (the UFCW Plan) for employees covered by a collective bargaining agreement as provided for in that agreement. The Company’s expenses related to the UFCW Plans totaled approximately $32,914 for the year ended August 30, 2003, which only included 24 days for these Plans.

(7)	Deposits

      NBP elected to place funds in a trust to satisfy requirements of the Packers and Stockyards Administration. The deposits held in trust totaled $20.0 million at August 30, 2003.

(8)	Other Income (Expense)

      The Company has the rights to deliver approximately 29% of the cattle used in production by NBP. In the event that annual delivery commitments for cattle do not meet the demand for cattle delivery, the Company can lease additional delivery rights to its members, as approved by its Board of Directors. Income of $301,900 for the lease of additional delivery rights is included in other income, net for fiscal year 2002. Other income, net for fiscal year 2003 also includes fees associated with a bridge loan commitment obtained in connection with the Acquisition of approximately $1.7 million.

(9)	Income Taxes

      Income tax expense (benefit) includes the following current and deferred provisions:

	Year Ended

	August 30,	August 31,	August 25,
	2003	2002	2001

Current provision:
Federal	$(69,435)	$(29,842)	$29,842
State	(12,254)	—	—
Foreign	(2,857)	—	—

Total current tax expense (benefit)	(84,546)	(29,842)	29,842

Deferred provision:
Federal	9,468	—	—
State	1,671	—	—
Foreign	—	—	—

Total deferred tax expense	11,139	—	—

Total income tax expense (benefit)	$(73,407)	$(29,842)	$29,842

      In 2002, the alternative minimum tax credit was utilized, which was generated in 2001.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Income tax expense differed from the “expected” income tax (computed by applying the federal income tax rate of 35% to earnings before income taxes) as follows:

	Year Ended

	August 30,	August 31,	August 25,
	2003	2002	2001

Computed “expected” income tax expense	$8,454,758	$5,504,041	$5,313,980
Patronage deduction	(7,323,326)	(4,113,808)	(5,898,501)
Deferred patronage	(603,445)	(1,007,536)	1,313,034
Foreign income exclusion	(551,057)	(382,697)	(728,513)
State taxes, net of federal	(6,879)	—	—
Foreign taxes	(2,857)	—	—
Recognition of initial net deferred tax assets	(4,394,265)	—	—
Change in valuation allowance	4,394,265	—	—
Other	(40,601)	(29,842)	29,842

Total income tax expense (benefit)	$(73,407)	$(29,842)	$29,842

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 30, 2003 are presented below:

Deferred tax assets:
Accounts receivable, due to allowance for doubtful accounts	$616,806
Expense accruals	784,292
Investments	79,240
Charitable contribution carryforward	10,510
Self-insurance and workers compensation accruals	5,868,003

Total gross deferred tax assets before valuation allowance	7,358,851
Valuation allowance	(4,394,265)

Total gross deferred tax assets	2,964,586

Deferred tax liabilities:
Goodwill and other intangible assets	290,748
Prepaid expenses	168,861
Property, plant and equipment, principally due to differences in depreciation	1,083,047

Total gross deferred tax assets	1,542,656

Net deferred tax assets	$1,421,930

      Net deferred tax assets and liabilities at August 30, 2003 are included in the consolidated balance sheet as follows:

Other current assets	$2,666,012
Other liabilities	1,244,082

$1,421,930

      Net deferred tax assets result from National Carriers, Inc., a C Corp subsidiary. There were no deferred taxes at August 31, 2002.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Upon the acquisition of FNB in 2003, USPB established deferred tax assets attributable to differences between financial statement and tax basis of assets and liabilities. Such differences may result in non-patronage income (expense) in future periods. However, management believes that it is more likely than not that the results of future non-patronage operations will not generate sufficient taxable income to realize the deferred tax assets. Accordingly, a valuation allowance of $4,394,265 was established in 2003. There was no valuation allowance provided for at August 31, 2002.

(10)	Related Party Transactions

      At August 31, 2002, included in accounts receivable was $7,400,991 due from FNB for sales of cattle. All sales for these periods were to FNB. Sales to FNB for the 340-day period ended August 6, 2003 were $588,941,770 and are included in the financial statements. Sales to NBP for the 24-day period ended August 30, 2003 of $36,610,542 and the related receivable balance at August 30, 2003 of $8,511,631 were eliminated in consolidation.

      At August 30, 2003 and August 31, 2002, the Company had payables due to members for the purchase of cattle in the amount of $1,641,747 and $1,720,453, respectively. All cattle purchases during the respective periods were from members. The Company entered into various transactions with Beef Products, Inc., a company affiliated with NBPCo Holdings in the ordinary course of business. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to NBP than would be obtained from an unaffiliated party. During the year ended August 30, 2003, the Company had sales of $1,864,835 and purchases of $1,145,392 with Beef Products, Inc. At August 30, 2003, the amount due from Beef Products, Inc. was $732,680 while the amount due to Beef Products, Inc. was $382,911.

      On August 31, 2001, FNB paid a discretionary cash dividend of approximately $112.2 million to the partners. The discretionary cash dividend was funded by FNB obtaining long-term financing of $125.0 million.

      Pursuant to the contract between the Company and FNB entered into in December 1997 (note 1), FNB obtained approximately 22%, 27% and 23% of its cattle requirements from USPB for the 340 days ended August 6, 2003 and the fiscal years ended August 31, 2002 and August 25, 2001, respectively. Payments by FNB to USPB for these same periods were $588.9 million, $697.4 million and $572.4 million. The purchase price for the cattle is determined by a pricing grid, which, under the terms of the agreement with U.S. Premium Beef, must be competitive with the pricing grids of NBP’s competitors and may not be less favorable than pricing grids offered to other suppliers.

      In December 1998, FNB entered into an aircraft lease agreement under which it leases a business jet aircraft from John R. Miller Enterprises, LLC, a Utah limited liability company of which John R. Miller, NBP’s Chief Executive Officer, is the majority member. The term of the lease is for five years and may be terminated by either John R. Miller Enterprises, LLC or NBP on 90 days prior written notice. During the year ended August 30, 2003, which only included 24 days for this lease, NBP paid $20,440 to lease the aircraft and $3,808 into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

      In March 2001, FNB entered into a second aircraft lease agreement under which it leases an additional business jet aircraft from John R. Miller Enterprises, LLC. The term of the lease automatically renews every 11 months unless either John R. Miller Enterprises, LLC or NBP requests termination within 90 days of the end of the lease term. During the year ended August 30, 2003, which only included 24 days for this lease, NBP paid $42,059 to lease the aircraft and $6,944 into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      In October 2003, the Company entered into an additional aircraft lease agreement under which the Company leases a business jet aircraft from John R. Miller Enterprises III, LLC The term of the lease is 81 months. This aircraft will replace the aircraft leased in December 1998. The monthly lease payments will range from $25,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter.

(11)	Capital Shares and Equities

(a)	Common Stock

      The Company is authorized to issue 5,000,000 shares of common stock, $0.01 par value. At August 30, 2003 and August 31, 2002, there were 691,845 shares of common stock issued and outstanding. Ownership of common stock is restricted to agricultural producers of cattle, as defined, who reside in the territory served by the Company, and who qualify for membership in the Company. Membership requirements include payments of membership and registration fees, execution of a Uniform Delivery and Marketing Agreement, and approval by the Board of Directors.

      Members holding at least 100 shares of common stock are entitled to vote; however, each voting member has only one vote regardless of the number of shares of common stock held. No dividends are paid on the common stock.

(b)	Preferred Stock

      The Company is authorized to issue 5,000,000 shares of preferred stock, $0.01 par value. At August 30, 2003 and August 31, 2002, there were no shares of preferred stock issued or outstanding. Preferred stock has no voting rights. Dividends may be paid as determined by the Board of Directors.

(c)	Members’ Contributed Capital

      Members’ contributed capital represents amounts paid in excess of the par value of common stock, and membership and registration fees collected from members.

(d)	Nondelivery Fee

      A nondelivery fee represents amounts retained by the Company ($12 per head) in relation to the nondelivery of cattle by members in accordance with the Uniform Delivery and Marketing Agreement. A nondelivery fee is held by the Company and then distributed back to the members upon approval of the Board of Directors. There were no outstanding nondelivery fees as of August 30, 2003.

(e)	Patronage Refunds

      The Company may pay patronage refunds with respect to cattle delivered to the Company in the form of cash, stock, or written notices of allocation, or any combination thereof based on each member’s patronage business with the Company. Patronage refunds for reinvestment represent the portion of patronage refunds payable from current year earnings in equities.

      For purposes of patronage refunds, current year earnings are determined in accordance with federal income tax regulations. For the years ended August 30, 2003, August 31, 2002 and August 25, 2001, 40% of current year earnings was distributed in cash and the remaining 60% was distributed in equities.

      The difference in net income for financial reporting purposes, determined in accordance with accounting principles generally accepted in the United States of America, and current patronage refunds determined on a federal taxable income basis is reflected as deferred patronage, which will be allocated to

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

members when the resulting temporary differences reverse. Deferred patronage is included in unallocated equity in the accompanying consolidated statements of capital shares and equities.

(f)	Unallocated Equity

      Unallocated equity represents equities not allocated to members. Unallocated equity at August 30, 2003 and August 31, 2002 represents the following:

	2003	2002

Deferred patronage	$3,990,292	$2,266,164
Earned surplus	5,168,292	3,586,351

	$9,158,584	$5,852,515

      Earned surplus consists of foreign sales income not distributed, and the net loss incurred during the Company’s development stage (prior to December 1, 1997).

(12)	Minority Interest

      At any time after certain dates, the earliest being July 31, 2008, the latest being July 31, 2011, certain members of management of NBP and/or NBPCo Holdings have the right to request that NBP repurchase their interests, the value of which is to be determined by a mutually agreed-upon appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process of NBP to commence. NBP accounts for changes in the redemption value of these interests by accreting the change over the period from the date of issuance to the earliest redemption date of the interest using the interest method. There was no change in the redemption value from the date of the Acquisition to August 30, 2003. At August 30, 2003, the redemption value approximates carrying value.

(13)	Legal Proceedings

      On July 1, 2002, a lawsuit was filed against FNB, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect pricing and misleading boxed beef price information generated by the U.S. Department of Agriculture (USDA) to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. No class has yet been certified in this action. FNB answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNB joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. Accordingly, the lawsuit will proceed to trial. Management believes that FNB acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, the Company has not established a loss accrual associated with this claim.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The Company is also a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

(14)	Business Segments

      In June of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. USPB is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, USPB operates in one operating segment and reports only certain enterprise-wide disclosures.

(a)	Customer Concentration

      In FYE 2003, FNB represented 67.6% of the Company’s reported sales. These are sales from USPB to FNB prior to the Acquisition that were not eliminated in consolidation. No other single customer represented more than 10% of total sales.

(b)	Sales to Foreign Countries

      The Company had sales outside the United States of America for the year ended August 30, 2003 of approximately $48.9 million, which represents foreign sales of NBP for the 24 days it was a consolidated entity in 2003. No single country accounted for more than 10% of total sales. The amount of assets maintained outside the United States of America is not material.

(15)	Subsequent Event

      On December 23, 2003, it was announced by the USDA that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for bovine spongiform encephalopathy (BSE). The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries representing a substantial share of NBP’s export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within three days. In the fiscal year ending August 30, 2003, NBP’s total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides. Management cannot anticipate the duration of these beef import bans or whether additional countries may impose similar restrictions. Furthermore, management cannot presently assess the full economic impact of this occurrence on the United States beef industry or on the Company’s operations.

      In addition, the USDA and the Food Safety Inspection Service (FSIS) published new regulations in response to the discovery of BSE in the state of Washington. These new regulations, among other things, govern the removal of specified risk materials during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained. The Company does not anticipate that these new regulations, in the aggregate, will have a material adverse effect on the Company’s business.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      During the month of January 2004, the number of cattle slaughtered throughout the industry decreased by approximately 12.7% as compared to January 2003 and the number of cattle NBP slaughtered decreased by approximately 8.9% in the same comparative period. The industry percentage decrease in slaughtered cattle approximates the estimates of United States exports of beef products as a percentage of the total beef production prior to the discovery of BSE. When the discovery of a single case of BSE in the United States was announced, NBP experienced an immediate drop in inventory values as live cattle prices dropped considerably. Since that time, supply and demand characteristics for beef products have been seasonally favorable and have mitigated substantially all the effects of the loss in inventory value. NBP has yet to detect a noticeable reduction in beef demand in the United States. There are still a number of uncertainties surrounding this discovery, including the effect on domestic demand if additional cases of BSE are discovered in the United States, any potential changes in cattle supplies or prices, capital requirements for processing facilities, timing of the opening of international markets and changes in demand characteristics in domestic and international markets. NBP’s revenues and net income may be materially adversely affected in the event previously announced import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

(16)	Quarterly Results (Unaudited)

      Selected quarterly financial data for 2003 and 2002 is set forth below (in thousands):

			Equity in Earnings of
			Farmland National
		Operating	Beef Packing	Net
	Net Sales	Income	Company, LLP	Income

2003 quarterly results:
November 30, 2002	$151,739	$(772)	$4,634	$3,707
February 22, 2003	132,575	(880)	2,480	1,447
May 31, 2003	145,834	(1,304)	4,838	3,399
August 30, 2003(1)	441,626	13,352	10,634	15,677

Total	$871,774	$10,396	$22,586	$24,230

2002 quarterly results:
November 24, 2001	$115,584	$(839)	$4,241	$2,424
February 23, 2002	176,183	(939)	4,205	3,342
May 25, 2002	188,590	(786)	1,832	1,070
August 31, 2002	217,052	(1,043)	10,052	8,920

Total	$697,409	$(3,607)	$20,330	$15,756

(1)	As more fully described in note 1, USPB acquired a controlling interest in FNB in the fourth quarter of 2003. Accordingly, the results of NBP have been consolidated for the 24-day period ended August 30, 2003 in the accompanying statement of operations. Prior to August 6, 2003, USPB accounted for its investment in FNB under the equity method of accounting.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
May 29, 2004 and August 30, 2003

	May 29	August 30

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,926,768	$42,228,297
Accounts receivable, less allowance for returns and doubtful accounts of $6,400,322 and $5,133,549, respectively	164,831,814	160,764,746
Inventory	86,808,719	77,586,641
Deposits	20,761,031	20,768,031
Other current assets	8,369,603	9,932,335

Total current assets	317,697,935	311,280,050
Property, plant and equipment	217,502,439	210,606,927
Goodwill	78,857,899	78,857,899
Other intangible assets, net of accumulated amortization of $1,318,424 and $195,956, respectively	30,442,753	31,565,221
Other assets	8,064,198	8,899,624

Total assets	$652,565,224	$641,209,721

LIABILITIES AND CAPITAL SHARES AND EQUITIES
Current liabilities:
Accounts payable	$46,179,106	$43,867,581
Patronage refunds payable in cash	—	8,369,515
Cattle purchases payable	37,724,037	41,546,195
Accrued compensation and benefits	12,917,165	23,890,474
Accrued insurance	13,683,110	16,638,665
Current installments of long-term debt	16,194,683	7,613,793
Distributions payable	2,721,165	14,629,292
Other accrued expenses and liabilities	18,529,870	15,808,636

Total current liabilities	147,949,136	172,364,151

Long-term liabilities:
Long-term debt, excluding current maturities	328,516,796	312,687,855
Interest rate exchange agreement	192,312	479,274
Other	3,500,000	3,310,792

Total long-term liabilities	332,209,108	316,477,921

Total liabilities	480,158,244	488,842,072

Minority Interest in National Beef Packing Co. and Kansas City Steak, LLC	59,995,342	53,963,225
Capital shares and equities:
Common stock, $0.01 par value, authorized 5,000,000 shares, 691,845 shares issued and outstanding	6,918	6,918
Members’ contributed capital	39,759,738	39,503,638
Nondelivery fee	234,690	—
Patronage refunds for reinvestment	49,479,504	49,480,090
Unallocated equity	22,919,257	9,158,584
Other comprehensive income	11,531	255,194

Total capital shares and equities	112,411,638	98,404,424

Total liabilities and capital shares and equities	$652,565,224	$641,209,721

See accompanying notes to condensed consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
39 Weeks Ended May 29, 2004 and May 31, 2003

	2004	2003

	(Unaudited)	(Unaudited)
Net sales	$3,009,082,338	$430,148,513
Cost of sales	2,918,516,854	430,148,513
Selling, general, and administrative expenses	26,841,479	2,917,068
Depreciation and amortization	16,745,427	38,984

Operating income	46,978,578	(2,956,052)
Other income (expense):
Minority owners’ interest in net income of National Beef Packing Co.	(14,104,275)	—
Minority owners’ interest in net income of Kansas City Steak, LLC	(210,000)	—
Equity in loss of aLF Ventures, LLC	(655,173)	—
Equity in income from Farmland National Beef Packing Co.	—	11,952,995
Interest income	505,917	107,074
Interest expense	(19,035,187)	(587,088)
Other, net	2,633,426	35,575

Total other income (expense)	(30,865,292)	11,508,556

Income before taxes	16,113,286	8,552,504
Income tax expense	(2,352,613)	—

Net income	$13,760,673	$8,552,504

See accompanying notes to condensed consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
39 Weeks Ended May 29, 2004 and May 31, 2003

	2004	2003

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$13,760,673	$8,552,504
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	16,745,427	38,984
Loss on property, plant and equipment	123,008	—
Equity in earnings of National Beef Packing Co./ Farmland National Beef	—	(11,952,995)
Distributions from National Beef Packing Co./ Farmland National Beef	—	6,973,945
Minority interest	14,214,554	—
Interest rate exchange agreement	(543,392)	—
Changes in assets and liabilities (net of acquisition):
Accounts receivable	(5,019,760)	(14,509,856)
Other receivables	952,106	—
Inventory	(9,222,078)	—
Other assets	2,404,092	1,575
Accounts payable	(1,534,387)	(8,536)
Accrued compensation and benefits	(10,973,309)	(278,574)
Accrued insurance	(2,955,555)	—
Other accrued liabilities	3,293,355	6,199
Cattle purchases payable	(4,965,571)	2,498,966

Net cash provided by (used in) operating activities	16,279,163	(8,677,788)

Cash flows used in investing activities:
Capital expenditures, including interest capitalized	(23,848,100)	(5,290)
Proceeds from sale of property, plant and equipment	1,207,687	—

Net cash used in investing activities	(22,640,413)	(5,290)

Cash flows from financing activities:
Proceeds from membership and registration fees	24,100	15,000
Proceeds from nondelivery fees	234,690	8,129
Net receipts under revolving credit lines	25,156,433	—
Payments of notes payable and fees	(746,602)	(689,585)
Payments of patronage refunds	(8,369,515)	(4,701,495)
Payments of nondelivery fees	—	(148,630)
Change in overdraft balances	4,606,415	12,048,990
Distributions to minority interest	(19,858,567)	—

Net cash provided by financing activities	1,046,954	6,532,409

Effect of exchange rate changes on cash	12,767	—

Net decrease in cash	(5,301,529)	(2,150,669)
Cash and cash equivalents at beginning of period	42,228,297	16,102,910

Cash and cash equivalents at end of period	$36,926,768	$13,952,241

Cash paid during the period for interest	$13,132,395	$542,316

Cash paid during the period for taxes, net of refunds	$573,772	$—

See accompanying notes to condensed consolidated financial statements.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Interim Financial Statements Basis of Presentation

      The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information; therefore, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the Consolidated Financial Statements and Notes to Consolidated Financial Statements for the year ended August 30, 2003. The results of operations for the interim periods presented are not necessarily indicative of the results for a full fiscal year. Certain prior year amounts have been reclassified to conform to the current year presentation.

      As described in Note 1 to the Consolidated Financial Statements for the fiscal year ended August 30, 2003, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. (“FNB”) and formed National Beef Packing Company, LLC (“NBP”) in a transaction accounted for as a purchase (the “Acquisition”). As a result, the consolidated financial information for the thirty-nine weeks ended May 29, 2004 includes the consolidated results of NBP and is not comparable to the consolidated financial information for the thirty-nine week period ended May 31, 2003, which was prepared using the equity method of accounting for the Company’s noncontrolling investment in FNB.

Note 2.	Inventories

      Inventories at May 29, 2004 and August 30, 2003 consisted of the following (in thousands):

	May 29, 2004	August 30, 2003

Product Inventories
Dressed and boxed meat products	$68,310	$60,781
Beef by-products	9,061	8,738
Supplies	9,438	8,068

	$86,809	$77,587

Note 3.	Comprehensive Income

      Comprehensive income consists of net income, foreign currency translation adjustments, and unrealized gains or losses on interest rate exchange agreements accounted for as cash flow hedges. Comprehensive income was as follows for the thirty nine weeks ended May 29, 2004 and May 31, 2003:

	May 29, 2004	May 31, 2003

Net income	$13,760,673	$8,552,504
Other comprehensive income (loss):
Foreign currency translation adjustments	12,767	—
Change in the fair value of the rate exchange agreement	(256,430)	88,794

	$13,517,010	$8,641,298

      In 2003, the Company recorded the change in the fair value of its interest rate swap as an increase to equity through Accumulated Other Comprehensive Income (AOCI), rather than as other income. In 2004, the balance in the AOCI of $256,430 was adjusted to recognize the fair value of the interest rate swap as other income.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 4.	Income Taxes

      Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies both to cooperatives exempt from tax under Section 521 of the Internal Revenue Code and to nonexempt cooperatives. The Company operates as an exempt cooperative. As an exempt cooperative, it is not taxed on amounts of patronage and nonpatronage sourced income withheld from its patrons in the form of qualified per-unit retains or on amounts distributed to its patrons in the form of Qualified Written Notices of Allocation. Such amounts are instead taxed directly to the patrons. If the Company was not entitled to be taxed under Subchapter T, its income would be taxed to the Company similar to a corporation and the patrons would be taxed when and if dividends are distributed. The characterization of income as patronage or non-patronage source income is subject to challenge by the Internal Revenue Service. Non-patronage source income, which is deemed more than incidental, is subject to tax at the entity level instead of passed through to the patrons in the form of a patronage distribution. Notwithstanding the acquisition of a controlling interest in NBP on August 6, 2003, Management continues to believe that its non-patronage source income, if any, is incidental and would vigorously defend any such challenge by the Internal Revenue Service. However, USPB has recognized tax expense in the accompanying consolidated Financial statements on a portion of its earnings for periods after August 6, 2003 to provide for such potential recharacterization of income from patronage-sourced to nonpatronage-sourced, which may be asserted by the Internal Revenue Service.

Note 5.	Contingencies

      On July 1, 2002, a lawsuit was filed against FNB, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. FNB answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNB joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. The case was certified as a class-action matter in June, 2004. Accordingly, the lawsuit will proceed to trial. Management believes that NBP acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

      The Company is also party to a number of other lawsuits and claims arising out of the operation of our business. Management believes that the ultimate resolution of such matters should not have a material adverse effect on our financial condition, results of operations or liquidity.

Note 6.	United States BSE Outbreak

      On December 23, 2003, it was announced by the United States Department of Agriculture (USDA) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for Bovine Spongiform Encephalopathy, or BSE. The origin of the animal was subsequently traced

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

to a farm in Canada. Shortly after the announcement, several countries representing a substantial share of NBP’s export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within 3 days. In the fiscal year ending August 30, 2003, NBP’s total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides.

      During the second quarter NBP recorded charges to earnings totaling approximately $18.8 million due to the market impacts of the closure of international borders as a result of the BSE discovery in late December. These charges, recorded in sales and cost of sales in our Consolidated Statement of Operations, reflect: (1) volatility in the U.S. markets for finished goods and live cattle, with an impact noted in immediate margin erosion resulting from a rapid fall in cutout or sales values; (2) some product already destined for foreign markets re-routed for resale in the U.S., generally at prices lower than their original export value; and (3) lower value for certain inventory items which had been in the production pipeline and had not yet left the U.S. as they have no comparable domestic market. Certain by-products have been classified as Specified Risk Materials (“SRMs”), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries. The impacts of BSE were positively offset, in part, by strong domestic demand characteristics for beef products.

      In addition, the USDA and the Food Safety Inspection Service (FSIS) published new regulations in response to the discovery of BSE in the state of Washington. These new regulations, among other things, govern the removal of SRMs during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained. We do not anticipate that these new regulations, individually or in the aggregate, will have a material adverse effect on our business.

      While exports of some beef products have commenced once again to Mexico, we cannot anticipate the duration of other continuing beef import bans or whether additional countries may impose similar restrictions. Thus far, the effect of resumed export of beef products to Mexico has been marginal on the United States beef industry. Fed cattle slaughter levels in the United States for the thirteen weeks ended May 29, 2004 fell approximately 5.6% below year-ago levels, reflecting constrained cattle supplies and reduced demand for export products.

      The USDA has published a proposed rule revising its policy to keep the U.S. border closed to live animals for processing in the U.S. The comment period for this proposed rule closed on April 7, 2004 and publication of a final rule was anticipated within a reasonable time following closure of the comment period. In the interim, Ranchers Cattlemen Action Legal Fund United Stockgrowers of America (“R-CALF” — a northern states cattle producer’s organization) was successful in obtaining an injunction against the USDA allowing importation of certain beef products produced in Canada pursuant to this rule, because USDA did not follow the “Administrative Procedures Act” prior to issuing its order allowing such action. The injunction has slowed progress toward publication of any final rule, which now is not expected until late July or August at the earliest.

      A United States/ Japanese Commission was formed to look at the optimal “science based” approach to resolving the issues between the U.S. and Japan. The commission is expected to hold its last meeting in mid-to-late July. Following this meeting, it is anticipated that trade representatives from the United States and Japan will continue their discussions on reopening of the Japanese market to imported beef products from the United States. However, we are not able to predict when or if those discussions will achieve that result.

U.S. PREMIUM BEEF, LTD. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

      We cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef industry or on our operations. Our revenues and net income may be materially adversely affected in the event existing import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

Note 7.	Minority Interest

      At any time after certain dates, the earliest being August 6, 2008, the latest being August 6, 2011, certain members of management and/or NBPCo Holdings have the right to request that NBP repurchase their interests, the value of which is to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause the Company to retain a financial advisor to sell the Company at such price and on such terms and conditions as may be approved by the requesting members. NBP accounts for changes in the redemption value of these interests by accreting the change over the period from the date of issuance to the earliest redemption date of the interest using the interest method. At May 29, 2004, the “Capital subject to redemption”, included in the minority interest in the accompanying Condensed Consolidated Balance Sheet, was revalued by an independent appraisal process, and the value was determined to be $54.8 million. Under the interest method, the carrying value of the “minority interest” has been reduced by approximately $0.2 million to $59.5 million as of May 29, 2004.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-40
Consolidated Balance Sheets at August 31, 2002 and August 30, 2003	F-41
Consolidated Statements of Operations for the 52 weeks ended August 25, 2001, 53 weeks ended August 31, 2002, 340 days ended August 6, 2003, and 24 days ended August 30, 2003	F-42
Consolidated Statements of Cash Flows for the 52 weeks ended August 25, 2001, 53 weeks ended August 31, 2002, 340 days ended August 6, 2003, and 24 days ended August 30, 2003	F-43
Consolidated Statements of Partners’/ Members’ Capital for the 52 weeks ended August 25, 2001, 53 weeks ended August 31, 2002, 340 days ended August 6, 2003, and 24 days ended August 30, 2003	F-44
Consolidated Statements of Comprehensive Income for the 52 weeks ended August 25, 2001, 53 weeks ended August 31, 2002, 340 days ended August 6, 2003, and 24 days ended August 30, 2003	F-46
Notes to Consolidated Financial Statements	F-47
Unaudited Condensed Consolidated Financial Statements:
Consolidated Balance Sheets at May 29, 2004 and August 30, 2003	F-71
Consolidated Statements of Operations for the 39 weeks ended May 29, 2004 and May 31, 2003	F-72
Consolidated Statements of Cash Flows for the 39 weeks ended May 29, 2004 and May 31, 2003	F-73
Notes to Condensed Consolidated Financial Statements	F-74

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

National Beef Packing Company, LLC:

      We have audited the accompanying consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003, and the consolidated balance sheet of Farmland National Beef Packing Company, LP and subsidiaries (Predecessor) as of August 31, 2002, and the related consolidated statements of operations, partners’/members’ capital, comprehensive income, and cash flows for the 24 days ended August 30, 2003 (Successor period), and for the 340 days ended August 6, 2003 and for each of the fiscal years ended August 31, 2002 and August 25, 2001 (Predecessor periods). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of National Beef Packing Company, LLC and subsidiaries as of August 30, 2003, and the results of their operations and their cash flows for the Successor period, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of Farmland National Beef Packing Company, LP and subsidiaries as of August 31, 2002, and the results of their operations and their cash flows for the Predecessor periods, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, LP in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information for the period after the acquisition (Successor Period) is presented on a different cost basis than that for the periods before the acquisition (Predecessor Periods) and, therefore, is not comparable.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

December 12, 2003

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Predecessor Entity	Successor Entity

	Farmland National	National Beef
	Beef Packing	Packing
	Company, L.P.	Company, LLC
	and Subsidiaries	and Subsidiaries

	August 31, 2002	August 30, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$30,746,504	31,303,596
Accounts receivable, less allowance for returns and doubtful accounts of $3,049,040 and $5,133,549 in 2002 and 2003, respectively	117,307,952	155,857,812
Due from affiliates	3,046,189	732,680
Other receivables	2,096,228	4,143,097
Inventories	64,254,814	77,586,641
Deposits	20,170,365	20,768,031
Other current assets	3,483,979	9,932,335

Total current assets	241,106,031	300,324,192

Property, plant, and equipment, at cost:
Land and improvements	7,553,406	6,318,674
Buildings and improvements	64,770,959	52,524,176
Machinery and equipment	148,305,281	123,819,333
Trailers and automotive equipment	1,289,675	2,940,204
Furniture and fixtures	5,534,788	2,127,401
Construction in progress	16,901,563	24,542,363

	244,355,672	212,272,151
Less accumulated depreciation	102,864,994	1,751,382

Net property, plant, and equipment	141,490,678	210,520,769

Goodwill, net of accumulated amortization of $6,857,936 in 2002	12,214,173	78,857,899
Other Intangibles, net of accumulated amortization of $195,956 in 2003	—	31,565,221
Other assets	2,905,457	8,553,150

	$397,716,339	629,821,231

LIABILITIES AND PARTNERS’/MEMBERS’ CAPITAL
Current liabilities:
Current installments of long-term debt	$12,500,659	6,608,308
Cattle purchases payable	43,797,764	48,416,079
Accounts payable — trade	24,000,187	36,925,299
Due to affiliates	5,722,834	382,910
Accrued compensation and benefits	25,812,550	21,025,738
Accrued insurance	9,343,989	16,638,665
Other accrued expenses and liabilities	10,952,709	15,308,835
Distributions payable	12,227,095	22,386,230

Total current liabilities	144,357,787	167,692,064
Long-term debt, excluding current installments	113,915,429	305,480,147
Other liabilities	2,190,506	3,310,793

Total liabilities	260,463,772	476,483,004

Minority interest	336,122	418,761
Capital subject to redemption	—	53,623,704
Partners’/ Members’ capital:
Partners’ capital	136,926,220	—
Members’ capital	—	99,296,998
Accumulated other comprehensive loss	(9,725)	(1,236)

Total Partners’/ Members’ capital	136,916,495	99,295,762
Commitments and contingencies	—	—

	$397,716,339	629,821,231

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor Entity			Successor Entity

				National Beef
				Packing
	Farmland National Beef Packing Company, L.P. and			Company, LLC
	Subsidiaries			and Subsidiaries

	52 weeks ended	53 weeks ended	340 days ended	24 days ended
	August 25, 2001	August 31, 2002	August 6, 2003	August 30, 2003

Net sales	$3,069,542,716	$3,246,831,394	$3,378,623,198	$282,832,136

Costs and expenses:
Cost of sales	2,945,751,272	3,126,288,254	3,252,430,734	264,635,309
Selling, general, and administrative	24,245,006	23,032,506	23,423,771	2,309,276
Depreciation and amortization	16,347,110	18,023,954	18,368,206	2,055,329

Total costs and expenses	2,986,343,388	3,167,344,714	3,294,222,711	268,999,914

Operating income	83,199,328	79,486,680	84,400,487	13,832,222

Other income (expense):
Interest income	587,562	270,813	510,921	41,145
Interest expense	(2,742,486)	(6,842,425)	(5,021,035)	(1,619,072)
Minority owners’ interest in net (income) loss of Kansas City Steak, LLC	44,668	(210,541)	(121,545)	(1,670)
Equity in loss of aLF Ventures, LLC	—	(942,853)	(1,343,680)	(41,045)
Other, net	294,368	4,708,690	332,473	(1,714,116)

Income before taxes	81,383,440	76,470,364	78,757,621	10,497,464
Income tax (expense) benefit	(912,983)	1,053,334	(296,625)	73,407

Net income	$80,470,457	$77,523,698	$78,460,996	$10,570,871

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor Entity			Successor Entity

	Farmland National Beef Packing Company,			National Beef
	L.P. and Subsidiaries			Packing
				Company, LLC
	52 weeks	53 weeks	340 days	and Subsidiaries
	Ended	ended	ended
	August 25,	August 31,	August 6,	24 days ended
	2001	2002	2003	August 30, 2003

Cash flows from operating activities:
Net income	$80,470,457	$77,523,698	$78,460,996	$10,570,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,347,110	18,023,954	18,368,206	2,055,329
Loss (gain) on disposal and impairment of property, plant, and equipment	(6,000)	1,157,713	(10,234)	597,701
Minority interest	(44,668)	210,541	162,121	1,670
Change in assets and liabilities:
Accounts receivable	(9,272,699)	8,882,408	(30,014,720)	(8,535,140)
Due from affiliates	(336,695)	(1,419,899)	308,085	2,005,424
Other receivables	(1,284,193)	518,507	(3,173,296)	1,126,427
Inventories	(19,055,057)	6,748,785	(9,551,101)	(3,780,726)
Deposits	(43,291)	(19,432,182)	(597,666)	—
Other assets	(1,262,078)	(805,305)	(1,489,410)	(323,213)
Accounts payable	1,874,134	(1,610,335)	10,551,253	632,452
Due to affiliates	179,800	4,472,614	(2,385,793)	(2,954,131)
Accrued compensation and benefits	(6,777,849)	(5,809,620)	7,102,206	(1,889,017)
Accrued insurance	(2,572,098)	(1,089,957)	2,826,590	4,468,086
Other accrued expenses and liabilities	5,962,374	(1,609,474)	(1,385,093)	6,861,507
Cattle purchases payable	4,015,057	422,848	(5,763,636)	3,953,043

Net cash provided by operating activities	68,194,305	86,184,296	63,408,508	14,790,283

Cash flows from investing activities:
Capital expenditures, including interest capitalized	(41,208,094)	(21,300,332)	(31,996,310)	(1,697,933)
Acquisition of interest in Predecessor Entity	—	—	—	(236,821,012)
Acquisition of National Carriers, Inc.	—	—	(5,025,000)	—
Proceeds from sale of property, plant, and equipment	6,000	1,282,264	304,200	226,266

Net cash used in investing activities	(41,202,094)	(20,018,068)	(36,717,110)	(238,292,679)

Cash flows from financing activities:
Net receipts (payments) under revolving credit lines	12,694,962	(26,629,555)	797,087	12,375,280
Proceeds from issuance of term note	—	125,000,000	—	21,875,000
Proceeds from issuance of Senior Notes	—	—	—	160,000,000
Cash paid for financing costs	—	(2,522,495)	—	(10,283,427)
Change in overdraft balances	2,255,512	4,861,003	(1,330,366)	9,500,680
Capital contribution from minority interest owner	107,999	—	—	—
Principal payments of debt	(33,816)	(12,507,940)	(9,375,000)	—
Member contributions	—	—	—	45,964,000
Partnership distributions	(50,847,790)	(144,583,427)	(32,158,027)	—

Net cash provided by (used in) financing activities	(35,823,133)	(56,382,414)	(42,066,306)	239,431,533

Effect of exchange rate changes on cash	(16,914)	10,293	4,099	(1,236)

Net increase (decrease) in cash	(8,847,836)	9,794,107	(15,370,809)	15,927,901
Cash and cash equivalents at beginning of period	29,800,233	20,952,397	30,746,504	15,375,695

Cash and cash equivalents at end of period	$20,952,397	$30,746,504	$15,375,695	$31,303,596

Cash paid during the period for interest	$2,875,051	$6,066,172	$4,957,173	$316,176

Cash paid during the period for taxes	$511,286	$95,362	$296,625	$(73,407)

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’/MEMBERS’ CAPITAL

	Predecessor Entity

	Farmland National Beef Packing Company, L.P. and
	Subsidiaries

	General partners	Limited partners	Total

Balance at August 26, 2000	$5,126,001	165,740,658	170,866,659
Allocation of net income	2,414,114	78,056,343	80,470,457
Distributions	(1,437,156)	(46,468,049)	(47,905,205)
Foreign currency translation adjustments	(507)	(16,407)	(16,914)

Balance at August 25, 2001	$6,102,452	197,312,545	203,414,997
Allocation of net income	2,325,710	75,197,988	77,523,698
Distributions	(4,320,975)	(139,711,518)	(144,032,493)
Foreign currency translation adjustments	309	9,984	10,293

Balance at August 31, 2002	$4,107,496	132,808,999	136,916,495
Allocation of net income	2,353,830	76,107,166	78,460,996
Distributions	(1,117,673)	(36,138,089)	(37,255,762)
Foreign currency translation adjustments	123	3,976	4,099

Balance at August 06, 2003	$5,343,776	172,782,052	178,125,828

	Successor Entity

	National Beef Packing Company, L.P. and Subsidiaries

	Capital Subject to Redemption

			Class B-2
	Class A	Class B-1	and C(a)	Total

Balance at August 7, 2003	—	—	—	—
Issuance of Class A and Class B-1 Units for cash	$33,068,241	7,895,759	—	40,964,000
Contribution of earned deferred compensation for Class B-2 Units and rights to Class A and Class C Units	9,085,714	—	914,286	10,000,000
Allocation of net income	—	4,437,552	513,844	4,951,396
Class A 5% Priority Distribution	(108,718)	—	—	(108,718)
Class B Distributions	—	(1,956,430)	(226,544)	(2,182,974)

Balance at August 30, 2003	$42,045,237	10,376,881	1,201,586	$53,623,704

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS’/MEMBERS’ CAPITAL — (Continued)

	Members’ Capital

			Accumulated
			Other
			Comprehensive
	Class A	Class B-1	Income	Total

Balance at August 7, 2003	$—	—	—	—
Issuance of Class A and Class B-1 Units in exchange for U.S. Premium’s interest in FNBPC	86,447,231	5,000,000	—	91,447,231
Issuance of Class B-1 Units for cash	—	5,000,000	—	5,000,000
Allocation of net income	—	5,619,475	—	5,619,475
Class A 5% Priority Distribution	(291,884)	—	—	(291,884)
Class B Distributions	—	(2,477,824)	—	(2,477,824)
Foreign currency translation adjustments	—	—	(1,236)	(1,236)

Balance at August 30, 2003	$86,155,347	13,141,651	(1,236)	99,295,762

(a)	Class B-2 and Class C collectively have equal value and rights as Class B-1

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Predecessor Entity			Successor Entity

				National Beef
				Packing
	Farmland National Beef Packing Company, L.P.			Company, LLC
	and Subsidiaries			and Subsidiaries

	August 25	August 31,	August 6,	August 30,
	2001	2002	2003	2003
	(52 weeks)	(53 weeks)	(340 days)	(24 days)

Net income	$80,470,457	$77,523,698	78,460,996	10,570,871
Other comprehensive income (loss):
Foreign currency translation adjustments	(16,914)	10,293	4,099	(1,236)

Comprehensive income	$80,453,543	$77,533,991	78,465,095	10,569,635

See accompanying notes to consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Description of Business and the Transaction

      National Beef Packing Company, LLC (“NBP” or “Successor”), is a Delaware limited liability company which is the successor entity to the former Farmland National Beef Packing Company, L.P. (“FNBPC” or “Predecessor”) as a result of the transaction described below, which occurred on August 6, 2003. Since the assets and liabilities of NBP are presented on a new basis of accounting, the financial information for NBP is not comparable to the financial information of FNBPC prior to August 7, 2003.

      NBP sells its meat products to customers in the foodservice, international, further processor and retail distribution channels. NBP also produces and sells by-products that are derived from its meat processing operations and variety meats to customers in various industries.

      NBP operates beef slaughter and fabrication facilities in Liberal and Dodge City, Kansas, case-ready beef and pork processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia and holds a 76.9% interest in Kansas City Steak Company, LLC, a portion control processing facility in Kansas City, Kansas. A wholly-owned subsidiary, National Carriers, Inc., located in Liberal, Kansas, provides trucking services to NBP and third parties.

      Approximately 2,800 employees at the Liberal, Kansas facility are represented under a collective bargaining agreement scheduled to expire December 21, 2003. Management anticipates the agreement to be renewed in the normal course of business.

      The Transaction — On June 12, 2003, U.S. Premium Beef, Ltd. (“U.S. Premium Beef”) entered into an agreement with Farmland Industries, Inc., (“Farmland”), to acquire all of the partnership interests in Farmland National Beef Packing Company, L.P. (“FNBPC”) held by Farmland, which approximated 71.2%. U.S. Premium Beef, which held the remaining interest in FNBPC, formed NB Acquisition, LLC (“NB Acquisition”) to consummate the acquisition. U.S. Premium Beef, NBPCo Holdings, LLC (“NBPCo Holdings”), and certain members of management purchased equity in NB Acquisition for $46.0 million in cash. NB Acquisition used a portion of these funds to purchase all of the membership interest of an affiliate of Farmland that held Farmland’s general partnership interest in FNBPC, giving NB Acquisition voting control of FNBPC. Immediately thereafter, to finance the purchase of Farmland’s remaining interest, FNBPC issued $160.0 million of 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and amended its existing credit facility. A portion of the proceeds of the Senior Notes offering and borrowings under the amended credit facility were transferred to NB Acquisition. Subsequently, NB Acquisition merged into FNBPC, and converted into a limited liability company, NBP, under Delaware law. These transactions closed on August 6, 2003. NBP continues to hold all of the same assets FNBPC held before the consummation of the transactions, including equity in subsidiaries, except that Farmland retained a 49% interest in a NBP subsidiary National Beef aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. From July 2006 to July 2008, Farmland has a put right of this interest in National Beef aLF, LLC to NBP at its then fair market value. If the interest in National Beef aLF, LLC is not repurchased, NBP is required to put the entire interest up for sale. Due to uncertainties in aLF Ventures, LLC’s ability to generate future revenues, no amounts were allocated to the put option in the consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table sets forth the approximate sources and uses of funds (in millions) in connection with the Transaction as it occurred on August 6, 2003.

Sources
Available cash	$3.2
Revolving credit facility(1)	16.0
Term loan	125.0
Senior Notes	160.0
NBPCo Holdings equity(2)	35.4
U.S. Premium Beef equity(3)	96.4
Management equity(4)	15.6

Total	$451.6

Uses
Purchase of Farmland’s interest	$232.0
Refinancing of existing credit facility	103.1
U.S. Premium Beef rollover equity	91.4
Membership interests issued as deferred compensation(4)	10.0
Transaction costs(5)	15.1

Total	$451.6

(1)	NBP had total availability, including the amount presented, of $140.0 million under the amended revolving credit facility at August 6, 2003. Actual borrowings under the amended revolving credit facility at the closing of the Transaction were $16.0 million.

(2)	Represents cash equity from NBPCo Holdings.

(3)	Includes $5.0 million in cash and the predecessor basis of the 28.8% equity interest in FNBPC held by U.S. Premium Beef prior to the Transaction.

(4)	Includes $5.6 million in cash and $10.0 million of cash incentive compensation earned as of closing that was issued as compensation on a deferred basis in the form of additional membership interests in NBP.

(5)	Includes commitment, placement, financial advisory and other transaction fees, and legal, accounting and other professional fees.

      The total purchase price (including expenses and other consideration) has been allocated to the net assets based on their estimated fair values at the date of acquisition to the extent of the approximately 71.2% change in ownership as of the date of closing. The Transaction is within the scope of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, which resulted in a new basis of accounting in accordance with the Emerging Issues Task Force (“EITF”) 88-16, Basis in Leveraged Buyout Transactions. In accordance with that guidance, the interest of U.S. Premium Beef, a minority owner of the Predecessor, was carried over at its predecessor basis because a change in control has occurred in which U.S. Premium Beef obtained unilateral control of NBP. The excess of the purchase price over U.S. Premium Beef’s predecessor basis of net assets acquired was recognized as a reduction in members’ capital.

      U.S. Premium Beef, NBPCo Holdings and management each hold Class A and Class B interests in NBP. In addition, members of management will be issued a fixed number of additional Class A and Class C interests in NBP in lieu of cash payments owed under existing employment arrangements.

      Class A Interests. Class A interests are non-voting and are entitled to a priority distribution of 5% per year on the face amount of the Class A interests, payable quarterly in cash to the extent permitted by NBP’s senior lenders and the indenture governing the Senior Notes. The face amount of the Class A interests, together with all unpaid priority distributions, will be distributed on a priority basis upon liquidation.

      Class B Interests. Class B interests, together with the Class C interests described below, are entitled to receive all assets available for distribution upon liquidation after payment of the Class A face amount

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

together with all unpaid Class A priority distributions. Class B interests will also be allocated all items of income and loss earned or incurred by NBP after allocation of income attributable to the Class A priority distribution. In addition, the holders of Class B interests are entitled to receive quarterly distributions of 48% of NBP’s taxable net income to make tax payments. Certain of the Class B interests (B-2 interests) issued to management are in the form of “profits interests” issued in exchange for services previously rendered. The B-2 interests have rights in liquidation only to the extent of their profits interest. The voting power of the members (voting either directly or by action of the board of managers designated by the members) is determined based upon the number of Class B interests held.

      Class C Interests. Rights to Class C interests are held only by owners of Class B-2 interests. Class B-2 and Class C interests collectively, have equal value and rights as Class B-1 interests. The face amount of the Class C interests will be distributed out of the assets available for distribution upon liquidation on a parity basis with the Class B interests after payment of the Class A face amount together with all unpaid Class A priority distributions.

      U.S. Premium Beef holds approximately 53.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $88.8 million, NBPCo Holdings owns approximately 20.2% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $31.6 million, and members of management own approximately 26.6% of the Class B interests, as well as Class A interests with an aggregate face amount of approximately $1.5 million. After a specified period following completion of the Transaction, certain members of management will be issued a fixed number of additional Class A interests with an aggregate face amount of approximately $9.1 million and Class C interests with an aggregate face amount of approximately $0.9 million in lieu of cash payments owed under existing employment arrangements pursuant to deferred compensation agreements entered into in connection with the Transaction. These amounts were previously expensed as compensation expense in the Predecessor financial statements.

      Capital subject to redemption represents Class A, B and C interests held by management and NBPCo Holdings, which include repurchase rights of the holders (see Note 10).

      Prior to the current ownership, NPB was organized as a limited partnership of which NBPCo., L.L.C. and USPBCo., L.L.C. were the general partners and Farmland and U.S. Premium Beef were the limited partners. Farmland is the ultimate parent company of NBPCo., L.L.C. and U.S. Premium Beef is the ultimate parent company of USPBCo., L.L.C.

      Prior to the close of the Transaction on August 6, 2003 as well as on August 31, 2002 and August 25, 2001, the partners and their ownership interests of the Partnership were as follows:

Partner Name	Type	Ownership interest

NBPCo., L.L.C.	General	2.5034%
USPBCo., L.L.C.	General	0.4966
Farmland	Limited	68.7100
U.S. Premium Beef	Limited	28.2900

		100.0000%

      NBP continues to hold all of the same assets after the consummation of the Transaction, including equity in its subsidiaries, with the exception of a 49% interest in its previously wholly-owned subsidiary National Beef aLF, LLC, or aLF, LLC, which holds a 47.5% interest in aLF Ventures, LLC. This 49% interest in aLF, LLC was transferred to Farmland concurrent with the closing of the Transaction. After the transaction, NBP continues to hold a 24.2% interest in aLF Ventures, LLC through its 51% interest retained in aLF, LLC.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2.	Basis of Presentation and Accounting Policies

     Basis of Presentation

      The aggregate purchase price for the Transaction described in Note 1 above was $236.8 million (including approximately $4.8 million of transaction costs), of which $190.8 million was funded through various incremental debt instruments, and the remainder funded through contributed or retained equity. The Transaction and the financial statements of the Acquired Interest provided herein have been accounted for as a purchase in accordance with SFAS No. 141 and EITF 88-16.

      Accounting principles generally accepted in the United States of America require NBP’s operating results prior to the Transaction to be reported as the results of the Predecessor for periods prior to August 7, 2003 in the historical financial statements. NBP’s operating results subsequent to the Transaction are presented as the Successor’s results in the historical financial statements and include the 24 days ended August 30, 2003. Since the assets and liabilities of NBP are presented on a new basis of accounting, the financial information for NBP is not comparable to the financial information of FNBPC prior to August 7, 2003. Certain prior year amounts have been reclassified in order to conform to the current year presentation.

     Consolidation

      The consolidated financial statements include the accounts of NBP and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Fiscal Year

      NBP’s fiscal year consists of 52 or 53 weeks, ending on the last Saturday in August. Fiscal 2001 and 2003 were 52 week fiscal years, while fiscal 2002 consisted of 53 weeks. All references to years in these notes to consolidated financial statements represent fiscal years unless otherwise noted.

     Use of Estimates

      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, using management’s best estimates and judgments where appropriate. These estimates and judgments affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ materially from these estimates and judgments.

     Cash and Cash Equivalents

      NBP considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Allowance for Returns and Doubtful Accounts

      The allowance for returns and doubtful accounts is NBP’s best estimate of the amount of probable returns and credit losses in NBP’s existing accounts receivable. NBP determines these allowances based on historical experience and management’s judgements. Specific accounts are reviewed individually for collectibility.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Inventories

      Inventories consist primarily of meat products and supplies. Product inventories are stated at the lower of cost or market. The cost of inventories of the beef-packing operation, except supply inventories, is determined using the first-in, first-out (FIFO) method or market. The cost of all other inventories is determined using FIFO, specific, or average cost methods. The components of inventories are as follows:

	Predecessor Entity	Successor Entity

	Farmland National Beef	National Beef Packing
	Packing Company, L.P.	Company, LLC and
	and Subsidiaries	Subsidiaries

	August 31, 2002	August 30, 2003

	(Dollars in thousands)	(Dollars in thousands)
Product inventories:
Dressed and boxed meat products	$49,861	$60,781
Beef by-products	6,668	8,738
Supplies	7,726	8,068

	$64,255	$77,587

     Property, plant and equipment

      Property, plant and equipment purchased as part of the Transaction were recorded at estimated fair value, based on independent appraisals, to the extent of the approximately 71.2% change in ownership. Purchases of property, plant and equipment subsequent to the Transaction date, August 6, 2003, are recorded at cost. Accumulated depreciation as of the Transaction date was reclassified as a reduction of property, plant and equipment. Property, plant, and equipment are depreciated principally on a straight-line basis over the estimated useful life (based upon original acquisition date) of the individual asset by major asset class as follows:

Buildings and improvements	18 to 30 years
Machinery and equipment	3 to 10 years
Trailers and automotive equipment	2 to 5 years
Furniture and fixtures	3 to 10 years

      Upon disposition of these assets, any resulting gain or loss is included in operations. Major repairs and maintenance costs that extend the useful life of the related assets are capitalized. Normal repairs and maintenance costs are charged to operations.

      NBP capitalizes the cost of interest on borrowed funds, which are used to finance the construction of certain property, plant, and equipment. Such capitalized interest costs are charged to the property, plant, and equipment accounts and are amortized through depreciation charges over the estimated useful lives of the assets. Interest capitalized was $161,002, $208,008, $214,398, and $16,244 for the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003, respectively.

      NBP reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is assessed based on estimated undiscounted future cash flows. Impairment, if any, is recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell, and are no longer depreciated.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Predecessor recorded an impairment charge of $1,016,163 during fiscal 2002, which is included in selling, general and administrative expenses in the consolidated statements of operations. The impairment charge relates primarily to equipment in conjunction with abandoned plans to open a third case-ready facility. The estimated fair value of these assets was based primarily on salvage values, which approximated $995,000 at August 30, 2003. This charge is included in the Core Beef segment.

      On October 3, 2001, the Financial Accounting Standards Board (FASB) issued SFAS No 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While this statement supersedes SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, it retains many of the fundamental provisions of that statement. The Predecessor adopted SFAS No. 144 on September 1, 2002. The adoption of this standard has not had a significant impact on the Predecessor’s or the Successor’s consolidated financial statements.

      Depreciation and amortization expense was $16.3 million, $18.0 million, $18.3 million and $2.1 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively.

     Debt Issuance Costs

      Costs related to the issuance of debt are capitalized and amortized to interest expense using the straight line method, which approximates the effective interest method, over the period the debt is outstanding. NBP has capitalized $10,283,427 in debt issuance costs associated with amending the existing credit facility and with the issuance of Senior Notes in 2003. These costs are being amortized over the life of the related debt instruments. Amortization of $100,032 was charged to interest expense during the 24 days ended August 30, 2003 related to these costs. During the 340 days ended August 6, 2003, the Predecessor expensed the unamortized portion of $1,559,710 of debt issuance costs associated with the credit facility prior to its amendment.

     Goodwill and Other Intangible Assets

      The Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of September 1, 2002. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives shall not be amortized but shall be tested for impairment on an annual basis. Identifiable intangible assets with definite lives are amortized over their estimated useful lives. In accordance with SFAS No. 142, the Predecessor completed its initial impairment testing of goodwill and identifiable intangible assets with indefinite lives, and determined there were no impairments. See Note 3 for a discussion of the purchase accounting associated with the Transaction and the determination of goodwill. All goodwill has been allocated to the Core Beef segment.

      Goodwill prior to the Transaction related to the initial formation of FNBPC and subsequent acquisition of the Dodge City, Kansas facility and represented the excess of the cost over the fair value of the net assets acquired. Goodwill had been amortized on a straight-line basis over twenty-five years.

      Prior to the adoption of SFAS No. 142, the Predecessor reviewed its long-lived assets, including goodwill, whenever events or changes in circumstances indicated that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used was assessed based on estimated undiscounted future cash flows. Impairment, if any, is recognized based on fair value of the assets. Assets to be disposed of are reported at the lower of cost or fair value less costs to sell.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reflects the impact of goodwill amortization on prior year’s net income.

	Predecessor Entity

	Fiscal Year Ended

	August 25,	August 31,
	2001	2002

Reported net income	$80,470,457	77,523,698
Add goodwill amortization(1)	762,900	777,571

Adjusted net income	$81,233,357	78,301,269

(1)	FYE 2001 consisted of 52 weeks, while FYE 2002 consisted of 53 weeks.

      NBP evaluates goodwill and other indefinite life intangible assets annually for impairment and, if there is impairment, the carrying amount of goodwill and other intangible assets is written down to the implied fair value. NBP calculates the fair value of each reporting unit, using estimates of future cash flows.

      In connection with the Transaction, intangible assets were identified and valued by an independent third party. As a result of this valuation, to the extent of the approximately 71.2% change of ownership, Trademarks were recorded at $20,438,246 and Customer Relationships were recorded at $11,322,931. Trademarks are not scheduled for amortization due to their expected indefinite useful life. NBP will amortize the recorded fair value of the Customer Relationships over 7 years on a straight-line basis. For the 24 days ended August 30, 2003, NBP recognized $195,956 of amortization expense. The following table reflects the anticipated amortization expense relative to intangible assets recognized in NBP’s balance sheet as of August 30, 2003, for each of the next five years and thereafter:

(Dollars in thousands)

Estimated amortization expense for fiscal years ended:
2004	$1,618
2005	$1,618
2006	$1,618
2007	$1,618
2008	$1,618
Thereafter	$3,037

Overdraft Balances

      The majority of NBP’s bank accounts are zero balance accounts where cash needs are funded as checks are presented for payment by the holder. Checks issued pending clearance that result in overdraft balances for accounting purposes are included in the trade accounts payable balance, and the change in the related balance is reflected in financing activities on our statement of cash flows. Overdraft balances of $47.7 million and $55.8 million were included in trade accounts and cattle purchases payables at August 31, 2002 and August 30, 2003.

Self-Insurance

      NBP is self-insured for certain losses relating to worker’s compensation, auto liability, general liability and employee medical and dental benefits. NBP has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims. Self-insured losses are accrued based upon NBP’s estimates of the aggregate uninsured claims incurred using actuarial assumptions accepted in the insurance industry and

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NBP’s historical experience rates. The increase in the insurance reserve during FYE 2003 was a result of the acquisition of National Carriers, Inc. in March of 2003 (See Note 12).

     Environmental Expenditures and Remediation Liabilities

      Environmental expenditures that relate to current or future operations and which improve operational capabilities are capitalized at time of expenditure. Expenditures that relate to an existing or prior condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

     Foreign Currency Translation

      NBP has representative offices located in Tokyo, Japan and Seoul, South Korea. The primary activity of these offices is to assist customers with product and order related issues. For foreign operations, the local currency is the functional currency. Translation into U.S. dollars is performed for assets and liabilities at the exchange rates as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the period. Adjustments resulting from the translation are reflected as a separate component of other comprehensive income.

     Income Taxes

      The provision for income taxes is computed on a separate legal entity basis. Accordingly, NBP does not provide for income taxes as the results of operations are included in the taxable income of the individual members. However, to the extent that subsidiary entities provide for income taxes, deferred tax assets and liabilities are recognized based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

     Fair Value of Financial Instruments

      The carrying amounts of NBP’s financial instruments, including cash and cash equivalents, short-term trade receivables and payables, approximate their fair values due to the short-term nature of the instruments. NBP believes the carrying value of the Senior Notes approximates its fair value at August 30, 2003 due to the proximity of the issue date to the fiscal year end. The carrying value of other debt also approximates its fair value at August 30, 2003, as substantially all such debt has a variable interest rate.

     Revenue Recognition

      NBP recognizes revenue from the sale of products at the time of shipment, when NBP determines the risk of loss has transferred, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. National Carriers, Inc. recognizes revenue when shipments are complete.

     Shipping Costs

      Pass-through finished goods delivery costs reimbursed by customers are reported in sales, while an offsetting expense is included in cost of sales.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Research and Development and Advertising and Promotion Expenses

      Research and development and advertising and promotion expenses are charged to operations in the period incurred. Research and development costs were $885,187 in the fiscal year ended August 25, 2001, $444,476 in the fiscal year ended August 31, 2002, $67,801 in the 340 day period ended August 6, 2003 and $540 in the 24 day period ended August 30, 2003. Advertising and promotion expenses were $5,170,286 in the fiscal year ended August 25, 2001, $1,845,337 in the fiscal year ended August 31, 2002, $1,316,694 in the 340 day period ended August 6, 2003 and $85,996 in the 24 day period ended August 30, 2003.

     Comprehensive Income

      Comprehensive income consists of net income and foreign currency translation adjustments. NBP deems its foreign investments to be permanent in nature and does not provide for taxes on currency translation adjustments arising from converting the investment in a foreign currency to U.S. dollars.

     Derivatives and Hedging Activities

      NBP uses futures contracts in order to reduce exposure associated with entering into firm commitments to purchase live cattle at a price determined prior to the delivery of the cattle as well as to sell certain beef at a sales price determined prior to shipment. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, NBP accounts for these futures contracts and firm commitments at fair value. SFAS No. 133 imposes extensive record-keeping requirements in order to designate a derivative financial instrument as a hedge. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the instrument and the related change in value of the underlying commitment. For derivatives that qualify as effective hedges, the change in fair value has no net impact on net income until the hedged transaction affects net income. For derivatives that are not designated as hedging instruments, or for the ineffective portion of a hedging instrument, the change in fair value does affect current period net income. While management believes each of these instruments manages various market risks, they are not designated and accounted for as hedges under SFAS No. 133 as a result of the extensive record-keeping requirements of this statement. Accordingly, the offsetting gains and losses associated with changes in the market value of the futures contracts and the changes in market value of the firm commitments are recorded to income and expense in cost of sales in the period of change.

      The fair value of derivative assets is recognized within other current assets, while the fair value of derivative liabilities is recognized within accrued liabilities. The net fair value of derivatives recognized within other current assets and other accrued liabilities at August 31, 2002 and August 30, 2003 is not significant.

     Recently Issued Accounting Standards

      In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires NBP to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. NBP also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Effective September 1, 2002, the Predecessor adopted SFAS No. 143. The adoption of this standard did not have an effect on the Predecessor’s financial statements.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires certain guarantees to be recorded at fair value and also requires a guarantor to make certain disclosures regarding guarantees. The Interpretation’s initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this Interpretation did not have a material effect on NBP’s consolidated financial statements or disclosures.

Note 3.	Purchase Accounting

      The Transaction described in Note 1 has been accounted for using the purchase method of accounting as of August 6, 2003. The allocation of the purchase price to the net assets acquired has been performed in accordance with SFAS 141, giving consideration to EITF 88-16 and resulted in goodwill of approximately $78.9 million. Previously unamortized goodwill of $12.2 million was eliminated in the Transaction. The beginning equity of NBP reflects the predecessor basis of U.S. Premium Beef’s interest in FNBPC plus the cash contributed by U.S. Premium Beef and the new members, and the contribution of earned deferred compensation by certain members of management. The calculation of the allocated purchase price for the Transaction, as presented below, reflects the net book value of the business as of August 6, 2003. In addition, the allocation of the purchase price reflects the fair value of the individual assets acquired and liabilities assumed to the extent of the approximate 71.2% change in ownership.

      The purchase of the controlling interest was consummated by U.S. Premium Beef following the bankruptcy of Farmland in order to maintain its relationship with NBP.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following details the adjustment to historical net book values based on the fair values of acquired assets and liabilities included in the Transaction. The adjustment to historical net book values of acquired assets and liabilities of the Acquired Interest is calculated as follows:

(Dollars in thousands)

Total purchase price and other consideration for Acquired Interest	$232,000
Fees and expenses	4,821

$236,821
Net book value of Acquired Interest on August 6, 2003	(114,635)

Excess purchase price to be allocated	$122,186

Amount allocated to:
Property, plant & equipment	51,738
Trademarks	20,438
Customer relationships	11,323
Allocated to goodwill	38,687

Excess purchase price allocated	$122,186

U.S. Premium Beef Basis in FNBPC	91,447
Net book value of U.S. Premium Beef interest on August 6, 2003	(51,276)

Excess of U.S. Premium Beef Basis over net book value at August 6, 2003 attributable to goodwill	40,171

Goodwill reconciliation:
Allocated to goodwill from Acquired Interest	38,687
Excess USPB basis attributable to goodwill	40,171

Total goodwill	$78,858

      Prior to the Transaction, U.S. Premium Beef held an approximate 28.8% ownership interest in FNBPC, that was acquired in two transactions with Farmland, the former parent of NBP. In connection with the acquisition of this interest, U.S. Premium Beef paid an amount in excess of the proportionate underlying book value of the net assets acquired that amounted to $40,171. Because U.S. Premium Beef held a minority interest in FNBC, this excess investment, which was attributed to goodwill, was not recorded in the FNBPC financial statements. As a result, U.S. Premium Beef’s predecessor basis in FNBPC was $40,171 higher than its proportionate 28.8% of the underlying net book value of FNBPC.

      As a result of the Transaction and in accordance with EITF 88-16, U.S. Premium Beef carried over its predecessor basis, resulting in the recognition of the $40,171 of goodwill in the Successor Entity’s financial statements.

      Pro forma revenue would be unchanged for the periods presented. Pro forma net income (unaudited) as if the Transaction occurred on the first day of the periods presented below is as follows:

340 day period ended August 6, 2003	$51,442
Year ended August 31, 2002	$48,639
Year ended August 25, 2001	$51,846

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Long-Term Debt and Loan Agreements

      During fiscal 2003 and in conjunction with the Transaction discussed in Note 1 above, NBP entered into various debt agreements in order to finance the Transaction and provide liquidity to operate the business on a going forward basis.

	August 31,	August 30,
	2002	2003

	(Dollars in thousands)
Short-term debt
Revolving credit facility(a)	$—	—
Current portion of long-term debt (term loan)(a)	12,500	6,250
Current portion of capital lease obligations(d)	1	358

	12,501	6,608
Long-term debt Term loan facility, net of current portion(a)	100,000	118,750
Senior notes(b)	—	160,000
Industrial Development Revenue Bonds(c)	13,850	13,850
Revolving credit facility(a)	65	12,309
Long-term capital lease obligations & other(d)	—	571

	113,915	305,480

Total debt	126,416	312,088

(a)	Senior Credit Facilities — On August 6, 2003, NBP amended and restated its credit agreement providing senior credit facilities which allow borrowings from time to time up to $265.0 million, and consist of a term loan of $125.0 million and a revolving credit facility of up to $140.0 million both of which terminate on August 6, 2008. Up to $40.0 million of the revolving credit facility is available for the issuance of letters of credit. With respect to both revolving loan borrowings and term loan borrowings (a) LIBOR rate loans will initially bear interest at rates of 2.75% per annum plus the applicable LIBOR rate, or (b) base rate loans will initially bear interest at rates of 1.25% per annum plus the greater of (i) the prime rate announced by US Bank or (ii) the federal funds rate plus one half of one percent (0.5%). The Transaction was financed, in part, with approximately $141.0 million of advances under NBP’s senior credit facilities, consisting of $125.0 million drawn under the term loan facility and $16.0 million drawn under the revolving credit facility. The senior credit facilities are secured by a first priority lien on substantially all of NPB’s assets. A fee of 0.5% per annum is payable quarterly on the daily average unused amount of the revolving credit facility.

Availability. Availability under the revolving credit facility is subject to a borrowing base. The borrowing base is based on NBP’s and certain of its domestic wholly owned subsidiaries’ assets. The borrowing base consists of percentages of NBP’s eligible accounts receivable, inventory and supplies less certain eligibility and availability reserves. NBP is required to report the borrowing base on a monthly basis and, as a result, the availability under the senior credit facilities is subject to change. At August 30, 2003, $103.2 million was available under the revolving credit facility.

Repayment and Prepayment. Loans outstanding under the term loan require 20 quarterly principal repayments beginning on the last business day of the fiscal quarter ending November 2003 as follows: (i) $1,562,500 for quarters 1-4, (ii) $2,343,750 for quarters 5-8, (iii) $3,125,000 for quarters 9-12, (iv) $3,906,250 for quarters 13-16, (v) $4,687,500 for quarters 17-19 and (vi) $67,187,500 on August 6, 2008.

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The revolving credit facility terminates and all amounts outstanding thereunder must be repaid in full on the fifth anniversary of the closing date.

Mandatory and Optional Prepayments. NBP is required to prepay borrowings under the term loan in specified circumstances and amounts, as follows:

• 100% of the net cash proceeds, including insurance and condemnation proceeds, of any sale or other disposition by NBP of any assets, other than inventory sold in the ordinary course of business, subject to exceptions if the aggregate amount of such net proceeds does not exceed a certain amount or if such proceeds are used to replace the assets;

• 100% of the net cash proceeds of any issuance of debt or equity interests or securities, including capital contributions in respect of equity interests or securities previously issued, subject to certain limited exceptions; and

• 50% of excess cash flow, as defined in the amended credit facility, for any fiscal year, until NBP’s total funded debt to EBITDA ratio has been reduced to not greater than 2.00 to 1.00.

Prepayments will be applied to principal instalments of the term loan in inverse order of maturity. Subject to certain conditions, NBP is permitted to make optional prepayments of the term loan without premium or penalty.

Affirmative Covenants. NBP’s senior credit facilities contain customary affirmative covenants, including providing financial statements, insurance, conduct of business, maintenance of properties, etc.

Financial Covenants. NBP’s senior credit facilities contain covenants that limit its ability to incur additional indebtedness, sell or dispose of assets, pay certain dividends and prepay or amend certain indebtedness among other matters. In addition, these facilities also contain financial covenants currently requiring NBP to:

• Not exceed a maximum funded debt to EBITDA ratio of 4.25x;

• Not exceed a maximum senior secured funded debt to EBITDA ratio of 2.50x;

• Maintain a minimum four quarter EBITDA of $90 million; and

• Not fall below a minimum fixed charge coverage ratio of 1.15x.

As defined in NBP’s senior credit facilities, EBITDA contains specified adjustments. NBP was in compliance with all financial covenant ratios under its senior credit facilities on August 30, 2003.

(b)	Senior Notes — In connection with the Transaction, on August 6, 2003, NBP issued $160.0 million of its 10 1/2% Senior Notes due 2011. The Senior Notes will mature on August 1, 2011. Interest on the Senior Notes is payable semi-annually in arrears on August 1 and February 1 of each year, commencing on February 1, 2004. The Senior Notes are senior unsecured obligations, ranking equal in right of payment with all other senior unsecured obligations of NBP. With limited exceptions, the Senior Notes are not redeemable before August 1, 2007. During the 12 month period commencing August 1, 2007 and August 1, 2008, the Senior Notes may be redeemed at 105.250% and 102.625%, respectively, of the principal amount. Thereafter, the Senior Notes may be redeemed at 100% of face value. The Indenture governing the Senior Notes contains certain covenants that restrict NBP’s ability to:

• incur additional indebtedness;

• make restricted payments;

NATIONAL BEEF PACKING COMPANY, LLC
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

• sell assets;

• direct NBP’s restricted subsidiaries to pay dividends or make other payments;

• create liens;

• merge or consolidate with another entity; and

• enter into transactions with affiliates.

As of August 30, 2003, NBP was in compliance with all covenants associated with the Senior Notes.

NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(c)	Industrial Development Revenue Bonds — The cities of Liberal and Dodge City, Kansas issued an aggregate of $13.9 million of industrial development revenue bonds on the Predecessor’s behalf to fund the purchase of equipment and construction improvements at NBP’s facilities in those cities. These bonds were issued in 1999 and 2000 in four series of $1.0 million, $1.0 million, $6.0 million and $5.9 million and are due on February 1, 2029, March 1, 2027, March 1, 2015 and October 1, 2009. These bonds were assumed by NBP in connection with the Transaction. Pursuant to a lease agreement, NBP leases the facilities, equipment and improvements from the respective cities and make lease payments in the amount of principal and interest due on the bonds. After giving effect to the Transaction, each series of bonds are backed by a letter of credit under NBP’s senior credit facilities.

The bonds are variable rate demand obligations that bear interest at a rate that is adjusted weekly, which rate will not exceed 10% per annum. The per annum interest rate for each series of bonds was 3.8% in 2001, 1.8% in 2002 and 1.5% in 2003. NBP has the option to redeem a series of bonds at any time for an amount equal to the principal plus accrued interest to the date of such redemption. The holders of the bonds have the option to tender the bonds upon seven days’ notice for an amount equal to par plus accrued interest. To the extent that the remarketing agent for the bonds is unable to resell any of the bonds that are tendered, the remarketing agent will use the letter of credit to fund such tender.

An event of default would occur under the lease agreements if NBP fails to make any lease payment or other required payment, if a petition of bankruptcy is filed by or against NBP, if a receiver is appointed on NBP’s behalf, or if NBP fails to observe and perform any covenant, condition, obligation or agreement under the lease agreements.

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(d)	Capital and Operating Leases — NBP leases a variety of buildings and equipment under operating lease agreements that expire in various years. Future minimum lease payments required at August 30, 2003, under capital and non-cancellable operating leases with terms exceeding one year, are as follows:

	Capitalized	Noncancellable
	Lease	Operating Lease
	Obligations	Obligations

	(Dollars in thousands)
For the fiscal years ended August
2004	$426	$7,448
2005	249	6,173
2006	—	2,976
2007	—	1,443
2008	—	1,181
Thereafter	—	1,718

Net minimum lease payments	675	$20,939

Less: Amount representing interest	(95)

Present value of net minimum lease payments	$580

Rent expense associated with operating leases was $3.6 million, $3.7 million, $5.0 million and $0.4 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2002, and the 24 days ended August 30, 2003, respectively. NBP expects that it will renew lease agreements or enter into new leases as the existing leases expire.

      The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years and thereafter following August 30, 2003, are as follows:

Minimum Principal
Maturities

(Dollars in thousands)
Fiscal Year ending August:
2004	$6,608
2005	9,595
2006	12,500
2007	15,625
2008	93,559
Thereafter	174,200

Total minimum principal maturities	$312,088

      As of August 30, 2003, NBP had approximately $152.1 million of secured debt outstanding, approximately $24.5 million of outstanding letters of credit and approximately $103.2 million of availability under its revolving credit facility.

Note 5.	Retirement Plans

      NBP, and prior to the Transaction, the Predecessor, maintain a tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering NBP’s non-union employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 75% of their

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annual compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plans. The 401(k) Plans provide for additional matching contributions by NBP, based on specific terms contained in the 401(k) Plans. The trustee of the 401(k) Plans, at the direction of each participant, invests the assets of the 401(k) Plans in designated investment options. The 401(k) Plans are intended to qualify under Section 401 of the Internal Revenue Code. Expenses related to the 401(k) Plans of the Predecessor totaled approximately $0.5 million, $0.6 million and $0.5 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003. NBP’s expenses related to the 401(k) Plans totaled approximately $0.0 million for the 24 days ended August 30, 2003.

      NBP has agreed to make contributions to the United Food & Commercial Workers International Union-Industry Pension Fund (the “UFCW Plan”) for employees covered by a collective bargaining agreement as provided for in that agreement. Expenses related to the UFCW Plans of the Predecessor totaled approximately $0.4 million, $0.5 million, and $0.5 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003. NBP’s expenses related to the UFCW Plans totaled approximately $0.0 million for the 24 days ended August 30, 2003.

      Postretirement Benefits — Certain former employees of the Predecessor are covered by a fully insured postretirement plan that provides medical and dental benefits. The costs associated with this plan, which primarily relate to insurance premiums were $0.3 million, $0.2 million, $0.2 million and $0.0 million for the fiscal years ended August 25, 2001 and August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively, and are included in selling, general and administrative expenses.

Note 6.	Deposits

      NBP and the Predecessor elected to place funds in a trust to satisfy requirements of the Packers and Stockyards Administration. The deposits held in trust totaled $19.4 million and $20.0 million at August 31, 2002 and August 30, 2003, respectively.

Note 7.	Other Income

      Investments — Other income includes income and expense related to NBP’s investment in aLF Ventures, LLC. aLF Ventures, LLC was formed on August 2, 2001 and since that date FNBPC and NBP have accounted for this investment using the equity method. Losses of $0.0 million, $0.9 million and $1.3 million were recorded for the fiscal years ended August 25, 2001, August 31, 2002, and the 340 days ended August 6, 2003, respectively. Losses for the 24 days ended August 30, 2003 were not significant.

      Prior to August 2, 2001, the Predecessor expensed research and development costs associated with this investment as incurred, which amounted to approximately $1.0 million in 2001. Fiscal year ended August 31, 2002 includes income of approximately $3.0 million as a result of reimbursements from its venture partner for previously expensed research and development costs related to the achievement of a certain development milestone.

      Miscellaneous — Other income includes the proceeds from the settlement of a class action lawsuit against the manufacturers of certain vitamins. Income of approximately $2.3 million was recorded for the 340 days ended August 6, 2003. Other income for the 24 days ended August 30, 2003 includes fees associated with a bridge loan commitment obtained in connection with the Transaction of approximately $1.7 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Income Taxes

      Income tax expense/(benefit) includes the following current and deferred provisions:

	Predecessor Entity			Successor Entity

				National Beef
	Farmland National Beef Packing			Packing Company,
	Company, L.P. and Subsidiaries			LLC and Subsidiaries

	52 weeks ended	53 weeks ended	340 days ended	24 days ended
	August 25, 2001	August 31, 2002	August 6, 2003	August 30, 2003

Current Provision
Federal	—	—	501,219	(69,435)
State	—	—	88,450	(12,254)
Foreign	912,983	(1,053,334)	3,682	(2,857)

Total current tax expense	912,983	(1,053,334)	593,351	(84,546)

Deferred Provision
Federal	—	—	(252,217)	9,468
State	—	—	(44,509)	1,671
Foreign	—	—	—	—

Total deferred tax expense	—	—	(296,726)	11,139

Total income tax expense/(benefit)	912,983	(1,053,334)	296,625	(73,407)

      Income tax expense differed from the “expected” income tax (computed by applying the federal income tax rate of 35% to earnings before income taxes) as follows:

	Predecessor Entity			Successor Entity

				National Beef
	Farmland National Beef Packing			Packing Company,
	Company, L.P. and Subsidiaries			LLC and Subsidiaries

	52 weeks ended	53 weeks ended	340 days ended	24 days ended
	August 25, 2001	August 31, 2002	August 6, 2003	August 30, 2003

Computed “expected” income tax expense (benefit)	28,484,204	26,764,627	27,565,167	3,674,112
Passthrough Income	(28,500,247)	(26,714,544)	(27,264,969)	(3,772,044)
State taxes, net of federal	—	—	28,562	(6,879)
Foreign taxes	912,983	(1,053,334)	3,682	(2,857)
Other	16,043	(50,083)	(35,817)	34,261

Total income tax expense (benefit)	912,983	(1,053,334)	296,625	(73,407)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at August 31, 2002 and August 30, 2003 are presented below:

	August 31,	August 30,
	2002	2003

Deferred tax assets
Accounts receivable, due to allowance for doubtful accounts	—	146,701
Self-insurance and workers compensation accruals	—	2,519,311

Total gross deferred tax assets	—	2,666,012

Deferred tax liabilities
Plant and equipment, principally due to differences in depreciation	—	1,244,082

Total gross deferred tax assets	—	1,244,082

Net deferred tax assets	—	1,421,930

      Net deferred tax assets and liabilities at August 30, 2003 are included in the consolidated balance sheet as follows:

Other current assets	$2,666,012
Other liabilities	1,244,082

$1,421,930

      Deferred tax assets and liabilities resulted from the acquisition of National Carriers, Inc. on March 28, 2003.

      There was no valuation allowance provided for August 31, 2002 and August 30, 2003. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Note 9.	Related Party Transactions

      The Predecessor had transactions in the normal course of business with Farmland or affiliated companies. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to the Predecessor than would be obtained from an unaffiliated party.

      NBP entered into various transactions with a company affiliated with NBPCo Holdings in the ordinary course of business. Sales transactions were based upon prevailing market prices, and purchases were on terms no less favorable to NBP than would be obtained from an unaffiliated party.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the 52 weeks ended August 25, 2001, the 53 weeks ended August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP had sales and purchases with the following related parties:

			Predecessor	Successor

	52 weeks ended	53 weeks ended	340 days ended	24 days ended
	August 25, 2001	August 31, 2002	August 6, 2003	August 30, 2003

Sales to:
Farmland Foods, Inc.(1)	$15,760,679	28,706,098	47,688,953	—
Farmland Industries, Inc.(1)	776,174	291,544	—	—
National Carriers, Inc.(2)	278,842	387,672	340,863	—
Beef Products, Inc.(3)	—	—	—	1,864,835

Total sales to affiliates	$16,815,695	29,385,314	48,029,817	1,864,835

Purchases from:
National Carriers, Inc.(2)	$41,775,926	32,194,157	25,254,274	—
Farmland Transportation, Inc.(1)	34,786	26,125	1,124	—
Farmland Insurance Agency, Inc.(1)	1,029,115	1,718,338	—	—
Farmland Foods, Inc.(1)	488,020	31,482,191	37,431,722	—
Beef Products, Inc.(3)	—	—	—	1,145,392

Total purchases from affiliates	$43,327,847	65,420,811	62,687,120	1,145,392

(1)	Farmland Foods, Inc., Farmland Industries, Inc., Farmland Transportation, Inc., and Farmland Insurance Agency, Inc. are no longer considered related parties as of August 7, 2003. Only those sales and purchases prior to August 7, 2003 are included.

(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Only those sales and purchases through that date are included.

(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

      Farmland Foods, Inc., Farmland Transportation, Inc., and Farmland Insurance Agency, Inc. were affiliated companies which were wholly owned by Farmland. Prior to its acquisition of National Carriers, Inc., the Predecessor contracted a significant portion of its freight services from National Carriers, Inc., a consolidated subsidiary as of March 28, 2003. Farmland Industries Inc. and four of its subsidiaries, including Farmland Foods, Inc. and Farmland Transportation, Inc., filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code on May 31, 2002.

      NBP subleases office space from Farmland. The Predecessor paid Farmland approximately $0.3 million, $0.4 million, $0.4 million and $0.0 million for the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, respectively for this office space.

      NBP rents office space and a shop area to National Carriers, Inc. for which it received rental payments from National Carriers, Inc. in the amount of approximately $0.2 million, $0.2 million and $0.2 million for the fiscal years ended August 25, 2001, August 31, 2002 and the 340 days ended August 6, 2003, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At August 31, 2002 and August 30, 2003, amounts due from affiliates consists of amounts due from:

	August 31, 2002	August 30, 2003

Farmland Foods, Inc.(1)	$2,442,293	—
Farmland Industries, Inc.(1)	59,917	—
National Carriers, Inc.(2)	543,979	—
Beef Products, Inc.(3)	—	732,680

Total due from affiliates	$3,046,189	$732,680

(1)	Farmland Foods, Inc. and Farmland Industries, Inc. are no longer considered related parties at August 30, 2003.

(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Amounts are eliminated at August 30, 2003.

(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

      At August 31, 2002 and August 30, 2003, amounts due to affiliates consists of amounts due to:

	August 31, 2002	August 30, 2003

Farmland Foods, Inc.(1)	$3,399,381	—
Farmland Industries, Inc.(1)	665,848	—
National Carriers, Inc.(2)	1,657,605	—
Beef Products, Inc(3)	—	382,911

Total due to affiliates	$5,722,834	$382,911

(1)	Farmland Foods, Inc. and Farmland Industries, Inc. are no longer considered related parties at August 30, 2003.

(2)	National Carriers, Inc. was acquired by the Predecessor on March 28, 2003. Amounts are eliminated at August 30, 2003.

(3)	Beef Products, Inc. is an affiliate of NBPCo Holdings, LLC.

      At August 31, 2002 and August 30, 2003, amounts representing checks drawn on U.S. Premium Beef bank accounts included in cattle commitments payable were $5,676,185 and $6,865,542, respectively.

      On August 31, 2001, FNBPC paid a discretionary cash dividend of approximately $112.2 million to the partners. The discretionary cash dividend was funded by FNBPC obtaining long-term financing of $125.0 million.

      In December 1997, FNBPC entered into a contract with U.S. Premium Beef to purchase a portion of its annual cattle requirements approximately equal to the percentage ownership interest that U.S. Premium Beef holds in FNBPC. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP obtained approximately 23%, 27%, 22%, and 17%, respectively, of NBP’s cattle requirements from U.S. Premium Beef. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, and the 24 days ended August 30, 2003, NBP paid U.S. Premium Beef $572.4 million, $697.4 million $588.9 million, and $36.2 million, respectively, for cattle requirements. The purchase price for the cattle is determined by NBP’s pricing grid, which, under the terms of the agreement with U.S. Premium Beef, must be competitive with the pricing grids of NBP’s competitors and may not be less favorable than pricing grids offered to other suppliers.

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      In December 1998, the Predecessor entered into an aircraft lease agreement under which it leases a business jet aircraft from John R. Miller Enterprises, L.L.C., a Utah limited liability company of which John R. Miller, NBP’s Chief Executive Officer, is the majority member. The term of the lease is for five years and may be terminated by either John. R. Miller Enterprises, L.L.C. or NBP on 90 days’ prior written notice. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, the 24 days ended August 30, 2003, NBP paid $245,283, $245,283, $224,843, and $20,440 respectively, to lease the aircraft and $142,159, $38,961, $63,692, and $3,808, respectively, into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

      In March 2001, the Predecessor entered into a second aircraft lease agreement under which it leases an additional business jet aircraft from John R. Miller Enterprises, L.L.C. The term of the lease automatically renews every 11 months unless either John R. Miller Enterprises, L.L.C. or NBP requests termination within 90 days of the end of the lease term. During the fiscal years ended August 25, 2001, August 31, 2002, the 340 days ended August 6, 2003, the 24 days ended August 30, 2003, NBP paid $252,356, $504,712, $462,652, and $42,059, respectively, to lease the aircraft and $51,088, $78,272, $69,904, and $6,944, respectively, into an engine replacement reserve account. The funds in the reserve account are to be used to finance new engines installed on the aircraft.

      In October 2003, we entered into an additional aircraft lease agreement under which we lease a business jet aircraft from John R. Miller Enterprises III, L.L.C. The term of the lease is 81 months. This aircraft will replace the aircraft leased in December 1998. The monthly lease payments will range from $25,400 in the first year of the lease to $45,380 in the fourth year of the lease and thereafter.

Note 10.	Capital Subject to Redemption

      At any time after certain dates, the earliest being July 31, 2008, the latest being July 31, 2011, certain members of management and/or NBPCo Holdings have the right to request that NBP repurchase their interests, the value of which to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause a sale process to commence. NBP accounts for changes in the redemption value of these interests by accreting the change over the period from the date of issuance to the earliest redemption date of the interest using the interest method. There was no change in the redemption value from the date of the Transaction to August 30, 2003. At August 30, 2003, the redemption value approximates carrying value.

Note 11.	Legal Proceedings

      On July 1, 2002, a lawsuit was filed against the Predecessor, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. No class has yet been certified in this action. FNBPC answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNBPC joined in the other defendants’ motion to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. Accordingly, the lawsuit will proceed to trial. Management believes that FNBPC acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

      On December 12, 2002, Michael Callicrate, doing business as Callicrate Feedyards, filed a lawsuit against the FNBPC in the United States District Court for the Western District of Missouri. The complaint alleges that the FNBPC, in violation of the Packers and Stockyards Act of 1921, the Sherman Antitrust Act and the Kansas Consumer Protection Act, refused to evaluate and bid on cattle offered for sale by the plaintiff in retaliation for negative public comments made by employees of the plaintiff regarding FNBPC’s business practices. The plaintiff seeks damages of at least $5.3 million, as well as treble damages, punitive damages, continuing and future damages, prejudgment interest and attorneys fees. The Predecessor has answered the plaintiff’s complaint and has denied all allegations. A trial has been scheduled for October 2004. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

      NBP is also a party to a number of other lawsuits and claims arising out of the operation of its business. Management believes the ultimate resolution of such matters should not have a material adverse effect on NBP’s financial condition, results of operations or liquidity.

Note 12.	Business Segments

      In connection with the Transaction, NBP executed a management reporting reorganization wherein it created the single role of Chief Executive Officer, who serves as the Chief Operating Decision Maker (“CODM”). The CODM measures segment profit as operating income for Core Beef and all Other, NBP’s two reporting segments, based on the definitions provided in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

      Core Beef — the majority of NBP’s revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, and other products. In addition, we also sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries. Aggregation criteria were applied to determine the constituents of the Core Beef segment.

      Other — the Other segments of NPB consists of the operations of National Carriers, Inc., a refrigerated and livestock contract carrier company and Kansas City Steak Company, LLC, a portion control steak cutting operation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Eliminations — this line item includes eliminations of inter-segment and intra-segment activity resulting from the consolidation process.

	Predecessor Entity			Successor Entity

				National Beef Packing
				Company, LLC and
	Fiscal Year Ended,			Subsidiaries
			340 Days
	August 25,	August 31,	Ended	24 Days Ended
	2001	2002	August 6, 2003	August 30, 2003

	(Dollars in thousands)			(Dollars in thousands)
Net Sales
Core Beef	$3,122,511	$3,338,321	3,463,935	$285,541
Other	22,186	25,868	76,463	15,534
Eliminations	(75,154)	(117,358)	(161,775)	(18,243)

Total	$3,069,543	$3,246,831	3,378,623	$282,832

Depreciation and Amortization
Core Beef	$15,685	$17,315	16,196	$1,845
Other	662	709	1,452	210
Eliminations	—	—	—	—

Total	$16,347	$18,024	18,368	$2,055

Operating Income
Core Beef	$82,638	$78,176	82,616	$12,898
Other	561	1,310	1,785	934
Eliminations	—	—	—	—

Total	$83,199	$79,486	84,401	13,832

Interest income	587	271	511	41
Interest expense	(2,742)	(6,842)	(5,021)	(1,619)
Other income	294	3,766	(1,011)	(1,755)
Minority interest	45	(211)	(122)	(2)

Total Income Before Income Taxes	$81,383	$76,470	78,758	$10,497

Capital Expenditures
Core Beef	$40,711	21,132	28,506	1,674
Other	497	168	8,515	24

Total	$41,208	21,300	37,021	1,698

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Predecessor Entity	Successor Entity

		National Beef Packing
		Company, LLC and
		Subsidiaries

	August 31, 2002	August 30, 2003

	(Dollars in thousands)	(Dollars in thousands)
Total Assets
Core Beef	$396,140	$610,965
Other	2,687	22,952
Eliminations	(1,111)	(4,096)

Total	$397,716	$629,821

Acquisition of National Carriers, Inc.

      On March 28, 2003, the FNBPC acquired National Carriers, Inc. (NCI), a contract carrier service with terminals in Liberal, Kansas, Dallas, Texas, and Denison, Iowa, for approximately $13.4 million, including the assumption of $8.4 million of indebtedness. The purchase price has been allocated to the assets acquired and liabilities assumed and the operating results of NCI are reflected in FNBPC’s and NBP’s consolidated financial statements subsequent to the date of acquisition. The acquisition of NCI has not had a significant effect on the 2003 consolidated financial statements. The effect of the acquisition of NCI was immaterial to the consolidated financial statements.

Customer Concentration

      In FYE 2001, one customer with its consolidated subsidiaries represented 5.3% of total sales, with no other customer representing more than 4.7% of total sales. In FYE 2002, the largest customer represented approximately 10.2% of total sales with no other customer larger than 3.8% of total sales. In FYE 2003, one customer with its consolidated subsidiaries represented approximately 10.3% of total sales with no other single customer representing more than 2.9% of total sales.

Sales to Foreign Countries

      NBP had sales outside the United States of America in fiscal years 2001, 2002, the 340 days ended August 6, 2003 and the 24 days ended August 30, 2003 of approximately $528.3 million, $510.5 million, $580.1 million and $48.9 respectively. No single country accounted for more than 10% of total sales. The amount of assets maintained outside the United States of America is not material.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 29,	August 30,
	2004	2003

	(Unaudited)

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,751	$31,304
Accounts receivable, less allowance for returns and doubtful accounts of $6,400 and $5,134, respectively	159,834	155,858
Due from affiliates	1,804	732
Other receivables	3,191	4,143
Inventories	86,809	77,587
Deposits	20,761	20,768
Other current assets	8,369	9,932

Total current assets	304,519	300,324

Property, plant and equipment, at cost	234,100	212,272
Less accumulated depreciation	16,662	1,751

Net property, plant, and equipment	217,438	210,521

Goodwill	78,858	78,858
Other intangibles, net of accumulated amortization of $1,318 and $196, respectively	30,443	31,565
Other assets	7,702	8,553

	$638,960	$629,821

LIABILITIES AND PARTNERS’/ MEMBERS’ CAPITAL
Current liabilities:
Current installments of long-term debt	$8,728	$6,608
Cattle purchases payable	49,674	48,416
Accounts payable — trade	33,589	36,925
Due to affiliates	356	383
Accrued compensation and benefits	10,250	21,026
Accrued insurance	13,683	16,639
Other accrued expenses and liabilities	18,425	15,309
Distributions payable	6,449	22,386

Total current liabilities	141,154	167,692

Long-term debt, excluding current installments	328,517	305,480
Other liabilities	2,689	3,311

Total liabilities	472,360	476,483

Minority interest	529	419
Capital subject to redemption	59,466	53,623
Partners’/ Members’ capital:
Partners’/ Members’ capital	106,593	99,297
Accumulated other comprehensive income (loss)	12	(1)

Total Partner’s/ Members’ capital	106,605	99,296

Commitments and contingencies	—	—

	$638,960	$629,821

See accompanying notes to condensed consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Successor Entity	Predecessor Entity

	National Beef	Farmland National
	Packing Company,	Beef Packing
	LLC and	Company, L.P.
	Subsidiaries	and Subsidiaries

	39 weeks ended	39 weeks ended
	May 29, 2004	May 31, 2003

	(Unaudited)	(Unaudited)

	(In thousands)
Net sales	$3,009,082	$2,643,060
Costs and expenses:
Cost of sales	2,918,517	2,566,372
Selling, general, and administrative	23,347	18,836
Depreciation and amortization	16,710	14,423

Total costs and expenses	2,958,574	2,599,631

Operating income	50,508	43,429
Other income (expense):
Interest income	438	436
Interest expense	(18,489)	(4,082)
Minority owners’ interest in net (income) loss of Kansas City Steak, LLC	(210)	(74)
Equity in loss of aLF Ventures, LLC	(655)	(978)
Other, net	1,977	2,778

Income before taxes	33,569	41,509
Income tax benefit (expense)	(1,539)	(10)

Net income	$32,030	$41,499

See accompanying notes to condensed consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Successor Entity	Predecessor Entity

	National Beef	Farmland National
	Packing Company,	Beef Packing
	LLC and	Company, L.P.
	Subsidiaries	and Subsidiaries

	39 weeks ended	39 weeks ended
	May 29, 2004	May 31, 2003

	(Unaudited)	(Unaudited)

	(In thousands)
Cash flows from operating activities:
Net income	$32,030	$41,499
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,710	14,423
Loss on disposal of property, plant, and equipment	123	7
Minority interest	110	34
Change in assets and liabilities:
Accounts receivable	(3,976)	(25,673)
Due from affiliates	(1,072)	165
Other receivables	952	(2,233)
Inventories	(9,222)	(7,589)
Deposits	7	(927)
Other assets	2,414	(2,349)
Accounts payable	(1,719)	2,613
Due to affiliates	(27)	(2,452)
Accrued compensation and benefits	(10,776)	(4,446)
Accrued insurance	(2,956)	6,736
Accrued expenses and liabilities	2,494	2,295
Cattle purchases payable	115	(558)

Net cash provided by operating activities	$25,207	$21,545

Cash flows from investing activities:
Capital expenditures, including interest capitalized	(23,835)	(28,233)
Acquisition of business	—	(5,025)
Proceeds from sale of property, plant, and equipment	1,207	320

Net cash used in investing activities	$(22,628)	$(32,938)

Cash flows from financing activities:
Net receipts under revolving credit lines and note payable	25,157	18,289
Change in overdraft balances	(474)	7,637
Partnership distributions	—	(19,931)
Member distributions	(34,828)	—

Net cash (used in) provided by financing activities	$(10,145)	$5,995

Effect of exchange rate changes on cash	13	1

Net decrease in cash	(7,553)	(5,397)
Cash and cash equivalents at beginning of period	31,304	30,746

Cash and cash equivalents at end of period	$23,751	$25,349

Cash paid during the period for interest	$12,616	$3,779

Cash paid during the period for taxes	$598	$26

See accompanying notes to condensed consolidated financial statements.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	Interim Financial Statements

Basis of Presentation

      The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information; therefore, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. For further information, refer to the Consolidated Financial Statements and Notes to Consolidated Financial Statements for the fiscal year ended August 30, 2003 on file with the Securities and Exchange Commission (“SEC”) in the prospectus filed on April 2, 2004 pursuant to Rule 424(b)(3) (“Prospectus”). The results of operations for the interim periods presented are not necessarily indicative of the results for a full fiscal year. Certain prior year amounts have been reclassified in order to conform to the current year presentation.

      As described in Note 3 to the Consolidated Financial Statements for the fiscal year ended August 30, 2003 set forth in the Prospectus, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. (“FNBPC” or “Predecessor”) and formed National Beef Packing Company, LLC (“NBP” or “Successor”) in a transaction accounted for as a purchase (the “Transaction”). As a result of the Transaction, the consolidated financial information for the thirty-nine weeks ended May 29, 2004 (Successor Period) is presented on a new basis of accounting and is, therefore, not comparable to the consolidated financial information for the thirty-nine week period ended May 31, 2003 (Predecessor Period).

      NB Finance Corp., a wholly-owned finance subsidiary of NBP, is a co-issuer on a joint and several basis with NBP of the Senior Notes, which are our senior unsecured obligations, ranking equal in right of payment with all of our other senior unsecured obligations. NB Finance Corp. has nominal assets and conducts no business or operations. There are no significant restrictions on the ability of subsidiaries to transfer funds to NBP.

(2)	Inventories

      Inventories at May 29, 2004 and August 30, 2003 consisted of the following (in thousands):

	May 29,	August 30,
	2004	2003

Dressed and boxed beef	$68,310	$60,781
Beef by-products	9,061	8,738
Supplies	9,438	8,068

Total inventory	$86,809	$77,587

(3)	Acquisition of National Carriers, Inc.

      On March 28, 2003, FNBPC acquired National Carriers, Inc. (“National Carriers”), a refrigerated and livestock contract carrier service with terminals in Liberal, Kansas; Dallas, Texas; and Denison, Iowa, for approximately $13.4 million, including the assumption of approximately $8.4 million of indebtedness. The purchase price has been allocated to the assets acquired and liabilities assumed and the operating results of National Carriers are reflected in NBP’s consolidated financial statements subsequent to the date of acquisition. The pro forma effect of this acquisition was not material to the consolidated financial statements of NBP for the thirty-nine weeks ended May 31, 2003.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

(4)	Comprehensive Income

      Comprehensive income, which consists of net income and foreign currency translation adjustments, was as follows for the periods indicated (in thousands):

	Successor Entity	Predecessor Entity

	National Beef	Farmland National
	Packing Company,	Beef Packing
	LLC and	Company, L.P.
	Subsidiaries	and Subsidiaries

	39 weeks ended	39 weeks ended
	May 29, 2004	May 31, 2003

Net income	$32,030	$41,499
Other comprehensive income:
Foreign currency translation adjustments	13	1

Comprehensive income	$32,043	$41,500

(5)	Contingencies

      On July 1, 2002, a lawsuit was filed against the Predecessor, ConAgra Beef Company, Tyson Foods, Inc. and Excel Corporation in the United States District Court for the District of South Dakota seeking certification of a class of all persons who sold cattle to the defendants for cash, or on a basis affected by the cash price for cattle, during the period from April 2, 2001 through May 11, 2001 and for some period up to two weeks thereafter. The case was filed by three named plaintiffs on behalf of a putative nationwide class that plaintiffs estimate is comprised of hundreds or thousands of members. The complaint alleges that the defendants, in violation of the Packers and Stockyards Act of 1921, knowingly used, without correction or disclosure, incorrect and misleading boxed beef price information generated by the USDA to purchase cattle offered for sale by the plaintiffs at a price substantially lower than was justified by the actual and correct price of boxed beef during this period. The plaintiffs seek damages in excess of $50.0 million from all defendants as a group on behalf of the class. FNBPC answered the complaint and joined with the three other defendants in moving to dismiss this action. An amended complaint was filed and FNBPC joined in the other defendants’ motion to dismiss. The joint motion to dismiss was denied, and the judge ruled that the plaintiffs adequately alleged a violation of the Packers and Stockyards Act of 1921. The case was certified as a class-action matter in June, 2004. Accordingly, the lawsuit will proceed to trial. Management believes that FNBPC acted properly and lawfully in dealings with cattle producers. Management is currently unable to evaluate the outcome of this matter or to estimate the amount of potential loss, if any. In accordance with SFAS No. 5, Accounting for Contingencies, NBP has not established a loss accrual associated with this claim.

      NBP is also a party to a number of other lawsuits and claims arising out of the operation of our business. Management believes the ultimate resolution of such matters should not have a material adverse effect on our financial condition, results of operations or liquidity.

(6)	Capital Subject to Redemption

      At any time after certain dates, the earliest being August 6, 2008, the latest being August 6, 2011, certain members of management and/or NBPCo holdings have the right to request that NBP repurchase their interests, the value of which is to be determined by a mutually agreed appraisal process. If NBP is unable to effect the repurchase within a specified time, the requesting member(s) have the right to cause the Company to retain a financial advisor to sell the Company at such price and on such terms and conditions as may be approved by the requesting members. NBP accounts for changes in the redemption

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

value of these interests by accreting the change over the period from the date of issuance to the earliest redemption date of the interest using the interest method. At May 29, 2004, the “Capital subject to redemption” was revalued by an independent appraisal process, and the value was determined to be $54.8 million. Under the interest method, the carrying value of the “Capital subject to redemption” has been reduced by approximately $0.2 million to $59.5 million, as reflected in the accompanying Condensed Consolidated Balance Sheet as of May 29, 2004.

(7)	Segments

      The Company reports in two business segments: Core Beef and Other. The Company measures segment profit as operating income.

      Core Beef — the majority of NBP’s revenues are generated from the sale of fresh meat, which include chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, and other products. In addition, we also sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries.

      Other — the Other segment of NPB consists of the operations of National Carriers, Inc., a refrigerated and livestock contract carrier company and Kansas City Steak Company, LLC, a portion control steak cutting operation.

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

      The following table represents segment results for the periods indicated (in thousands):

	Successor Entity	Predecessor Entity

		Farmland
	National Beef Packing	National Beef Packing
	Company, LLC and	Company, L.P. and
	Subsidiaries	Subsidiaries

	39 weeks ended	39 weeks ended
	May 29, 2004	May 31, 2003

Net sales
Core Beef	$3,062,580	$2,642,546
Other	123,433	44,552
Eliminations	(176,931)	(44,038)

Total	$3,009,082	2,643,060

Operating income
Core Beef	45,409	42,715
Other	5,099	714

Total	50,508	43,429

Interest income	438	436
Interest expense	(18,489)	(4,082)
Other income	1,322	1,800
Minority interest loss	(210)	(74)

Total income before taxes	$33,569	$41,509

	May 29, 2004	May 31, 2003

Assets
Core Beef	$613,810	$433,215
Other	27,086	21,056
Eliminations	(1,936)	(4,329)

Total	$638,960	$449,942

(8)	United States BSE Outbreak

      On December 23, 2003, it was announced by the United States Department of Agriculture (“USDA”) that a single Holstein dairy cow was discovered in the state of Washington to have tested positive for Bovine Spongiform Encephalopathy (“BSE”). The origin of the animal was subsequently traced to a farm in Canada. Shortly after the announcement, several countries representing a substantial share of NBP’s export business closed their borders to the importation of edible beef products from the United States. Responding to the loss of export markets, live cattle prices in the United States declined by approximately 18% within 3 days. In the fiscal year ended August 30, 2003, NBP’s total export sales were approximately 17.2% of total sales, including sales of non-food beef products such as hides.

      During the second quarter we recorded charges to earnings totaling approximately $18.8 million due to the market impacts of the closure of international borders as a result of the BSE discovery in late December. These charges, recorded in sales and cost of sales in our Consolidated Statement of Operations, reflect: (1) volatility in the U.S. markets for finished goods and live cattle, with an impact noted in

NATIONAL BEEF PACKING COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Unaudited)

immediate margin erosion resulting from a rapid fall in cutout or sales values; (2) some product already destined for foreign markets re-routed for resale in the U.S., generally at prices lower than their original export value; and (3) lower value for certain inventory items which had been in the production pipeline and had not yet left the U.S. as they have no comparable domestic market. Certain by-products have been classified as Specified Risk Materials (“SRMs”), and have been banned from use in feedstocks and the human food chain. Some of these products previously enjoyed a market in foreign countries. The impacts of BSE were positively offset, in part, by strong domestic demand for beef products.

      In addition, the USDA and the Food Safety Inspection Service (“FSIS”) published new regulations in response to the discovery of BSE in the state of Washington. These new regulations, among other things, govern the removal of SRMs during slaughter, cover the ban on the slaughtering of non-ambulatory animals for human food use, set forth the prohibition on the production of mechanically separated meat and ban certain techniques used in the slaughter process. The USDA also issued a notice announcing that FSIS inspectors will not mark ambulatory cattle that have been targeted for BSE surveillance testing as “inspected and passed” until negative test results are obtained. We do not anticipate that these new regulations, individually or in the aggregate, will have a material adverse effect on our business.

      While exports of some beef products have commenced once again to Mexico, we cannot anticipate the duration of other continuing beef import bans or whether additional countries may impose similar restrictions. Thus far, the effect of resumed export of beef products to Mexico has been marginal on the United States beef industry. Fed cattle slaughter levels in the United States for the thirteen weeks ended May 29, 2004 fell approximately 5.6% below year-ago levels, reflecting constrained cattle supplies and reduced demand for export products.

      The USDA has published a proposed rule revising its policy to keep the U.S. border closed to live animals for processing in the U.S. The comment period for this proposed rule closed on April 7, 2004 and publication of a final rule was anticipated within a reasonable time following closure of the comment period. In the interim, Ranchers Cattlemen Action Legal Fund United Stockgrowers of America (“R-CALF” — a northern states cattle producer’s organization) was successful in obtaining an injunction against the USDA allowing importation of certain beef products produced in Canada pursuant to this rule, because USDA did not follow the “Administrative Procedures Act” prior to issuing its order allowing such action. The injunction has slowed progress toward publication of any final rule, which now is not expected until late July or August at the earliest.

      A United States/ Japanese Commission was formed to look at the optimal “science based” approach to resolving the issues between the U.S. and Japan. The commission is expected to hold its last meeting in mid-to-late July. Following this meeting, it is anticipated that trade representatives from the United States and Japan will continue their discussions on reopening of the Japanese market to imported beef products from the United States. However, we are not able to predict when or if those discussions will achieve that result.

      We cannot presently assess the full economic impact of the consequences of BSE on the U.S. beef industry or on our operations. Our revenues and net income may be materially adversely affected in the event existing import restrictions continue indefinitely, additional countries announce similar restrictions, additional regulatory restrictions are put into effect or domestic consumer demand for beef declines substantially.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

U.S. PREMIUM BEEF, LTD.

a Kansas cooperative

and

U.S. PREMIUM BEEF, INC.

a Delaware corporation

Dated as of April 6, 2004

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made and entered into as of April 6, 2004 by and between U.S. PREMIUM BEEF, LTD., a Kansas cooperative (the “Cooperative”), and U.S. PREMIUM BEEF, INC., a Delaware corporation (the “Corporation”) (collectively the “Constituent Entities”).

      WHEREAS, the Cooperative and the Corporation are each organized to benefit and serve their stockholders, respectively; and

      WHEREAS, the Constituent Entities believe their stockholders’ interests will best be benefited and served if the Cooperative merges with and into the Corporation, with the Corporation being the surviving entity (the “Merger”); and

      WHEREAS, the parties have now agreed on the final terms and conditions of the Merger, and wish to: (i) memorialize these agreements as more particularly described herein; and (ii) enter into this Merger Agreement for the purpose of effecting the Merger;

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

OVERVIEW OF THE TRANSACTIONS

      SECTION 1.01     Purpose. The purpose of the transactions contemplated by this Merger Agreement is to reorganize the structure of the Cooperative from a Kansas cooperative association into a Delaware corporation. This reorganization will be accomplished through a merger process, whereby the Cooperative shall merge with and into a newly formed wholly-owned subsidiary of the Cooperative, the Corporation. Upon completion of the Merger, the Cooperative will cease to exist and the Corporation will continue as the sole surviving entity.

      SECTION 1.02     The Merger. Subject to the terms and conditions set forth in this Merger Agreement the Cooperative will merge with and into the Corporation. The Corporation shall be the surviving entity.

      SECTION 1.03     Certificates of Merger. As soon as practicable following satisfaction or waiver of all conditions to the consummation of the Merger, a certificate of merger (“KS Certificate of Merger”), substantially in the form attached hereto as Exhibit A, shall be executed in compliance with Section 17-1601, et. seq. of the Kansas Code, the Kansas Cooperative Marketing Act, and a certificate of merger (“DE Certificate of Merger”), substantially in the form attached hereto as Exhibit B, shall be executed in compliance with Title 8, Chapter 1 of the Delaware Code, the Delaware General Corporation Law (collectively, the “Acts”). Each of the officers of the Cooperative and the Corporation shall be authorized, empowered and directed to make or cause to be made changes to the KS Certificate of Merger or the DE Certificate of Merger as any of the officers of the Cooperative or the Corporation, in his or her discretion, deems necessary or appropriate. The KS Certificate of Merger shall be filed with the Secretary of State of the State of Kansas and the DE Certificate of Merger shall be filed with the Secretary of State of the State of Delaware, or as otherwise required by the Acts.

      SECTION 1.04     Effect of the Merger. From and after the Effective Time (as defined in Section 1.08), without any further action by the Constituent Entities or any of their respective members: (i) the Corporation, as the surviving entity in the Merger, shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a corporation organized under the Delaware General Corporation Law; (ii) the Corporation, as the surviving entity in the Merger, shall possess all of the rights, privileges, immunities and franchises, of a public as well as private nature, of the Cooperative, and all property, real, personal and mixed and all debts due on whatever accounts including all choses in action, and each and every other interest of or belonging to the Cooperative, shall be deemed to be and hereby is vested in the Corporation, without further act or deed, and the title to any property, or any interest therein vested in the Cooperative shall not revert or be in any way impaired by reason of the Merger; and (iii) the Merger shall have any other effect set forth in the Acts. Without limiting the general nature of the foregoing:

(a) Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Corporation and the Bylaws (if any) of the Corporation in effect immediately prior to the Effective Time shall survive the Merger (the “Surviving Entity Certificate” and the “Surviving Entity Bylaws” respectively).

(b) Directors and Officers. From and after the Effective Time, without any further action by the Constituent Entities or any of their respective members or its stockholder, the officers and directors of the Cooperative at the Effective Time shall become the directors and officers of the Corporation as the surviving entity in the Merger (the “Corporation Directors and Officers”) to serve until their respective terms have expired and their successors have been duly elected and qualified in accordance with the terms of Surviving Entity Certificate and the Surviving Entity Bylaws (if any).

(c) Exchange and Conversion of Cooperative Shares. At the Effective Time, without any further action by the Constituent Entities or their members or stockholder, the Cooperative, as the sole stockholder of the Corporation, shall cease to exist by operation of the Merger and shall cease to be a stockholder of the Corporation and all shares owned by the Cooperative shall be cancelled without payment of any consideration. Each share of the common stock held by each shareholder of the Cooperative shall be automatically converted into one share of the Class A common stock of the Corporation and one share of the Class B common stock of the Corporation. Ownership in the Corporation and all Corporation stock standing on the books of the Cooperative shall in all instances be governed by the provisions of the Surviving Entity Certificate and the Surviving Entity Bylaws (if any).

(d) Patronage Equity. All Patronage Notices held by the Cooperative shall be cancelled without payment of any consideration. All patronage equities standing on the books of the Cooperative as of the Effective Time, and held by members and former members of the Cooperative, which patronage equities are in an approximate dollar amount of $57.0 million, shall be automatically converted into “Patronage Notices” on the books of the Corporation in a face amount equal to the dollar amount of such patronage equities on the books of the Cooperative. Such Patronage Notices shall carry only the rights and obligations specified in Article IV of the Certificate of Incorporation of the Corporation and no other or additional rights and obligations.

(e) Additional Acts. Each shareholder of the Cooperative and each holder of patronage equities in the Cooperative shall take such action or cause to be taken such action as the Corporation may reasonably deem necessary or appropriate to effect the conversion of the interests hereunder, including, without limitation, the execution and delivery of instruments representing or otherwise relating to the equity interests being cancelled hereunder.

      SECTION 1.05     Further Assurances. At any time after the Effective Time, the Corporation as the Surviving Entity may take any action (including executing and delivering any document) in the name and on behalf of any party to this Merger Agreement in order to carry out and effectuate the transactions contemplated by this Merger Agreement.

      SECTION 1.06     The Closing. The closing of the Merger (the “Closing”) will take place on the date the Effective Time occurs at the office of the Cooperative or on such other date and/or at such other place as the Constituent Entities may agree.

      SECTION 1.07     Actions at the Closing. At the Closing, the Cooperative and the Corporation shall (i) execute the Merger Agreement, (ii) execute and deliver to each other the various certificates, instruments, and documents referred to in the Merger Agreement, and (iii) execute and file with the Secretary of State of the States of Kansas and Delaware certificates of merger as required by the laws of the States of Kansas and Delaware to effectuate the Merger in accordance with the terms of this Merger Agreement.

      SECTION 1.08     Effective Time. The Merger shall become effective on the date on which the KS Certificate of Merger and the DE Certificate of Merger have been duly filed in the respective offices of the Kansas and Delaware Secretaries of State as required by law (the “Effective Time”).

      SECTION 1.09     Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

ARTICLE II

CONDITIONS PRECEDENT

      SECTION 2.01     Conditions to Obligations of Each Party to the Merger. The respective obligations of the Cooperative and the Corporation to consummate the Merger and other matters described in this Merger Agreement, are subject to the satisfaction or waiver of each of the following conditions on or before the Effective Time, except that condition (f) must be satisfied and cannot be waived by either party:

(a) The Board of Directors and the shareholders of the Cooperative shall have approved this Merger Agreement, all in accordance with the requirements of applicable law and the Articles of Incorporation and Bylaws of the Cooperative;

(b) The Board of Directors of the Corporation and the Board of Directors of the Cooperative, as the sole stockholder of the Corporation, shall have approved this Merger Agreement in accordance with the requirements of applicable law, the Certificate of Incorporation of the Corporation and the Articles of Incorporation and Bylaws of the Cooperative;

(c) No injunction, restraining order or order of any nature issued by any court of competent jurisdiction, government or governmental agency enjoining the Merger shall have been issued and remain in effect;

(d) All consents, approvals and waivers which are necessary in connection with the Merger, or any part thereof, shall have been obtained;

(e) The Registration Statement of the Corporation on Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(f) All actions, proceedings and documents necessary to carry out the Merger shall be reasonably satisfactory to the Cooperative and the Corporation.

ARTICLE III

POST CLOSING AGREEMENTS

      SECTION 3.01     Employee Benefit Plans. The employee benefit plans of the Cooperative shall remain in effect following the merger, but the plans shall be amended to reflect the new name of the employer. No participant in the employee benefit plan shall accrue any additional gains, no participant’s vested percentage shall increase and no participant shall become entitled to a distribution of his or her account solely as a result of the change contemplated by this Merger Agreement. Nothing in this Section 3.01 shall be interpreted as preventing the Corporation from amending, modifying or terminating any employee benefit plan of the Cooperative or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

      SECTION 3.02     Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, the Surviving Entity shall indemnify each present and former director, officer, employee or agent of the Cooperative and each person who, while a director or officer of the Cooperative and at the request of the Cooperative, serves or has served another corporation, cooperative, partnership, joint venture or any other enterprise as a director, officer or partner, against any losses, claims, damages, liabilities or expenses (including legal fees) arising out of or pertaining to matters existing or occurring at or before the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law and as permitted by the Certificate of Incorporation of the Corporation. The Surviving Entity may obtain insurance coverage against any such loss, claim or expense, subject to standard exclusions and exceptions to coverage, but is not obligated to do so.

ARTICLE IV

TERMINATION

      SECTION 4.01     Termination of Merger Agreement. This Merger Agreement shall be terminated and the Merger abandoned if at any time prior to Closing:

(a) The shareholders of the Cooperative fail to approve the Merger as required by Section 2.01(a);

(b) Either party to the Merger delivers a written notice of termination to the other; or

(c) The Closing has not occurred on or before December 31, 2004, or such later date as the parties may mutually agree upon.

      SECTION 4.02     Effect of Termination. If this Merger Agreement is terminated pursuant to Section 4.01 above, all rights and obligations of the parties hereunder shall terminate without any liability of either party to the other (except for any liability of a party then in breach).

ARTICLE V

MISCELLANEOUS

      SECTION 5.01     Waiver. Before the Effective Time, any provision of this Merger Agreement may, to the extent legally allowed, be waived by the party benefited by the provision by an agreement in writing between the parties hereto executed in the same manner as this Merger Agreement, except that after approval of the Merger contemplated by this Merger Agreement by the respective shareholders of the Cooperative and the Corporation, there may not be any waiver of any provision of this Merger Agreement which would reduce the amount or form of consideration to be received by shareholders in the Merger.

      SECTION 5.02     Amendment. The parties by mutual consent may amend, modify or supplement this Merger Agreement in such manner as may be agreed upon in writing.

      SECTION 5.03     Binding Nature. This Merger Agreement shall be binding upon and inure only to the benefit of the parties hereto and their respective successors and assigns, provided that neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties hereto.

      SECTION 5.04     Counterparts. This Merger Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 5.05     Entire Agreement. This Merger Agreement and the other documents referred to herein and therein, set forth the entire understanding of the parties hereto with respect to the matters provided for herein and therein and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party.

      SECTION 5.06     Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given when delivered personally, telecopied (with confirmation) or mailed by certified or registered mail, return receipt requested (documents are deemed to be delivered 3 days after they are mailed), to the parties at the following addresses (or such other address as such party may specify by like notice):

If to the Cooperative:	U.S. Premium Beef, Ltd. 12200 North Ambassador Drive, Suite 501 Kansas City, Missouri 64163 Attn: Steven D. Hunt

If to the Corporation:	U.S. Premium Beef, Inc. 12200 North Ambassador Drive, Suite 501 Kansas City, Missouri 64163 Attn: Steven D. Hunt

      SECTION 5.07     Captions. The article and section headings of this Merger Agreement are for convenience only and shall not affect the meaning or construction of this Merger Agreement.

* * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date first set forth above.

U.S. PREMIUM BEEF, LTD.

By: Terry Ryan
Its: Chairman of the Board of Directors

U.S. PREMIUM BEEF, INC.

By: Steven D. Hunt
Its: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER

      Whereas, U.S. Premium Beef, Inc., a Delaware corporation (the “Corporation”), has merged with U.S. Premium Beef, Ltd., a Kansas cooperative (the “Cooperative”), with U.S. Premium Beef, Inc. being the surviving entity, the undersigned Chief Executive Officer of the Corporation, pursuant to the Kansas Cooperative Marketing Act (KSA § 17-1601, et. seq.), does hereby state:

1. The name of the first constituent entity to the merger is U.S. Premium Beef, Ltd. and its state of association is Kansas. The name of the second constituent entity to the merger is U.S. Premium Beef, Inc. and its state of incorporation is Delaware.

2. An Agreement and Plan of Merger dated April 6, 2004 (the “Merger Agreement”) has been approved, adopted, certified and executed by the Cooperative and the Corporation.

3. The name of the surviving Delaware corporation is U.S. Premium Beef, Inc.

4. The certificate of incorporation of the Corporation shall be the surviving corporation’s certificate of incorporation.

5. The Merger Agreement is on file at the Corporation’s principal place of business:

12200 North Ambassador Drive, Suite 501
Kansas City, Missouri 64163

6. The Corporation will furnish a copy of the Merger Agreement, on request and without cost, to any member or stockholder of the Corporation or the Cooperative.

7. The Corporation agrees that it may be served with process in the State of Kansas in any proceeding for enforcement of any obligation to the Cooperative or the enforcement of any obligation of the surviving corporation arising from the Merger Agreement, including any suit or other proceeding to enforce the right of any member as determined in appraisal proceedings pursuant to K.S.A. 17-1642, and amendments thereto. The Corporation irrevocably appoints the Secretary of State of the State of Kansas as the Corporation’s agent to accept service of process in any suit or other proceeding and hereby directs the Secretary of State to mail a copy of such process to the Corporation’s place of business listed in item five above.

* * * *

      This Certificate of Merger is hereby executed as of the [          ] day of August, 2004.

U.S. PREMIUM BEEF, INC.

By: Steven D. Hunt
Its: Chief Executive Officer

EXHIBIT B

CERTIFICATE OF MERGER

      Whereas, U.S. Premium Beef, Inc., a Delaware corporation (the “Corporation”), has merged with U.S. Premium Beef, Ltd., a Kansas cooperative (the “Cooperative”), the undersigned Chief Executive Officer of the Corporation, pursuant to Del. Code tit. 8, § 252, does hereby state on behalf of the Corporation:

1. The name of the first constituent entity to the merger is U.S. Premium Beef, Ltd. and its state of association is Kansas. The name of the second constituent entity to the merger is U.S. Premium Beef, Inc. and its state of incorporation is Delaware.

2. An Agreement and Plan of Merger dated April 6, 2004 (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by the Cooperative and the Corporation.

3. The name of the surviving Delaware corporation is U.S. Premium Beef, Inc.

4. The certificate of incorporation of the Corporation shall be the surviving corporation’s certificate of incorporation.

5. The Merger Agreement is on file at the Corporation’s place of business:

12200 North Ambassador Drive, Suite 501
Kansas City, Missouri 64163

6. The Corporation will furnish a copy of the Merger Agreement, on request and without cost, to any member or stockholder of the Corporation or the Cooperative.

7. The authorized capital stock of the Cooperative is five million (5,000,000) shares of common stock with a par value of $.01 per share and five million (5,000,000) shares of nonvoting preferred stock with a par value of $.01 per share.

* * * *

      This Certificate is hereby executed as of the [          ] day of August, 2004.

U.S. PREMIUM BEEF, INC.

By: Steven D. Hunt
Its: Chief Executive Officer

APPENDIX B

PLAN OF CONVERSION

      THIS PLAN OF CONVERSION (the “Plan”) of U.S. Premium Beef, Inc., a corporation organized under the laws of the State of Delaware (the “Corporation”) is dated as of the 6th day of April, 2004.

      WHEREAS, the Corporation is a corporation organized under the Delaware General Corporation Law (the “GCL”);

      WHEREAS, the Corporation wishes to convert into a limited liability company organized under the Delaware Limited Liability Company Act (the “LLC Act”), pursuant to Section 18-214 of the LLC Act, Section 266 of the GCL and otherwise pursuant to the requirements of the LLC Act and the GCL;

      WHEREAS, the Board of Directors and the stockholder of the Corporation has authorized, approved and adopted this Plan of Conversion and the transactions contemplated hereby, in the manner required by the Certificate of Incorporation of the Corporation, the LLC Act and the GCL;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties contained herein, the parties hereto agree as follows:

      SECTION 1. The Conversion. Immediately following the merger of the Corporation with U.S. Premium Beef, Ltd. (the “Merger”), the Corporation shall convert into a limited liability company organized under the LLC Act (the “Conversion”) in accordance with the applicable provisions of the LLC Act and the GCL, and the converted entity shall continue to exist as a limited liability company organized under the laws of the State of Delaware (the “LLC”).

      SECTION 2. Certificates of Conversion and Formation. A Certificate of Conversion (the “Certificate of Conversion”), substantially in the form attached hereto as Exhibit A, and a Certificate of Formation (the “Certificate of Formation”), substantially in the form attached hereto as Exhibit B, shall be executed by the Corporation, in accordance with the requirements of the LLC Act. Each of the officers of the Cooperative and the Corporation shall be authorized, empowered and directed to make or cause to be made changes to the Certificate of Conversion or the Certificate of Formation as any of the officers of the Cooperative or the Corporation, in his or her discretion, deems necessary or appropriate. The Certificate of Conversion and Certificate of Formation shall be filed with the Secretary of State of the State of Delaware immediately following the Merger. The Conversion shall be effective at the time and date specified in the Certificate of Conversion (the “Effective Time”).

      SECTION 3. Effect of Conversion. From and after the Effective Time, without any further action by the Corporation, the LLC or their respective directors, stockholders or members: (i) the LLC shall have all of the rights, privileges, immunities and powers, and shall be subject to all the duties and liabilities, of a limited liability company organized under the LLC Act; (ii) the LLC shall possess all of the rights, privileges, immunities and franchises of a public as well as a private nature, of the Corporation, and all property, real, personal and mixed, and all debts due on whatever account, including all choses in action, and each and every other interest of or belonging to or due to the Corporation, shall remain vested in the LLC, without further act or deed, and the title to any property, or any interest therein, vested in the Corporation, shall not revert or be in any way impaired by reason of the Conversion; and (iii) the Conversion shall have any other effect set forth in the LLC Act or the GCL.

      SECTION 4. Organizational Documents. Immediately following the Effective Time, without any further action by the Corporation, the LLC or their respective stockholder or members, the Certificate of Formation filed pursuant to Section 2 of this Plan shall be the Certificate of Formation of the LLC, and the form Limited Liability Company Agreement, substantially in the form attached hereto as Exhibit C, shall be the Limited Liability Company Agreement of the LLC (the “LLC Agreement”). A copy of the Certificate of Formation and LLC Agreement has been provided to the partners of the Corporation.

      SECTION 5. Board of Directors. Immediately following the Effective Time, without any further action by the Corporation, the LLC or their respective stockholder or members, the persons specified in the LLC Agreement as the initial members of the Board of Directors of the LLC shall be the Board of Directors of the LLC, to serve in accordance with the Certificate of Formation and the LLC Agreement.

      SECTION 6. Officers. Immediately following the Effective Time, without any further action by the Corporation, the LLC or their respective stockholder or members, the initial officers of the LLC shall be the officers of the Corporation immediately prior to the Effective Time, to serve in accordance with the Certificate of Formation and the LLC Agreement.

      SECTION 7. Conversion of Interests in the Corporation. At the Effective Time, without any further action by the Corporation, the LLC or their respective stockholder or members: (i) each share of Class A common stock of the Corporation issued and outstanding on the books of the Corporation shall cease to be outstanding and shall be automatically converted into one Class A Unit of the LLC; and (ii) each share of Class B common stock of the Corporation issued and outstanding on the books of the Corporation shall cease to be outstanding and shall be automatically converted into one Class B Unit of the LLC; and (iii) all Patronage Notices of the Corporation issued and outstanding on the books of the Corporation, which are in an approximate dollar amount of $57.0 million, shall be automatically converted into an equal amount of Patronage Notices on the books of the LLC. Such Patronage Notices shall carry only the rights and obligations specified in Sections 3.6(c) and 7.2(2) of the LLC Agreement and no other or additional rights and obligations.

      Each holder of stock or Patronage Notices in the Corporation shall take such action or cause to be taken such action as the LLC may reasonably deem necessary or appropriate to effect the exchange of the equity interests hereunder, including, without limitation, the execution and delivery of instruments representing or otherwise relating to the equity interests being exchanged hereunder.

      SECTION 8. Termination of Conversion. This Plan of Conversion may be terminated or amended at any time before the Effective Time with the written approval of the sole stockholder of the Corporation.

* * * *

      IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first set forth above.

U.S. PREMIUM BEEF, LTD., as sole Stockholder
of U.S. Premium Beef, Inc.

By: Terry Ryan
Its: Chairman of the Board of Directors

U.S. PREMIUM BEEF, INC.

By: Steven D. Hunt
Its: Chief Executive Officer

EXHIBIT A

CERTIFICATE OF CONVERSION

TO LIMITED LIABILITY COMPANY

      Pursuant to the Delaware Limited Liability Company Act and the Delaware General Corporation Law, the undersigned, being authorized to execute this Certificate for and on behalf of U.S. Premium Beef, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following:

1. Name: The name of the Corporation is U.S. Premium Beef, Inc.

2. Date of Incorporation: The Corporation filed its original certificate of incorporation on April 15, 2004 with the Secretary of State of the State of Delaware, and the jurisdiction of incorporation of the Corporation has not changed since such date.

3. LLC Name: The name of the Delaware limited liability company to which the Corporation shall convert is U.S. Premium Beef, LLC (the “LLC”)

4. Authorization: The conversion of the Corporation to the LLC has been approved in accordance with the provisions of Section 266 of the Delaware General Corporation Law, Title 8, Chapter 1.

* * * *

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion as of the [     ] day of August, 2004.

U.S. PREMIUM BEEF, INC.

By: Steven D. Hunt
Its: Chief Executive Officer

EXHIBIT B

CERTIFICATE OF FORMATION

OF U.S. PREMIUM BEEF, LLC

[See Appendix C]

EXHIBIT C

LLC AGREEMENT

[See Appendix D]

APPENDIX C

CERTIFICATE OF FORMATION

OF U.S. PREMIUM BEEF, LLC

      Pursuant to the Delaware Limited Liability Company Act (the “LLC Act”), the undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the LLC Act, hereby certifies the following:

1. Name: The name of the limited liability company is U.S. Premium Beef, LLC.

2. Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

* * * *

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the [          ] day of August, 2004.

Name:	Steven D. Hunt

Authorized Person

C-1

APPENDIX D

U.S. PREMIUM BEEF, LLC

A DELAWARE LIMITED LIABILITY COMPANY

LIMITED LIABILITY COMPANY AGREEMENT

Effective Upon Conversion

U.S. PREMIUM BEEF, LLC

LIMITED LIABILITY COMPANY AGREEMENT

U.S. PREMIUM BEEF, LLC

LIMITED LIABILITY COMPANY AGREEMENT

      THIS LIMITED LIABILITY COMPANY AGREEMENT of U.S. Premium Beef, LLC (the “Company”) is adopted by U.S. Premium Beef, Inc. to be effective as of the completion of the Restructuring.

RECITALS

      U.S. Premium Beef, Ltd. (the “Cooperative”) has caused the Company to be formed to acquire all of the business and assets of the Cooperative by merger of the Cooperative with and into U.S. Premium Beef, Inc. (the “Corporation”) (the “Merger”) and immediate and subsequent conversion under Delaware Law into the Company (the entire process of the Merger and subsequent conversion of the Corporation into the Company referred to as the “Restructuring”). The Cooperative as the sole shareholder of the Corporation prior to the Merger and statutory conversion into the Company adopts this Agreement as the Limited Liability Agreement of the Company.

OPERATION, MANAGEMENT, AND INTERESTS

IN THE COMPANY

ARTICLE 1.

DEFINITIONS

      SECTION 1.1.     Reference to Certain Terms.

      For purposes of this Agreement: (1) references to “Articles” and “Sections” are to those Articles and Sections appearing in this Agreement unless explicitly indicated otherwise; and (2) references to statutes include all rules and regulations under those statutes, and all amendments and successors to those statutes.

      SECTION 1.2.     Definitions.

      The definitions in this Section 1.2 (and the definitions in Section 1.10 of Appendix E) apply throughout this Agreement unless the context requires otherwise.

      “Act” means the Delaware Limited Liability Company Act as set forth in the Delaware Code (commencing with Section 18-101 of the Delaware Code), as amended from time to time (or any corresponding provision or provisions of any succeeding law).

      “Affiliate” means, with respect to any Person: (1) a Business Entity directly or indirectly Controlling, Controlled by or under common Control with the Person; (2) an officer, director, general partner, or trustee of a Person that is a Business Entity; or (3) a Person or its representative who is an officer, director, general partner, or trustee of the Business Entity described in clauses (1) or (2) of this sentence.

      “Agreement” means this Limited Liability Company Agreement, as amended, modified or restated from time to time.

      “Associate” means a Person approved by the Board as an “Associate” under Section 4.4(c).

      “Board” or “Board of Directors” means the individuals who are named, appointed, or elected as Directors of the Company under Section 5.3 acting collectively pursuant to this Agreement.

      “Business Entity” means a partnership (whether general or limited), limited liability company, corporation, unincorporated association or entity, governmental entity, trust, estate, cooperative, association, nominee or other entity including an individual acting as a sole proprietorship or as a business.

      “Cattle Delivery Agreement” means the Uniform Delivery and Marketing Agreement to deliver cattle between a Class A Member and the Company.

      “CEO” means the President and Chief Executive Officer of the Company, as appointed by the Board.

      “Certificate of Formation” means the certificate of formation of the Company as amended or restated and filed with the Delaware Secretary of State pursuant to the Act.

      “Class” is the designated division of Interests as provided in Section 3.2(a).

      “Class A Member” means a Person who holds Class A Units, meets the requirements of Section 4.2(a), is admitted as a Class A Member and has not ceased to be a Class A Member. “Class A Members” mean all Persons who hold Class A Units, meet the requirements of Section 4.2(a), are admitted as Class A Members and have not ceased to be Class A Members.

      “Class A Units” mean Units that are designated Class A Units pursuant to Section 3.2(a).

      “Class B Member” means a Person who holds Class B Units, meets the requirements of Section 4.2(b), is admitted as a Class B Member and has not ceased to be a Class B Member. “Class B Members” mean all Persons who hold Class B Units, meet the requirements of Section 4.2(b), are admitted as Class B Members and have not ceased to be Class B Members.

      “Class B Units” mean Units that are designated as Class B Units pursuant to Section 3.2(a).

      “Company” means the limited liability company formed pursuant to the filing of the Certificate of Formation and the limited liability company continuing the business of this Company in the event of dissolution of the Company as provided in this Agreement and the Act.

      “Confidential Information” has the meaning given in Section 4.1(c).

      “Control”, “Controlling”, “Controlled by” and “under common Control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Business Entity, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect at least fifty percent (50%) of the Board of Directors, or persons exercising similar authority with respect to the Business Entity.

      “Cooperative” is defined in the Recitals to this Agreement.

      “Corporation” is defined in the Recitals to this Agreement.

      “Director” means an individual serving on the Board of Directors of the Company. The Directors of the Company shall constitute the “managers” of the Company for all purposes of the Act.

      “Dissolution Event” has the meaning given in Section 7.1(a).

      “Distribution” means a payment of cash or property to a Unitholder based on the Unitholder’s Interest in the Company as provided in this Agreement.

      “Effective Date” is the date the Restructuring is completed as provided in the introductory paragraph of this Agreement.

      “Event of Disassociation” has the meaning given in Section 4.7(a).

      “Interest” means, collectively, the Unitholders’ financial rights to the Profits, Losses and other allocation items of the Company, and to receive Distributions and, with respect to Members, the right of the Members to vote on matters and to receive information concerning the business and affairs of the Company as provided for in this Agreement.

      “Lien” means a security interest, lien or other encumbrance in, Units pledged or granted for the purpose of securing debt financing.

      “Liquidator” has the meaning given in Section 7.6(a).

      “Member” means a Person admitted as a Member under Section 4.3 who has not ceased to be a Member. “Members” mean all Persons who are Members.

      “Merger” is defined in the Recitals.

      “Other Class” means a Class other than Class A or Class B, designated by the Board under Section 3.2(a).

      “Patronage Notice” means a written notice of allocation within the meaning of Section 1388(b) of the Code that was issued with respect to the patronage of U.S. Premium Beef, Ltd., the Cooperative, was not redeemed by the Cooperative, and continues as an obligation of the Company as provided in Section 3.6(c).

      “Permitted Transfer” has the meaning given in Section 3.8(a).

      “Person” means any individual natural person, or a Business Entity.

      “Property” means all real and personal property acquired by the Company, including cash, and any improvements to the Property, and includes both tangible and intangible property.

      “Quorum” as to meetings of Members has the meaning given in Section 4.6(f) and as to meetings of the Board has the meaning given in Section 5.4(d).

      “Restructuring” has the meaning given in the Recitals to this Agreement.

      “Securities Act” means the Securities Act of 1933.

      “Subsidiary” means, with respect to any Business Entity, any corporation, partnership, joint venture, limited liability company, association or other entity Controlled by the Business Entity.

      “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, or other disposition, whether by operation of law (e.g. pursuant to a merger) or otherwise, and, as a verb, voluntarily or involuntarily to convey, sell, or otherwise dispose of, but does not include a pledge or grant of a Lien.

      “Transfer Restrictions” means the restrictions on Transfer of Units in Section 3.8 and the Unit Transfer Policy.

      “Unit” means the unit of measurement within a Class into which Interests in the Company are divided as provided in Section 3.2(a).

      “Unit Ledger” has the meaning given in Section 3.5.

      “Unit Transfer Policy” is the policy for Transferring Units attached as Appendix C.

      “Unitholder” means a Person who holds Units, whether or not the Person is a Member. “Unitholders” mean all Persons holding Units. Unitholders may be designated with respect to specific types or classes of Units held.

ARTICLE 2.

THE COMPANY: FORMATION, PURPOSES, LIMITED LIABILITY

      SECTION 2.1.     Formation.

      The Company has been formed as a Delaware limited liability company pursuant to the Act.

      SECTION 2.2.     Purpose; Powers.

      (a) Purpose. The business and purposes of the Company are to engage in any business and investment purpose or activity in which a limited liability company organized under the Act may lawfully be engaged, and to conduct any and all activities related or incidental to that business and purpose.

      (b) Powers. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law, or by this Agreement, together with any lawful powers incidental to those powers and privileges, including the powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

      SECTION 2.3.     Name.

      The name of the Company is stated in the Certificate of Formation, and all business of the Company shall be conducted in that name or under other names as the Board, without Member approval, may from time to time determine. The Board may, without Member approval, change the name of the Company from time to time in accordance with the Act.

      SECTION 2.4.     Principal Place of Business.

      The principal place of business of the Company shall be at the place or places stated in the Principal Place of Business attached as Appendix A and incorporated as part of this Agreement. The Principal Place of Business may be amended or changed by resolution of the Board without Member approval. The records required by the Act shall be maintained at one of the Company’s principal offices.

      SECTION 2.5.     Term.

      The term of the Company shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event as provided in this Agreement.

      SECTION 2.6.     Filings; Agent for Service of Process.

      (a) Maintenance of Delaware Status. The Board shall take any actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware. The Board shall cause amendments to the Certificate of Formation to be filed whenever required by the Act.

      (b) Maintenance of Status in Other Jurisdictions. The Board shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

      (c) Agent For Service of Process. The name and address of the agent for service of process on the Company in the State of Delaware shall be stated in the Agent for Service of Process attached as Appendix B and incorporated as part of this Agreement which shall be amended by the Board, without Member approval, to reflect the appointment of any successor.

      (d) Filings Upon Dissolution. Upon the dissolution and completion of the winding up and liquidation of the Company, the Board shall cause to be filed a Certificate of Cancellation in accordance with the Act and cause similar filings as necessary to be made under the laws of any other jurisdictions.

      SECTION 2.7.     Title to Property.

      All Property owned by the Company is owned by the Company as an entity, and a Unitholder, Member, or Director does not have any ownership interest in the Property in their individual name. The Company shall hold title to all of its Property in the name of the Company and not in the name of any Unitholder, Member, or Director.

      SECTION 2.8.     No Payments of Individual Obligations.

      The Company’s credit and assets shall be used solely for the benefit of the Company, and an asset of the Company shall not be Transferred or encumbered for, or in payment of, any individual obligation of any Unitholder, Member, or Director.

      SECTION 2.9.     Independent Non-Competitive Activities.

      Neither this Agreement nor any activity under this Agreement shall prevent a Unitholder, Member or Director or any of their Affiliates, acting on their own behalf, from engaging in whatever activities they choose, unless the activities are competitive with the Company or the Company’s Affiliates as determined by the Board. Activities, other than activities that are competitive with the Company, or the Company’s Affiliates, may be undertaken by a Unitholder, Member or Director without having or incurring any obligation to: (1) offer any interest in the activities to the Company or any other Unitholder or Member, or (2) require the Unitholder, Member, or Director undertaking the activity to allow the Company, the Company’s Affiliates, or other Unitholders, Members, Directors, or their Affiliates to participate in any of those activities. As a material part of the consideration for becoming a Unitholder, Member, or Director, each Unitholder, Member or Director shall not have any right or claim of participation in another Unitholder’s, Member’s or Director’s activities.

      SECTION 2.10.     Limited Liability.

      Except as otherwise expressly provided by the Act, this Agreement, or agreed to under another written agreement, the debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations, and liabilities of the Company, and a Unitholder, Member, or Director of the Company is not obligated personally for any debt, obligation, or liability of the Company solely by reason of being a Unitholder or Member or by acting as a Director of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Unitholders, Members or Directors for any debt, obligation, or liability of the Company.

      SECTION 2.11.     Members and Unitholders Bound Without Execution.

      A Member or Unitholder who has Interests in the Company shall be bound by this Agreement without the necessity of executing a physical copy of this Agreement.

ARTICLE 3.

UNITS, UNITHOLDERS, FINANCIAL RIGHTS

      SECTION 3.1.     Rights and Obligations of Unitholders.

      The respective rights and obligations of the Unitholders will be determined pursuant to the Act and this Agreement. To the extent that any right or obligation of any Unitholder is different by reason of any provision of this Agreement than it would be in the absence of that provision, this Agreement, to the extent permitted by the Act, will control.

      SECTION 3.2.     Units.

      (a) Unitholder Interests and Units. The Interests of the Unitholders will be divided into one or more classes (“Classes”), with the initial Classes designated as Class A and Class B. Subsequent Classes may be established by the Board and designated as Class C, Class D and sequentially lettered for Units of each sequential Class (“Other Classes”). Interests within each Class will be divided into units (the “Units”) designated as Class A Units (with respect to Class A), Class B Units (with respect to Class B), and sequentially lettered for Units of each sequential Class. With respect to subsequent Classes of Units, the Board without Member approval is granted the express authority, by resolution and conforming amendments to this Agreement, to fix and establish the designations, powers, preferences, and governance and veto rights including Member voting rights and rights to appoint or elect Directors to the Board, qualifications, limitations or restrictions of each additional Class of Units (and the corresponding obligation to fix and establish these designations, powers, preferences, governance and other rights, qualifications, limitations and restrictions whenever any additional Class is established). The power of the Board extends to and includes the express authority to create Classes and Units (without Member approval) which have terms granting the additional Class and the Units (and the holders of the Units) rights, powers, preferences, and privileges greater than the rights, powers, preferences, and privileges associated with any previously established and designated Classes or issued Units. The rights, powers, preferences and privileges are the same for all Units within a Class except as expressly provided otherwise in this Agreement, the Class designation approved by the Board or the subscription or other agreement regarding the Units approved by the Board.

      (b) Class A and Class B Units Linked Together. Class A Units and Class B Units shall be issued, redeemed, and transferred together on a one for one basis until the Board determines by resolution the extent and conditions under which Class A Units and Class B Units may be issued, redeemed, and transferred separately. Until additional capital contributions are accepted and additional Units are issued, profits and losses for any Fiscal Year shall be allocated thirty-three percent (33%) to Class A and then to Class A Unitholders in proportion to Class A Units held, and sixty-seven percent (67%) to Class B and then to Class B Unitholders in proportion to Class B Units held, as provided in Article III of Appendix E. The resolution of the Board under this Section 3.2(b) amends this Agreement without Member approval to effect the terms of the resolution.

      (c) Additional Units. The Board may issue additional Units, including Class A Units and Class B Units, to existing or new Unitholders in exchange for Capital Contributions as provided in Section 3.3(b).

      (d) Adjustment of Books and Records and Amendment of this Agreement. Upon acceptance of Capital Contributions under Section 3.3, the issuance of additional Units, or any change in Unitholders or Members, the Board shall cause the books and records of the Company and the Unit Ledger to be appropriately adjusted, and the Board shall amend this Agreement, without Member approval, to reflect the terms and conditions of the Capital Contributions and the issuance of Units, including changes to the percentages stated in Appendix E, Sections 3.1, 3.2, and 4.1 and Section 3.6 of this Agreement.

      SECTION 3.3.     Capital Contributions.

      (a) By Unitholders Through the Restructuring. Each Person who becomes a Unitholder as a result of the Restructuring shall be deemed to have made a Capital Contribution consisting of the Person’s share of the initial Gross Asset Value (as defined in Appendix E, Section 1.10) of any Property that is owned by the Company immediately after the effective time of the Restructuring. Each Person’s share of the initial Gross Asset Value shall be determined by apportioning the aggregate initial Gross Asset Value entirely to the initial holders of Class A Units in proportion to Class A Units acquired by each Person in the Restructuring. No portion of the initial Gross Asset Value shall be apportioned to Class B Units in the Restructuring.

      (b) By Unitholders For Additional Units. Each Unitholder’s Capital Contribution, if any, may be any consideration, whether in cash or a form other than cash, (including past or future services), upon execution of any documents and on any other terms and conditions (including in the case of Units issued to employees and consultants, any vesting and forfeiture provisions) as the Board determines to be appropriate, without Member approval.

      (c) Additional Contributions Not Required. A Unitholder is not obligated to make any additional Capital Contributions to the Company or to pay any assessment to the Company, other than the unpaid portion of a Unitholder’s written agreement to make Capital Contributions. Units and their holders are not subject to any mandatory assessment, requests or demands for capital.

      SECTION 3.4.     No Certificate for Units.

      The Units of the Company are not certificated Units unless otherwise determined by the Board. If the Board determines that the Units shall be certificated, the Board shall have the power and authority to make rules and regulations, not inconsistent with this Agreement or the Act, as the Board deems appropriate relating to the issuance, Transfer, conversion, and registration of certificates of the Company, including legend requirements or the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

      SECTION 3.5.     Unit Ledger.

      The Board shall prepare, amend, and supplement a Unit Ledger without approval of the Members that states the Unitholders and the Class and number of Units held by each Unitholder, the Capital Contribution of the Unitholder, and those Unitholders who are Members of each Class.

      SECTION 3.6.     Allocations and Distributions.

      (a) Generally. The provisions relating to allocations of Profits, Losses, items of profit and loss and Distributions are provided in this Section 3.6 and Article 7; Appendix C as to transfers; and in Article III,

Article IV and Article XII of Appendix E. The provisions of this Section 3.6 may be amended by the Board, without Member approval, to conform with Class designations under Section 3.2(a). Appendix E is attached and incorporated as part of this Agreement. Appendix E may be amended by the Board without Member approval. As provided in Appendix E, Distributions, other than Distributions upon liquidation, generally will be made on a Class and unitary basis in proportion to the Units held in any Class.

      (b) Between Class A and Class B.

      Distributions. Generally, subject to the designations of any Other Class, the issuance of additional Units, and the provisions in Appendix E and Section 3.6(a), between Class A Units collectively (“Class A”) and Class B Units collectively (“Class B”):

(1) thirty-three percent (33%) of the allocations of Profits, Losses and other allocation items, and Distributions (other than liquidating Distributions) shall be made to Class A, and then to Class A Unitholders in proportion to Class A Units held; and

(2) sixty-seven percent (67%) of the allocations of Profits, Losses and other allocation items, and Distributions (other than liquidating Distributions) shall be made to Class B and then to Class B Unitholders in proportion to Class B Units held.

      Liquidating Distributions. Liquidating Distributions generally will be made to the Unitholders in accordance with their positive Capital Account balances, subject to Section 3.6(a) after payment of any obligations, including Patronage Notices.

      (c) Patronage Notices. All amounts standing on the books of this Company as Patronage Notices shall carry the rights and obligations specified in this Section and Section 7.2(2) and no other or additional rights and obligations. Subject to the provisions of this Section and Section 7.2(2), Patronage Notices may be paid by paying to the holders of the Patronage Notices the face amount of the Patronage Notices, without interest or other appreciation or increase. Other than as provided in Section 7.2(2) with respect to dissolution of this Company, Patronage Notices shall be paid by the Company at the time and in the amounts as may be determined by the Board in its sole and absolute discretion. In exercising its discretion, the Board may consider, among other factors to be selected by the Board, the chronological order of issuance of the Patronage Notices by U.S. Premium Beef, Ltd., a Kansas cooperative, the amount of all outstanding Patronage Notices and the portion of the Patronage Notices issued in a particular year and the death or age of the holders of any Patronage Notices.

      (d) Offset. The Company may offset any debts, liabilities, or amounts owed by a Unitholder to the Company in amounts and at times determined by the Board in their discretion against Distributions or other amounts owed or to be paid to a Unitholder or against Patronage Notices held by the Unitholder.

      SECTION 3.7.     Unitholder Conditions and Limitations.

      (a) Interests Are Personal Property. The interests of a Unitholder (whether or not a Member) in the Company are personal property for all purposes.

      (b) No Compensation or Reimbursement. Except as otherwise provided in a written agreement or policy approved by the Board and except for compensation employees receive as employees of the Company, a Unitholder, whether or not a Member, in the status as Unitholder or Member shall not receive any salary, fee, or draw for services rendered to or on behalf of the Company and shall not be reimbursed for any expenses incurred by the Unitholder or Member on behalf of the Company.

      (c) Advances to Company. A Unitholder or Affiliate of the Unitholder may, with the consent of the Board, lend or advance money to the Company. If any Unitholder or Affiliate of the Unitholder loans or advances money to the Company on its behalf, the amount of any loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of the loan or advance by a lending Unitholder or Affiliate shall be repayable out of the Company’s cash and shall bear interest at a rate agreed upon by the Board and the Unitholder. The Unitholders or their Affiliates are not obligated to make any loan or advance to the Company.

      (d) No Return of Distributions. Except as required by law, a Unitholder (whether or not a Member) is not obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Unitholder is obligated to return or pay any part of any Distribution, the obligation will bind the Unitholder alone and not any other Unitholder. The provisions of the immediately preceding sentence are solely for the benefit of the Unitholders and will not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Unitholder or upon approval by the Board paid by a Unitholder for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to the Unitholder.

      (e) Redemption. The Company by resolution of the Board, may redeem the Units of a Class of a Unitholder that are not held by a Member of that Class. Unless otherwise provided by resolution of the Board, a Unitholder (whether or not a Member), or any transferee of a Unitholder, does not have a right: to demand, withdraw or receive a return of the Unitholder’s (or transferee’s) Capital Contributions or Capital Account; to require the purchase or redemption of the Unitholder’s (or transferee’s) Units or Interest, or to receive a Distribution in partial or complete redemption of the fair value of the Unitholder’s Units or Interest in the Company, (except in all cases a redemption authorized by the resolution of the Board under this Section 3.7(e) or as provided in Appendix E, Article XII, or Article 7 of this Agreement following a Dissolution Event), notwithstanding any provisions of the Act or any other provision of law. The other Unitholders and the Company do not have any obligation to purchase or redeem the Units or Interest of any Unitholder or transferee. Each Unitholder (whether or not a Member) as a condition of becoming a Unitholder has no right to receive a Distribution in partial or complete redemption of the fair value of the Units or Interest of any Unitholder upon an Event of Disassociation or otherwise which, in the absence of the provisions in this Agreement, it would otherwise be afforded by Section 18-604 of the Act or any other provision of the Act.

      (f) Rights of Unitholders Who Are Not Members. Unless admitted as a Member pursuant to Section 4.3, a Person who acquires Units, or a Person who holds Units and ceases to be a Member, has only the rights of an “unadmitted assignee” and is only entitled to allocations and Distributions with respect to the Units in accordance with this Agreement, and does not have any right to any information or accounting of the affairs of the Company, and is not entitled to inspect the books or records of the Company, and does not have any of the rights of a Member under the Act or this Agreement. Units held by a Person who is not a Member are subject to the Transfer Restrictions.

      (g) Specific Limitations. A Unitholder (whether or not a Member) does not have the right, power or authority to: (1) reduce the Unitholder’s Capital Account, except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement; (2) make voluntary Capital Contributions to the Company except when authorized by the Board; (3) bring an action for partition against the Company or any Company assets; (4) cause the termination and dissolution of the Company, except as set forth in this Agreement; (5) require that any Distribution to the Unitholder be made in the form of property other than cash; (6) (in the Unitholder’s capacity as a Unitholder or Member) take part in or interfere in any manner with the management of the business and affairs of the Company; (7) (in the Unitholder’s capacity as a Unitholder or Member) act for or bind the Company notwithstanding Section 18-402 of the Act; and (8) have any contractual appraisal rights under Section 18-210 of the Act. Each Unitholder (whether or not a Member) by becoming a Unitholder shall have irrevocably waived each of the rights contained in clauses (1) through (8) of this Section 3.7(g).

      SECTION 3.8.     Restrictions on Transfers.

      (a) General Restrictions. The Board shall not approve, and the Company shall not recognize for any purpose, any purported Transfer of Units unless and until the Transfer Restrictions, consisting of the provisions of this Section and the Unit Transfer Policy, have been satisfied or the Board has by resolution specifically waived any unsatisfied provision, condition or restriction. A Transfer of Units approved by the

Board that satisfies the provisions and conditions of the Transfer Restrictions (or if any unsatisfied condition is waived), shall be referred to in this Agreement as a “Permitted Transfer”.

      (b) Not Binding Until Entered in Company Books. A Transfer of Units is not binding on the Company without the approval of the Board and not until the Transfer is entered in the books and records of the Company.

      (c) Pledge of Units Allowed. Notwithstanding the Transfer Restrictions, a Unitholder may pledge, grant a Lien on all or any portion of its Units as security for the payment of debt, provided that a subsequent foreclosure or transfer to the secured party in lieu of foreclosure or otherwise shall be considered a Transfer.

      (d) Unless Permitted, Transfers Void. A purported Transfer of Units that is not a Permitted Transfer is null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Board, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor’s rights to allocations and Distributions as provided by this Agreement with respect to the transferred Units, which allocations and Distributions may be applied or set off against (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of the Units may have to the Company.

      (e) Indemnification of Company. If a Transfer or attempted Transfer of Units is not a Permitted Transfer, the Unitholder and the prospective transferee engaging or attempting to engage in the Transfer is liable to and shall indemnify and hold harmless the Company and the other Unitholders from all cost, liability, and damage that the Company and any of the other Unitholders may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of the Transfer or attempted Transfer and efforts to prohibit the transfer or enforce the indemnity.

      (f) Transferee Subject to Transfer Restrictions. Units held by a transferee are subject to the Transfer Restrictions.

      (g) Unit Transfer Policy. The Unit Transfer Policy shall be consistent with this Agreement and impose conditions and restrictions on Transfers to: (1) preserve the tax status of the Company; (2) comply with state or federal securities laws; (3) require appropriate information from the transferor and transferee regarding the transfer; (4) require representations from the transferor and/or transferee regarding the Transfer; and (5) allow the Board to determine whether or not the transferee is a competitor of the Company or the Company’s Affiliates. The Unit Transfer Policy also shall state the permitted method and conventions that shall be used in allocating Profits, Losses, and each item of Profits and Losses and all other items attributable between the transferor and the transferee. The Unit Transfer Policy is attached as Appendix C, and incorporated as part of this Agreement. The Unit Transfer Policy may be amended by the Board without Member approval.

ARTICLE 4.

MEMBERS AND MEMBER VOTING

      SECTION 4.1.     Rights and Obligations of Members.

      (a) Authority. The respective rights and obligations of Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of any provision of this Agreement, to the extent permitted by the Act, this Agreement shall control. A Member, other than a Member acting in his or her capacity as an officer of the Board or an officer of the Company pursuant to delegated authority, does not have the power or authority to act for or on behalf of the Company, to bind the Company by any act, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board.

      (b) Access to Records. The Company shall provide to a Member upon written request of the Member: (1) the Class and Number of Units held by the Member; (2) the percentage or share of annual Distributions to which the Member is entitled based upon the Units held by the Member; (3) the voting rights of the Member for each Class of Units held; (4) the most recent audited financial statements of the Company; (5) copies or internet access to any annual, quarterly, and special reports filed by the Company with the Securities and Exchange Commission; and (6) for Class A Members, the number of cattle required to be delivered by the Class A Member during the applicable delivery period, the number of cattle delivered by the Class A Member or on the Class A Member’s behalf, and the quality and pricing of the cattle delivered. The Board shall prescribe the form and format in which the information in clauses (1) to (6) is transmitted to the Member. For all other information, upon the request of a Member for a proper purpose related to the Member’s Interest as determined by the Board, the Board will allow the Member and its designated representatives or agents, upon at least ten (10) business days prior written notice to the Board and during reasonable business hours, to examine the Company’s books and records to the extent required by the Act for the proper purpose at the Member’s sole cost and expense. Each Member and Unitholder has an expectation of privacy that information about them or their Interests in the Company will not be shared with other Members for an improper purpose. The Member’s request for information and right to inspect information is subject to any reasonable standards as may be established by the Board on a case by case basis or from time to time and the inspection rights will be restricted by the Board to protect the rights of other Members and the Company from damage from the requesting Member. The Board has the authority and shall restrict access to and protect Confidential Information of the Company in a manner consistent with this Section 4.1(b) and Section 4.1(c) as deemed appropriate by the Board.

      (c) Nondisclosure. Except as otherwise consented to by the Board, all non-public information furnished to the Member pursuant to this Agreement or otherwise regarding the Company or its business that is not generally available to the public (“Confidential Information”) will be kept confidential and will not be disclosed by the Member, or by any of the Member’s agents, representatives or employees, in any manner, in whole or in part, except that: (1) a Member will be permitted to disclose Confidential Information to those of the Member’s agents, representatives and employees who need to be familiar with the information in connection with the Member’s investment in the Company and who are charged with an obligation of confidentiality and nondisclosure to other Persons; (2) a Member will be permitted to disclose Confidential Information to the Member’s partners and equity holders so long as they agree to keep the information confidential on the terms set forth in this Agreement; (3) a Member will be permitted to disclose Confidential Information to the extent required by law, so long as the Member will have first provided the Company a reasonable opportunity to contest the necessity of disclosing the information; and (4) a Member will be permitted to disclose Confidential Information with prior written notice to the Company regarding the Persons and the nature of and restrictions on the Confidential Information to be disclosed, only to the Persons to the extent necessary for the enforcement of any right of the Member arising under this Agreement.

      SECTION 4.2.     Membership Requirements.

      (a) Class A Members. Class A Members must hold at least one hundred (100) Class A Units and have a Cattle Delivery Agreement in effect with the Company as provided in Section 4.4.

      (b) Class B Members. Class B Members must hold at least one hundred (100) Class B Units.

      (c) Other Classes. A Unitholder must hold the minimum number of Units of any Other Class, and meet the other requirements, if any, as stipulated in the designations governing the Other Class.

      SECTION 4.3.     Admission of Members.

      (a) Members Through the Restructuring. The Persons who held at least 100 shares of common stock of the Cooperative and receive at least 100 Class A Units and 100 Class B Units through the Restructuring, are admitted as Class A Members and Class B Members through the Restructuring without any further action of the Board, the Members or the Company.

      (b) Additional Members. Additional Persons may, upon the approval of the Board, be admitted as Members of the Company with respect to any Class of Units: (1) by meeting the requirements for membership with respect to any Class under Section 4.2 and otherwise under this Agreement including any subscription and payment for Units as determined by the Board; (2) by submitting documents required by the Board to evaluate membership approval; and (3) by submitting an executed document approved by the Board agreeing to be bound by this Agreement. A Person is not admitted as a Member of any Class by the Board unless and until an officer of the Company, acting under authority from the Board, has countersigned the Person’s application, subscription agreement, or other document required by the Board for admission as a Member of any Class. The Board in its sole discretion may refuse to admit any Person as a Member of any Class.

      (c) Admission of Transferees as Members. A transferee of Units will be admitted as a Member with respect to a Class of Units (if not already a Member) if: (1) the Transfer Restrictions are satisfied with respect to the applicable Transfer; (2) the requirements of Section 4.2 are satisfied with respect to the transferee and the Class of Units, (3) the Board approves the membership of the transferee (which approval may be granted, delayed, considered or withheld in the sole discretion of the Board); and (4) the transferee executes any instruments and satisfies any other requirements that the Board deems reasonably necessary or desirable for admission of the transferee as a Member. In the absence of satisfying the foregoing requirements, the transferee will be a non-member Unitholder with only the rights of an unadmitted assignee as provided in Section 3.7(f).

      SECTION 4.4.     Cattle Delivery Agreement.

      (a) Requirement. Each Class A Member shall at all times have a Cattle Delivery Agreement in effect with the Company. The Company will cause the transfer price of the cattle delivered to be paid under the Cattle Delivery Agreement subject to any offset for any debts or amounts owed under the Cattle Delivery Agreement or by the Class A Member to the Company. Patronage will not be paid by the Company for delivery of cattle under the Cattle Delivery Agreement. If the Board determines by resolution that a Class A Member does not have a Cattle Delivery Agreement in effect with the Company or is in breach of the Cattle Delivery Agreement, then the Member shall forfeit voting rights with respect to the Member’s Class A Units the Units shall become subject to repurchase by the Company pursuant to Section 4.7(b) and the Member’s membership may be terminated as provided in Section 4.7.

      (b) Transfer of Cattle Delivery Obligations by Member. Notwithstanding the Transfer Restrictions for Transfer of Units, a Class A Member with a Cattle Delivery Agreement in effect with the Company may Transfer any of the Member’s rights to deliver cattle according to the Cattle Delivery Agreement, in whole or in part, to a Person who is an Associate. The Transfer of rights under the Cattle Delivery Agreement does not constitute a Transfer of the Member’s Units for purposes of this Agreement and does not release the Class A Member from liability from the Company. From and after the Transfer of rights under the Cattle Delivery Agreement, the transferee Associate shall have the right to perform all of the transferred portions of the transferor Member’s obligations under the Cattle Delivery Agreement, but the transferor Member is liable to the Company for performance of the obligations.

      (c) Approval of Associates. The Board (in its sole discretion and for the period of time as the Board determines is appropriate in the circumstances) may approve a Person (who may or may not be a Member) as an “Associate” eligible to receive Transfers of the rights and obligations of a Class A Member under the Class A Member’s Cattle Delivery Agreement. The Board may impose a fee (annual or otherwise) as a condition of being accepted as an Associate. The status of an Associate does not grant the Associate any of the rights of a Member or Unitholder under the Act or this Agreement (including, without limitation, any right to vote or to receive allocations and/or Distributions).

      SECTION 4.5.     Member Voting.

      (a) Voting Rights Restricted. A Member does not have any voting rights except with respect to those matters requiring a Member vote or approval for: (1) the election and removal of Directors; (2) approval of certain mergers or consolidations as provided in Section 5.1(c); (3) approval of certain dispositions of all or substantially all of the assets of the Company under Section 5.1(c); (4) approval of the dissolution of the Company under Article 7; and (5) approval of certain amendments to this Agreement under Article 6, or as specifically provided for in this Agreement.

      (b) Class A Member Voting Rights. Each Class A Member has one vote for any matter in which Class A Members are entitled to vote. Cumulative voting for Class A Members is not permitted unless expressly authorized by the Board.

      (c) Class B Members Voting Rights. Other than matters as provided in Section 4.5(e) each Class B Member may cast one vote for each Class B Unit held on matters in which Class B Members are entitled to vote. Cumulative voting for Class B Members is not permitted unless expressly authorized by the Board.

      (d) Voting Method for Classes. Subject to the governance rights of any Other Class of Units, Members shall vote by Class, and the Members shall take action by the affirmative vote of the majority of voting power of each Class authorized to vote as provided in this Agreement for: (1) approval of certain mergers or consolidations as provided in Section 5.1(c); (2) approval of certain dispositions of all or substantially all of the assets of the Company under Sections 5.1(c); (3) approval of dissolution of the Company under Article 7; and (4) approval of certain amendments of this Agreement under Article 6. In the election (or removal) of Directors by the Members under Section 5.3, Members shall take action by the affirmative vote of a majority of the voting power of the Class electing (or removing) the Director, present either in person, by proxy, or by mail ballot, at a duly held meeting of the Members at which a Quorum is present for the transaction of business.

      (e) Voting on Procedural and Other Matters. Except for Class voting matters in Section 4.5(d), the Members shall take action at a Members meeting on procedural and other matters determined by the Chair by the affirmative vote of the Members (each Member with one vote), without regard to the Class or the Units held, unless objected to by the majority of the voting power of any Class present at the meeting.

      SECTION 4.6.     Member Meetings.

      (a) Place and Manner of Meeting. All meetings of Members shall be held at a time and place, within or without the State of Delaware, as stated in the notice of the meeting or in a duly executed waiver of notice. Presence in person, or by proxy or mail ballot, constitutes participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully convened.

      (b) Conduct of Meetings. The meetings of the Members shall be presided over by the Chair and shall be conducted in general accordance with the most recent edition of Roberts’ Rules of Order, or other rules and procedures as may be determined by the Board in its discretion. Resolutions to be voted on by the Members shall be limited to those that have been approved by the Board for presentation to the Members and contained in the notice of the meeting.

      (c) Annual Meeting. The annual meeting of the Members shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time is not grounds for dissolution of the Company.

      (d) Special Meetings. Special meetings of the Members may be called at any time by the Chair or the Board, or by the Secretary upon the request of thirty-three percent (33%) of all Members (total Members without respect to Class) regardless of the number of Units held by the requesting Members. The special meeting request shall state a proper purpose or purposes of the special meeting and the matters if any proposed to be acted on at the special meeting. Except as may be required by applicable law, the Board in its discretion may determine whether a special meeting request contains a proper purpose. If the Board determines the purpose is not proper, the Board shall notify the Person requesting the special meeting in writing of the reasons that the requestor’s purpose was not proper, and may either revise the purpose and proceed with the procedures to call a special meeting or decline to call a special meeting until a proper purpose is requested.

      (e) Notice. The Secretary shall cause a written or printed notice, reviewed by the Company’s legal counsel, stating the place, day and time of the meeting and, in the case of a special meeting, the proper purpose or purposes for which the meeting is called. The notice shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting either personally or by mail, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage prepaid. If the purpose of the meeting is to consider any item requiring Class voting of Members under Section 4.5(d), the notice shall be in a form that is approved by the Board and shall state the purpose, identify the Director if the purpose is removal and a summary of the transaction to be considered or a verbatim statement of the amendment to be considered must accompany the notice.

      (f) Quorum. At any annual or special meeting of the Members, a Quorum necessary for the transaction of business is present if: (1) when the Board has authorized the use of mail ballot or proxies, Members with twenty percent (20%) or more of the voting power are present; and (2) in any other case, Members with ten percent (10%) or more of the voting power are present. If a vote of more than one Class is required, the Quorum requirement will be applied to the Members of each Class. The Members present at a duly organized meeting at which a Quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of Members leaving less than a Quorum, provided however, if the question of a Quorum is called and the Chair determines a Quorum is not present, the meeting shall be adjourned. The registration of Members eligible to vote shall be verified by the Secretary and shall be reported in the minutes of the meeting.

      (g) Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or to make a determination of Members for any other proper purpose, the Board may designate a record date or provide that the record books shall be closed for a stated period not exceeding sixty (60) days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, the books shall be closed for a period not exceeding the period immediately preceding the meeting starting on the date when the notice is mailed or transmitted from the Company and the date of the meeting. In lieu of closing the record books, the Board may fix in advance a date as the record date for determination of Members. Unless otherwise determined by the Board, if the record books are not closed and a record date is not fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is first mailed or transmitted from the Company, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination applies to the reconvening of an adjournment, except where the determination has been made through the closing of record books and the stated period of closing has expired.

      (h) Ballots; Proxies. If and to the extent authorized by the Board, a Member may vote at a meeting of Members by alternative ballot (mail or otherwise) or by proxy granted by the Member or by the Member’s duly authorized attorney-in-fact. If authorized by the Board, a proxy may be granted in writing, by means of electronic transmission, or as otherwise permitted by applicable law. A proxy shall be filed with the Secretary of the Company before the meeting is convened, as determined by the Board. A proxy shall be considered filed with the Company when received by the Company at its executive offices or other place designated by the Board, unless later revoked. A proxy is not valid after eleven months from the date of its execution, unless otherwise provided in the proxy. A proxy is revocable at the discretion of the Member executing the proxy. While the right to vote can be exercised by proxy, only a Member has the right to be recognized in a meeting of the Members unless otherwise determined by the Chair in the Chair’s sole discretion.

      SECTION 4.7.     Termination of Membership.

      (a) Termination Events. Membership as to any Class may be terminated by the Board upon a determination by the Board that the requirements to be a Member of that Class are not met. Membership in the Company (membership in all Classes) is terminated if any of the following events occur (any of the events are referred to as an “Event of Disassociation”):

(1) a Member does not meet the requirements to be a Member with regard to at least one of the Classes of Units held by the Member as determined by the Board;

(2) a Class A Member breaches a Cattle Delivery Agreement or does not have a Cattle Delivery Agreement in effect with the Company;

(3) a Member that is an individual dies, or a member that is not an individual ceases to exist as a Business Entity, and leaves no successor qualified as determined by the Board to be a Member;

(4) a Member Transfers all of the Member’s Units;

(5) the Member resigns as a Member with respect to all Classes of Units held under Section 4.8; or

(6) the Board by resolution finds that a Member has:

(i) intentionally or repeatedly violated any provision of this Agreement;

(ii) breached any agreement with or obligation to the Company;

(iii) taken actions that will impede the Company from accomplishing its purposes;

(iv) taken or propose or threaten to take actions that compete with the Company or an Affiliate of the Company;

(v) taken or threatened actions that adversely affect the interests of the Company or affiliates of the Company or its Members; or

(vi) willfully obstructed any lawful purpose or activity of the Company.

      (b) Company’s Right of Redemption. Upon membership termination under clauses (1), (2), (5) or (6) in Section 4.7(a), the Company may, at its option purchase the terminated Member’s Units at eighty percent (80%) of the weighted average trailing sale price of the Units for arms length transactions (as reasonably determined by the Board), measured over the six (6) month period immediately preceding the date the Board determines by resolution to purchase the terminated Member’s Units. The Company may exercise the right to purchase the terminated Member’s Units at any time after the membership termination. The Board by resolution may waive the Company’s right to purchase the terminated Member’s Units.

      (c) Cancellation of Cattle Delivery Agreement. If a Class A Member’s membership is terminated, the Company has the right, but not the obligation, to cancel the Cattle Delivery Agreement with the former Class A Member.

      SECTION 4.8.     Resignation.

      A Member may resign as a Member of any Class or all Classes at any time. A resignation must be made in writing delivered to the Secretary of the Company, and will take effect at the time specified in the resignation or, if no time is specified, upon receipt. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation. The resignation as a Member does not terminate or cancel any contractual or other obligations of the resigning Member to the Company or obligate the Company to make any distributions to the resigning Member under Section 18-604 of the Act or otherwise, except as approved by resolution of the Board.

      SECTION 4.9.     Continuation of the Company.

      The occurrence of an Event of Disassociation or any other event which is deemed to terminate the continued membership of a Member in one or all Classes, will not dissolve the Company, the Company’s affairs shall not be required to be wound up, and the Company shall continue without dissolution.

ARTICLE 5.

MANAGEMENT OF COMPANY

      SECTION 5.1.     Governance by Board, CEO.

      (a) General Authority. As provided in this Agreement, the powers and privileges of the Company shall be exercised by or under the authority of the Board, and the business and affairs of the Company shall be governed by the Board, and management of the Company shall be delegated to the CEO. The Company shall not be governed or managed by the Members, except those matters for which consent or approval of the Members is required by this Agreement or any nonwaivable provisions of the Act. The Board by resolution and employment agreement shall allocate and delegate governance and management of the Company between the Board and the CEO. Any delegation or allocation by the Board shall not cause the individuals constituting the Board to cease to be “managers” of the Company for purposes of the Act.

      (b) Policies, Rules, Regulations. The Board may adopt policies, rules, and regulations and may take actions as it deems advisable in furtherance of the purposes of the Company, provided that the Board shall not act in a manner contrary to this Agreement.

      (c) Board Actions Requiring Member Consent. Notwithstanding any other provision of this Agreement, the following actions will not be taken by the Company without a resolution describing and authorizing the action that is approved by the Board and is also approved by the Members:

(1) mergers or consolidations with or into any other Business Entity which is not an Affiliate of the Company, whether or not the Company is the surviving entity;

(2) dispositions (whether effected by merger, sale of assets, lease, equity exchange or otherwise) of all or substantially all of the assets of the Company, other than through a pledge, security, transfer to a subsidiary under the control of the Company or transfer to effect a securitization of the Company’s assets for purposes of debt financing;

(3) amendments of this Agreement requiring approval by the Members to the extent provided in Article 6; and

(4) dissolution of the Company under Section 7.1.

      (d) Duty to the Company. The Board shall cause the Company to conduct its business and operations separate and apart from that of any Member, Director, or any of their Affiliates. The Board shall take all actions which may be necessary or appropriate: (1) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and each other jurisdiction in which the existence is necessary to protect the limited liability of Members and Unitholders or to enable the Company to conduct the business in which it is engaged; and (2) for the accomplishment of the Company’s purposes, including the acquisition, development, maintenance, preservation, and operation of Company property in accordance with the provisions of this Agreement and applicable laws and regulations. Each Director shall have the duty to discharge the foregoing duties in good faith, in a manner the Director reasonably believes to be in the best interests of the Company, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. A Director is not under any other duty to the Company or the Members to conduct the affairs of the Company in a particular manner.

      (e) Duty of Care and Loyalty. Without limiting the applicability of Section 5.1(d) or any other provision of this Agreement, the following provisions will be applicable to the Board and to the Directors in their capacity as Directors:

(1) the Board and the Directors and the decisions of the Board will have the benefit of the business judgment rule to the same extent as the Board, the Directors and the decisions would have the benefit of the rule if the Board were a board of directors of a Delaware corporation; and

(2) the Board and the Directors will have the same duties of care and loyalty as they would have if they were a board of directors and directors of a Delaware corporation but in no event will any member of the Board be liable for any action or inaction for which this Agreement expressly waives liability for the Director.

      SECTION 5.2.     Actions by Board; Committees; Reliance on Authority.

      (a) Board Action. In taking any action under this Agreement, the Directors shall act: (1) collectively through meetings of the Board held and conducted pursuant to the provisions of this Agreement or by written action taken pursuant to the provisions of this Agreement; (2) through committees established pursuant to Section 5.2(b); and (3) through officers of the Board, and through the CEO by resolutions of delegated and reserved authorities and employment agreement. The Board shall take action by the affirmative vote of the Directors present at a duly held meeting of the Board at which a Quorum is present.

      (b) Committees. The Board, by resolution approved by the affirmative vote of a majority of the Directors then holding office, may from time to time establish one or more committees, each of which shall be comprised of one or more natural persons who may but need not be Directors or Members, provided that a majority of committee members on each committee must be a Director or Member. Any committee shall have and may only exercise the authority and duties to the extent provided by the Board in the resolution establishing the committee, subject at all times to the limitations set forth in the Act, this Agreement and to the direction and control of the Board. Unless otherwise provided by the Board, the presence of a majority of the members of the committee constitutes a Quorum for the transaction of business at a meeting of the committee, and the committee shall act by the affirmative vote of a majority of committee members present at a duly held meeting. In other matters of procedure the provisions of this Agreement shall apply to committees and their members to the same extent they apply to the Board and Directors, including the provisions with respect to meetings and notice, absent members, written actions, and valid acts. Each committee shall keep regular minutes of its proceedings and report the same to the Board. The Board may dissolve any committee at any time.

      (c) Reliance on Authority. A Person dealing with the Company may rely on the authority of an officer of the Board or an officer of the Company in taking an action in the name of the Company without inquiry into the provisions of this Agreement or compliance with this Agreement, regardless of whether the action is actually taken in accordance with the provisions of this Agreement, unless the Person dealing with the Company has actual knowledge that the officer lacks authority to act or the Act establishes that the officer lacks authority to act.

      SECTION 5.3.     The Board.

      (a) Director Election and Appointment. The Board shall consist of individuals appointed or elected under this Section (“Directors”) who are “managers” of the Company for all purposes under the Act. Directors shall be appointed by the Board and Members, and elected by the Members at the times, in the manner, and for the terms as prescribed by this Agreement. The initial Directors comprising the initial Board, who shall serve in the manner and as prescribed by this Agreement consists of the individuals, terms, and classification as provided in the Board attached as Appendix D and incorporated as part of this Agreement. Other than the initial appointment, Directors appointed by the Board or Members shall have one year terms, and for Directors appointed by Members, shall be appointed by Members at the Annual Meeting of Members, and for Directors appointed by the Board, shall be appointed by the Board within 30 days after the Annual Meeting of Members. The Board may adopt written procedures for determining the qualification and nomination of Directors. The Board, without Member approval, shall amend Appendix D to comply with any change in Directors. For purposes of this Agreement, the initial Directors in Appendix D shall be deemed to have been elected by the Class A Members.

      (b) Qualification. Each Director elected by Class A Members must be a Member or (in the case of a Member that is not a natural person) an elected or appointed representative of a Member. This qualification only applies to Directors elected by Class A Members.

      (c) Term. The elected Directors shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. In order to preserve continuity of governance and the harmonious transition of the initial Board to the elected or appointed Board, the terms of the initial Directors shall be staggered as stated on Appendix D, with all subsequent terms for elected Directors to be for a period of three years. The Board shall adopt nomination, reporting and other election procedures and policies for the Company in its sole discretion and which may be amended or modified by the Board in its sole discretion.

      (d) Number. The Board shall consist of not less than seven (7) Directors elected by Members, as determined by the Board from time to time. Seven (7) of the Directors serving on the Board shall always be elected by the Class A Members; and of these, three (3) shall be Odd Slot Class A Members, three (3) shall be Even Slot Class A Members, and one (1) shall be a Seedstock Class A Member. Between zero (0) and five (5) Directors shall represent the Class B Members as determined by the Board from time to time, provided that no reduction in the number of Directors shall shorten the term of a Director previously elected. The Directors representing the Class B Members may (as determined by the Board): (1) be appointed by the Board; or (2) be appointed or elected by the Class B Members. The Board shall have the power to divide the Class B Units into two or more subclasses, and allocate the right to elect or appoint Directors among the Class B Members on the basis of the subclasses. Members holding any Units of any Other Class shall have the right to elect or appoint Directors as provided in the designations governing the Class.

      (e) Independent Non-Competitive Activities. A Director is only required to devote the time to the affairs of the Company as are necessary to govern the business and affairs of the Company in accordance with this Agreement, and shall be free to serve any other Business Entity or enterprise in any capacity that the Director deems appropriate in his or her discretion, provided that the other Business Entity or enterprise or one of their Affiliates is not a competitor of the Company or one of the Company’s Affiliates as determined by the Board.

      (f) Resignation. A Director may resign at any time. The resignation must be made in writing and shall take effect at the time specified in the written resignation or, if a time is not specified then at the time of its receipt by the Chair or the Secretary of the Company. The acceptance of a resignation is not necessary to make it effective, unless expressly provided in the written resignation.

      (g) Removal. A Director elected by Members may be removed for any reason at any special meeting of Members by the affirmative vote of the majority of the voting power of the Class of Members who elected the Director. A Director appointed by the Board may be removed by the affirmative vote of two-thirds ( 2/3) of the Directors excluding the Director to be removed. A Director appointed by one or more Members pursuant to a Class designation may be removed at any time by the appointing Member or Members or as otherwise provided in the Class designation. A Director elected or appointed by the Members may be removed at any special meeting of the Board by the affirmative vote of three-fourths ( 3/4) the Directors who are not subject to removal for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Director or officer has a material conflict of interest; (2) a violation of criminal law, unless the Board determines the Director had reasonable cause to believe that the Director’s or officer’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Director derived an improper personal profit; or (4) willful misconduct. The notice of the meeting shall state that the removal will be discussed and acted upon at the meeting, and must also be provided to the Director in question at least 10 days in advance of the meeting. The Director in question has a right to be heard at the meeting.

      (h) Vacancies. A vacancy occurring on the Board (whether by reason of an increase in the number of Directors or by reason of a vacancy in an existing Director seat) may be filled by appointment through an affirmative vote of a majority of the remaining Directors, though less than a Quorum. A Director appointed by the Board to fill a vacancy for an elected Director shall serve until a successor is elected and qualified at the next annual or special meeting of the Members held for the purpose of electing Directors.

At the next annual meeting or special meeting of the Members called for the purpose of electing a Director, the Members shall elect a Director to fill the unexpired term of the vacant Director’s position.

      SECTION 5.4.     Board Meetings.

      (a) Meetings. Regular meetings of the Board shall be held from time to time as determined by the Board. Special meetings of the Board shall be held upon the call of the Chair or three (3) or more Directors. Board meetings shall be held at the principal office of the Company or at another place, either within or without the State of Delaware, as designated by the person calling the meeting and stated in the notice of the meeting or a duly executed waiver of notice of the meeting. Directors may participate in a Board meeting by means of video or audio conferencing or similar communications equipment whereby all Directors participating in the meeting can hear each other.

      (b) Notice. Notice of each meeting of the Board, stating the place, day and hour of the meeting, shall be given to each Director at least three (3) days before the day on which the meeting is to be held. The notice may be given orally, in writing, by facsimile transmission, by electronic mail or by any other form or means of communication that provides reasonable assurances of effective communication. Except as expressly required in this Agreement, the notice or waiver of notice of any special or regular meeting of the Board does not need to specify the business to be transacted or the purpose of the meeting.

      (c) Waiver. Whenever a notice is required to be given to a Director under the provisions of this Agreement, a waiver of the notice in writing signed by the Director, whether before or after the meeting time stated in the notice, shall be deemed equivalent to the giving of the notice. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of the meeting by the Director, except where the Director attends a meeting for the express purpose of stating his or her objection to the transaction of any business because the meeting is not lawfully called or convened.

      (d) Quorum. One-half of the Directors in office (provided that at least one-half of the Directors present have been elected by the Class A Members) constitute a Quorum necessary for the transaction of business at any regular or special meeting of the Board. If less than a Quorum is present, those Directors present may adjourn the meeting from time to time until a Quorum shall be present.

      (e) Voting and Act of the Board. Each Director has one (1) vote, without regard to the Class or Classes of Members that elected or appointed the Director, unless otherwise provided in a class designation. The Board shall take action by the affirmative vote of a majority of the Directors present at a duly held meeting at which a Quorum is present. Provided that a Quorum is present, there is no requirement that any action of the Board be approved by Directors elected or appointed by a certain Class of Members, unless otherwise provided in a class designation.

      (f) Action Without a Meeting. An action required or permitted to be taken at a meeting of the Board may be taken by written action signed by the Directors with a majority of the voting power of the Directors comprising the Board, unless this Agreement prescribes a greater Director approval for the action to be taken.

      (g) Compensation. The Board may fix the compensation, if any, of Directors. Directors shall also be entitled to reimbursement for actual expenses incurred in attending meetings of the Board or conducting other business of the Company.

      SECTION 5.5.     Officers.

      (a) Qualification; Election. Officers of the Board, and the CEO must be natural persons, and shall be elected or appointed by the Board. The officers of the Company shall consist of the following persons:

(1) officers of the Board, elected on an annual basis, who shall consist of a Chair and a Vice Chair, who must be Directors, and a Secretary who need not be a Director and may be appointed by the Board;

(2) the CEO, who shall be appointed by the Board; and

(3) a chief financial officer for the Company and other officers and assistant officers of the Company, who shall be appointed by the CEO.

      (b) Bonds and Insurance. The Board may require all officers, agents and employees charged by this Company with responsibility for the custody of its funds or property to give bonds. Bonds shall be furnished by a responsible bonding company and approved by the Board, and the cost shall be paid by the Company. The Board shall cause the Company to provide for insurance of the property of the Company, or property which may be in the possession of the Company and not otherwise adequately insured by the owner of the property. In addition, the Board shall cause the Company to provide for insurance covering liability of the Company to all employees and the public, in a commercially reasonable amount as is customary for businesses similar to the Company.

      (c) Term of Office. An officer appointed by the Board other than the CEO shall hold office for a term of one year and until a successor is duly elected or appointed, unless prior to the end of the term the officer has resigned, deceased or has been removed from office.

      (d) Removal and Vacancies. Any officer elected or appointed by the Board may be removed, with or without cause, at any time by a resolution of the Board; provided that the removal is subject to the termination procedures of any written employment agreement with the Company. A vacancy in an office of the Board or the CEO shall be filled by a resolution of the Board. The CEO may remove any officer appointed by the CEO. An officer may resign at any time by giving written notice to the Company. The resignation is effective without acceptance when the notice is given to the Company, unless a later effective date is specified in the notice.

      (e) Chief Executive Officer. The CEO shall have direct and general charge and supervision of all business and administrative operations of the Company and all other duties, responsibilities, authorities and privileges as are set forth in the CEO’s employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authorities and privileges as are delegated to the CEO by the Board by resolution, or that a CEO of a Delaware corporation would have in respect of a Delaware corporation in the absence of a specific delegation of the duties, responsibilities, authorities and privileges. The CEO may be an officer of any Business Entity in which the Company owns an interest. The CEO shall also perform other duties that may be assigned by the Board to the extent consistent with this Agreement and the CEO’s employment agreement, if any, as amended from time to time.

      (f) Duties of Other Officers. Unless provided otherwise by a resolution adopted by the Board, the officers of the Company, other than the CEO, shall have the duties as are customarily associated with their respective offices and shall perform other duties as may from time to time be prescribed by any officer to whom the officer reports.

      (g) Delegation. Unless prohibited by a resolution of the Board, an officer elected or appointed by the Board may delegate in writing some or all of the duties and powers of the person’s management position to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

      SECTION 5.6.     Liability and Indemnification of Directors and Officers.

      (a) Liability Limitation. A Director or officer of the Company is not personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by the Director or officer; provided that this provision does not eliminate or limit the liability of a Director or officer for an act or failure to act in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Director or officer has a material conflict of interest; (2) a violation of criminal law, unless the Director had reasonable cause to believe that the Director’s or officer’s conduct was lawful and had no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Director derived an improper personal benefit or profit; or (4) willful misconduct.

      (b) Indemnification. To the fullest extent permitted or required by law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, defend, save harmless, and pay all judgments and claims against, and reasonable expenses of, each present and former Director or officer relating to any liability or damage or reasonable expenses incurred with respect to a proceeding if the Director or officer (or former Director or officer) was a party to the proceeding as a result of or in connection with (1) his or her capacity as a Director or officer of the Company (which reasonable expenses including reasonable attorneys’ fees may be paid as incurred); or (2) his or her service of any other Person at the request of the Company. Notwithstanding the foregoing provisions, the Company shall not indemnify, defend, save harmless, or pay any portion of any judgments or claims against, or any expenses of, a Director or officer (or former Director or officer) under the foregoing provisions where the judgments and claims or proceedings arise out of or are related to an act or failure to act of the Director or officer in a manner that constitutes any of the following: (1) a willful failure to deal fairly with the Company or its Members in connection with a matter in which the Director or officer has a material conflict of interest; (2) a violation of criminal law, unless the Director or officer had reasonable cause to believe that the Director’s conduct was lawful or no reasonable cause to believe that the conduct was unlawful; (3) a transaction from which the Director or officer derived an improper personal profit; or (4) willful misconduct.

      (c) Insurance. The Company may purchase and maintain insurance on behalf of a person in the person’s official capacity against any liability or expense asserted against or incurred by the person in or arising from that capacity, whether or not the Company would be required to indemnify the person against the liability.

      SECTION 5.7.     Contracts With Directors or Their Affiliates.

      (a) Material Financial Interest in Contracts or Transactions. A contract or transaction between the Company or an Affiliate of the Company and a Director or the Director’s Affiliate or between the Company and the Company’s Affiliate and any other entity in which a Director or the Director’s Affiliate has a material financial interest, is not void or voidable and does not require the Director to account to the Company and hold as trustee for the Company any profit or benefit derived from the contract or transaction solely for this reason, or solely because the Director is present at or participates in the Board meeting at which the contract or transaction is authorized, if: (1) the material facts of the Director’s material financial interest are disclosed to the Board; and (2) the contract or transaction is authorized or approved by two-thirds of all of the disinterested Directors. The presence of the interested Director may be counted in determining the presence of a Quorum at the meeting at which the contract or transaction is authorized but the interested Director’s presence or vote may not be counted in determining the authorization or approval of the contract or transaction by the necessary two-thirds quantum of consent.

      (b) Cattle Delivery Contracts. A contract or transaction involving the sale or delivery of cattle, between the Company and a Director or the Director’s Affiliate or between the Company and any other entity in which a Director or the Director’s Affiliate has a material financial interest, is not void or voidable and does not require the Director to account to the Company and hold as trustee for the Company any profit or benefit derived from the contract or transaction solely for this reason, or solely because the Director is present at or participates in the Board meeting at which or pursuant to which the contract or transaction is authorized or approved, notwithstanding the fact that the standard of Section 5.7(a) was not met, provided that the terms of the contract or transaction are or were no less favorable to the Company than could be or could have been obtained between disinterested parties negotiating at an arms-length basis at the time the contract or transaction was entered into (and without the benefit of hindsight).

ARTICLE 6.

AMENDMENTS.

      SECTION 6.1.     Amendments.

      (a) Procedure for Amendments. Other than amendments by the Board under Section 6.1(b), amendments to this Agreement shall be proposed solely by the Board and approved by the Members. Following the Board’s approval of any proposed amendment, the Board shall submit to the Members a verbatim statement of the proposed amendment, providing that counsel for the Company has approved of the amendment in writing as to form. The Board shall include in any submission to the Members a recommendation as to the proposed amendment. The Board shall seek the approval of the Members on the proposed amendment by consent (written or electronic affirmation as determined by the Board) of the required number of Members or shall call a meeting of the Members to vote on the proposed amendment and to transact any other business deemed appropriate. A proposed amendment is adopted and is effective as an amendment of this Agreement if the amendment is approved by Members of each Class entitled to vote on the amendment. The Board shall incorporate any amendment as a restated Agreement effective as of the effective date of the amendment.

      (b) Amendments by Board. This Agreement may be amended by the Board, without Member approval, to the extent provided in: Section 2.4 for the Principal Place of Business; Section 2.6(c) for the Agent for Service of Process; Section 3.2(a), 3.2(b) and Section 3.2(c) for designations of Classes and issuance of Units; Section 3.6 as to Class designations under Section 3.2(a) and Appendix E; Section 3.8(g) for the Unit Transfer Policy; Section 5.3 as to the change in Directors; and Section 7.2 as to liquidating Distributions conforming to Class designations under Section 3.2(a) and Appendix E, which includes the authority of the Board to amend Appendices A, B, C, D, and E without Member approval.

      (c) Amendments of Sections by Specified Percentage. A provision of this Agreement that requires the approval or consent of a specified percentage or number in interest of the Members or any Class of Members may not be amended without the affirmative vote of Members holding at least the specified percentage or number of voting rights of all of the Members or of the specified Class.

      (d) Amendment of this Section. This Section shall not be amended without the approval or consent of at least two-thirds ( 2/3) of the voting power of Members holding each Class of Units.

ARTICLE 7.

DISSOLUTION AND WINDING UP

      SECTION 7.1.     Dissolution Commencement.

      (a) Dissolution Event. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of either of the following (each a “Dissolution Event”): (1) the affirmative vote of the Board and a majority of the voting power of each class of Members to dissolve, wind up, and liquidate the Company; or (2) the entry of a decree of judicial dissolution pursuant to the Act.

      (b) No Dissolution Prior to Dissolution Event. The Members agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

      SECTION 7.2.     Winding Up.

      Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, Unitholders and Members, and no Unitholder or Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Unitholders and Members until the time as the Property has been distributed pursuant to this Section and the Certificate of Formation has been canceled pursuant to the Act. The

Liquidator shall be responsible for overseeing the prompt and orderly winding up and dissolution of the Company. The Liquidator appointed under Section 7.6 shall take full account of the Company’s liabilities and Property and shall cause the Property or the proceeds from the sale of the Property, to be applied and distributed, to the maximum extent permitted by law, in the following order (subject to any priority Distributions applicable to Units of any specific Class or Classes and Appendix E):

(1) first, to creditors (including Directors, Members and Unitholders and Affiliates of Unitholders and Members, who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts, obligations and liabilities (whether by payment or making of reasonable provision for payment of the liabilities), other than debts, obligations and liabilities for which reasonable provision for payment has been made and those described in Section 7.2(2);

(2) second, the excess of the amounts paid in Section 7.2(1) above, to each holder of Patronage Notices in the amount of the Company’s remaining obligation with respect to the holder’s Patronage Notices on the books of the Company, as adjusted from time to time, or if the excess is inadequate to pay the Company’s total remaining obligation, then, the excess in proportion to each holder’s share of the Company’s remaining obligation; and

(3) third, the excess of the amounts paid in Sections 7.2(1) and 7.2(2) above, subject to any priorities in the designation of Unit Classes, to the Unitholders in accordance with the positive balance in their Capital Accounts after giving effect to all capital contributions, Distributions and allocations for all periods.

      SECTION 7.3.     Rights of Unitholders.

      Except as otherwise provided in this Agreement, in winding up under Section 7.2 each Unitholder shall look solely to the Property of the Company for any Distribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts, obligations and liabilities of the Company are insufficient to return the Capital Contributions, the Unitholders shall have no recourse against the Company or any other Unitholder or Unitholders.

      SECTION 7.4.     Notice of Dissolution.

      (a) Notice to Unitholders and Claimants. Within thirty (30) days after the occurrence of a Dissolution Event, the Board shall provide written notice of the Dissolution Event to each of the Members and any Unitholders who are not Members and the Board may notify its known claimants and/or publish notice as further provided in the Act.

      (b) Certificate of Cancellation. Upon completion of the distribution of the Company’s Property as provided in this Article 7, the Company shall be terminated, and the Liquidator shall cause the filing of a Certificate of Cancellation in accordance with the Act and shall take all other actions as may be necessary to terminate the Company.

      SECTION 7.5.     Allocations During Period of Liquidation.

      During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Unitholders pursuant to Section 7.2 (the “Liquidation Period”), the Unitholders shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Article 3 and Appendix E.

      SECTION 7.6.     The Liquidator.

      (a) Definition. The “Liquidator” shall mean a Person appointed by the Board to oversee the liquidation of the Company. The Liquidator may be the Board or a committee of three or more Directors appointed by the Board.

      (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 7 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

      (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys’ fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any act or omission, which attorneys’ fees may be paid as incurred, except to the extent the liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

      SECTION 7.7.     Form of Liquidating Distributions.

      For purposes of making Distributions required by Section 7.2, the Liquidator may determine whether to distribute all or any portion of the Property in kind or to sell all or any portion of the Property and distribute the proceeds from the sale.

ARTICLE 8.

MISCELLANEOUS

      SECTION 8.1.     Notices.

      A notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing, facsimile or electronic communication, as determined by the Board of Directors, and shall be deemed to have been delivered, given, and received for all purposes: (1) if delivered personally to the Person or to an officer of the Business Entity to whom the same is directed; or (2) when the same is actually delivered to the recipient’s address on record with the Company. Notices, payments and demands shall be transmitted or sent: (1) if to the Company, to the address determined pursuant to Section 2.4; and (2) if to the Unitholders or Members, to the address of the Unitholder or Member on record with the Company.

      SECTION 8.2.     Binding Effect.

      Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and Unitholders and their respective successors, transferees, and assigns, without the necessity of physical execution of this Agreement.

      SECTION 8.3.     Construction.

      Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member or Unitholder.

      SECTION 8.4.     Time.

      In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

      SECTION 8.5.     Headings.

      Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

      SECTION 8.6.     Severability.

      Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, the illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. Notwithstanding the foregoing, if the illegality or invalidity would be to cause the Members to lose the material benefit of their economic bargain, then the Members agree to negotiate in good faith to amend this Agreement in order to restore the lost material benefit.

      SECTION 8.7.     Incorporation By Reference.

      Every exhibit, schedule, and other appendix attached to this Agreement and referred to in this Agreement is not incorporated in this Agreement by reference unless this Agreement expressly provides that the exhibit, schedule or appendix is to be incorporated as part of this Agreement.

      SECTION 8.8. Variation of Terms.

      All terms and any variations of the terms shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the term may require.

      SECTION 8.9. Governing Law.

      The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising under this Agreement.

      SECTION 8.10. Specific Performance.

      Each Member and Unitholder agrees that the other Members and Unitholders would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy. Accordingly, it is agreed that, in addition to any other remedy to which the Company on behalf of the nonbreaching Members may be entitled, at law or in equity, the Company on behalf of the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction.

      SECTION 8.11. Consent to Jurisdiction.

      All actions, suits or proceedings arising out of or based upon this Agreement or the subject matter of this Agreement if brought by a person other than the Company shall be brought and maintained exclusively in the federal courts located in the State of Missouri, provided that upon determination by the Board of Directors, the Company has the right to bring, maintain, or remove any action, suit, or proceeding arising out of or based on this Agreement or the subject matter of this Agreement to any state or federal court located in the State of Delaware. Each of the Unitholders and Members: (1) shall irrevocably be subject to the jurisdiction of the federal courts located in the State of Missouri (or Delaware as applicable) for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter of this Agreement; and (2) waives to the extent not prohibited by applicable law, and shall not be entitled to assert, by way of motion, as a defense or otherwise, in any action, suit or proceeding, any claim that he, she, or it is not subject personally to the jurisdiction of one of the above-named courts, that he, she, or it is immune from extraterritorial injunctive relief or other injunctive relief, that he, she, or its property is exempt or immune from attachment or execution, that any action, suit or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter of this Agreement may not be enforced in or by any one of the above-named courts. Each Unitholder, Member, or other party to this Agreement shall be subject to service of process in any suit, action or proceeding in any manner permitted by the laws of the State of Missouri (or Delaware as applicable), shall be subject to service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to this Agreement on the records of the Company (on grounds that it is reasonably calculated to give actual notice) and waives and shall not be entitled to assert by way of motion, as a defense or otherwise, in any action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. The provisions of this Section shall not restrict the ability of any party to enforce in any court any judgment obtained in the federal courts located in the states of Missouri or Delaware.

      SECTION 8.12. Waiver of Jury Trial.

      To the extent not prohibited by applicable law which cannot be waived, the Company and each of the Unitholders and Members waive, and shall not be entitled to assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this Agreement or the subject matter of this Agreement, whether now existing or arising later and whether sounding in tort or contract or otherwise.

[Remaining Part of This Page is Intentionally Left Blank]

APPENDIX A
to Limited Liability
Company Agreement

PRINCIPAL PLACE OF BUSINESS

OF
U.S. PREMIUM BEEF, LLC

      The principal place of business of U.S. Premium Beef, LLC is 12200 North Ambassador Drive, Suite 501, Kansas City, Missouri 64163 and other places as determined by the Board of Directors of U.S. Premium Beef, LLC.

APPENDIX B
to Limited Liability
Company Agreement

AGENT FOR SERVICE

OF PROCESS
OF
U.S. PREMIUM BEEF, LLC

      The name and address of the agent for service of process on U.S. Premium Beef, LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

APPENDIX C
to Limited Liability
Company Agreement

UNIT TRANSFER POLICY

OF
U.S. PREMIUM BEEF, LLC

      SECTION 1.1.     Definitions, Applicability.

      (a) Definitions. The definitions of the Limited Liability Company Agreement (the “Agreement”) of U.S. Premium Beef, LLC (the “Company”) and Appendix E of the Agreement apply to this Unit Transfer Policy (the “Policy”).

      (b) Applicability. This Policy and Section 3.8 of the Agreement and the other applicable provisions of the Agreement apply to all Transfers of Units of the Company.

      (c) Intent of Policy. It is the intent of this Policy as it relates to any Transfers that: (1) the tax status of the Company is the same as for a partnership; (2) this Company preserve its partnership tax status by complying with Regulations, Section 1.7704-1, et seq., and any amendments; and (3) to the extent possible, this Policy shall be read and interpreted to prohibit the free transferability of Units.

      SECTION 2.1.     Complete Prohibition on Certain Transfers of Units.

      Notwithstanding any other provisions of this Policy, the following Transfers will be prohibited and the Board of Directors will have no authority to approve any of the following Transfers:

(1) a Transfer in violation of the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred;

(2) a Transfer that would cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(3) a Transfer that would cause the Company to lose its status as a partnership for federal income tax purposes; or

(4) a Transfer that would cause a termination of the Company for federal income tax purposes.

      SECTION 2.2.     Class A and Class B Units May Not Be Transferred Separately.

      For the period when Class A and Class B Units must be Transferred together under Section 3.2(b) of the Agreement, a Class A Unit may not be Transferred separately from a Class B Unit and a Class B Unit may not be transferred separately from a Class A Unit.

      SECTION 3.1.     Conditions to Permitted Transfers.

      (a) Requirement. A Transfer shall not be treated as a Permitted Transfer unless and until the conditions in this Section are satisfied.

      (b) Conveyance Documents. Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company documents and instruments of conveyance as may be necessary or appropriate in the opinion of legal counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of the Transfer, in form and substance satisfactory to legal counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with the Transfer.

      (c) Tax Information. The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. In addition, the transferee must consent to the use of the method and convention of allocating Profits and Losses for the year of the transfer that is specified in the Unit Transfer Policy. Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in the Agreement with respect to any Transferred Units until it has received this information.

      (d) Securities Compliance. Except in the case of a Transfer of Units involuntarily by operation of law, either (1) the Units are registered under the Securities Act, and any applicable state securities laws, or (2) if requested by the Board of Directors in its discretion, the transferor provides an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer is exempt from all applicable registration requirements and that the Transfer will not violate any applicable laws regulating the Transfer of securities.

      (e) Does Not Cause Company To Be Investment Company. Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its sole discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

      (f) Does Not Cause Company To Be Publicly Traded Partnership. Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code.

      (g) Transferee Is Not A Competitor Of The Company. Except in the case of a Transfer of Units involuntarily by operation of law, the Board must determine (in its sole discretion) that the transferee is not a competitor of the Company or the Company’s Affiliates, or an Affiliate of a competitor of the Company or a Person who as a Unitholder or Member would or may be detrimental to the interests of the Company. The Unitholder and proposed transferee shall submit information requested by the Board to make the determination.

      (h) Tax Status Compliance. Unless otherwise approved by the Board of Directors, a Transfer of Units shall not be made except upon terms which would not, in the opinion of legal counsel chosen by and mutually acceptable to the Board and the transferor, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. In determining whether a particular proposed Transfer will result in a termination of the Company, legal counsel to the Company shall take into account the existence of prior written commitments to Transfer and the commitments shall always be given precedence over subsequent proposed Transfers.

      (i) Suspension Of Transfers After Dissolution Event. No notice or request initiating the procedures contemplated by this Section may be given by Unitholder after a Dissolution Event has occurred.

      (j) Board May Waive Conditions. Subject to Section 2.1 of this Policy, the Board of Directors shall have the authority to waive any legal opinion or other condition required in this Section.

      SECTION 3.2.     Distributions And Allocations In Respect To Transferred Units.

      If any Unit is transferred in compliance with the Transfer Restrictions, then Profits and Losses, each item thereof, and all other items attributable to the Units for the fiscal year of the Transfer shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the fiscal year in accordance with Code Section 706(d). Solely for purposes of making the allocations, the Company shall use a monthly proration method and convention that divides and allocates the Profits, Losses and items between the transferor and transferee based on the portion of the year that has elapsed prior to the Transfer determined by recognizing the Transfer as of the beginning of the calendar month following the calendar month in which the notice, documentation and information and approval requirements of the Transfer have been substantially complied with. All Distributions on or before the end of the calendar month in which the requirements have been substantially complied with shall be made to the transferor and all Distributions thereafter shall be made to the transferee. The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to the allocations and Distributions by resolution or by amending this Section; provided, that reasonable notice of any change is given to the Unitholders in advance of the change. Neither the Company, the Board, any Director nor any Unitholder shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section, whether or not the Board or any Director or the Company or any Unitholder has knowledge of any Transfer of ownership of any interest in the Company. The Unitholders acknowledge that the method and convention designated herein constitutes an “agreement among the partners” within the meaning of Regulations, Section 1.706-1.

      SECTION 3.3.     Other Rules Regarding Transfers.

      (a) Market Of Units Not Made. A Unitholder may not: (1) make a market in Units; (2) Transfer its Units on an established securities market, a secondary market (or the substantial equivalent of those markets) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published); and (3) in the event the Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent of a secondary market, Transfer any Units through a matching service that is not approved in advance by the Company. A Unitholder may not Transfer any Units to any Person unless the Person agrees to be bound by the Transfer Restrictions and to Transfer the Units only to Persons who agree to be similarly bound.

      (b) Units Acquired for Unitholder’s Account. The acquisition of Units by a Unitholder shall be deemed to be a representation and warranty to the Company and the other Unitholders, that the Unitholder’s acquisition of Units is made as principal for the Unitholder’s own account and not for resale or distribution of the Units to others in violation of securities laws as determined by the Company and its legal counsel.

APPENDIX D
to Limited Liability
Company Agreement

BOARD OF DIRECTORS

OF
U.S. PREMIUM BEEF, LLC

	Term
Director	Expires	Classification	Position

Terry Ryan	2006	Class A Elected Even Slot	Chair
Mark Gardiner	2004	Class A Elected Seedstock	Vice Chair
John Fairleigh	2006	Class A Elected Even Slot	Secretary
John Adams	2005	Class A Elected Odd Slot
Kelly Giles	2005	Class A Elected Odd Slot
Doug Laue	2004	Class A Elected Even Slot
Terry Nelson	2004	Class A Elected Odd Slot

APPENDIX E

to Limited Liability
Company Agreement

ALLOCATIONS, DISTRIBUTIONS, TAX MATTERS, AND ACCOUNTING

      The Sections in this Appendix E relate to allocations, distributions, tax matters, accounting, dissolution and other related matters. The numbering of the Sections is not sequential but the Sections are numbered to reflect the numbering conventions of certain forms.

ARTICLE I.

THE COMPANY

      SECTION 1.10.     Definitions.

      The definitions in this section (and the definitions in Section 1.2 of the Agreement) apply to this Appendix E. References to Articles and Sections refer to Articles and Sections in this Appendix E unless the context implies or it is stated otherwise.

      “Adjusted Capital Account Deficit” means, with respect to any Unitholder, the deficit balance, if any, in the Unitholder’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) Credit to the Capital Account any amounts which the Unitholder is deemed to be obligated to restore pursuant to the next to the last sentences in Regulations, Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to the Capital Account the items described in Regulations, Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

      The foregoing definition is intended to comply and shall be interpreted consistently with the provisions of Regulations, Section 1.704-1(b)(2)(ii)(d).

      “Capital Account” means the capital account maintained for each Unitholder in accordance with Section 2.4.

      “Capital Contributions” means, with respect to any Unitholder, the amount of cash, property, services rendered, or a promissory note or other obligation to contribute cash or property or to perform services contributed to the Company with respect to the Units in the Company held or purchased by the Unitholder.

      “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

      “Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Regulations, Sections 1.704-2(b)(2) and 1.704-2(d).

      “Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year, Depreciation shall be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the Fiscal Year bears to the beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of the Fiscal Year is zero, Depreciation shall be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Board.

      “Fiscal Year” means, subject to a change in Fiscal Year pursuant to Section 8.1(b), the fiscal year of the Company, which shall be the Company’s taxable year as determined under Regulations Section 1.441-1 or Section 1.441-2 and the Regulations under Section 706 of the Code or, if the context requires, any portion of a fiscal year for which an allocation of Profits, Losses or other allocation items or a Distribution is to be made; provided that the Board may designate a different fiscal year for GAAP reporting purposes but that designation shall not affect the taxable year of the Company or the provisions of this Agreement relating to Capital Accounts, allocations of Profits, Losses or other allocation items, or Distributions.

      “GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

      “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross fair market value of such asset, as determined by the Board, provided that Property owned by the Company immediately after the effective time of the Restructuring shall be deemed to have been accepted by the Company as a Capital Contribution of Property having an aggregate gross fair market value, net of minority interest and marketability discounts to be determined by appraisal to be obtained by the Cooperative and approved by the Board shortly before the Restructuring;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as determined by the Board as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution; (ii) the Distribution by the Company to a Unitholder of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) other times as the Regulations may permit; provided that an adjustment described in clauses (i), (ii), and (iv) of this subparagraph shall be made only if the Board determines that such adjustment is necessary to reflect the relative economic interests of the Unitholders in the Company;

(c) The Gross Asset Value of any item of Company assets distributed to any Unitholder shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of Distribution as determined by the Board; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (d) of the definition of “Profits” and “Losses” or Section 3.3(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

      If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (b) or (d), the Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits, Losses and other allocation items.

      “Liquidation Period” has the meaning set forth in Section 7.5 of the Agreement.

      “Liquidation Provisions” means the provisions of Article XII of this Appendix E and Article 7 of the Agreement.

      “Liquidator” has the meaning set forth in Section 7.6 of the Agreement.

      “Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

      “Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debts, obligations and liabilities of the Company, including Patronage Notices, capital improvements, replacements, and contingencies, all as reasonably determined by the Board. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

      “Nonrecourse Deductions” has the meaning set forth in Regulations, Sections 1.704-2(b)(1) and 1.704-2(c).

      “Nonrecourse Liability” has the meaning in Regulations, Section 1.704-2(b)(3).

      “Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for the Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to the taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations, Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from the taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of the Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Unitholder’s interest in the Company, the amount of the adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 3.3 and Section 3.4 shall not be taken into account in computing Profits or Losses.

      The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 and Section 3.4 shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

      “Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as the regulations are amended from time to time.

      “Regulatory Allocations” has the meaning set forth in Section 3.4.

      “Unitholder Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations, Section 1.704-2(b)(4).

      “Unitholder Nonrecourse Debt Minimum Gain” means an amount, with respect to each Unitholder Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Unitholder Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations, Section 1.704-2(i)(3).

      “Unitholder Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations, Sections 1.704-2(i)(1) and 1.704-2(i)(2).

ARTICLE II.

CAPITAL AND INTERESTS

      SECTION 2.4.     Capital Accounts.

      A Capital Account shall be maintained for each Unitholder in accordance with the following provisions. To facilitate the accounting for acquisitions, ownership and transfers of more than one Class of Units by a Unitholder, each Unitholder’s Capital Account shall be subdivided into separate Capital Accounts for each Class of Units owned, and the following adjustments to Capital Accounts shall be made by reference to Units of each Class of Units owned:

(a) To each Unitholder’s Capital Account there shall be credited (i) the initial Gross Asset Value of any Property, including money contributed to the Company as a Capital Contribution with respect to the Units in the Company held by the Unitholder, (ii) the Unitholder’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 and Section 3.4, and (iii) the amount of any Company liabilities assumed by the Unitholder or which are secured by any Property distributed to the Unitholder. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Unitholder related to the maker of the note within the meaning of Regulations, Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Unitholder until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations, Section 1.704-1(b)(2)(iv)(d)(2);

(b) To each Unitholder’s Capital Account there shall be debited (i) the Gross Asset Value of any Property including money distributed to the Unitholder pursuant to any provision of this Agreement, (ii) the Unitholder’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.3 and Section 3.4, and (iii) the amount of any liabilities of the Unitholder assumed by the Company or which are secured by any Property contributed by the Unitholder to the Company including the Unitholder’s share, determined in proportion to Class A Units issued in the Restructuring, of liabilities for which the Company is obligated immediately after the effective time of the Restructuring, including the obligation represented by Patronage Notices to the extent of their fair market value as determined by an appraisal to be obtained by the Cooperative shortly before the Restructuring;

(c) In the event Units are Transferred in accordance with the terms of Article 3 of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations; provided, that the amount of the liability for Patronage Notices for which the Company is obligated immediately after the effective time of the Restructuring shall be the aggregate amount by which the gain or loss recognized by the shareholders of the Cooperative in the Restructuring is adjusted to take into account the payment obligation represented by the Patronage Notices.

The foregoing provisions and the other provisions of this Agreement relating to allocation of Profits, Losses and other allocation items, nonliquidating Distributions, liquidating Distributions, and the maintenance of Capital Accounts, including and subject to Section 12.1 of this Appendix E, are intended to comply with Regulations, Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with the Regulations. In the event the Board shall determine that it is prudent, the Board may modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Unitholders), are computed in order to comply with the Regulations. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Unitholders and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations, Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Regulations, Section 1.704-1(b).

ARTICLE III.

ALLOCATIONS

      SECTION 3.1.     Profits.

      After giving effect to the special allocations in Section 3.3 and Section 3.4 of this Appendix E, Profits for any Fiscal Year shall be allocated thirty-three percent (33%) to Class A and then to Class A Unitholders in proportion to Class A Units held, and sixty-seven percent (67%) to Class B and then to Class B Unitholders in proportion to Class B Units held. The stated percentages are subject to change if the Company issues additional Units pursuant to Section 3.2(c) of the Agreement.

      SECTION 3.2.     Losses.

      After giving effect to the special allocations in Section 3.3 and Section 3.4 of this Appendix E, and except as otherwise provided in Section 3.5 of this Appendix E, Losses for any Fiscal Year shall be allocated thirty-three percent (33%) to Class A and then to Class A Unitholders in proportion to Class A Units held, and sixty-seven percent (67%) to the Class B and then to Class B Unitholders in proportion to Class B Units held. The stated percentages are subject to change if the Company issues additional Units pursuant to Section 3.2(c) of the Agreement.

      SECTION 3.3.     Special Allocations.

      The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Unitholder shall be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Unitholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations, Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations, Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations, Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Unitholder Minimum Gain Chargeback. Except as otherwise provided in Regulations, Section 1.704-2(i) (4), notwithstanding any other provision of this Section, if there is a net decrease in Unitholder Nonrecourse Debt Minimum Gain attributable to a Unitholder Nonrecourse Debt during any Fiscal Year, each Unitholder who has a share of the Unitholder Nonrecourse Debt Minimum Gain attributable to the Unitholder Nonrecourse Debt, determined in accordance with

Regulations, Section 1.704-2(i) (5), shall be specially allocated items of Company income and gain for the Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the Unitholder’s share of the net decrease in Unitholder Nonrecourse Debt, determined in accordance with Regulations, Section 1.704-2(i) (4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Unitholder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations, Sections 1.704-2(i) (4) and 1.704-2(j) (2). This Section 3.3(b) is intended to comply and shall be interpreted consistently with the minimum gain chargeback requirement in Regulations, Section 1.704-2(i) (4).

(c) Qualified Income Offset. In the event any Unitholder unexpectedly receives any adjustments, allocations, or Distributions described in Regulations, Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to the Unitholder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Unitholder as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that the Unitholder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.3(c) were not in this Appendix E.

(d) Gross Income Allocation. In the event any Unitholder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Unitholder is obligated to restore pursuant to the penultimate sentences of Regulations, Sections 1.704-2(g)(1) and 1.704-2(i)(5), each Unitholder shall be specially allocated items of Company income and gain in the amount of the excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Unitholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article III have been made as if Section 3.3(c) and this Section 3.3(d) were not in this Appendix E.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unitholders in the manner which Profits would be allocated under Section 3.1 determined without regard to the other provisions of this Article III.

(f) Unitholder Nonrecourse Deductions. Any Unitholder Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Unitholder who bears the economic risk of loss with respect to the Unitholder Nonrecourse Debt to which such Unitholder Nonrecourse Deductions are attributable in accordance with Regulations, Section 1.704-2(i)(1).

(g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Unitholder in complete liquidation of the Unitholder’s interest in the Company, the amount of the adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and the gain or loss shall be specially allocated to the Unitholders in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unitholder to whom the Distribution was made in the event Regulations, Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h) Issuance of a Capital Interest for Services. If the Company issues Units in consideration of services that would entitle the recipient to share in liquidation proceeds if the Company were hypothetically liquidated immediately following the issuance (a capital interest for federal income tax purposes), gross receipts of the Company shall be specially allocated to the recipient in the amount of the entitlement.

      SECTION 3.4.     Curative Allocations.

      The allocations set forth in Sections 3.3(a) through (g) and 3.5 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Article III (other than the Regulatory Allocations), the Board shall make the offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Unitholder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Unitholder would have had if the Regulatory Allocations were not part of the Agreement.

      SECTION 3.5.     Loss Limitation.

      Losses allocated pursuant to Section 3.2 shall not exceed the maximum amount of Losses that can be allocated without causing any Unitholder to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Unitholders would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2, the limitation set forth in this Section 3.5 shall be applied on a Unitholder by Unitholder basis among the Units, so as to allocate the maximum permissible Losses to each Unitholder under Regulations, Section 1.704-1(b)(2)(ii)(d).

      SECTION 3.6.     Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined by the Board using any permissible method under Code Section 706 and the Regulations under Code Section 706.

(b) If additional Units are issued pursuant to Section 3.2(c) of the Agreement during a Fiscal Year, the Profits, Losses and other items allocated with respect to the Class of Units issued for that Fiscal Year will be allocated among the Unitholders of that Class in a manner that takes into account their varying interests in the Company during the Fiscal Year using any permissible methods under Code Section 706 and the Regulations under Code Section 706 and any conventions permitted by law as may be specified in the terms governing the issuance of the Units or, if not specified, as directed by the Board.

(c) The Unitholders agree to be bound by the provisions of this Article III in reporting their shares of Company income and loss for income tax purposes.

(d) Solely for purposes of determining a Unitholder’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations, Section 1.752-3(a) (3), the Unitholders’ aggregate interests in Company profits shall be deemed to be as provided in the capital accounts.

(e) To the extent permitted by Regulations, Section 1.704-2(h) (3), the Unitholders shall endeavor to treat Distributions as having been made from the proceeds of a Nonrecourse Liability or a Unitholder Nonrecourse Debt only to the extent that the Distributions would cause or increase an Adjusted Capital Account Deficit for any Unitholder.

      SECTION 3.7.     Tax Allocations: Code Section 704(c).

(a) In accordance with Code Section 704(c) and the Regulations under Section 704(c), income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unitholders so as to take into account any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value).

(b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain,

loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations under Code Section 704(c).

(c) Allocations pursuant to this Section shall be made as required or permitted by Regulations, Section 1.704-3 pursuant to such method provided therein as may reasonably be designated by the Board. Any elections or other decisions relating to allocations under this Section will be made in any manner that the Board reasonably determines to reflect the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses and other allocation items or Distributions under any provision of this Appendix E or the Agreement.

ARTICLE IV.

DISTRIBUTIONS

      Section 4.1. Net Cash Flow.

      The Board may make Distributions of Net Cash Flow at times and in aggregate amounts determined by the Board in its sole discretion. When the Board determines that a Distribution is to be made, except as otherwise provided in the Liquidation Provisions, Net Cash Flow, if any, shall be distributed: (1) thirty-three percent (33%) to Class A and then to Class A Unitholders in proportion to Class A Units held; and (2) sixty-seven percent (67%) to Class B and then to Class B Unitholders in proportion to Class B Units held. The stated percentages are subject to change if additional Units are issued pursuant to Section 3.2(c) of the Agreement.

      SECTION 4.2.     Amounts Withheld.

      All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, Distribution or allocation to the Company or the Unitholders shall be treated as amounts paid or distributed, as the case may be, to the Unitholders with respect to which the amount was withheld pursuant to this Section for all purposes under this Agreement. The Company is authorized to withhold from payments and Distributions, or with respect to allocations to the Unitholders, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Unitholders with respect to which such amount was withheld.

      SECTION 4.3.     Limitations Of Distributions.

(a) The Company shall make no Distributions to the Unitholders except as provided in this Article IV, Article XII, Article 7 of the Agreement and Section 3.6 of the Agreement.

(b) A Unitholder may not receive a Distribution from the Company to the extent that, after giving effect to the Distribution, all liabilities of the Company, other than liability to Unitholders on account of their Capital Contributions, would exceed the Gross Asset Value of the Company’s assets.

ARTICLE V.

[RESERVED]

ARTICLE VI.

[RESERVED]

ARTICLE VII.

[RESERVED]

ARTICLE VIII.

ACCOUNTING, BOOKS AND RECORDS

      SECTION 8.1.     Accounting, Books And Records.

(a) The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, consistently applied; provided, that the financial provisions in the Agreement relating to Capital Contributions, Profits, Losses and other allocation items, Distributions and Capital Accounts shall be construed and determined in accordance with this Agreement without regard to whether such provisions are inconsistent with GAAP. The books and records shall reflect all the Company’s transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain all of the following:

(i) a current list of the full name and last known business or residence address of each Unitholder set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Unitholder;

(ii) the full name and business address of each Director;

(iii) a copy of the Certificate of Formation and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate of Formation or any amendments thereto have been executed;

(iv) copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(v) a copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

(vi) copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

(vii) the Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

(b) The Company shall use the accrual method of accounting in preparing its financial reports and for tax purposes and shall keep its books and records accordingly. The Board may, without any further consent of the Unitholders (except as specifically required by the Code), apply for IRS consent to, and otherwise effect a change in, the Company’s Fiscal Year.

      SECTION 8.2.     Reports.

(a) In General. The chief financial officer of the Company (or other officer determined by the Board or the CEO) shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company’s accountants.

(b) Financial Statements. The Company shall maintain the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Unitholder’s Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and file with the Securities and Exchange Commission, if required, for purposes of reporting under the Securities Exchange Act of 1934, Regulation S-X).

(i) As soon as practicable following the end of each GAAP Fiscal Year (and in any event not later than one hundred and twenty (120) days after the end of the GAAP Fiscal Year) and at the time as Distributions are made to the Unitholders pursuant to the Liquidation Provisions following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of the GAAP Fiscal Year and the related statements of operations, statement of Unitholders’ Capital and changes therein, and cash flows for the GAAP Fiscal Year, together with appropriate notes to the financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding GAAP Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding GAAP Fiscal Years (in the case of the statements).

(ii) If required by the Securities and Exchange Commission, as soon as practicable following the end of the first three quarters of each GAAP Fiscal Year (and in any event not later than forty-five (45) days after the end of such quarter), an unaudited balance sheet of the Company as of the end of such quarter and the related unaudited statements of operations and cash flows for such GAAP Fiscal Quarter and for the GAAP Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior GAAP Fiscal Year’s quarter and the quarter just completed.

      SECTION 8.3.     Tax Matters.

(a) Generally. The Board shall have the power and authority, without any further consent of the Members being required: (1) to cause the Company to make or revoke any and all elections for federal, state, local, and foreign tax purposes including an election pursuant to Code Section 754; (ii) to extend the statute of limitations for assessment of tax deficiencies against the Unitholders with respect to adjustments to the Company’s federal, state, local or foreign tax returns; (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Unitholders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Unitholders in their capacities as Unitholders; and (iv) to file or amend any tax returns and execute any agreements or other documents relating to or affecting tax matters, including agreements or other documents that bind the Unitholders with respect to tax matters. The Board shall designate a qualifying Member to act as the tax matters partner within the meaning of and pursuant to Regulations, Sections 301.6231(a)(7)-1 and -2 or any similar provision under state or local law.

(b) Tax Information. Necessary tax information shall be delivered to each Unitholder as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

ARTICLE IX.

[RESERVED]

ARTICLE X.

[RESERVED]

ARTICLE XI.

[RESERVED]

ARTICLE XII.

DISSOLUTION AND WINDING UP

      SECTION 12.1.     Compliance With Certain Requirements Of Regulations; Deficit Capital Accounts.

      In the event the Company is “liquidated” within the meaning of Regulations, Section 1.704-1(b)(2)(ii)(g), Distributions shall be made pursuant to the Liquidation Provisions to the Unitholders who have positive Capital Accounts in compliance with Regulations, Section 1.704-1(b)(2)(ii)(b)(2). If any Unitholder has a deficit balance in his Capital Account (after giving effect to all Capital Contributions, Distributions and allocations of Profits, Losses and other allocation items for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Unitholder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the Distributions that would otherwise be made to the Unitholders pursuant to the Liquidation Provisions may be:

(a) Distributed to a trust established for the benefit of the Unitholders for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Unitholders from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Unitholders pursuant to Section 7.2 of the Agreement; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that the withheld amounts shall be distributed to the Unitholders as soon as practicable.

      SECTION 12.2.     Deemed Distribution And Recontribution.

      Notwithstanding any other provision of the Liquidation Provisions, in the event the Company is liquidated within the meaning of Regulations, Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the debts, obligations and liabilities of the Company shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in the new company, and immediately thereafter, the Company will be deemed to liquidate by distributing the interest in the new company to the Unitholders.

      SECTION 12.3.     Character Of Liquidating Distributions.

      All payments made in liquidation of the interest of a Unitholder in the Company shall be made in exchange for the interest of such Unitholder in Property pursuant to Section 736(b)(1) of the Code, including the interest of the Unitholder in Company goodwill.

APPENDIX E

U.S. PREMIUM BEEF LIMITED

Fair Market Value

As of December 31, 2003

Prepared for

The Board of Directors

U.S. Premium Beef Ltd.
Kansas City, MO

AMERICAN APPRAISAL ASSOCIATES

February 13, 2004

The Board of Directors

U.S. Premium Beef Ltd.
12200 N. Ambassador Drive,
Kansas City, MO 64163-1244

Gentlemen,

      In accordance with your authorization, we have made an appraisal to estimate the fair market value of a 100% interest in the outstanding common shares of US Premium Beef Limited (“USPB” or “the Company”) as of December 31, 2003 (the “Valuation Date”). In addition, we have made an appraisal of a minority interest in the common shares of US Premium Beef Limited. It is our understanding that this appraisal will be used in conjunction with the Company’s conversion from a Cooperative Corporation to a Limited Liability Company (“LLC”). It is entirely inappropriate to use this report for any reason other than the one stated herein.

      We have been advised that the holders of USPB’s common shares will be issued with one Class A and one Class B unit of the LLC (collectively referred to hereafter as “one LLC unit”) for each common share held at the date of the conversion. For the purposes of this report, any reference to the fair market value of common shares of USPB shall be deemed to mean the fair market value of an LLC unit.

      We were also requested to provide a calculation of a Business Enterprise Value (“BEV”) for regulatory and tax reporting purposes in connection with the conversion.

      This report is intended to comply with the reporting requirements set forth by the Uniform Standards of Professional Appraisal practice (“USPAP”) for a Summary Appraisal Report. As such the report will present a condensed discussion of the data, reasoning, and analysis used in the appraisal process to develop our opinion of value. Supporting documentation concerning the data, reasoning and analysis will be retained as a part of our work papers. The depth of discussion contained in this report is specific to your needs and for the intended use of the appraisal. American Appraisal Associates, Inc. is not responsible for the unauthorized use of this report.

      At the Valuation Date, USPB’s primary asset was its Class A and Class B holdings in an operating company, National Beef Packing LLC (“NBP”, or “National Beef”). Accordingly, it was necessary to appraise NBP in order to estimate the value of USPB. The remainder of this letter will set forth the purpose and scope of the valuation, provide a brief description of USPB, NBP, the methodologies utilized herein, and the conclusions of value for USPB and NBP.

AMERICAN APPRAISAL ASSOCIATES

Basis of Value

      Fair market value is commonly defined as the price at which the interest might exchange hands between a willing buyer and a willing seller, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

Valuation Process

      The valuations of both USPB and NBP included consideration of the factors affecting the operation of their businesses and the ability to generate future investment returns, as set forth in Revenue Ruling 59-60. These factors are as follows:

•	Nature of the business and the history of the enterprise from its inception

•	Economic outlook in general and the condition and outlook of the specific industry in particular

•	Book value of the stock and the financial condition of the business

•	Earning capacity of the company

•	Dividend-paying capacity of the company

•	Whether or not the enterprise has goodwill or other intangible value

•	Sales of the stock and the size of the block of stock to be valued

•	Market price of stocks of corporations engaged in the same or a similar line of business, having their stocks actively traded in a free and open market, either on an exchange or over-the-counter.

US PREMIUM BEEF LIMITED

US Premium Beef Limited

      US Premium Beef Limited (“USPB” or “the Company”) was formed in July 1996 as a Kansas Cooperative Corporation by shareholders consisting of cattle ranchers and feedlot owners and operators. At the Valuation Date, USPB’s primary asset was its Class A and Class B holdings in an operating company, National Beef Packing LLC. NBP is the fourth largest beef processing company in the United States. The acquisition of USPB’s interest in NBP is described in more detail later in this opinion.

      In addition to its interest in NBP, USPB also has business operations of its own. The Company incurs annual expenses of approximately $US 3.5 million to coordinate the orderly flow of cattle to NBP’s processing facilities and to enhance the quality of cattle produced by its members. Management expects that this annual expenditure will increase at the rate of inflation for the foreseeable future.

      USPB also supplies approximately 29% of NBP’s annual cattle requirements on a cost flow through basis. Under the terms of their “Cattle Purchase and Sale Agreement”, NBP is obligated to purchase from USPB on an annual basis, 2.4 million head of cattle multiplied by USPB’s percentage interest in National Beef. To the extent that the annual cattle requirements of National Beef exceeds 2.4 million head, USPB has the right to sell and deliver to NBP a number of cattle equal to the excess requirement multiplied by its percentage interest in NBP.

      Existing USPB shareholders have the right and obligation to deliver (the “right to deliver”) to USPB one finished animal per year for each share they own. Shareholders (i.e. full members) can also lease their shares to other producers provided that the latter first become associate members of USPB through payment of a membership fee. The lessee acquires the aforementioned “right to deliver” for the term of the lease. We understand from our conversations with management that at the Valuation Date, a reasonable per share lease rate approximated $5 per year.

Valuation Methodology and Approach

      There are three traditional approaches to value — income, market and cost. In an income approach, value is dependent on the present worth of future economic benefits to be derived from ownership. Value indications are developed by discounting future net cash flows available for distribution to their present worth at market based rates of return.

      Value estimates are established in a market approach by an analysis of recent sales or offerings of comparable property. When applied to the valuation of common stock, consideration is given to the financial condition and operating performance of the company being appraised relative to those of publicly traded companies in the same or similar lines of business and thought to be subject to corresponding economic, environmental and regulatory factors.

      The cost approach considers the value of a property to a knowledgeable, prudent investor to be that amount currently required to erect or construct a facility of equal utility. As applied to the valuation of a business, the cost approach calls for a summation of the fair market value of each asset and a reduction of that aggregate by the total of the company’s liabilities.

      The fair market value of USPB was estimated using an Adjusted Balance Sheet approach. This involves restating the balance sheet of USPB at the Valuation Date to reflect the fair market values of the respective assets and liabilities. The fair market value of a 100% interest in the common shares is calculated as the aggregate value of its assets minus the value of its liabilities. The first step in appraising USPB was to estimate the value of its Class A and Class B shares in NBP.

NATIONAL BEEF PACKING LLC

National Beef Packing LLC

      National Beef Packing LLC is a Delaware Limited Liability Corporation and is the successor entity to the former Farmland National Beef Packing Company (“FNBPC”) as a result of the transaction outlined below.

      On June 12, 2003 US Premium Beef entered into an agreement with Farmland Industries Inc. (“Farmland”) to acquire its 71.2% partnership interest in FNBPC. USPB, which already owned the remaining 28.8% partnership interest in FNBPC, formed NB Acquisition LLC, and with other shareholders completed the transaction. The aggregate price for the purchase of Farmland’s 71.2% interest was $236.8 million. Post transaction, the ownership of NBP’s voting units was:

Owner	% of Class

US Premium Beef	53.2%
Beef Products Inc.	20.2%
Management, including the Miller	26.6%

Group	100.0%

      Despite owning 53.2% of the voting units, USPB does not enjoy majority control of NBP. Section 6.6 of the Limited Liability Company Agreement states that no major action affecting the direction of NBP shall be taken without the prior written consent of: (i) each member holding not less than 10% of the then outstanding Class B units; and (ii) the Miller Group manager, as long as the Miller Group together holds an aggregate of at least 10% of the then outstanding Class B units. These actions include mergers or consolidations, dispositions of all or any of NBP’s major assets, any modifications in the rights, preferences or privileges of any class of units issued by the company, and a variety of other major business decisions. Major decisions then, cannot be made by USPB alone, but require the unanimous consent of USPB, Beef Products Inc. and the Miller Group.

      At the Valuation date, the Members’ Capital of NBP consisted of both Class A and Class B units.

      The Class A units are non-voting and are entitled to an annual dividend of 5% per year on the face amount of the units. The distribution is payable quarterly in cash to the extent permitted by NBP’s senior lenders and noteholders. Holders of the Class A units are entitled, upon liquidation of NBP, to priority payment of the face value of the units plus accumulated unpaid dividends.

      The Class B units are entitled to receive all assets available for distribution upon liquidation after priority payment to the Class A unit holders. Class B interests will be allocated the residual of income or loss earned by NBP after the priority distribution to the Class A units, including quarterly distributions of 48% of NBP’s taxable net income to make tax payments.

Operations

      NBP is the fourth largest beef processing company in the United States. We understand that NBP processed approximately 10.5% of fed cattle in the United States for the fiscal year ended 2002, and that the Company processes, packages, and delivers fresh beef for sale to customers in the U.S. and international markets. NBP also sells value added beef products including branded, boxed, case ready and chilled export beef. In the last fiscal year, 83% of revenues were generated in the United States with export markets accounting for the 17% balance, and management has commented that National Beef realizes its highest margins on sales to the Japanese market. Products are sold to retailers, distributors, food service providers and the US military.

      National Beef operates beef slaughter and processing facilities in Liberal and Dodge City, Kansas, and case ready beef processing facilities in Hummels Wharf, Pennsylvania and Moultrie, Georgia. NBP also holds a 76.9% interest in Kansas City Steak Company, a portion control processing facility operating in Kansas City. A wholly owned subsidiary, National Carriers Inc., located in Liberal, Kansas provides logistics services to NPB and third parties.

Employees

      NBP employs approximately 6,200 people under the leadership of a managerial group comprising:

Name	Title

John R. Miller	Chief Executive Officer and Manager
Timothy M. Klein	President and Chief Operating Officer
Jay D. Nielsen	Chief Financial Officer

Competition

      The US beef processing industry is highly concentrated, with the top four packers processing over 85% of fed cattle in 2002. The top four participants in order of size are: Tyson’s IBP Fresh Meats, Cargill’s Excel unit, Swift & Company, and National Beef Packing Limited.

      The beef processing industry is characterized by high fixed costs, so that profitability is driven mainly by plant throughput. In recent years, demand for beef products has been relatively stable, and according to the US Department of Agriculture (“USDA”), beef production in the United States approximated 26.3 billion pounds in 2003.

      Previously intensive industry competition has increased significantly since the USDA’s announcement of the first case of Mad Cow disease (“BSE”) in the United States. The resulting foreign bans on the import of US beef (the USDA believes that Canada will remain the only major importing country accepting American beef) has led to an increase in domestic supply, as product previously destined for export must now be sold in the US.

Financial Highlights

      The following table shows NBP’s financial performance from FYE 2000 through FYE 2003:

	August 30	August 31	August 25	August 26
	2003	2002	2001	2000

	($US millions)
Sales	3,661.5	3,246.8	3,069.5	2,824.9
Cost of Goods Sold	3,517.1	3,126.3	2,945.8	2,697.0

Gross Profit	144.4	120.5	123.8	128.0
Operating Expenses	46.7	41.6	40.6	35.6

Operating Income	97.7	79.0	83.2	92.3
Operating EBITDA	$118.7	$97.5	$99.5	$107.1

      NBP has been profitable for each of the last 4 years, and during this period has increased its revenues and operating EBITDA by compound annual rates of 9.0% and 3.5% respectively. NBP’s business is seasonal with the highest period of demand for its products driven by the summer barbecue season.

Valuation of National Beef Packing

      Indications of the fair market value of NBP’s Members’ Capital were developed utilizing the market approach. We employed two forms of the market approach, the Guideline Company Method (“GCM”) and the Guideline Transaction Method (“GTM”) to estimate NBP’s business enterprise value. “Business enterprise value” or “BEV” is defined here as the value of a company’s total invested capital — the sum of the market values of a company’s interest bearing debt and equity. We then estimated the value of National Beef’s Members’ Capital by subtracting its interest bearing debt, and adding any redundant assets. When using the GCM, we would normally apply a control premium because the market multiples used in the GCM are based on transaction prices involving minority blocks of stock. However, as mentioned previously, USPB’s holding in NBP was not a controlling interest. Accordingly, no premium has been applied.

Market Approach — Guideline Company Method

      The Guideline Company Method makes use of market price data of stocks of corporations engaged in the same or similar line of business as that of the subject company. Stocks of these corporations are actively traded in a public, free, and open market, either on an exchange or over-the-counter basis. Although no two companies are entirely alike, a prudent investor might consider investment in one or all of the guideline companies as an alternative to investment in NBP.

Comparable Companies Search

      Comparable companies operating in Standard Industrial Classification Codes 2011 and 2015 (companies primarily engaged in animal slaughter, packing and processing) were identified. The search was then expanded to include agricultural commodities producers with similar characteristics to NBP, namely; limited branding, comparable profitability, and which are subject to commodity price volatility. The public companies identified in the search were evaluated and many of the companies initially identified were eliminated because of broad differences in product sold, degree of branding, size, and earnings. The remaining firms were reviewed and sorted with primary emphasis on the following characteristics:

•	Similarity of product lines, markets and operations

•	Sales growth

•	Profitability

•	Leverage

•	Liquidity

      The list of guideline companies selected were:

•	Tyson Foods Inc.

•	Pilgrim’s Pride Corporation

•	Smithfield Foods Inc.

•	Hormel Foods Inc.

•	Sanderson Farms Inc.

•	Archer Daniels Midland Company

•	Bunge Limited

      A brief outline of each firm follows.

Tyson Foods Inc.

      Tyson Foods Inc. (“Tyson”) is an integrated producer and distributor of beef, chicken, pork, prepared foods and related products with annual sales of approximately $24.5 billion. Tyson is also involved in the slaughter of live fed cattle and hogs and processing of dressed beef and pork carcasses into case ready product. Tyson’s products are distributed through multiple channels, including grocery chains, grocery wholesalers, restaurants, warehouse stores, industrial food processing companies, military commissaries and international export companies. In September 2001, Tyson acquired IBP Inc.

Pilgrim’s Pride Corporation

      Pilgrim’s Pride Corporation (“PPC”) is an integrated producer and packer of poultry in the United States and Mexico with annual sales of $2.6 billion. In fiscal year 2003 PPC sold 2.8 billion pounds of dressed chicken and 387.5 million pounds of dressed turkey, with the U.S. accounting for 86% of net sales and Mexico for 14%. In November 2003, Pilgrim’s Pride acquired the chicken processing division of ConAgra Foods.

Smithfield Foods Inc. Inc.

      Smithfield Foods Inc. (“Smithfield”) is a producer and marketer of fresh pork and processed meats domestically and internationally, with annual sales of $7.9 billion. Smithfield conducts business through four divisions; pork, beef, international and the Hog Production Group (“HPG”). The pork division produces fresh pork and processed meat products in the US, while the beef segment mainly produces boxed and ground beef. The international segment consists of four meat processing subsidiaries, and the HPG provides the pork and international segments with about 43% of their live hog requirements.

Hormel Foods Inc.

      Hormel Foods Inc. (“Hormel”) produces and sells a variety of meat and food products throughout the United States. Hormel’s meat and food products include fresh, frozen, cured, smoked, cooked and canned lines, with more emphasis on branded items than on the commodity fresh meat business. Ethnic product lines have been introduced such as Chi-Chi’s and Herdez (Mexican), House of Tsang (Asian), Marrakesh Express and Patak’s (Indian). Annual sales approximate $4.2 billion.

Sanderson Farms Inc.

      Sanderson Farms Inc. (“SAFM”) is involved in the production, processing and marketing of fresh and frozen chicken and prepared food items. SAFM sells its chicken primarily under the Sanderson Farms brand name to retailers, distributors and fast food operators, mainly in the southeastern, southwestern and western United States. During the fiscal year ended October 31, 2003 SAFM had annual sales of $872 million.

Archer Daniels Midland Company

      Archer Daniels Midland Company (“ADM”) is mainly engaged in the procuring, transporting, storing, processing and selling of agricultural commodities. Its operating segments include Oilseeds Processing, Corn Processing, Wheat Processing and Agricultural Services. The Agricultural Services segment buys, stores, cleans and transports agricultural commodities and resells them as feed ingredients and raw materials for the agricultural processing industry. In addition, ADM is building a position in such value added products as specialty food ingredients, bio-products and nutraceuticals (such as Vitamin E and sterols). Fiscal year ended 2003 sales were $30.7 billion.

Bunge Limited

      Bunge Limited (“Bunge)” is an integrated, global agribusiness and food company with three operating divisions; Agribusiness, Food Products, and Fertilizer. The Agribusiness division is engaged in grain origination, oilseed processing and international marketing, while the Food Products division consists of edible oil products, wheat milling, bakery products, soy ingredients and corn products. The Fertilizer division is comprised of nutrients and retail operations. Sales for the fiscal year ended December 2002 were $14.1 billion.

Selection of Multiples

      Market multiples for the guideline firms were calculated based on each firm’s outstanding interest bearing debt, stock price, shares outstanding, and appropriate revenue and earnings streams. Multiples were calculated for each company’s operating performance for the latest fiscal year, and an average of the last 4 fiscal years. These multiples were then adjusted to account for differences in the risk, growth and profitability of the comparables versus the subject company.

      Considering industry valuation practice and NBP’s high leverage, primary consideration was given to operating EBITDA multiples in valuing the business enterprise of National Beef. The latest fiscal year and four year average operating EBITDA multiples derived from the guideline companies are shown in the table below. These multiples were applied to NBP’s operating EBITDA and then multiplied by the concluded weightings, with more weight given to the four year average in light of the mature nature of the industry, and to smooth out the impact of any spikes or dips in the price of beef in any one year. The calculation of NBP’s Invested Capital is illustrated in the following table:

	EBITDA			Weighted
Earnings Level: EBITDA	Multiple	NBP EBITDA	Weightings	Conclusion*

4 Year Average 2000-2003	4.1	$105,700,000	75%	$327,900,000
Latest Fiscal Year 2003	4.2	$118,700,000	25%	$124,900,000

FMV of Invested Capital				$452,800,000

Rounded				$453,000,000

*	The Weighted Conclusion figures shown above may not multiply exactly due to rounding of the operating EBITDA multiple for presentation purposes. EBITDA figures presented above will differ slightly from management’s EBITDA figures, as we employed operating EBITDA in our valuation of NBP, while management’s financial statements use an EBITDA that includes some non-operating expenses.

      Based on the guideline company method, the fair market value of NBP’s invested capital was estimated to be $453,000,000.

Market Approach — Guideline Transaction Method

      The guideline transaction method is a variation of the guideline company method. However, instead of deriving market multiples from the prices at which shares of publicly traded companies are exchanged, the market multiples implied in transactions for entire companies in the marketplace are used.

      Transactions in the period from 2001 through the Valuation Date were reviewed for comparability, with emphasis placed on acquisitions involving businesses with beef processing operations. Four such transactions were identified and are summarized below:

				Price
Date	Purchaser	Business	% Acquired	($ millions)	Price/EBITDA

21/05/02	Hicks, Muse, Tate & Furst	Con Agra’s beef & pork processing	54.0	2,555.6 *	5.0
01/11/01	Smithfield Foods Inc.	American Foods — beef packing	100.0	581.0	5.0
28/09/01	Tyson Foods Inc.	IBP Inc. — beef & pork processing	100.0	4,645.8	6.8
07/09/01	Smithfield Foods Inc.	Packerland Inc. — beef processing	100.0	100.0	5.0
Mean					5.5
Median					5.0

*	Actual transaction price has been grossed up to reflect the equivalent value of a 100% interest.

      The median multiple of 5.0 x EBITDA was selected as being most representative of industry transactions. (The Tyson Foods/ IBP transaction price was the result of a bidding war with Smithfield Foods Inc.). However, the selected multiple would not reflect the likely impact of the recent case of BSE in the United States, and accordingly we reduced the multiple to 4.5 x EBITDA.

      The fair market value of NBP’s Invested Capital using the GTM method was calculated as follows:

Earnings Level:	EBITDA			Weighted
EBITDA	Multiple	NBP EBITDA	Weightings	Conclusion

4 Year Average 2000-2003	4.5	$105,700,000	75%	$356,737,500
Latest Fiscal Year 2003	4.5	$118,700,000	25%	$133,537,500

Sum of Weighted Streams				$490,275,000
Eliminate 10% premium for control* in comparable transactions				$(44,570,500)

Indicated Invested Capital				$445,704,500

Rounded				$446,000,000

*	Note that an assumed 10% control premium has been deducted to account for the fact that USPB does not hold a controlling stake in NBP. The calculation to remove the 10% percent control premium included in the sum of the weighted streams is $490,275,000/(1+.10).

      Based on the guideline transaction method, the value of NBP’s invested capital was estimated to be $446,000,000.

Income Approach

      We attempted to test our valuation conclusions under the market approach by determining value using the income approach. However, reliable forecasts of NBP’s sales and earnings were not available for a sufficiently long projection period due to the uncertainty created by the recent BSE case in the United States. In the absence of such forecasts we were unable to apply the Income Approach.

Correlation and Conclusion

      The Guideline Company Method indicated a value of $453.0 million for NBP’s invested capital, and the Guideline Transaction Method indicated a value of $446.0 million. Based on our analysis of the two techniques, a value of $450.0 million was concluded to reasonably represent the value of NBP’s invested capital as of December 31, 2004. A 100% interest in the Members’ Capital of NBP was calculated by subtracting NBP’s interest bearing debt.

      The calculation of the members capital is shown in Exhibit B and summarized below:

FMV of Invested Capital	$450,000,000
Less: Interest Bearing Debt	$328,193,000

FMV of Members’ Capital in NBP	$121,807,000

Allocation of Members’ Capital

      The value of NBP’s members capital was allocated first to the Class A units, and then to the Class B units (See Exhibit B). The fair market value of the Class A units was calculated at $72,700,000, based on an estimated market yield of 9.0% being applied to the annual dividend amount from the outstanding face value of $130,935,340. The fair market value of the Class B units was calculated by subtracting the value of the Class A units ($72,700,000) from the estimated market value of NBP’s members capital ($121,807,000). Accordingly, the Class B units were estimated to have a market value of $49,107,000. Applying USPB’s percentage ownership in NBP’s Class A and Class B units, indicated that USPB’s total investment in NBP had a value of $72,800,000 as of the Valuation Date.

VALUATION OF US PREMIUM BEEF LIMITED

      As previously described, the fair market value of USPB was estimated using an Adjusted Balance Sheet approach. This involves restating the balance sheet of USPB at the Valuation Date to reflect the fair market values of the respective assets and liabilities. The fair market value of the common stock, which for the purposes of this report will hereinafter be referred to as “LLC units”, is calculated as the aggregate value of its assets minus the value of its liabilities. Accordingly, the estimated fair market value of USPB’s interest in NBP ($72,800,000) was substituted for its book value ($102,712,800). Additional adjustments were made to account for the administrative cost of future operations, the value associated with delivery rights and obligations, and to subtract the market value of the Patronage Refunds for Reinvestment (“PRFR”).

      Patronage Refunds for Reinvestment are owed by USPB to both members and non-members based on cattle previously delivered to NBP. Management has estimated that the nominal balance of PRFR at the Valuation Date approximated $49.5 million, but indicated that considerable uncertainty exists as to the timing of the actual cash distributions. The fair market value of PRFR has therefore been estimated by discounting to the Valuation Date, assumed annual repayments of $5 million beginning in 2010.

      The adjusted balance sheet and further explanation of the other adjustments are shown in Exhibit A of this opinion. Based on the analysis shown in Exhibit A, it is our opinion that the fair market value of a 100% interest in the LLC units of US Premium Beef as of December 31, 2003 was concluded to be $63,900,000.

Minority and Marketability Discounts

      It has been assumed in this report that the rights and obligations of the LLC units will be similar to those characteristics of the common shares.

      Inherent in the Company’s existing common shares are certain prerogatives of control over which a minority shareholder has little or no influence. Such prerogatives include:

•	Appointment of directors

•	Determination of compensation and perquisites

•	Acquisition or liquidation of assets

•	Declaration of distributions

      Accordingly, it is appropriate to apply a minority discount when estimating the value of a minority interest in USPB’s LLC units.

      The degree of marketability of an investment is defined as its liquidity relative to other investments. In other words, the marketability of an investment is directly related to the relative speed and ease in which an investor may convert it to cash. Investments in closely held or private companies or restricted interests in public companies are typically less marketable than investments in otherwise similar publicly traded businesses. Without an active stock exchange to liquidate a closely held or restricted interest, an investor’s ability to control the timing of capital gains, avoid capital losses, and redirect financial resources in a timely fashion to exploit more promising investment opportunities is severely impaired. Accordingly, it is appropriate to apply a marketability discount when estimating the value of a minority interest in USPB’s LLC units.

      Based on our analysis, a combined minority and marketability discount of 35% was concluded as being appropriate for application to a minority interest in USPB’s LLC units.

CONCLUSION

      Based on the investigation and analysis discussed in this letter, it is our opinion that the fair market value of a 100% interest in the LLC units of US Premium Beef as of December 31, 2003 was:

Sixty-Three Million, Nine Hundred Thousand Dollars

$63,900,000

      Based on 691,845 common shares issued and outstanding at the Valuation Date, the fair market value, per equivalent LLC unit, was:

Ninety-Two Dollars

$92

      Applying the combined discount of 35%, the fair market value of a minority interest in an equivalent LLC unit of US Premium Beef, as of December 31, 2003 was concluded to be:

Sixty Dollars

$60

Calculation of A Business Enterprise Value of USPB

      As noted, we were also requested to provide a calculation of a Business Enterprise Value of USPB that would meet tax and regulatory reporting requirements in connection with the conversion to an LLC. The calculation model for this purpose is as follows:

Fair Market Value of Current Assets
+	Fair Market Value of Long Term Assets
=	Fair Market Value of Total Assets

-	Present Value of Future Expenditures for SG&A
+	Present Value of Delivery Rights
=	Business Enterprise Value of USPB

      The calculation of value on the above basis was $103,600,000 (see Exhibit C).

      This calculation of value would not meet the requirements of the definition of Business Enterprise Value under generally accepted appraisal principles, because current liabilities are excluded.

      The valuation herein is expressly subject to the Assumptions and Limiting Conditions and the General Service Conditions attached to this letter. A copy of this opinion is retained in our files together with the data from which it was prepared.

Very truly yours,

FRANK WHELAN, CA, CBV
Practice Manager

Engagement: 707-192

EXHIBIT A

ESTIMATE OF FAIR MARKET VALUE

OF U.S. PREMIUM BEEF LTD.

U.S. PREMIUM BEEF LTD.

ESTIMATE OF FAIR MARKET VALUE OF LLC UNITS

($US)

		Fair Market
	Balance Sheet(1)	Value

ASSETS
Current Assets
Cash & cash equivalents	$14,353,352	$14,353,352
Accounts receivable	16,533,576	16,533,576

Total Current Assets	30,886,928	30,886,928
Equipment	77,055	77,055
Investment in National Beef Packing, LLC	102,712,800	72,800,000	Exhibit B
Other assets	323,498	323,498

Total assets	134,000,281	104,087,481

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	9,397,788	9,397,788
Patronage refunds payable in cash	8,369,515	8,369,515
Interest payable	163,501	163,501
Current installments of long term debt	1,025,710	1,025,710
Other	2,675,816	2,675,816

Total current liabilities	21,632,330	21,632,330
Long term debt	6,943,624	6,943,624
Interest rate swap	373,692	373,692

Total liabilities	28,949,646	28,949,646

MEMBERS’ CAPITAL	$105,050,635	$75,137,835

Adjustments:
Less: Present value of future expenditures for selling, general & administration(2)		(23,333,333)
Add: Present value of Delivery Rights(3)		22,885,867

Fair Market Value of US Premium Beef Ltd.		$74,690,368

Allocated as follows:
FMV of Patronage Refunds for Reinvestment(4)		10,793,201

Rounded		$10,800,000

FMV of LLC Units		63,897,168

Rounded		$63,900,000

Number of LLC Units issued & outstanding		691,845

En Bloc FMV per LLC Unit		$92
less: 35% minority discount at individual shareholder level		$32

FMV per LLC Unit		$60

Notes:

(1)	Source: US Premium Beef December 27, 2003 balance sheet.

(2)	Calculated based on the after tax cost of $2.1 million, capitalized using a WACC for USPB of 12.0%, less 3% inflationary growth.

(3)	Based on estimated future delivery rentals discounted at USPB’s cost of equity of 15%.

(4)	Based on $49.5 million balance at Valuation Date, being repaid at $5.0 million annually starting in 2008. Annual future payments discounted using USPB’s estimated cost of equity of 15.0%.

EXHIBIT B

ESTIMATE OF FAIR MARKET VALUE OF

NATIONAL BEEF PACKING COMPANY LLC

NATIONAL BEEF PACKING COMPANY, LLC

ESTIMATE OF FAIR MARKET VALUE OF ISSUED UNITS

                                   ($US)

		Fair Market
		Value

Business Enterprise Value of NBP Co., LLC(1)		$450,000,000
Less: interest bearing debt(2)		328,193,000

FMV of Members’ Capital in NBP Co., LLC		$121,807,000

Allocated as follows:
FMV of all Class “A” Units(3)		72,700,000

FMV of all Class “B” Units		$49,107,000

Units held by USPB:
Proportionate FMV of Class “A” Units(4)	67.81%	49,294,611

Proportionate FMV of Class “B” Units before discount	53.16%	26,105,281
less: discount for lack of marketability	10.00%	(2,610,528)

Proportionate FMV of Class “B” Units before discount		23,494,753

FMV of USPB’s investment in NBP		$72,789,364

Rounded		$72,800,000

Notes:

(1)	Estimated using the midpoint of the fair market values derived from the Guideline Company Method and Guideline Transaction Method of the Market Approach.

(2)	Source: NBP balance sheet dated November 29, 2003.

(3)	Calculated based on an outstanding Class “A” face value of $130,935,340 and an assumed yield of 9.0%.

(4)	Some differences due to rounding.

EXHIBIT C

CALCULATION OF A BUSINESS ENTERPRISE

VALUE OF U.S. PREMIUM BEEF LTD.
FOR TAXATION PURPOSES

U.S. PREMIUM BEEF LTD.

CALCULATION OF A BUSINESS ENTERPRISE VALUE FOR TAXATION PURPOSES

                                   ($US)

Fair Market
Value

ASSETS(1)
Current Assets
Cash & cash equivalents	$14,353,352
Accounts receivable	16,533,576

Total Current Assets	30,886,928
Equipment	77,055
Investment in National Beef Packing, LLC(2)	72,800,000
Other assets	323,498

Total assets	104,087,481

Adjustments:
Less: Present value of future expenditures for selling, general & administration(3)	(23,333,333)
Add: Present value of Delivery Rights(4)	22,885,867

Business Enterprise Value of US Premium Beef Ltd.	$103,640,015

Rounded	$103,600,000

Notes:

(1)	Source: US Premium Beef December 27, 2003 balance sheet unless otherwise noted.

(2)	See Exhibit B.

(3)	Calculated based on the after tax cost of $2.1 million, capitalized using a WACC for USPB of 12.0%, less 3% inflationary growth.

(4)	Based on estimated future delivery rentals discounted at USPB’s cost of equity of 15%.

EXHIBIT D

ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

      The conclusions expressed in this appraisal report are subject to the following assumptions and limiting conditions, including any others that may be set out in the report:

      To the best of our knowledge, all data, including historical financial data, if any, relied upon in reaching opinions and conclusions or set forth in this report are true and accurate. Although gathered from sources that we believe are reliable, no guarantee is made nor liability assumed for the truth or accuracy of any data, opinions, or estimates furnished by others that have been used in this analysis.

      No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. We have assumed that the owner’s claim is valid, the property rights are good and marketable, and there are no encumbrances that cannot be cleared through normal processes, unless otherwise stated in the report.

      The value or values presented in this report are based upon the premises outlined herein.

      The date of value to which the conclusions and opinions expressed apply is set forth in the report. The value opinion presented therein is based on the status of the economy and on the purchasing power of the currency stated in the report as of the date of value.

      This report has been made only for the use or uses stated, and it is neither intended nor valid for any other use.

      Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion, the identity of any individuals signing or associated with this report or the firms with which they are connected, or any reference to the professional associations or organizations with which they are affiliated or the designations awarded by those organizations) shall be disseminated to third parties through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

EXHIBIT E

APPRAISER’S CERTIFICATE

APPRAISER’S CERTIFICATE

I certify that, to the best of my knowledge and belief:

      The statements of fact contained in this report are true and correct.

      The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

      American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

      The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

FRANK WHELAN, CA, CBV

Contributing Appraiser:

Michael Smith

GENERAL SERVICE CONDITIONS

      Agreement — The Contract governing this engagement including these General Service Conditions represents the entire agreement between American Appraisal and the Client. It supersedes any prior oral or written agreement and may not be altered except by the mutual written agreement of all parties thereto.

      Assignment — Neither party may assign, transfer, or delegate any of the rights or obligations hereunder without the prior written consent of the other party; unless such assignment is based upon the lawful transfer to a successor in interest of all or substantially all of the party’s assets or business interests.

      Client of Record — Only the signed Client(s) of Record may rely on the results of American Appraisal’s work. No third party shall have the reliance or contractual rights of American Appraisal’s Client(s) of Record without American Appraisal’s prior written consent. No party should rely on the results of American Appraisal’s work as a substitute for its own due diligence.

      Communication — With the exception of the signed acknowledgement of this Contract, electronic media including voice-mail, e-mail, and faxes are acceptable vehicles to communicate all materials unless such communication forms are expressly prohibited in the Contract. Client shall not assume or deem the Client Service Team assigned by American Appraisal to any work contemplated by the Contract to have knowledge of information provided to others not part of that team.

      Contingent Fees — American Appraisal’s compensation is not contingent in any way upon its opinions or conclusions or upon any subsequent event directly related to those opinions or conclusions. Client shall pay American Appraisal’s invoices in accordance with their stated terms.

      Confidentiality — American Appraisal will maintain the confidentiality of the Client’s confidential information with the same degree of care that American Appraisal uses to keep its own materials confidential and shall not disclose it to anyone or use it for any purpose whatsoever other than Client’s engagement, provided that in the event that American Appraisal is legally compelled to disclose such information, American Appraisal shall provide Client with prompt written notice so that Client may seek a protective remedy, if available. American Appraisal shall have the right to provide access to workfiles as required to comply with any quality or compliance audits administered by any necessary accreditation or standards organizations with which its employees are associated. Any such access shall continue to be subject to the same confidence by both American Appraisal and the applicable organization. Information shall not be treated as confidential if: (i) it is now or later available to the public, (ii) at the time of disclosure to American Appraisal, the information was already in its possession, or (iii) the information was obtained from a third party under no obligation of confidentiality to Client.

      Unless mandated by applicable laws or governmental regulations, Client shall not disclose any part of American Appraisal’s work product, its confidential materials, or its role in the engagement to anyone not stipulated in the Contract, without the prior written consent of American Appraisal. American Appraisal shall have the right to include Client’s name in American Appraisal’s client list.

      Force Majeure — Neither the Client nor American Appraisal shall be liable for delays or for failures to perform according to the terms of the Contract due to circumstances that are beyond their individual control.

      Governing Law, Jurisdiction and Venue — This Contract shall be governed by the law of Ontario within the jurisdiction of any Provincial or Federal court located in Ontario, having subject matter jurisdiction.

      Indemnification — Client shall indemnify and hold harmless American Appraisal against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys’ fees, to which American Appraisal may become subject in connection with this engagement, except to the extent finally judicially determined to have resulted from the negligence or intentional misconduct of American Appraisal. Client’s obligation for indemnification and reimbursement shall extend to any controlling person of American Appraisal including any director, officer, employee, subcontractor, affiliate, or agent. American Appraisal’s liability to Client shall in no event exceed the fees it receives as a result of the engagement, except to the extent finally judicially determined to have resulted from the negligence or intentional misconduct of American Appraisal.

      American Appraisal shall indemnify and hold harmless Client against and from any and all losses, claims, or expenses for bodily injury or property damage, in proportionate part to that which is caused by American Appraisal personnel or representatives during the performance of the engagement, except to the extent of Client’s negligence. While on Client’s premises, the personnel assigned by American Appraisal to any work contemplated by the Contract shall comply with all posted safety instructions or safety procedures requested by Client.

      Independent Contractor — American Appraisal and Client shall be independent contractors with respect to each other. American Appraisal reserves the right to use subcontractors in executing the engagement. American Appraisal is an equal opportunity employer.

      Limits on the Use of the Work — American Appraisal’s report may be used only for the specific use or uses stated in the Contract, and any other use is invalid.

      Reliance on Information Provided by Client — American Appraisal is entitled to rely without independent verification on the accuracy and completeness of all of the information provided by Client or its advisors.

      Retention — Unless stipulated to the contrary in the Contract or in a related written agreement, American Appraisal will retain as its property all files, documents, workpapers, and other results, developed during the course of the engagement. Such materials will be retained for a period of at least 7 years. During this retention period, Client shall have access to these documents to assist it in completing the specific use or uses stated in the Contract, subject only to reasonable notification.

      Scope of the Work — American Appraisal shall be obligated only for services specified in the Contract, and only for changes to the scope of those services that are set forth in any subsequent written agreement. As a result, the scope of the work does not include unrelated services or the responsibility to update any of the work after its completion. Further, American Appraisal reserves the right to decline to perform any additional services, if American Appraisal believes such services would create an actual or perceived conflict of interests, or would be illegal or in violation of applicable regulations or professional standards.

      Standards of Performance — American Appraisal shall perform the engagement in accordance with applicable professional standards. However, professional services usually involve judgments made in an uncertain environment and based on an analysis of data that may be unverified or subject to change over time. Client and other parties to whom Client provides access to the results of American Appraisal’s work shall evaluate the performance of American Appraisal based on the specifications of the Contract as well as on the applicable professional standards.

      Testimony — American Appraisal’s services do not include giving testimony or participating in or attending court or any other legal or regulatory hearing or inquiry unless provided for in the Contract or in a subsequent written agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The LLC’s operating agreement authorizes the LLC to indemnify any present or former director or officer to the fullest extent not prohibited by applicable law. The Delaware Limited Liability Company Act authorizes a limited liability company to indemnify its directors, officers, employees or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933.

      The registrant has agreed that if the merger is completed, all rights to indemnification (including payment of litigation expenses) of current or former directors, officers and employees of the cooperative and its subsidiaries arising from actions taken before the consummation of the merger, under Kansas law and in the cooperative’s articles of incorporation and bylaws, will be assumed by the registrant, continue in full force and effect for six years from the effective date of the merger and be guaranteed by the registrant.

      In addition, the registrant will maintain directors’ and officers’ liability insurance under which the registrant’s directors and officers are insured against loss (as defined in the policy) resulting from claims brought against them for their wrongful acts in such capacities.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits.

Number	Description

2.1	Agreement and Plan of Merger between U.S. Premium Beef, Ltd. and U.S. Premium Beef, Inc. (included as Appendix A to the voting materials — prospectus)
2.2	Plan of Conversion adopted by U.S. Premium Beef, Inc. (included as Appendix B to the voting materials — prospectus.)
3.1	Certificate of Formation of U.S. Premium Beef, LLC (included as Appendix C to the voting materials — prospectus)
3.2	Limited Liability Company Agreement of U.S. Premium Beef, LLC (included as Appendix D to the voting materials — prospectus)
5.1	Opinion of Lindquist & Vennum P.L.L.P. regarding legality*
8.1	Opinion of Lindquist & Vennum P.L.L.P. regarding tax matters*
10.1	Cattle Purchase and Sale Agreement dated as of December 1, 1997 by and among Farmland National Beef Packing Company, L.P. and U.S. Premium Beef, Ltd.**
10.2	Form of Uniform Delivery and Marketing Agreement — Even Slots*
10.3	Form of Uniform Delivery and Marketing Agreement — Odd Slots*
10.4	Limited Liability Company Agreement of National Beef Packing Company, LLC, dated as of August 6, 2003.**
10.5	Office Lease by and between HDP — Kansas City, LLC and U.S. Premium Beef, Ltd.*
10.6	Asset Sale and Purchase Agreement among U.S. Premium Beef, Ltd., USPBCo, LLC and U.S. Premium Products, LLC and Farmland Industries, Inc. (Debtor-In-Possession) and Farmland Foods, Inc. (Debtor-In-Possession) and NBPCo., LLC dated June 12, 2003.***
10.7	CEO Employment Agreement dated as of July 18, 2003 by and among U.S. Premium Beef, Ltd. and Steven D. Hunt.*
10.8	U.S. Premium Beef, Ltd. Management Incentive Plan*
10.9	Fourth Amendment to Credit Agreement, dated August 6, 2003, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*
10.10	Third Amendment to Credit Agreement, dated August 29, 2002, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*

Number	Description

10.11	Second Amendment to Credit Agreement, dated August 24, 2001, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*
10.12	First Amendment to Credit Agreement, dated February 25, 2000, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, for its own benefit as a lender and as agent for the benefit of the syndication parties.*
10.13	Credit Agreement, dated November 25, 1997, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, for its own benefit as a lender and as agent for the benefit of the syndication parties.*
10.14	Form of CEO Employment Agreement to be executed by and between Steven D. Hunt and U.S. Premium Beef, LLC if restructuring is adopted.*
21.1	Subsidiaries of U.S. Premium Beef, Inc.*
23.1	Consent of KPMG LLP
23.2	Consent of Lindquist & Vennum P.L.L.P.*
23.3	Consent of American Appraisal Associates
24.1	Power of Attorney*
99.1	Form of Ballot of U.S. Premium Beef, Ltd.*
99.2	Certificate of Incorporation of U.S. Premium Beef, Inc.*
99.3	Appraisal Report of American Appraisal Associates, Inc. for U.S. Premium Beef, Ltd. as of December 31, 2003 (included as Appendix E to the voting materials — prospectus).

*	Previously filed.

**	Filed as an exhibit to Form S-4/ A filed by National Beef Packing Company, LLC on December 19, 2003.

***	Filed as an exhibit to Form 8-K by Farmland Industries, Inc. on August 15, 2003.

      (b) Financial Statement Schedule:

      The following table represents the rollforward of the allowance for returns and doubtful accounts for the fiscal years ended August 30, 2003, August 31, 2002 and August 25, 2001.

Doubtful Accounts/ Claims Rollforward

	Beginning					Ending
Period Ending	Balance	Provision	Charge Off	Other		Balance

August 30, 2003	—	(296,768)	216,256	(5,053,037	) (1)	(5,133,549)
August 31, 2002	—	—	—	—		—
August 25, 2001	—	—	—	—		—

(1)	Represents the acquisition of Farmland National Beef Packing Company, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULE

The Board of Directors and Stockholders

U.S. Premium Beef, Ltd:

      Under date of March 26, 2004, we reported on the consolidated balance sheets of U.S. Premium Beef, Ltd. and subsidiaries (the Company) as of August 30, 2003, and August 31, 2002, and the related consolidated statements of operations, comprehensive income, capital shares and equities, and cash flows for each of the years in the three-year period ended August 30, 2003, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. The financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

      In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      The audit report on the consolidated financial statements of U.S. Premium Beef, Ltd. and subsidiaries referred to above contains an explanatory paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on September 1, 2002.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri

March 26, 2004

      (c) Report, Opinion or Appraisal.

      Not applicable.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (e) The undersigned registrant hereby undertakes that every prospectus:

(1) that is filed pursuant to paragraph (d) immediately preceding, or

(2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri on August 3, 2004.

U.S. PREMIUM BEEF, INC.

By: /s/ STEVEN D. HUNT

Steven D. Hunt
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated on August 3, 2004.

/s/ STEVEN D. HUNT

Steven D. Hunt
Chief Executive Officer
(principal executive officer)

*

Danielle Imel
Chief Financial Officer
(principal financial and accounting officer)

*

Terry Ryan
Chairman, Director

*

Mark Gardiner
Vice-Chairman, Director

*

John Fairleigh
Secretary/ Treasurer, Director

*

John Adams
Director

*

Kelly K. Giles
Director

*

Douglas A. Laue
Director

*

N. Terry Nelson
Director

*By:/s/ STEVEN D. HUNT

Steven D. Hunt
Attorney-In-Fact

INDEX TO EXHIBITS

Number	Description

2.1	Agreement and Plan of Merger between U.S. Premium Beef, Ltd. and U.S. Premium Beef, Inc. (included as Appendix A to the voting materials — prospectus)
2.2	Plan of Conversion adopted by U.S. Premium Beef, Inc. (included as Appendix B to the voting materials — prospectus.)
3.1	Certificate of Formation of U.S. Premium Beef, LLC (included as Appendix C to the voting materials — prospectus)
3.2	Limited Liability Company Agreement of U.S. Premium Beef, LLC (included as Appendix D to the voting materials — prospectus)
5.1	Opinion of Lindquist & Vennum P.L.L.P. regarding legality*
8.1	Opinion of Lindquist & Vennum P.L.L.P. regarding tax matters*
10.1	Cattle Purchase and Sale Agreement dated as of December 1, 1997 by and among Farmland National Beef Packing Company, L.P. and U.S. Premium Beef, Ltd.**
10.2	Form of Uniform Delivery and Marketing Agreement — Even Slots*
10.3	Form of Uniform Delivery and Marketing Agreement — Odd Slots*
10.4	Limited Liability Company Agreement of National Beef Packing Company, LLC, dated as of August 6, 2003.**
10.5	Office Lease by and between HDP — Kansas City, LLC and U.S. Premium Beef, Ltd.*
10.6	Asset Sale and Purchase Agreement among U.S. Premium Beef, Ltd., USPBCo, LLC and U.S. Premium Products, LLC and Farmland Industries, Inc. (Debtor-In-Possession) and Farmland Foods, Inc. (Debtor-In-Possession) and NBPCo., LLC dated June 12, 2003.***
10.7	CEO Employment Agreement dated as of July 18, 2003 by and among U.S. Premium Beef, Ltd. and Steven D. Hunt.*
10.8	U.S. Premium Beef, Ltd. Management Incentive Plan*
10.9	Fourth Amendment to Credit Agreement, dated August 6, 2003, by and among U.S. Premium* Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*
10.10	Third Amendment to Credit Agreement, dated August 29, 2002, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*
10.11	Second Amendment to Credit Agreement, dated August 24, 2001, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, as agent for the benefit of the syndication parties.*
10.12	First Amendment to Credit Agreement, dated February 25, 2000, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, for its own benefit as a lender and as agent for the benefit of the syndication parties.*
10.13	Credit Agreement, dated November 25, 1997, by and among U.S. Premium Beef, Ltd. and CoBank, ACB, for its own benefit as a lender and as agent for the benefit of the syndication parties.*
10.14	Form of CEO Employment Agreement to be executed by and between Steven D. Hunt and U.S. Premium Beef, LLC if restructuring is adopted.*
21.1	Subsidiaries of U.S. Premium Beef, Inc.*
23.1	Consent of KPMG LLP
23.2	Consent of Lindquist & Vennum P.L.L.P.*
23.3	Consent of American Appraisal Associates
24.1	Power of Attorney*
99.1	Form of Ballot of U.S. Premium Beef, Ltd.*
99.2	Certificate of Incorporation of U.S. Premium Beef, Inc.*
99.3	Appraisal Report of American Appraisal Associates, Inc. for U.S. Premium Beef, Ltd. as of December 31, 2003 (included as Appendix E to the voting materials — prospectus).

*	Previously filed.

**	Filed as an exhibit to Form S-4/ A filed by National Beef Packing Company, LLC on December 19, 2003.

***	Filed as an exhibit to Form 8-K by Farmland Industries, Inc. on August 15, 2003.